                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities

                     Exchange Act of 1934 (Amendment No.1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              AST RESEARCH, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               AST RESEARCH, INC.
                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92718

                                                             June 7, 1995

Dear Stockholder:

  You are cordially invited to attend a Special Meeting of Stockholders of AST Research, Inc. to be held on June 30, 1995, at 9:00 a.m., Pacific Daylight Time, in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660.

  The Special Meeting has been called to consider and approve, as a single proposal, an amendment of AST's Certificate of Incorporation to increase the size of the Board of Directors to thirteen members, and certain other matters relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd. of an approximately 40.25% interest in AST. In connection therewith, Samsung and AST will enter into certain cooperative arrangements, including component supply and joint procurement. Samsung has commenced a cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of AST common stock at $22.00 per share and is proposing to purchase from AST (i) 6,440,000 shares of common stock at $19.50 per share and (ii) an estimated 5,630,000 shares of common stock at $22.00 per share. Samsung's obligation to consummate these transactions, and its right to consummate the elements of these transactions other than the first purchase of 6,440,000 shares, are subject to AST stockholder approval.

  The matters to be considered and voted upon at the Special Meeting are of great importance to your investment and the future of AST. Your Board of Directors has carefully reviewed and considered the terms and conditions of the transactions with Samsung and has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that the consideration to be received by AST and its stockholders in the transactions is fair from a financial point of view. A copy of that opinion is attached to the accompanying Proxy Statement. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTIONS WITH SAMSUNG, HAS DETERMINED THAT THEY ARE FAIR TO, AND IN THE BEST INTERESTS OF, AST'S STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

  Details of the proposed transactions are set forth in the accompanying Proxy Statement. I urge you to read it carefully. Your vote is important. Approval requires the affirmative vote of at least a majority of the voting power represented by the Common Stock. I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

  If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the June 30, 1995 Special Meeting of Stockholders.

                                          Very truly yours,
                                          AST RESEARCH, INC.


                                          /s/ Safi U. Qureshey

                                          Safi U. Qureshey,
                                          Chief Executive Officer
                                          and Chairman of the Board

                               AST RESEARCH, INC.
                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92718

                                                               June 7, 1995

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Stockholders:

  Notice is hereby given that a Special Meeting of Stockholders of AST Research, Inc. (the "Company") will be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 on Friday, June 30, 1995, at 9:00 a.m., Pacific Daylight Time, to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal") and to transact such other business as may properly come before the meeting or any adjournments thereof:

  1. The amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Company's Stock Purchase Agreement with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in the Purchaser's cash tender offer to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

  The Stock Purchase Agreement, the exhibits thereto and related matters are more fully described in the attached Proxy Statement.

  The Company is submitting the Proposal for stockholder approval in connection with the Stock Purchase Agreement. The affirmative vote of at least a majority of the voting power represented by the shares of Common Stock entitled to vote on the Proposal will be required to approve the Proposal. The close of business on Wednesday, May 10, 1995 is the date of record ("Record Date") for the determination of stockholders entitled to notice of, to attend and to vote at the Special Meeting. Accordingly, stockholders are eligible to vote at the Special Meeting, in person or by proxy, even if they have tendered their shares prior to the Record Date in connection with the Purchaser's offer described above. Stockholders, including those whose shares are held by a brokerage firm or in "street" name, may be asked to verify their stockholder status as of the Record Date upon entrance to the Special Meeting. Accordingly, stockholders attending the meeting should bring appropriate identification to the meeting evidencing such stockholder status as of the Record Date. A list of stockholders at the Record Date will be available during normal business hours for examination by any stockholder for any purpose germane to the Special Meeting for a period of ten days prior to the date of the Special Meeting, at the offices of the Company, 16215 Alton Parkway, Irvine, California 92718.

  All stockholders are urged to attend the meeting in person or by proxy. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTPAID ENVELOPE. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You may revoke your proxy at any time before it is voted. If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the Special Meeting.

                                          By Order of the Board of Directors

                                          /s/ DENNIS R. LEIBEL
                                          DENNIS R. LEIBEL
                                          Secretary

Irvine, California

June 7, 1995

                               AST RESEARCH, INC.

                                PROXY STATEMENT
                        SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD JUNE 30, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AST Research, Inc. (the "Company") of Proxies to be voted at the Special Meeting of Stockholders (the "Special Meeting") to be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660 on Friday, June 30, 1995, at 9:00 a.m., Pacific Daylight Time, regarding an amendment of the Company's Certificate of Incorporation to increase the maximum size of the Board of Directors to thirteen members, and certain other matters (collectively, the "Proposal") relating to the proposed purchase for approximately $377.5 million by Samsung Electronics Co., Ltd, a Korean corporation (the "Purchaser") of an approximately 40.25% interest in the Company.

  Enclosed with this Proxy Statement is a notice of the Special Meeting, together with a proxy for your signature. Failure to return a properly executed and dated proxy card and failure to vote in person at the Special Meeting will have the same effect as a vote AGAINST the Proposal. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy are first being sent to the Company's stockholders is June 7, 1995. Shares of Common Stock represented by properly executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal.

  At the Special Meeting stockholders will be asked to consider and approve, as a single proposal and with one vote, certain matters relating to the Proposal. Such approval will require the affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date for the Special Meeting. The Purchaser has the right to consummate, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, but regardless of whether stockholder approval has been obtained, the first purchase from the Company of 6,440,000 shares of Common Stock, which would represent approximately 16.6% of the Common Stock outstanding, after giving effect to such purchase. If such purchase were to be made prior to the Record Date, the Purchaser would hold and be entitled to vote such shares at the Special Meeting. See "THE TRANSACTIONS."

  Under the Bylaws of the Company, no business may be transacted at the Special Meeting except as set forth in the notice of the Special Meeting accompanying this Proxy Statement or as properly brought before the meeting by or at the direction of the Board of Directors. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum. If any other matters are properly presented to the Special Meeting for consideration (such as consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies)), the persons named in the Proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Board of Directors knows of no such other matters.

             THE DATE OF THIS PROXY STATEMENT IS JUNE 7, 1995.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
THE SPECIAL MEETING.......................................................   9
  General.................................................................   9
  Vote by Proxy...........................................................   9
  Cost and Method of Solicitation.........................................   9
  Shares Voting...........................................................  10
  Vote Required...........................................................  10
INTERESTS OF CERTAIN PERSONS..............................................  10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  13
BACKGROUND OF THE TRANSACTIONS............................................  14
  General.................................................................  14
  Recommendation of the Company's Board of Directors......................  17
  Opinion of Financial Advisor............................................  18
THE TRANSACTIONS..........................................................  20
  General.................................................................  20
    The Company...........................................................  20
    The Purchaser.........................................................  20
    Capitalization........................................................  20
    Use of Proceeds.......................................................  21
  The Stock Purchase Agreement and Exhibits...............................  21
    The Offer.............................................................  21
    The Share Issuances...................................................  21
    Representations and Warranties........................................  22
    Conduct of Business of the Company....................................  22
    Other Potential Bidders...............................................  23
    Termination...........................................................  23
    Transaction Expenses..................................................  24
    Amendment No. 1 to Stock Purchase Agreement...........................  24
    The Stockholder Agreement.............................................  26
      Standstill..........................................................  26
      Pro Rata Purchase Right.............................................  27
      Transfer Restriction................................................  27
      Board Representation................................................  27
      Certain Restrictions on Actions by the Purchaser....................  28
      Certain Approval Rights.............................................  29
      Results of Operations...............................................  29
      Material Transactions...............................................  30
      Termination of Certain Rights.......................................  31
      Registration Rights Agreement.......................................  31
      Letter of Credit Agreement..........................................  31
  Strategic Alliance Agreement............................................  31
  Restated Certificate of Incorporation; Amended Bylaws...................  33
  Stockholder Rights Plan; Certain Anti-Takeover Effects of the
   Purchaser's Investment.................................................  35
ACCOUNTING RESTATEMENT....................................................  36
OTHER BUSINESS............................................................  38
  Stockholder Proposals...................................................  38
AVAILABLE INFORMATION.....................................................  38
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  38
APPENDICES
  Appendix A-- Schedule I to Schedule 14D-9, dated March 6, 1995
  Appendix B-- Management's Discussion and Analysis of Results of
               Operations and Financial Condition, Financial Statements and
               Supplementary Data, and Changes in and Disagreements with
               Accountants on Accounting and Financial Disclosure (from
               Annual Report on Form 10-K/A for the year ended July 2,
               1994)
  Appendix C-- Quarterly Report on Form 10 Q/A for the quarterly period ended
               April 1, 1995
ANNEXES
  Annex A-- Opinion of Merrill Lynch
  Annex B-- Stock Purchase Agreement
  Annex C-- Amendment No. 1 to Stock Purchase Agreement
  Annex D-- Form of Letter of Credit Agreement
  Annex E-- Form of Registration Rights Agreement
  Annex F-- Form of Stockholder Agreement
  Annex G-- Form of Restated Certificate of Incorporation
  Annex H-- Form of Amended Bylaws

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information set forth elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of AST Research, Inc., a Delaware corporation (the "Company"). The Proxies will be used at a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on Friday, June 30, 1995, at 9:00 a.m., Pacific Daylight Time, in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned session of the Special Meeting.

  At the Special Meeting, holders (the "Stockholders") of record of the common stock, par value $0.01 per share, of the Company (the "Common Stock") at the close of business on May 10, 1995 (the "Record Date") are being asked to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal").

  1. The amendment and restatement of the Company's Certificate of Incorporation (the "Restated Charter") to increase the size of the Board from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Company's Stock Purchase Agreement (as defined herein) with Samsung Electronics Co., Ltd. (the "Purchaser"), and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of (a) 6,440,000 shares of Common Stock at $19.50 per share and (b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in the Purchaser's cash tender offer (the "Offer") to purchase from the Company's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share, net to the seller in cash), so that the Purchaser will own approximately 40.25% of the outstanding Common Stock; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including, without limitation, the Stockholder Agreement.

  THE BOARD HAS UNANIMOUSLY APPROVED THE RESTATED CHARTER AND THE OTHER TRANSACTIONS (THE "TRANSACTIONS") CONTEMPLATED BY THE STOCK PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSAL. See "THE TRANSACTIONS."

VOTE BY PROXY

  A Proxy card is enclosed for use at the Special Meeting. The Proxy may be revoked at any time before it is voted.

SHARES VOTING

  Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting, in person or by Proxy, even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer.

VOTE REQUIRED

  The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. Under the Delaware General Corporation Law (the "DGCL"), the amendment and restatement of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. In addition, under the rules of the Nasdaq National Market, the issuance to the Purchaser of the shares of Common Stock in the Second Issuance requires the approval of the holders of a majority of the shares of Common Stock present and voting at the Special Meeting. In light of the significant control and other rights that are being granted to the Purchaser in connection with the Transactions, the Board has determined to submit the Proposal in its entirety to the Stockholders. Accordingly, as a single proposal, the Proposal requires the vote of a majority of the outstanding shares. Approval of the Proposal is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions, including the purchase of shares pursuant to the Offer but excluding the first purchase of 6,440,000 shares. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than such first purchase of 6,440,000 shares, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval).

                         BACKGROUND OF THE TRANSACTIONS

BACKGROUND OF AND REASONS FOR THE TRANSACTIONS

  From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as dynamic random access memory chips ("DRAMs") and high quality liquid crystal display panels ("LCDs"). These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

  In 1994, in light of the continued increase in competition in the personal computer industry and other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and, accordingly, prospective investors were contacted by or on behalf of the Company to solicit their interest in the Company. After evaluating the proposed transactions, pursuing each indication of interest it received from potential investors (including the Purchaser's investment proposal), and a lengthy process of review, the Board concluded, following discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time and made the determination set forth below.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  At a meeting held on February 27, 1995, the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer.

  At a meeting held on June 1, 1995, the Board unanimously (i) approved and adopted Amendment No. 1 to Stock Purchase Agreement and (ii) reaffirmed its recommendation that the Stockholders accept the Offer.

OPINION OF FINANCIAL ADVISOR

  On February 27, 1995, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") delivered to the Board a written opinion to the effect that the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) pursuant to the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached hereto as Annex A. On June 1, 1995 Merrill Lynch reaffirmed its written opinion. THE MERRILL LYNCH OPINION SHOULD BE READ BY STOCKHOLDERS CAREFULLY IN ITS ENTIRETY.

                                THE TRANSACTIONS

GENERAL

  The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!(R), Bravo(TM), Premmia(TM), Manhattan(TM) and Ascentia(TM) brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, value added dealers ("VADs"), value added resellers ("VARs"), original equipment manufacturers ("OEMs") and U.S. Government approved dealers.

  The Purchaser. The Purchaser is a Korean corporation and is a leading international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

THE STOCK PURCHASE AGREEMENT AND EXHIBITS

  General. The Stock Purchase Agreement, dated as of February 27, 1995 and attached hereto as Annex B, as amended by Amendment No. 1 to Stock Purchase Agreement, dated as of June 1, 1995 and attached hereto as Annex C, between the Company and the Purchaser (as so amended, the "Stock Purchase Agreement"), provides that the Purchaser will (i) make the Offer to purchase from the Stockholders for cash up to 5,820,000 shares of Common Stock (the "Offer Shares") at $22.00 per share, (ii) have the right and obligation, subject to certain conditions, to purchase from the Company (a) 6,440,000 newly issued shares (the "First Issuance Shares") of Common Stock at $19.50 per share (the "First Issuance") and (b) such additional number (5,630,000, assuming no further issuances and full participation in the Offer) of newly issued shares of Common Stock (the "Second Issuance Shares" and, together with the First Issuance Shares, the "New Issue Shares") at $22.00 per share, net to the seller in cash (the "Second Issuance" and, together with the First Issuance, the "Share Issuances") so that, after giving effect to the completion of the First Issuance and the purchase of the Offer Shares, the Purchaser will own approximately 40.25% of the outstanding Common Stock, and (iii) acquire the rights and accept the obligations and restrictions set forth in the Letter of Credit Agreement, the Registration Rights Agreement and the Stockholder Agreement attached hereto as Annexes D, E and F, respectively, and certain other documents attached as exhibits to the Stock Purchase Agreement.

  The Offer. The Stock Purchase Agreement provides that the obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. Subject to certain restrictions, the Purchaser may extend the Offer and may make other changes in the terms and conditions of the Offer, but may not reduce the number of Offer Shares or the Offer price.

  The Share Issuances. The obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of certain conditions, including but not limited to, certain United States and Korean regulatory approvals. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions: (i) approval by a majority of the Stockholders of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement and (D) the Restated Charter,
(ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Company's Amended and Restated Rights Agreement, dated as of January 28, 1994 (the "Rights Plan"), to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Safi U. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels. The obligation of the Company to issue and sell the Second Issuance Shares is further subject to the Offer being consummated in accordance with its terms, Stockholder approval as described above and the receipt of any waivers or amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein.

  Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances,
(ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which after the purchase and sale of the New Issue Shares will be subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement.

  Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates to cease any existing discussions or negotiations with any third party with respect to any acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or merger or other combination of the Company or any of its subsidiaries. The Stock Purchase Agreement provides that the Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms, initiate, solicit or encourage any discussions regarding any such third party transaction, or hold any such discussions or enter into any agreement concerning any such third party transaction, subject in each case to the fiduciary obligations of the Board.

  Termination. The Stock Purchase Agreement generally provides that either the Purchaser or the Company may terminate its obligations thereunder (i) to the extent that performance is materially restrained by a judgment, ruling, order or decree of any Governmental Authority (as defined herein), (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by July 31, 1995 or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty, covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within 10 days' notice of such breach. Additionally, subject to certain conditions, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if the Company receives a Superior Proposal (as defined herein) and the Company has paid a termination fee to the Purchaser. The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if there has occurred, or any definitive agreement or agreement in principle has been executed with respect to, a Third Party Acquisition (as defined herein).

  Amendment No. 1 to Stock Purchase Agreement. Following the restatement of the Company's financial statements for fiscal 1994 (the "Restatement"), the Company and the Purchaser entered into Amendment No. 1 to Stock Purchase Agreement, dated as of June 1, 1995. See "Accounting Restatement." Amendment No. 1 to Stock Purchase Agreement provides for (i) an agreement by the Purchaser that the Restatement shall not constitute a breach of any representation, warranty or agreement or the failure of any condition contained in the Stock Purchase Agreement, and (ii) a provision for the issuance to the Purchaser of additional shares of the Common Stock (or, to the extent such issuance would cause the Purchaser Interest to exceed 49.9%, additional shares of a newly issued series of the Company's preferred stock) in the event that any litigation based upon or arising out of the Restatement results in uninsured and unreimbursed cash losses to the Company in excess of a specified threshold. In addition, the date to complete the Transactions was extended to July 31, 1995. (See "The Stock Purchase Agreement and Exhibits--Amendment No. 1 to Stock Purchase Agreement.")

  In considering whether to approve the Transactions, Stockholders should consider that if additional shares are required to be issued to the Purchaser pursuant to the terms of Amendment No. 1 to Stock Purchase Agreement, such issuance will have a dilutive effect on the other stockholders of the Company and that the amount of any such dilution is not currently estimable.

  The Stockholder Agreement. The Stockholder Agreement provides, among other things, for the following:

    Standstill. Subject to certain exceptions, for a period of four years from the closing of the purchase and sale of the New Issue Shares, neither the Purchaser nor any of its affiliates may acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to certain specified transactions, but subject to the requirement that their collective ownership of the total voting power represented by the outstanding capital stock of the Company not exceed 49.9%. After such four-year standstill period, the Purchaser may not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser's interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates.

    Pro Rata Purchase Right. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the Purchaser will have the right, but not the obligation, to maintain its proportionate ownership interest in the Company in the event of certain issuances of equity securities of the Company by purchasing from the Company a pro rata portion of equity securities proposed to be issued by the Company.

    Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described herein, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing in which all other stockholders may participate on a pro rata basis on the same terms as the Purchaser, pursuant to certain public offerings or open market transactions and in transactions approved by a majority of directors not designated by the Purchaser, as described herein.

    Board Representation. The Purchaser will initially have the right to designate the number of directors that will be one fewer than a majority of the total number of directors (anticipated to be six of thirteen members of the Board upon Stockholder approval of the Transactions). If the Purchaser acquires the First Issuance Shares but does not acquire the Second Issuance Shares or the Offer Shares, or if the Purchaser's interest in the Company is less than 30% for a period of 25 consecutive days, then the Purchaser will be entitled to proportionate Board representation. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board. In addition, at all times until the Purchaser's interest in the Company is less than 30% or greater than 90% for a period of 25 consecutive days, the Board must include at least three Independent Directors (as defined herein).

    Results of Operations. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, if the Company and its subsidiaries fail to attain certain minimum consolidated revenue, gross profit or net income results for fiscal 1996 or 1997, a management committee of the Board will be formed with the authority to review and determine the desirability of making certain changes in senior management of the Company (persons acting as Vice President or higher, other than the Chief Executive Officer). Designees of the Purchaser will constitute a majority of the members of such committee.

    Certain Approval Rights. So long as the Purchaser's interest in the Company is not less than 30% for a period of 25 consecutive days, the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or prior written consent of not less than a majority of the directors designated by the Purchaser, will be required to approve or authorize certain transactions, including, (i) certain significant acquisitions of assets, stock or other interests of other business operations, (ii) certain divestitures of product lines or lines of business of the Company, (iii) certain issuances of voting securities, (iv) the annual capital expenditure budget, and capital expenditures in excess of $15 million other than pursuant to the approved budget, (v) any amendments to the Company's Certificate of Incorporation or Bylaws, and (vi) the entering into of certain strategic relationships and agreements not to compete.

    Registration Rights Agreement. The Purchaser will have the right to require the Company to file certain Demand Registrations (as defined herein) and will have certain "piggyback" registration rights. Expenses relating to registrations (other than selling expenses and commissions) will generally be payable by the Company.

    Letter of Credit Agreement. The Letter of Credit Agreement provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy Corporation (the "Tandy Note"). Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock at the then prevailing market price, or a combination of both (subject to the 49.9% ownership limitation during the standstill period described above).

    Restated Certificate of Incorporation and Amended Bylaws. The proposed Restated Charter and amendment of the Company's Bylaws (the "Amended Bylaws"), attached hereto as Annexes G and H, respectively, will, among other things, increase the size of the Board from a range of five to nine members to a range of five to thirteen members and implement other changes consistent with certain elements of the Transactions.

STRATEGIC ALLIANCE AGREEMENT

  In connection with the Stock Purchase Agreement, the Company and the Purchaser have entered into a Strategic Alliance Agreement, dated as of February 27, 1995 (the "Strategic Alliance Agreement"), pursuant to which such parties have generally agreed to negotiate and agree, prior to the issuance and sale of the Second Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. Such relationships will be effected through the following commercial agreements: (a) component supply agreements for certain components used in the manufacture of the Company's products, (b) a joint procurement agreement providing a mechanism for the Purchaser and the Company to coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties, (c) a joint marketing agreement to share expertise to jointly market currently existing and newly developed products of both parties in order to achieve maximum market penetration for both parties,
(d) a cross OEM agreement to coordinate the utilization of the manufacturing and assembly capacity of each other, (e) a joint product development agreement to provide for joint development of products to accelerate product time to market for both parties, (f) a cross license agreement for the parties to provide licenses to each other for certain of their respective intellectual property rights, (g) an employee exchange agreement to provide opportunities for employees of one company to spend time as employees of the other company in order to facilitate a mutual understanding of each party's respective business, and (h) a technical collaboration agreement to provide that the Company and the Purchaser will collaborate regarding technical information. While the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance.

INTERESTS OF CERTAIN PERSONS

  In considering the Proposal, Stockholders should be aware that certain directors and officers of the Company, and the persons to be designated by the Purchaser to serve as directors of the Company, may be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. See "INTERESTS OF CERTAIN PERSONS."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).

                                PROXY STATEMENT

                       MAILED BEGINNING JUNE 7, 1995
                    FOR A SPECIAL MEETING OF STOCKHOLDERS TO

                           BE HELD JUNE 30, 1995

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of the Company. The principal executive office of the Company is located at 16215 Alton Parkway, Irvine, California 92718. The Proxies will be used at a Special Meeting on Friday, June 30, 1995, at 9:00 a.m., Pacific Daylight Time, in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, and at any adjourned sessions of the Special Meeting.

  At the Special Meeting, Stockholders of record of the Common Stock at the close of business on the Record Date are being asked to consider and approve, as a single proposal and with one vote, the matters summarized below (collectively, the "Proposal").

  1. The Restated Charter to increase the size of the Board from a range of five to nine members to a range of five to thirteen members and make certain other changes; and

  2. The terms of the Stock Purchase Agreement and the transactions contemplated thereby, including (i) the issuance and sale by the Company to the Purchaser of the New Issue Shares; and (ii) the grant to the Purchaser of the rights, preferences and privileges and the acceptance and performance by the Company of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

  On February 27, 1995, the last full trading day prior to the first public announcement of the Transactions, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $14 3/8, $14 and $14 3/16, respectively. On June 6, 1995, the last full trading day prior to the date of this Proxy Statement, the high, low and last reported sales price per share of the Common Stock on the Nasdaq National Market was $18 7/16, $17 and $17 3/8, respectively.

  The Board has unanimously approved the Restated Charter and the other elements of the Transactions and unanimously recommends that the Stockholders vote FOR approval of the Proposal.

VOTE BY PROXY

  A Proxy card is enclosed for use at the Special Meeting. Any Proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 16215 Alton Parkway, Irvine, California 92718, on or before the business day prior to the Special Meeting or at the Special Meeting itself, a written notice of revocation bearing a date later than that of the Proxy previously granted or a later dated Proxy relating to the same shares or by attending the Special Meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of Proxy will first be sent to the Stockholders is June 7, 1995. Shares of Common Stock represented by properly executed Proxies received prior to or at the Special Meeting, unless such Proxies have been revoked, will be voted in accordance with the instructions indicated in the Proxies. If no instructions are indicated on a properly executed Proxy of the Company, the shares will be voted FOR the Proposal. In addition, unless contrary instructions are indicated on the Proxy card, the four non-employee directors of the Company designated on the Proxy card may, in their discretion, vote on any procedural issues that may properly arise at the Special Meeting.


COST AND METHOD OF SOLICITATION

  The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone or telegram. The Company will use the services of D.F. King & Co., Inc. to aid in the solicitation of Proxies; their charges will be approximately $6,500 plus expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in sending proxy material to the beneficial owners of the Common Stock.

SHARES VOTING

  Only Stockholders of record on the Record Date are entitled to receive notice of and to vote in person or by Proxy at the Special Meeting. At the close of business on April 1, 1995, the Company had 32,376,500 shares of Common Stock outstanding and entitled to be voted. Each Stockholder will be entitled to one vote for each share of Common Stock recorded in his name on the books of the Company as of the Record Date. Stockholders are eligible to vote at the Special Meeting in person or by Proxy even if they have tendered their shares to the Purchaser prior to the Record Date in connection with the Offer. The Common Stock will vote together as a single class on the Proposal and on any procedural matters presented at the Special Meeting.

  Stockholders are not entitled to appraisal rights with respect to the Proposal.

VOTE REQUIRED

  The Common Stock is the Company's only issued and outstanding class of equity security. The affirmative vote of a majority of all shares of Common Stock outstanding and entitled to vote at the Record Date will be required for the approval of the Proposal. Under the DGCL, the amendment and restatement of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding on the Record Date. In addition, under the rules of the Nasdaq National Market, the issuance to the Purchaser of the shares of Common Stock in the Second Issuance requires the approval of the holders of a majority of the shares of Common Stock present and voting at the Special Meeting. In light of the significant control and other rights that are being granted to the Purchaser in connection with the Transactions, the Board has determined to submit the Proposal in its entirety to the Stockholders. Accordingly, as a single proposal, the Proposal requires the vote of a majority of the outstanding shares. Approval of the Proposal is a condition to the Purchaser's obligation to consummate the Transactions and to its rights to consummate the Transactions, including the purchase of the shares pursuant to the Offer but excluding the First Issuance. If the Proposal is not approved as required, the Company and the Purchaser would not be required by the Stock Purchase Agreement to consummate the Transactions (other than the First Issuance, which could, subject to regulatory approval and to the continued effectiveness of the Stock Purchase Agreement, be consummated at the Purchaser's election even without Stockholder approval). See "THE TRANSACTIONS." In such event, no assurances may be made that the Company and the Purchaser would agree to proceed with any or all of the Transactions, or any other transactions of a similar nature. There are boxes on the Proxy card to vote FOR or AGAINST or to ABSTAIN on the Proposal. Holders of a majority of the outstanding Common Stock must be present in person or by Proxy in order to establish a quorum for conducting business at the Special Meeting. Proxies marked "abstain" and broker "non-votes" will be counted as present for purposes of establishing a quorum.

                          INTERESTS OF CERTAIN PERSONS

  Certain directors and officers of the Company may be deemed to have interests in the Transactions that are in addition to their interests, if any, as holders of Common Stock and the interests of the Stockholders generally. The Board was aware of these interests and considered them, among other factors, in approving the Transactions and making its recommendation to Stockholders. The following description, and certain information with respect to certain contracts, agreements, arrangements and understandings between the Company and its executive officers, directors and affiliates, does not purport to be complete and is qualified in its entirety by reference to the text of such documents, which have been filed as exhibits to the Company's

Current Report on Form 8-K dated February 27, 1995 or the Schedule 14D-9 and may be obtained in the manner set forth in "AVAILABLE INFORMATION," and to the discussion thereof set forth in Schedule I to the Schedule 14D-9 attached hereto as Appendix A.

    Acceleration of Officer Stock Options in Accordance with their
  Terms. Pursuant to the terms of stock option agreements evidencing the grant of options to executive officers under the Company's 1989 Long-Term Incentive Program, such options will accelerate and become exercisable upon the acquisition by the Purchaser of 20% or more of the Common Stock; provided, however, that the extent of such acceleration will be limited to the portion that may be so accelerated without being deemed a "parachute payment" for purposes of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, if the Second Issuance and the purchase of the Offer Shares occurs, such unvested options will accelerate.

    The following table sets forth for each executive officer the number of stock options subject to acceleration (assuming that the Transactions occur on or before July 31, 1995) and the weighted average per share exercise price of such stock options:

                                                     NUMBER OF
                                                     UNVESTED       WEIGHTED
                                                   STOCK OPTIONS    AVERAGE
                                                    SUBJECT TO     PER SHARE
              NAME                                 ACCELERATION  EXERCISE PRICE
              ----                                 ------------- --------------
       Safi U. Qureshey...........................    188,750        16.299
       James T. Schraith..........................    201,250        15.468
       Bruce C. Edwards...........................    105,000        15.969
       Kirby B. Coryell...........................    114,750        12.767
       Dennis R. Leibel...........................     27,250        15.920
       Richard P. Ottaviano.......................     88,750        15.928
       James D. Wittry............................     60,000        12.625
       Scott A. Smith.............................     41,250        16.852

    Waiver of Repurchase Rights. The Company's 1991 Stock Option Plan for Non-Employee Directors (the "1991 Plan") and 1994 One-Time Grant Stock Option Plan for Non-Employee Directors (the "1994 Plan") have been amended to provide that the contemplated purchases of the Common Stock by the Purchaser (i) will not trigger certain repurchase rights that the directors would otherwise have thereupon with respect to vested options granted under the 1991 Plan and outstanding options granted under the 1994 Plan and (ii) will accelerate the exercisability of unvested options outstanding under the 1994 Plan. Each of the affected directors has agreed to waive such repurchase rights insofar as the Purchaser's contemplated investment is concerned. The number of unvested stock options under the 1994 Plan subject to acceleration held by each of Messrs. Yocam, Goeglein and Peltason and Dr. Santoro (assuming that the contemplated investment by the Purchaser takes place on or before June 30, 1995) is 50,000, each with an exercise price of $14.25 per share. In addition, warrants to purchase shares of Common Stock held by two of the Company's directors, Dr. Carmelo Santoro and Mr. Richard Goeglein, have been amended to waive similar repurchase rights thereunder. In each case, the repurchase rights would continue to be triggered by certain acquisitions by other persons, as well as by additional acquisitions by the Purchaser that bring the Purchaser's interest in the Company in excess of 49.9%.

    Acceleration of Exercisability of Warrants in Accordance with their Terms. Pursuant to a warrant certificate issued by the Company to Dr. Santoro in 1992, unvested warrants to purchase 25,000 shares of Common Stock at a price of $13.50 per share will accelerate and become exercisable upon acquisition by the Purchaser of 20% or more of the Common Stock. Such warrants would otherwise have vested and become exercisable in July of 1995 and 1996.

    Amendment of Severance Compensation Agreements. The Company maintains severance agreements (the "Severance Compensation Agreements") with its eight executive officers identified in the stock option table above and fifteen non-officer vice-presidents (collectively, the "Covered Executives") which generally provide for the payment of certain benefits in the event of the termination of a Covered Executive's employment following a "change in control" (as defined in the Severance Compensation Agreements), either by the Company without cause or by the Covered Executive for "good reason" (as defined therein). Except as set forth below, the contemplated acquisitions of Common Stock by the Purchaser will constitute a "change in control" for purposes of the Severance Compensation Agreements. Pursuant to a resolution of the Board adopted February 27, 1995, the Severance Compensation Agreements have been amended to (i) restrict the circumstances under which a Covered Executive may claim "constructive termination" of his employment and receive benefits under the Severance Compensation Agreements, (ii) clarify that the excise tax "gross-up" provided in the Severance Compensation Agreements applies with respect to all benefits and payments subject to excise tax under section 4999 of the Code and (iii) provide that with respect to each Covered Executive other than Mr. Safi U. Qureshey, the Company's Chief Executive Officer and Chairman of the Board, the amount of the lump-sum severance benefit otherwise payable to the Covered Executive would be increased by 50% in the event the Covered Executive's employment were to be terminated in accordance with any action taken by or recommendation of the Management Committee (as defined herein). The circumstances under which a Covered Executive may claim constructive termination of his employment principally consist of (i) an adverse change in position, duties, offices and responsibilities within the Company, (ii) a reduction in salary or failure to provide for benefit and incentive compensation plan participation at a level no less than that in effect prior to the change in control, (iii) relocation of the Covered Executive by the Company, (iv) a material breach by the Company of the Severance Compensation Agreement, or
  (v) failure by the Company to obtain the assumption of the Severance Compensation Agreement by any successor or assignee of the Company.

    Waiver of Rights under Employment Agreement. Mr. Qureshey's employment agreement with the Company, dated July 27, 1993, has been amended to provide that Mr. Qureshey will not be entitled to receive severance payments pursuant to his Severance Compensation Agreement, dated as of February 15, 1991, upon the contemplated acquisitions of Common Stock by the Purchaser. Mr. Qureshey will, however, continue to be entitled to such payments in the event his employment is terminated or additional acquisitions by the Purchaser bring the Purchaser's interest in the Company in excess of 49.9%.

    The Purchaser will have the right to certain Board representation following the Transactions. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits--The Stockholder Agreement." As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto. To the extent that any such director designees are affiliated or associated with the Purchaser, such persons may thereby be deemed to have interests in the Transactions that are in addition to the interests of the Stockholders generally. When the Purchaser designees become directors they will also be entitled, subject to certain restrictions (particularly in the case of designees who may be deemed to be affiliates of the Purchaser), to receive normal compensation and benefits customarily given by the Company to non-employee members of the Board.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of April 1, 1995, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four other most highly compensated executive officers during the Company's last fiscal year, and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1% and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 32,376,500 shares outstanding at April 1, 1995.

                                                  NUMBER OF SHARES
                                                 -------------------
                                                                     PERCENTAGE
                                                  OPTIONS             OF SHARES
           NAME OF BENEFICIAL OWNER                 (A)      TOTAL   OUTSTANDING
           ------------------------              --------- --------- -----------
FMR Corp. (b)..................................          0 2,284,553     7.06%
Brinson Holdings, Inc. (c).....................          0 2,853,300     8.81%
Loomis, Sayles & Company, L.P. (d).............          0 1,968,800     6.08%
Richard J. Goeglein............................    108,000   125,000       --
Jack W. Peltason...............................     58,000    58,300       --
Carmelo J. Santoro, Ph.D.......................     99,500    99,500       --
Delbert W. Yocam...............................     69,000    69,000       --
Safi U. Qureshey (e)...........................    845,000 3,218,032     9.69%
James T. Schraith..............................    233,500   239,500       --
Bruce C. Edwards (f)...........................    240,000   291,400       --
James L. Forquer (g)...........................    115,000   115,000       --
Richard P. Ottaviano...........................    156,500   157,500       --
All directors and executive officers as a group
 (12 persons)..................................  2,157,500 4,611,258    13.35%

- --------
(a) Includes shares which executive officers and directors have the right to acquire within 60 days of April 1, 1995 under stock option and warrant agreements (giving effect to the acceleration thereof to the extent set forth under "INTERESTS OF CERTAIN PERSONS").

(b) According to such persons' report on Schedule 13G/A, these shares are beneficially owned by FMR Corp., Fidelity Management & Research Company ("FMRC") and Fidelity Management Trust Company ("FMTC"), each of 82 Devonshire Street, Boston, Massachusetts 02109. According to such report, FMRC and FMTC are each a wholly owned subsidiary of FMR Corp.

(c) According to such persons' report on Schedule 13G, these shares are beneficially owned by Brinson Holdings, Inc. ("BHI"), Brinson Partners, Inc. ("BPI") and Brinson Trust Company ("BTC"), each of 209 South LaSalle, Chicago, Illinois 60604-1295. According to such report, BTC is a wholly owned subsidiary of BPI and BPI is a wholly owned subsidiary of BHI.

(d) According to such person's report on Schedule 13G, these shares are beneficially owned by Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts 02111.

(e) Includes 92,572 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey and 8,760 shares held by Nancy Marshall, Ishrat Qureshey and Lubna Bokhari, co-trustees of Irrevocable Trusts established for the benefit of Mr. Qureshey's minor children, to which Mr. Qureshey claims no beneficial interest.

(f) Includes 1,000 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest.

(g) Mr. Forquer's employment with the Company terminated effective as of October 17, 1994. Mr. Kirby Coryell has since been elected as an executive officer in the same capacity previously held by Mr. Forquer.

  As a result of the Transactions, the Purchaser will become the largest single beneficial owner of Common Stock of the Company. If each of the Share Issuances and the Offer is consummated, the Purchaser will own approximately 40.25% of the Common Stock. If only the First Issuance is consummated, the Purchaser will own approximately 16.6% of the Common Stock then outstanding. At the Purchaser's election, the Purchaser may consummate the First Issuance prior to the Record Date. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits."

                         BACKGROUND OF THE TRANSACTIONS

GENERAL

  From its inception in 1980, the Company has achieved significant revenue growth. In recent years, however, competition from a variety of personal computer designers, manufacturers and marketers has intensified significantly. At the same time, increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as DRAMs and high quality LCD screens. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products.

  The Purchaser has advised the Company that it is a leading international brand name manufacturer of consumer electronics, semiconductors and industrial electronics products, having sales of approximately $14.6 billion in its fiscal year ended December 31, 1994. The Purchaser and certain of its subsidiaries have supplied components such as DRAMs and monitors to the Company pursuant to customary commercial arrangements. Sales of such components by the Purchaser and its subsidiaries to the Company aggregated approximately $46 million, $13 million and $7 million, respectively, for the Company's fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992, and approximately $43 million for the eight months ended March 1, 1995.

  In 1994, in light of the continued increase in competition in the personal computer industry and the other factors cited above, the Company began more actively to explore alternatives to strengthen the Company's position in the personal computer industry and to enhance the long-term viability of the Company. The Company determined that additional sources of financing were necessary for the continued growth of the Company and requested the advice of Merrill Lynch.

  In August 1994, the Company engaged Merrill Lynch to act as its financial advisor in connection with exploring potential courses of action, including obtaining additional financing. In October 1994, the Company engaged Asia Pacific Ventures, Ltd. ("APV") to contact a list of prospective investors located in Asia, including the Purchaser, to solicit their interest in the Company. Numerous prospective purchasers were contacted by or on behalf of the Company. Subject to confidentiality agreements, each requesting entity was provided with certain financial information and overviews of the Company.

  During this period, the Company pursued each indication of interest it received from potential investors, met with and/or provided information to several potentially interested parties and engaged in preliminary discussions with another computer company regarding a possible business combination. Such discussions never advanced to a more serious level in light of the parties' inability to reach a tentative framework for an acceptable valuation.

  On November 1, 1994, a representative of APV, on behalf of the Company, contacted the Purchaser to determine its possible interest in a transaction with or an investment in the Company. After meetings between the Purchaser and APV in the United States and Korea, the Purchaser requested that an initial meeting with the Company be arranged.

  On November 16, 1994, an initial meeting was held. Mr. Bo-Soon Song, Senior Executive Managing Director and Chief Executive Officer of Samsung America, Inc., Mr. Robert Kim, a Managing Director of the Purchaser, and other executives of the Purchaser met with Mr. Qureshey and a representative of APV.

The representatives from each company discussed the plans and goals of their respective companies to determine whether the parties had mutual interests and should proceed with further discussions.

  On December 2, 1994, U.S. representatives of the Purchaser met at the Company's headquarters in Irvine, California with Mr. James Schraith, the Company's President and Chief Operating Officer, Mr. Bruce Edwards, Executive Vice President and Chief Financial Officer of the Company, and a representative of APV to discuss historical results of operations and to ask general questions regarding the Company.

  On December 12 and 13, 1994, Mr. Qureshey, Mr. Schraith and Mr. Edwards met in Seoul, Korea with Mr. Young Soo Kim, Executive Vice President of the Purchaser, Mr. Wook Sun, Executive Vice President of the Purchaser, Mr. Hee Dong Yoo, Senior Executive Managing Director of the Purchaser, as well as other executives of the Purchaser, to continue their earlier discussions of a possible significant investment in the Company by the Purchaser and a strategic alliance between the two companies. As a result of these meetings, on December 19, 1994 Mr. Yoo sent a letter to Mr. Qureshey indicating that the Purchaser had an interest in pursuing discussions concerning a significant minority investment coupled with a strategic alliance and requested initiation of a formal information gathering process.

  On December 21, 1994, the Company and the Purchaser entered into a confidentiality agreement and during the latter part of December, representatives of the Purchaser and their legal and financial advisors were furnished certain non-public information concerning the Company's operations and financial condition.

  On January 5 and 6, 1995, senior executives of both companies and their legal and financial advisors held a series of meetings in Irvine, California to continue the information gathering process and to discuss various alternative structures for the proposed investment and strategic alliance.

  During the second week of January, the Purchaser's financial advisors and the Company's financial advisors exchanged letters, including preliminary summaries of the terms of a proposed transaction in which the Purchaser would acquire a significant minority interest in the Company in exchange for certain Board representation and approval rights. The Company had concerns regarding certain of the terms proposed by the Purchaser, but expressed a willingness to continue discussions of a strategic alliance that would involve a significant minority position in the Company's Common Stock for the Purchaser.

  From January 9 to February 6, 1995, the parties engaged in more extensive negotiation of a preliminary term sheet. This included a series of telephone conferences as well as meetings of senior executives and their respective legal and financial advisors. At various times during this period, the parties exchanged correspondence and proposed terms of a transaction. The foregoing process resulted in a tentative understanding of certain key business terms and guiding principles that served as the framework within which the parties then negotiated the specific provisions of the definitive agreements.

  On February 9, 1995, a news service reported certain statements regarding the Purchaser's interest in and talks with the Company. Later that same day, the Company issued a press release stating that it was in discussions with certain parties, including the Purchaser, regarding a potentially significant minority investment and possible strategic business arrangements.

  Throughout this period, the Company and its advisors continued to gauge the interest of others, and held discussions with another large electronics company based in Asia regarding the terms of a potential investment. On February 9, 1995, the Company received a letter from such other party regarding a potential investment in the Company, pursuant to which such other party would acquire an approximately 19.9% interest in the Common Stock and would pursue certain strategic relationships. The Board expressed reservations about the relative attractiveness of this proposal at a telephonic meeting held on February 10, 1995. The Board believed, however, that all reasonable efforts should be made to determine whether this informal proposal might be a prelude to an increased commitment and/or more favorable terms if discussions were to progress.

  From January 26 to February 22, 1995, the Board held four meetings to consider the terms of a proposed arrangement with the Purchaser, as well as potential alternative transactions, and concluded that financing of the magnitude proposed by the Purchaser and the proposed strategic alliance and component supply arrangements were very important to the Company. The Board instructed management to continue to develop the terms of a potential investment by the Purchaser but asked that management also continue to hold discussions with the other interested party to pursue the viability of this alternative investment proposal. Meetings between this party, the Company and their respective legal and financial advisors took place from February 14, 1995 to February 21, 1995. As differences narrowed and the final terms of the Purchaser's proposal were negotiated, the Board instructed Mr. Qureshey to take all appropriate steps to elicit the best offer from such other party.

  Meetings with the Purchaser and its representatives subsequent to February 9, 1995 focused on the adequacy of the financial terms, other unresolved elements of the proposal, the consequences, particularly as to future alternatives for the Company, of such proposal and alternative proposals that could be pursued. Based upon the results of discussions between management of the Company and the other interested party, and between Merrill Lynch and such other party's financial advisor, the Board concluded that such other party was unlikely to increase the size of its financial commitment or agree to provide the Company with any commitment to provide financing to repay amounts due at maturity under the Company's existing obligations to Tandy Corporation. In light of the foregoing, the Board concluded, following additional discussions with management and its advisors, that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time. This belief was based on, among other factors, the judgement that the other party was not willing to increase its proposed commitment, the fact that no other parties had been identified which were likely to enter into a financing transaction of similar magnitude within a comparable time period as the Purchaser's proposal, the fact that, notwithstanding the announcement on February 9, 1995 that the Company was in discussions with the Purchaser, no other parties contacted either the Company or its financial advisors to express an interest in making an investment in the Company, and the Company's need for additional liquidity. Therefore, the Board determined that its primary objective should be to continue to negotiate with the Purchaser to obtain the most advantageous terms possible to the Company and its existing stockholders.

  On February 22, 1995, following a meeting of the Board, the Purchaser and its legal and financial advisors were informed that the Board was willing to continue the negotiation process if the remaining open issues could be expeditiously resolved and if definitive agreements could then be promptly finalized. During the next several days, the terms and conditions of the definitive agreements were finalized.

  On February 27, 1995, a special meeting of the Board was held at which Merrill Lynch delivered its written opinion to the Board, and the Board unanimously (i) determined that the Stock Purchase Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Stockholders and the Company, respectively, (ii) approved and adopted the Stock Purchase Agreement and the other documents and transactions contemplated thereby, and (iii) recommended that the Stockholders accept the Offer. On the same day, following such Board approval, the Company and the Purchaser entered into the Stock Purchase Agreement and the Strategic Alliance Agreement and publicly announced their agreement. A copy of the written opinion of Merrill Lynch delivered to the Board, which sets forth certain assumptions made, matters considered and limits of the review by Merrill Lynch in rendering such opinion, is attached as Annex A. STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY. The Board was aware that Merrill Lynch became entitled to certain of the fees in connection with its engagement by the Company upon the consummation of such a transaction, and that Merrill Lynch in the past had received fees for the providing of financial advisory and financing services to the Company and the Purchaser.

  In connection with the review of this Proxy Statement by the Securities and Exchange Commission (the "Commission"), the staff (the "Staff") of the Commission raised certain issues with respect to the Company's method of accounting for the July 1993 acquisition of Tandy Corporation's personal computer manufacturing operations. After extensive discussions with the Staff, the Company restated its financial statements for the fiscal year ended July 2, 1994 and subsequent quarterly periods. See "Accounting Restatement." As a result of the Restatement, the Purchaser requested certain modifications to the Stock Purchase Agreement. After discussions and negotiations between the Company, the Purchaser and their respective legal and financial advisors, the Company and the Purchaser agreed to amend the Stock Purchase Agreement as set forth in Amendment No. 1 to Stock Purchase Agreement. See "The Stock Purchase Agreement and Exhibits--Amendment No. 1 to Stock Purchase Agreement." At a meeting of the Board held on June 1, 1995, the Board considered the proposed amendment, the alternatives reasonably available to the Company, the benefits of completing the Transactions in a timely manner and the likelihood that the Company would be required to issue additional shares of Common Stock and newly authorized preferred stock. After a full discussion, the Board unanimously approved Amendment No. 1 to Stock Purchase Agreement and determined to reaffirm its recommendation that the Stockholders accept the Offer. At such meeting, Merrill Lynch reaffirmed its written opinion dated February 27, 1995.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

  The Board has reviewed and considered the terms and conditions of the Transactions. At a meeting held on February 27, 1995, the Board unanimously approved the terms of the Purchaser's investment as described above. Accordingly, the Board unanimously recommends that Stockholders vote FOR approval of the Proposal. In determining to make its recommendation, the Board considered a number of factors, including:

  (a) The oral and written presentations of Merrill Lynch and the written opinion of Merrill Lynch to the effect that, from a financial point of view, the proposed consideration to be received by each of the Company and the Stockholders (other than the Purchaser and its affiliates) in the proposed Transactions, taken as a whole, is fair to the Company and the Stockholders;

  (b) The fact that the Stockholders will be entitled to receive $22.00 per share in cash for at least 18% of their Common Stock, thus earning an immediate return on their investment while retaining a majority equity interest in the Company and its future performance, including the beneficial effects anticipated under the Strategic Alliance Agreement (particularly the fact that the proposed strategic alliance, especially the component supply arrangements, which will provide the Company with a committed supply of critical components, should enhance the Company's competitiveness);

  (c) The fact that $22.00 per share to be paid pursuant to the Offer, $19.50 per share to be paid in the First Issuance and $22.00 per share to be paid in the Second Issuance all represent a significant premium over the recent trading prices of the Common Stock;

  (d) The fact that the Stockholder Agreement contains certain protections for existing Stockholders, including (A) a standstill provision which prohibits the Purchaser for four years from (1) electing representative directors constituting a majority of the Board or (2) acquiring more than a 49.9% interest in the Company (except in certain limited circumstances), (B) a provision that requires that there will continue to be at least three Independent Directors until the Purchaser's interest in the Company exceeds 90%, (C) a provision prohibiting the Purchaser from selling its stake in the Company to a third party for five years (except in certain limited circumstances) and (D) a provision requiring that after the four-year Standstill Period (as defined herein), the Purchaser's interest in the Company cannot exceed 66.67% without making a cash offer for 100% of the outstanding capital stock, and that until the Purchaser's interest in the Company were to exceed 90%, all material transactions between the Company and the Purchaser or any of its affiliates must be approved by a majority of Independent Directors;

  (e) The Board's familiarity with the financial condition, results of operations, business, technology, prospects and strategic objectives of the Company;

  (f) The fact that the Company will continue to be a publicly traded company, headquartered in Irvine, California and led by Mr. Qureshey, as Chairman and Chief Executive Officer, and the rest of its own management team;

  (g) The Board's belief that the additional financing from the New Issue Shares and the Letter of Credit Agreement will increase the Company's opportunities to expand its core businesses, pursue new projects, improve long-term returns and decrease the financial risks it faces and may otherwise face in the future; and

  (h) The fact that the Board concluded that alternative financing of similar magnitude and likelihood of completion to the Purchaser's proposal was not reasonably available at the current time.

  While the Board believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and the Stockholders, its approval may have certain adverse effects which Stockholders should consider. These considerations include the consequences of the Purchaser's special consent rights with respect to certain corporate transactions, the composition of the Board following the transaction and the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires control). These considerations further include the possibility that, because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to or do business with the Company. The Company has received notice from LG Semicon Co., Ltd., formerly known as Goldstar Co., Ltd. ("Goldstar"), another Korean company that supplies DRAM to the Company, that it will no longer supply such components to the Company, effective April 1995. For the twelve months ended March 31, 1995, Goldstar and its related companies supplied approximately 15% of the Company's DRAM requirements. In the event that the Company is unable to obtain such components from the Purchaser, it will be required to find alternative sources of supply. If it is unable to locate sufficient supply, or if the terms are less favorable than those previously obtained by the Company, the Company's results of operations could be adversely affected.

  In addition, because the Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), it is possible that some additional suppliers, customers, employees and others will not react favorably to the proposed arrangements.

  THE BOARD BELIEVES THAT THE TRANSACTIONS ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE TRANSACTIONS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL.

OPINION OF FINANCIAL ADVISOR

  On February 27, 1995, Merrill Lynch delivered its written opinion to the Board to the effect that, as of such date, the proposed consideration to be received by the Company and the Stockholders (other than the Purchaser and its affiliates) in the Transactions, taken as a whole, is fair to the Company and such Stockholders from a financial point of view. A copy of the Merrill Lynch opinion is attached hereto Annex A and incorporated herein by reference. THE STOCKHOLDERS ARE URGED TO READ CAREFULLY IN ITS ENTIRETY THE OPINION OF MERRILL LYNCH, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN.

  Merrill Lynch's opinion to the Board addresses only the fairness from a financial point of view of the consideration to be received by the Company and such Stockholders pursuant to the Stock Purchase Agreement and the exhibits thereto, and the Strategic Alliance Agreement (collectively, the "Transaction Documents"), and does not constitute a recommendation to any Stockholder of the Company as to how such Stockholder should vote.

  In arriving at its opinion, Merrill Lynch, among other things; (i) reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended July 2, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended September 30, 1994 and December 31, 1994; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to Merrill Lynch by the Company;
(iii) conducted discussions with members of senior management of the Company concerning its businesses and prospects and the anticipated financial benefits of certain of the Transaction Documents; (iv) reviewed the historical market prices and trading activity for the Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (v) compared the results of the operations of the Company with those of certain companies which Merrill Lynch deemed to be reasonably similar to the Company; (vi) compared the proposed financial terms of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents with the financial terms of other strategic investments and mergers and acquisitions which Merrill Lynch deemed to be relevant; (vii) participated in discussions and negotiations among representatives of the Company, the Purchaser and their respective advisors;
(viii) reviewed drafts of the Stock Purchase Agreement and the Transaction Documents dated February 27, 1995; and (ix) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions. In connection with Merrill Lynch's affirmation of its written opinion at the meeting of the Board of Directors held on June 1, 1995, Merrill Lynch reviewed a draft of Amendment No. 1 to Stock Purchase Agreement, including the exhibits thereto.

  In preparing its opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of the Company. With respect to the financial forecasts and other information relating to the Company's prospects and future performance furnished to Merrill Lynch by the Company, Merrill Lynch assumed that such forecasts and information were reasonably prepared and reflected the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and other matters covered thereby. Merrill Lynch also relied without independent verification on the estimates of the Company as to the anticipated financial benefits of certain of the Transaction Documents and assumed that the agreements to be entered into pursuant thereto will provide in the aggregate such benefits.

  In connection with Merrill Lynch providing financial advice to the Company regarding the matters set forth in the opinion, Merrill Lynch, at the Company's request, had contact with several third parties identified to Merrill Lynch by the Company or its agents with respect to an investment in or acquisition of the Company. Merrill Lynch was not otherwise authorized by the Company or the Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for any transaction with respect to the Company.

  Pursuant to certain letter agreements dated as of August 22 and November 2, 1994, as amended, between the Company and Merrill Lynch, the Company paid Merrill Lynch a retainer fee of $100,000 and has agreed to pay to Merrill Lynch an additional fee of $4.9 million upon consummation of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents. In the event that the Purchaser were to acquire only the First Issuance Shares, Merrill Lynch's aggregate fees would be reduced by 50%. The fees paid or payable to Merrill Lynch are not contingent upon the contents of the opinion delivered. The Company also agreed to indemnify and hold harmless Merrill Lynch against certain liabilities, including liabilities under the federal securities laws or arising out of or in connection with its rendering of services under its engagement. In the event such indemnification is not available, the Company agreed to contribute to the settlement, loss or expenses involved in the proportion that the relevant financial interest of the Company and the Stockholders bears to Merrill Lynch's relevant financial interest.

  Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and to the Purchaser on unrelated matters and has received fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch actively trades in the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Merrill Lynch is an internationally recognized investment banking firm and is continually engaged in the valuation of business and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

                                THE TRANSACTIONS

GENERAL

  The Company. The Company was incorporated in California on July 25, 1980 and reincorporated as a Delaware corporation effective July 1, 1987. The Company designs, manufactures, markets, services and supports a broad line of personal computers including desktop, server and notebook computer systems marketed under the Advantage!, Bravo, Premmia, Manhattan and Ascentia brand names. The Company's products often feature advanced design characteristics while remaining compatible with established industry standards. The Company currently markets its products through an extensive worldwide distribution network of retail computer dealers, consumer retailers, international and regional distributors, VADs, VARs, OEMs and U.S. Government approved dealers.

  The Purchaser. The Purchaser is a Korean corporation with its principal executive offices located at 205, 2-Ka, Taepyung-Ro, Chung-Ku, Seoul, Korea 100-742. The Purchaser is a leading international brand-name manufacturer of consumer electronics, semiconductors and industrial electronics products. Each of the Purchaser's three main business lines is divided into two divisions: consumer electronics into Audio and Video and Household Appliances; semiconductors into Memory Devices and Non-Memory Devices; and industrial electronics into Information/Computer Systems and Telecommunications Systems.

  Capitalization. The following table sets forth the consolidated short-term debt and capitalization of the Company as of April 1, 1995, as adjusted to give effect to the First Issuance and as further adjusted to give effect to the Second Issuance, but does not reflect any assumed usage of the net proceeds therefrom. See "--Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto.

                                                      AS OF APRIL 1, 1995 (IN
                                                            THOUSANDS)
                                                    ---------------------------
                                                                          AS
                                                                 AS    FURTHER
                                                    ACTUAL(1) ADJUSTED ADJUSTED
                                                    --------- -------- --------
Short-term debt:
  Short-term borrowing(2).......................... $100,000  $100,000 $100,000
  Current portion of long-term debt................    2,472     2,472    2,472
                                                    --------  -------- --------
    Total short-term............................... $102,472  $102,472 $102,472
                                                    ========  ======== ========
Long-term debt:(3)
  Liquid Yield Option Notes due 2013(4)............  117,678   117,678  117,678
  Other long-term debt.............................   98,604    98,604   98,604
                                                    --------  -------- --------
    Total long-term debt...........................  216,282   216,282  216,282
                                                    --------  -------- --------
Stockholders' equity:
  Common stock $0.01 par value; 200,000,000 shares
   authorized, 32,376,500 shares issued and
   outstanding, 38,816,500 shares issued and
   outstanding as adjusted and 44,446,500 shares
   issued and outstanding as further adjusted(5)...      324       388      444
  Preferred stock, $0.01 par value; 1,000,000
   shares authorized, no shares issued and
   outstanding.....................................      --        --       --
Additional paid-in capital.........................  141,826   262,589  381,706
  Retained earnings................................  152,337   152,337  152,337
                                                    --------  -------- --------
    Total stockholders' equity.....................  294,487   415,314  534,487
                                                    --------  -------- --------
    Total capitalization........................... $510,769  $631,596 $750,769
                                                    ========  ======== ========

- --------

(1) As Restated. See "Accounting Restatement."

(2) Amount represents borrowings under the Company's line of credit agreements.

(3) Excludes operating lease commitments.

(4) Net of original issue discount of $197,322,300.

(5) Excludes shares reserved for issuance upon conversion of the Liquid Yield Option Notes and pursuant to the Company's benefit plans and warrants granted to two non-employee directors. The options and warrants are generally exercisable in installments. See "INTERESTS OF CERTAIN PERSONS."

  Use of Proceeds. The net proceeds to be received by the Company from the sale of New Issue Shares are estimated to be $240 million. The proceeds will be used for working capital, including the financing of expected increases in accounts receivable, retirement of bank debt, capital expenditure requirements and other general corporate purposes. The Company's $50 million revolving credit agreement dated February 9, 1995 requires the Company to utilize proceeds from any equity offering to repay any amounts then outstanding under this facility. As of April 1, 1995, there are no amounts outstanding under this facility. The Company has no other commitments for use of the funds. At April 1, 1995, the Company had $100.0 million drawn under its $225 million revolving credit agreement. The Company may choose to utilize some of the proceeds from the investment to repay some or all of the then current outstanding borrowings under such credit agreement, which does not require any repayments of principal until its September 30, 1996 termination date. Such borrowings, once repaid, may be reborrowed under the terms of such credit agreement. The weighted average interest rate under such credit agreement was 7.8% for the month of March 1995. The rate of interest under such credit agreement is subject to change based upon the total amount outstanding and the duration of the selected borrowing period. The Company is also considering terminating its existing revolving credit agreement and negotiating a new revolving credit agreement. While the Company has been able to maintain access to external financing sources, no assurance can be given that such access will continue or that the Company will be successful in obtaining new or replacement sources of financing. Until the proceeds are so used, the Company intends to invest the net proceeds in short-term money market instruments.

THE STOCK PURCHASE AGREEMENT AND EXHIBITS

  The following description of the Stock Purchase Agreement and exhibits does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Agreement and such exhibits.

  The Offer. The Stock Purchase Agreement provides that the Purchaser shall commence the Offer as promptly as reasonably practicable after the date of execution of the Stock Purchase Agreement, but in no event later than five business days after public announcement of the entering into of the agreement by the parties. The obligation of the Purchaser to accept for payment and pay for any Offer Shares tendered pursuant to the Offer shall be subject to the condition that the Stock Purchase Agreement not have been terminated and to the satisfaction or waiver of the conditions to the Purchaser's obligations to purchase the New Issue Shares. The Purchaser may increase the Offer price and may make any other changes in the terms and conditions of the Offer, provided that no change may be made which decreases the Offer price, changes the form of consideration to be paid in the Offer, increases or decreases the maximum number of shares sought pursuant to the Offer, adds to or modifies the Offer conditions, otherwise amends the Offer in a manner adverse to the Company's stockholders or permits the Purchaser to accept for payment or purchase any Offer Shares prior to the date of closing the Second Issuance.

  The Stock Purchase Agreement requires that the Offer expire at midnight, New York City time, on the date that is forty-five days from the date the Offer is first published or sent to Stockholders, provided that the Purchaser may extend the Offer (a) if the conditions thereto have not been met, (b) as required by the Securities and Exchange Commission or (c) for any reason on one or more occasions for an aggregate period of not more than ten business days beyond the latest expiration otherwise permitted as aforesaid. The Offer was initially scheduled to expire on April 20, 1995. On April 21, 1995, the Purchaser extended the Offer to expire at 6:00 pm, New York City time, on June 1, 1995. The Purchaser further extended the Offer on June 2, 1995 to expire at 6:00 pm, New York City time, on June 30, 1995. Pursuant to the terms of Amendment No. 1 to Stock Purchase Agreement, the Purchaser is required to extend the Offer to midnight, New York City time, on the fifth business day after the date of the Special Meeting.

  The Share Issuances. The Stock Purchase Agreement sets forth the terms of the Share Issuances. In addition to the condition that the parties deliver and perform the several exhibits to the Stock Purchase Agreement and negotiate and execute the several agreements contemplated by the Strategic Alliance Agreement as described below, the obligations of the Company to issue and sell, and of the Purchaser to purchase, the New Issue Shares are subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) no statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by the Stock Purchase Agreement (each, a "Governmental Authority") that purports, seeks or threatens to (A) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by the Stock Purchase Agreement or (B) impose material adverse terms or conditions upon such purchase and sale of the New Issue Shares (collectively, "Legal Ability"), (ii) compliance with applicable regulatory requirements, including without limitation the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, and Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950, and the regulations thereunder, and (iii) the other party's representations and warranties set forth in the Stock Purchase Agreement being true and correct in all material respects. In addition, the obligation of the Purchaser to purchase the New Issue Shares is subject to the satisfaction or waiver of the following conditions at the time of the First Issuance or the Second Issuance, as applicable: (i) approval at the Special Meeting by holders of a majority of the Common Stock of (A) the Second Issuance, (B) the purchase by the Purchaser of the Offer Shares, (C) the Stockholder Agreement described below and (D) the Restated Charter (collectively, "Stockholder Approval"), (ii) the continued effectiveness of (A) the Restated Charter, (B) the amendment of the Rights Plan, as described under "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment," to permit the Purchaser to acquire Common Stock in accordance with the Stock Purchase and Stockholder Agreements, and (C) the amendment of Mr. Qureshey's employment agreement to waive certain severance benefits to which he would otherwise be entitled upon such Common Stock acquisitions by the Purchaser, and (iii) consolidated operating loss and consolidated net cash used in operating activities requirements for the Company and its subsidiaries for the fiscal quarter ending April 1, 1995 not exceeding specified levels. Neither consolidated operating loss nor consolidated net cash used in operations exceeded the specified levels for the quarter ended April 1, 1995.

  The obligation of the Company to issue and sell the Second Issuance Shares is further subject to (i) the Offer being consummated in accordance with its terms, (ii) the receipt of Stockholder Approval and (iii) the receipt of any amendments to the Company's credit arrangements and agreements required to permit the transactions contemplated by the Stock Purchase Agreement and the other agreements with the Purchaser described herein. As a result, subject to the terms and conditions of the Stock Purchase Agreement, the Purchaser may elect to consummate the First Issuance in advance of approval of the Proposal, including, in certain circumstances, following termination of the Stock Purchase Agreement by the Company.

  The Company and the Purchaser filed the required Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the Federal Trade Commission (the "FTC") and the Department of Justice and, on April 7, 1995, the FTC notified the Company that early termination under the Clayton Act had been granted. The Purchaser has informed the Company that it has made all required filings with the Government of Korea; however, approval of the Transactions has not yet been received. It is not possible to determine when such approval might be received, and there can be no assurance that the Government of Korea will ultimately approve the Transactions.

  Representations and Warranties. The Stock Purchase Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company as to (i) the absence of a material adverse change to the business or financial condition of the Company and (ii) the absence of certain changes or events concerning the Company's business, compliance with law, litigation, insurance, employee benefit plans, labor matters, intellectual property, environmental matters and taxes. Pursuant to Amendment No. 1 to Stock Purchase Agreement, the Purchaser agreed that the Restatement shall not constitute a breach of any representation or warranty or the failure of any condition contained in the Stock Purchase Agreement.

  Conduct of Business of the Company. The Stock Purchase Agreement provides that until the closing of the purchase and sale of the New Issue Shares, the business and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Accordingly, except as otherwise expressly approved by the Purchaser in writing, which approval shall not be unreasonably withheld, neither the Company nor any of its subsidiaries may, prior to such closing, engage or agree to engage in an enumerated list of transactions generally characterized as being outside the ordinary course of business. Such transactions requiring the Purchaser's prior approval include, without limitation (but subject to certain exceptions stated in the Stock Purchase Agreement), (i) securities issuances, (ii) new borrowings, loans, or investments, (iii) changes to compensation or benefits arrangements for any director or officer, (iv) business combinations or sales or acquisitions of substantial assets and (v) the specified corporate actions which would become subject to the prior approval of the Purchaser in accordance with the Stockholder Agreement, as described below.

  Other Potential Bidders. The Stock Purchase Agreement required the Company and its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations with any third party with respect to any (i) acquisition of more than 20% of the total assets of the Company or any of its subsidiaries, (ii) acquisition of 20% or more of the Common Stock or any equity securities of any subsidiary of the Company, or (iii) merger or other combination of the Company or any of its subsidiaries (each, a "Third Party Acquisition"). The Company may not, unless and until the Stock Purchase Agreement is terminated in accordance with its terms as described below, directly or indirectly, (i) initiate, solicit or encourage any discussions regarding any Third Party Acquisition, or
(ii) hold any such discussions or enter into any agreement concerning any Third Party Acquisition, subject in each case to the fiduciary obligations of the Board as provided in the next following sentence. The Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition, provided, that if the Board receives a bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) provides a greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by the Stock Purchase Agreement (a "Superior Proposal"), the Board may, to the extent required under its fiduciary duties, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate the Stock Purchase Agreement, in each case at any time after the fifth business day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal, and provided that the Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of such five-business day period.

  Termination. The Stock Purchase Agreement provides that either the Purchaser or the Company may terminate its obligations thereunder (i) to the extent that performance is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations shall use its best efforts to remove such prohibition, injunction, or restraint, or
(ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares is not completed by July 31, 1995 and the failure to close on or before such date did not result from the failure by the party seeking termination to fulfill in all material respects any undertaking or commitment that is required to be fulfilled by such party prior to such time, or (iii) if the party seeking to terminate has not committed a material uncured breach of any representation, warranty,covenant or agreement and there has been a material breach by the other party of any representation, warranty, covenant, or agreement which has not been cured within ten days' notice of such breach.

  Additionally, the Company may terminate its obligation to sell and issue the Second Issuance Shares and certain of its other obligations under the Stock Purchase Agreement if (i) five business days have elapsed following the Purchaser's receipt from the Company of a Notice of Superior Proposal, (ii) the Superior Proposal described in such notice continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five-business day period following receipt by the Purchaser of such notice, and (iii) the Company shall have paid to the Purchaser $10 million (the

"Termination Fee"). In the event of such a termination, the Purchaser may within 15 days elect to purchase the First Issuance Shares, subject only to its having Legal Ability. In connection with such a purchase by the Purchaser of the First Issuance Shares, the Purchaser and the Company would enter into the Stockholder and Registration Rights Agreements but not the Letter of Credit Agreement or the agreements contemplated by the Strategic Alliance Agreement.

  The Purchaser may terminate its obligations under the Stock Purchase Agreement if the Board has withdrawn or modified in an adverse manner its recommendation of the Offer or other transactions contemplated by the Stock Purchase Agreement or recommended another offer or if a Third Party Acquisition has occurred or any definitive agreement or agreement in principle has been executed with respect to a Third Party Acquisition.

  Transaction Expenses. The Stock Purchase Agreement provides that, except for any Termination Fee, each of the parties will pay its own expenses incurred in connection with the negotiation and preparation of the Stock Purchase Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Letter of Credit Agreement and related documents, the performance of its obligations thereunder, and the effectuation of the transactions contemplated thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants.

  Amendment No. 1 to Stock Purchase Agreement. Following the Restatement, the Company and the Purchaser entered into Amendment No. 1 to Stock Purchase Agreement, dated as of June 1, 1995. See "Accounting Restatement." This Amendment No. 1 to the Stock Purchase Agreement provides, among other things, for the following:

    Waiver. The Purchaser agreed that the Restatement and the change in the Company's method of accounting for the acquisition of the personal computer manufacturing operations of Tandy Corporation set forth in the Restatement (the "Accounting Change") shall not constitute a breach of any representation, warranty or agreement or the failure of any condition set forth in the Stock Purchase Agreement and agreed that it shall not have the right to terminate the Agreement as a result of the Restatement or the Accounting Change.

    Contingent Shares Issuances. In the event that at any time or from time to time an action results in an Adverse Event (as defined below) that requires the payment by the Company of amounts in settlement of such action and the aggregate amounts actually so paid by the Company including, without limitation, any amounts paid by the Company for attorneys' fees, (all such amounts being referred to herein as "Specified Amounts") exceeds the Excess Loss Amount (as defined below) then the Company shall issue to the Purchaser, without the payment by the Purchaser of any additional consideration, a number of additional shares (rounded to the nearest whole share) of Common Stock (the "Contingent Shares") equal to the Excess Loss Amount divided by the Market Price (as defined below); provided, that in the event that the number of shares to be issued pursuant to the above formula would cause the Purchaser to exceed the maximum Purchaser Interest of 49.9% permitted pursuant to the Stockholder Agreement, then, in lieu thereof, the Company shall issue to the Purchaser (i) such number of shares of Common Stock as will cause the Purchase Interest to equal 49.9% and (ii) a number of shares of Series A non-voting Junior Preferred Stock, par value $.01 per share (the "Preferred Stock"), having the rights, preferences and privileges substantially as set forth in the Certificate of Designations attached as Exhibit A to the Amendment No. 1 to Stock Purchase Agreement, equal to the difference between the number of shares of Common Stock which would have been issued pursuant to the above formula and the number of shares of Common Stock actually issued pursuant to clause (i), above.

    Issuance of Contingent Shares Prior to Tandy Note Settlement. In the event that (a) Contingent Shares are issued pursuant to Amendment No. 1 to Stock Purchase Agreement prior to the maturity of the Tandy Note, (b) the Purchaser is entitled to reimbursement pursuant to the Letter of Credit Agreement and (c) the Purchaser elects, pursuant to the Letter of Credit Agreement, to be reimbursed, in whole or in part, in shares of Common Stock, then to the extent that the number of shares to be issued pursuant to such reimbursement would cause the Purchaser Interest to exceed 49.9%, the Company shall issue, in lieu thereof, to the Purchaser
  (i) such number of shares of Common Stock as will cause the Purchaser Interest to equal 49.9% and (ii) a number of shares of Preferred Stock equal to the difference between the number of shares of Common Stock which would have been issued pursuant to the reimbursement under the Letter of Credit Agreement and the number of shares of Common Stock actually issued pursuant to clause (i), above.

    Additional Closing Condition. No party to any material instrument shall have declared, or shall have notified the Company in writing of its intention to declare, the Company in default or breach (which default or breach has not been cured or waived at or prior to the Closing) under such instrument as a result of the Restatement, where any such declaration would have a material adverse effect, and there shall not have been issued or commenced (and not dismissed) by the Commission any formal order of investigation or formal enforcement proceeding relating to the Restatement or the Accounting Change, nor shall the Commission have notified the Company in writing that it intends imminently to issue or commence any such formal order of investigation or formal enforcement proceeding.

    "Adverse Event" shall mean (i) the settlement by the Company of any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of the settlement, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change or (ii) the entry of a final judgment, not subject to appeal, by a court of competent jurisdiction against the Company in any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of such judgment, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change.

    "Excess Loss Amount" shall mean (a) all Specified Amounts theretofore paid by the Company less (b) the sum of (i) $5 million plus (ii) any amounts paid or to be paid to the Company by way of reimbursement, contribution or indemnification by any insurance company or third party. The computation of the Excess Loss Amount shall be made in respect of any second or subsequent Adverse Event on a cumulative basis, taking into account all amounts previously paid by the Company and paid or to be paid to the Company in connection with all previous Adverse Events. In the event that the settlement includes any securities, property or other non-cash consideration to be issued or delivered by the Company the value of such securities, property or other non-cash consideration shall be determined by mutual agreement of the Company and the Purchaser. In the event the Company and the Purchaser shall be unable to reach such agreement after a period of 30 days, such value shall be determined by a nationally recognized investment baking firm to be designated for that purpose by the Company and the Purchaser or, failing agreement on such investment banking firm after an additional period of 10 days, by Merrill Lynch and Salomon Brothers Inc.

    "Market Price" shall mean the average of the closing prices of the Common Stock on the Nasdaq National Market System, or, if the Common Stock is not then quoted on the Nasdaq National Market System, on the principal United States securities exchange or quotation system on which the Common Stock is then listed or quoted, for the period of 20 consecutive trading days beginning on the first trading day following the first public announcement of an Adverse Event; provided, that the Market Price shall not be less than 50% of the closing price of the Common Stock on the Nasdaq National Market System on the date of the Closing of the Second Issuance (the "Reference Price") nor greater than 150% of the Reference Price.

    Since the Contingent Shares will be issued to the Purchaser without the payment of any additional consideration, any such issuance will have a dilutive effect on the other stockholders of the Company. The number of additional shares, if any, that would be issuable to the Purchaser will depend on the amount of any settlement or judgment in any current or future litigation as a result of the Restatement, available insurance coverage and the Market Price of the Common Stock at the time of any Adverse Event. In light of, among other things, the uncertainty as to whether any litigation would result from the Restatement and uncertainties involved in estimating at the current time the outcome of any current or future litigation, the extent of any such dilution cannot currently be estimated. However, Amendment No. 1 to Stock Purchase Agreement provides that the Market Price that will be used to determine the number of additional shares, if any, will not be lower than 50%, nor greater than 150%, of the closing price of the Common Stock on the Nasdaq National Market System at the Closing of the Second Issuance.

    Such Amendment also provides that, in the event that the issuance of the Contingent Shares would cause the Purchaser Interest to exceed the maximum of 49.9% established by the Stockholder Agreement, the number of shares to which the Purchaser is entitled in excess of 49.9% will be issued in the form of shares of the Preferred Stock. Each share of the Preferred Stock will be entitled to dividends in the same amount and at the same time as a share of Common Stock, will be non-voting, except as required by law, and will share equally with the Common Stock in the distribution of any assets upon the dissolution, winding up or liquidation of the Company, after payment to the holders of the Preferred Stock of a preferential amount of $.01 per share. In addition, each share of the Preferred Stock will be convertible into one share of Common Stock at any time after the expiration of the Standstill Period.

    IN CONSIDERING WHETHER TO APPROVE THE TRANSACTIONS, STOCKHOLDERS SHOULD CONSIDER THAT THE ISSUANCE OF ANY CONTINGENT SHARES WILL HAVE A DILUTIVE EFFECT AND THAT THE AMOUNT OF ANY SUCH DILUTION IS NOT CURRENTLY ESTIMABLE.

  The Stockholder Agreement. The Stockholder Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

    Standstill. Pursuant to the terms of the Stockholder Agreement, the Purchaser has agreed that until completion of the purchase of the New Issue Shares and the Offer Shares, neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire or offer to acquire beneficial ownership of any equity securities of the Company or interest therein except pursuant to the Offer or the purchase of the New Issue Shares. During the period of four years after the closing of the purchase and sale of the First Issuance Shares or, if there is a later closing of the purchase and sale of the Second Issuance Shares, the period of four years thereafter (the "Standstill Period"), neither the Purchaser nor any of its affiliates will, directly or indirectly, acquire beneficial ownership of any equity securities of the Company or interest therein, except in enumerated circumstances, including purchases to fund payments made under the Letter of Credit Agreement, as discussed below, open market purchases at prices per share at least equal to $21.10, transactions approved by a majority of the directors not designated by the Purchaser, as discussed below, and purchases pursuant to its pro rata purchase rights as described below.

    Additionally, unless the Purchaser's percentage of the total number of votes that may be cast in an election of directors of the Company at any meeting of Stockholders of the Company (the "Purchaser Interest") has been less than 30% for a period of 25 consecutive days, in the event that a third party shall make an offer to acquire a 20% or greater interest in equity securities of the Company, the Purchaser and/or its affiliates shall be permitted to make a competing offer and acquire equity securities pursuant to such offer, subject to certain conditions, including, without limitation, that (a) (i) the third party offer is approved or recommended by a majority vote of the directors not designated by the Purchaser or (ii) the Rights Plan is not in effect or the associated preferred stock purchase rights thereunder will not become exercisable if the third party offer proceeds, (b) such third party offer is not withdrawn or terminated prior to the Purchaser making a competing offer and (c) if the third party offer is withdrawn or terminated before the Purchaser acquires equity securities of the Company pursuant to the competing offer, the Board determines in good faith that such third party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such third party offer. The Company may not enter into any agreement with the third party offeror or take any action as a condition of the third party offer unless and until the Purchaser has received notice under the Stockholder Agreement and has been afforded not less than ten business days following receipt of such notice from the Company to respond with a competing offer.

    In no case during the Standstill Period may the Purchaser or any of its affiliates, directly or indirectly, acquire or offer to acquire beneficial ownership of any voting stock, if after such acquisition, the Purchaser Interest would exceed 49.9%, unless such acquisition or offer (together with related transactions) is (i) made pursuant to the Purchaser's rights with regard to third party offers as described in the next preceding paragraph, or (ii) has been approved by a majority of directors not designated by the Purchaser and would result in the Purchaser and/or its affiliates owning 100% of the Company's voting stock. After the Standstill Period, the Purchaser's and/or its affiliates' right to acquire or offer to acquire any equity security or interest therein will not be restricted; provided, however, that the Purchaser shall not acquire or offer to acquire any equity securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest would exceed 66.67%, except pursuant to a cash tender offer for all equity securities not owned by the Purchaser and/or its affiliates. An issuance of Contingent Shares pursuant to Amendment No. 1 to Stock Purchase Agreement shall not violate the restrictions on acquisitions of equity securities by the Purchaser after the Standstill Period.

    Pro Rata Purchase Right. From and after the closing of the Second Issuance until such time as the Purchaser Interest has been less than 30% for a period of 25 consecutive days, the Company must give the Purchaser prior written notice of any issuance by the Company of new securities as the result of which the Purchaser Interest would be reduced, either immediately upon issuance of such new securities, or upon subsequent exercise or conversion thereof. The Purchaser may generally elect to purchase up to its pro rata share of such new securities on the same terms as the balance of the issuance of such new securities. The Purchaser's pro rata purchase rights shall not apply to the following issuances: (i) any issuance pursuant to (a) any stock option or purchase right or plan exclusively for one or more employees and/or directors of the Company or any of its subsidiaries or (b) warrants issued to directors prior to the date of the Stockholder Agreement, (ii) any issuance in consideration of any part of the acquisition by the Company or any of its subsidiaries of any stock, assets or business; (iii) any issuance upon conversion of the Company's Liquid Yield Option Notes due December 14, 2013, (iv) any issuance pursuant to the exercise or conversion of a new security issued after the date of the Stockholder Agreement in which the Purchaser was entitled to participate pursuant to its pro rata purchase rights and (v) any issuance in payment of any portion of the promissory note due July 11, 1996, issued by the Company to Tandy Corporation. In addition, if the number of outstanding shares of voting stock is increased through the issuance of additional shares, including issuances that do not trigger a pro rata purchase right but excluding issuances pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares, then in connection with each such issuance the Purchaser and/or its affiliates will have the right, but not the obligation, for designated periods to purchase in the open market at any available price, up to the number of additional shares as is necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage as existed immediately prior to such increase.

    Transfer Restriction. The Purchaser may not sell or otherwise transfer (except to an affiliate of the Purchaser that agrees to be bound by the Stockholder Agreement) any of the Company's equity securities, or interest therein, for a period of five years from the purchase and sale of the First Issuance Shares, except that (i) shares acquired under the Letter of Credit Agreement, as described below, may be sold at any time pursuant to certain public offerings or open market transactions and (ii) other shares may be sold in transactions from and after the third anniversary of the closing
  (A) in which all other Stockholders may participate on a pro rata basis on the same terms as the Purchaser, (B) pursuant to such public offerings or open market transactions or (C) approved by a majority of directors not designated by the Purchaser, as described below.

    Board Representation. After the Purchaser acquires the New Issue Shares and the Offer Shares, subject to the next following sentence, the Purchaser will have the right to designate the number of directors of the Company that will be one fewer than a majority of the total number of directors (six of thirteen members of the Board, assuming the Board increases to thirteen directors, as is anticipated, upon Stockholder Approval). If (a) the Purchaser acquires the First Issuance Shares, but does not acquire the Second Issuance Shares and the Offer Shares or (b) the Purchaser Interest is less than 30% for a period of 25 consecutive days, then the Purchaser will have the right to designate that number of directors that will result in the total number of directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of directors at that time, and (ii) the Purchaser Interest at that time. An acquisition by the Purchaser of only the First Issuance Shares, giving the Purchaser approximately 16.6% of all shares of outstanding Common Stock, would result in the Purchaser designating one of eight members of the Board. While entitled to Board representation, the Purchaser will also be entitled to designate one of its director designees to serve on each committee of the Board, and to select any of the directors as alternates for each of its director designees serving on committees of the Board.

    Purchaser designees will be placed on the Board promptly following the consummation of the Transactions. In future years, Purchaser designees will be nominated to the Board by the Company as part of its slate of nominees, and the Purchaser will be required to vote its shares for such slate. As of the date hereof, the Purchaser did not indicate that it had selected any director designees, and neither the Company nor the Board has any approval rights with respect thereto.

    After the closing and at all times until the Purchaser Interest is less than 30% or greater than 90%, the Board must include at least three directors who are not affiliates, officers, employees, agents, principal stockholders, consultants or partners of the Purchaser, the Company or any affiliate of either of them or of any entity that was dependent on the Purchaser, the Company or any affiliate of either of them for more than 5% of its revenues or earnings in its most recent fiscal year (each, an "Independent Director"). During the Standstill Period, the Purchaser-designated directors will not participate in the nomination of Independent Directors. Thereafter, the Stockholder Agreement does not limit the Purchaser's right to nominate directors (subject to the three-Independent Director requirement). The Company's four current outside directors, Messrs. Goeglein, Peltason and Yocam and Dr. Santoro, are expected to continue to serve on the Board following the Transactions and would be "Independent Directors" for purposes of the foregoing.

    Certain Restrictions on Actions by the Purchaser. The Stockholder Agreement provides that during the Standstill Period, neither the Purchaser nor its affiliates will, directly or indirectly, (a) solicit, initiate or participate in any solicitation of proxies or become a participant in any election contest; call, or in any way participate in a call for, any special meeting of Stockholders of the Company (or take any action with respect to acting by written consent of the Company's Stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any Stockholder proposal or participate in the making of, or solicit Stockholders for the approval of, one or more stockholder proposals; (b) deposit any voting stock in a voting trust or subject the same to any voting agreement or arrangements, except as provided in the Stockholder Agreement; (c) form, join or in any way participate in a "group" (as defined therein) with respect to any voting stock; (d) except as specifically permitted by the Stockholder Agreement, otherwise act to control or influence the Company or its management, Board, policies or affairs; or (e) disclose any intent, purpose, plan or proposal with respect to the Stockholder Agreement, the Company or its affiliates or the Board, management, policies, affairs, securities or assets of the Company or its affiliates that is inconsistent with the Stockholder Agreement. Notwithstanding the foregoing, however, the Stockholder Agreement provides that nothing therein will be deemed to prevent the Purchaser or its affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate to cause the election as directors of those persons the Purchaser is entitled to designate pursuant to the Stockholder Agreement, or prohibit or restrict any action taken by the Purchaser or any of its affiliates in connection with the exercise of the rights of the Purchaser and its affiliates to make a competing offer in response to an offer by a third party for a Third Party Acquisition.

    Certain Approval Rights. So long as the Purchaser Interest is not less than 30% for a period of 25 consecutive days, the Company shall not enter into the following transactions without the prior written consent of the Purchaser or, in the case of a Board action, the affirmative vote or written consent of not less than a majority of the directors designated by the Purchaser: (i) acquire or agree to acquire, or permit any of its subsidiaries to acquire or agree to acquire, by merger, consolidation, or acquisition of assets or stock, or otherwise, any corporation, partnership, or other business organization or division thereof, or any other business operation ("Acquired Entity") if the total assets, or the total revenues or operating profits of such Acquired Entity as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such acquisition shall exceed 20% of the total assets or the total revenues or operating profits of the Company as at the end of or for such four fiscal quarters, provided, however, the Purchaser's written consent shall not be required for an acquisition in which the total value of all consideration paid or given by the Company in such acquisition (including without limitation the value of any funded debt or other capitalized obligations assumed by the Company or any subsidiary of the Company) is less than $50 million; (ii) sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, or permit any of its subsidiaries to sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, any product line or line of business of the Company or any of its subsidiaries or any interest therein to any person other than a subsidiary of the Company that is or, if it were a United States entity, would be, required to be consolidated for Federal income tax purposes, if the assets, revenues or operating profit of such product line or line of business as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such transfer shall exceed 20% of the assets, revenues or operating profits of the Company as at the end of or for such four fiscal quarters; (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or exercise of options, warrants, subscriptions, rights to purchase or otherwise), in any transaction or series of related transactions, any equity securities if such securities would represent an increase of 10% or more in the voting power outstanding immediately prior to the issuance of such securities; (iv) approve any annual capital expenditure budget, or authorize or make capital expenditures in excess of $15 million in the aggregate for the Company and all of its subsidiaries (other than pursuant to the approved budget); (v) effect any amendments to the Restated Charter or Amended Bylaws or change the number of authorized directors; and (vi) enter, or permit any of its subsidiaries to enter, into any joint venture, partnership, or exclusive licensing agreement with any third party that (a) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship, or the four-year period commencing on the date of such agreement, whichever is less, in excess of $100 million, or (b) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product that is material to the business of the Company and its subsidiaries, taken as a whole; provided, however, the Purchaser's written consent shall not be required for any agreement for the procurement of central processing units and licenses for the use of patents, basic input-output system software, disk operating system software, Windows(R) operating system software, and network operating system software, or other similar agreements, in each case entered into in the ordinary course of business not substantially inconsistent with past practice and for procurement of components to be used in or with the Company's products, or provided to purchasers of the Company's products in or with such products.

    Results of Operations. Following the acquisition by the Purchaser of the New Issue Shares and the Offer Shares, and provided that the Purchaser Interest is not less than 30% for a period of 25 consecutive days, if (a) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1996 shall be less than $2.6 billion or $430 million, respectively, (b) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1997 shall be less than the greater of (i) $2.75 billion or $450 million, respectively, or (ii) 85% of the amounts therefor set forth in the 1997 operating plan of the Company approved by the Board; or (c) the consolidated net income after taxes of the Company and its subsidiaries for either of such fiscal years shall be less than 1% of net revenues, then a management committee of the Board (the "Management Committee") will be formed to review the desirability of changes in the management of the Company and take such action, if any, as may be determined to be advisable including without limitation the reassignment, change in the responsibilities, removal, termination or replacement of any members of management. For purposes of the foregoing, the "management" of the Company shall refer to all persons who presently have the title of "Vice President" or higher, whether or not any such person is an officer of the Company, and all such persons who may perform the functions presently performed by any of the foregoing, without regard to title, but shall not include the Chief Executive Officer. The Management Committee shall make any determination with respect to the termination or reassignment of an existing member of management, or the decision to hire any new member of management within 60 days following the availability of the audited financial statements for the relevant year (or such longer period of time as may be determined by a majority of the Board), and no such determination shall be made thereafter; provided that: (a) the Management Committee shall have such additional time as is reasonably necessary for the recruitment and selection of any such new member of management; and (b) no action or inaction by the Management Committee following the fiscal year ended July 1996 shall impair its ability to act as therein authorized following the fiscal year ended July 1997. The Management Committee shall not be authorized to take such actions if they would violate applicable law or if the shortfall in consolidated revenues, gross profits or net income of the Company and its subsidiaries referred to above, shall be the direct result of certain "force majeure" events or a decline in the unit volume of the world market for personal computers.

    The consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement are target figures agreed to by the Company and the Purchaser for usein determining when the Management Committee will be established. Such figures should not be viewed as forecasts of the future financial performance of the Company. The Company does not intend to disclose its progress or lack of progress in meeting the consolidated revenue and gross profit figures presented in the previous paragraph and in the Stock Purchase Agreement, except to the extent implicit in its ongoing periodic financial reporting activities, consistent with past practices.

    The Management Committee will consist of those members of the Board designated by the Purchaser in accordance with the Stockholder Agreement, the Chief Executive Officer of the Company, if he is then a director (or, if he is not then a director, another director who is an employee of the Company), and up to a maximum of four directors who are not officers or employees of the Company. In the event there shall be more than four directors who were not designated by the Purchaser and are not officers or employees of the Company at a time when the Management Committee is authorized to act in accordance with the foregoing, those directors who were not designated by the Purchaser will select the four such directors who will be members of the Management Committee in addition to the Chief Executive Officer (or, if he is not then a director, another director who is an employee of the Company) and the directors designated by the Purchaser, and unless and until such selection is made the Management Committee shall consist solely of the directors designated by the Purchaser and the Chief Executive Officer of the Company (or, if he is not then a director, another director who is an employee of the Company).

    Material Transactions. At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Independent Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Independent Directors. "Material transaction" shall generally mean (i) any amendment to, or termination of, the Stockholder Agreement or any of the other Transaction Documents and (ii) any transaction between the Company, any of its subsidiaries or the Company's Stockholders (as such), on the one hand, and the Purchaser or any of its affiliates, on the other hand; provided, that "material transaction" shall not include any (a) transactions with Stockholders which are expressly permitted by the Stockholder Agreement,
  (b) transactions in accordance with the terms of the Transaction Documents and (c) other transactions or series of related transactions involving payments by or obligations or transfer of property of the Company with an aggregate value in any calendar or fiscal year of less than $5 million.

    Termination of Certain Rights. The rights and obligations of the Company and the Purchaser with respect to Board representation, approval rights and certain covenants under the Stockholder Agreement generally terminate at the first time after the date of such Agreement that the Purchaser Interest is less than 15% for a period of 90 consecutive days.

    See "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

  Registration Rights Agreement. The Registration Rights Agreement required under the terms of the Stock Purchase Agreement to be executed and delivered at the earlier of the closing of the First or the Second Issuance provides, among other things, for the following:

  Pursuant to the Registration Rights Agreement, the Purchaser shall have the right to require the Company to file a registration (a "Demand Registration") under the Securities Act of 1933, as amended (the "Securities Act"), for any or all of the Common Stock acquired by it or its affiliates from time to time not in violation of the Stock Purchase Agreement or the Stockholder Agreement (the "Registrable Shares"). The right to a Demand Registration is limited, however, in that (i) it may be invoked in each instance only with respect to 2,000,000 or more Registrable Shares, (ii) the Company is not required to honor a Demand Registration request within 18 months of the effectiveness of a previous Demand Registration, and (iii) the Company may defer its obligation to honor a Demand Registration request for up to 180 days if the Board determines in good faith that a registration would require public disclosure of material non-public information related to a significant pending transaction of the Company that could be impaired by such disclosure. If the Purchaser purchases the First Issuance Shares but not the Second Issuance Shares and the Offer Shares, the Company shall not be required to effect more than three Demand Registrations; if the Purchaser purchases all of the New Issue Shares and the Offer Shares, the Company shall not be required to effect more than six Demand Registrations. The Purchaser shall also have the right, with respect to most registered offerings of Common Stock for cash, to require the Company to include Registrable Shares in such offering (together with Demand Registrations, "Registrations"). The Registration Rights Agreement provides that expenses relating to Registrations (other than selling expenses and commissions) will generally be payable by the Company and otherwise contains terms that are generally customary to registration rights agreements of its type.

  Letter of Credit Agreement. The Letter of Credit Agreement required to be executed and delivered at the closing of the purchase and sale of the Second Issuance Shares provides that the Purchaser will finance up to $75 million of principal payment obligations of the Company under its existing $96.7 million note to Tandy Corporation. Such financing will be provided either by direct advances by the Purchaser to the Company or through draws under a standby letter of credit. Establishment fees charged by an issuing bank with respect to any such letter of credit will be paid or reimbursed by the Company. The Company will repay the Purchaser for any such financing, at the Purchaser's option, either by repayment in cash at the end of three years (with semi-annual interest paid during such three years at an announced "prime" lending rate), or by the issuance of additional shares of Common Stock (subject to the 49.9% ownership limitation during the Standstill Period described above) at market price, or a combination of both.

STRATEGIC ALLIANCE AGREEMENT

  Pursuant to the Stock Purchase Agreement, the Company and the Purchaser have entered into the Strategic Alliance Agreement, pursuant to which such parties have agreed, subject to the terms and conditions thereof, to negotiate and agree, prior and as a condition precedent to the issuance and sale of the Second

Issuance Shares, to various mutually beneficial commercial relationships intended to enhance the business prospects and competitive position of both the Company and the Purchaser. The following description of the Strategic Alliance Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Strategic Alliance Agreement, which has been filed as an exhibit to the Schedule 14D-9.

  The Strategic Alliance Agreement requires the Purchaser and the Company to negotiate and enter into agreements embodying the principles summarized below as a condition to consummating the Second Issuance.

  Component Supply Agreement. Such agreement shall provide that the Purchaser and certain related companies will supply the Company and its subsidiares with certain components used in the manufacture of the Company's products, including DRAMs, hard disk drives, monitors and LCDs, with the Company being eligible for supply and terms which, when considered in the aggregate, are at least as favorable as those offered by the Purchaser to its most favored customer group.

  Cooperative Procurement Agreement. Such agreement shall provide a mechanism pursuant to which the Purchaser and the Company will coordinate their purchases from third parties in order to obtain more favorable pricing as a result of leveraging the combined purchasing power of both parties. The Company and the Purchaser shall form a joint procurement committee, which committee shall meet and facilitate the joint procurement efforts.

  Marketing Cooperation Agreement. Such agreement shall provide that the Company and the Purchaser will share expertise to jointly market currently existing and newly developed non-competing products of each party in order to achieve maximum market penetration for both parties, in a manner consistent with all applicable laws and regulations. The Company and the Purchaser shall form a marketing cooperation team, which team shall plan and execute the marketing cooperation efforts of the parties. Under this agreement, the parties also agree to apply cerain co-branding strategy to certain products, to coordinate the planning and execution of the promotional activities for such co-branded products, and to cooperate in connection with their participation in trade shows.

  OEM Agreements. The parties shall enter into separate agreements with each other governing (i) the Purchaser's OEM supply to the Company and (ii) the Company's OEM supply to the Purchaser. Such agreements shall provide that the Company and the Purchaser will coordinate the utilization of the manufacturing and assembly capacity of each other in connection with personal computers and attachments, parts and accessories thereof (the "Products"). Such agreements include a right of first refusal regarding OEM opportunities offered by the other party and certain technology sharing arrangements. Under the agreement governing the Purchaser's OEM supply to the Company, at a minimum, the Company agreed to buy Products from the Purchaser during calendar year 1996 in the aggregate price amount of $200 million, provided that the Products are approved in advance in writing by the Company as meeting the Company's market needs during calendar year 1996, and that the products are provided with price, allocation, terms and conditions at least as favorable as the Company is able to obtain from other suppliers or the Company's own factories, and that the Purchaser has adequate production capacity available to devote to satisfying the Company's needs for such Products.

  Joint Development and Technical Cooperation Agreement. Such agreement shall provide that the Company and the Purchaser will share expertise in research and product development through technical cooperation in order to jointly develop products in order to reduce "product time to market" for both parties. Both parties shall make reasonable efforts to define, plan and implement at least one (1) joint development project every twelve (12) months for a period of five (5) years in the general areas of personal computers and related components thereto.

  Patent Cross License Agreement. Such agreement shall provide that the Company and the Purchaser will license to each other their respective patents, copyrights, and other intellectual property on a nonexclusive, nontransferable and royalty-free basis, without the right to sublicense third parties, in order to foster rapid product development and low-cost production.

  Employee Exchange Agreement. Such agreement shall provide that the Company and the Purchaser will coordinate a program to provide opportunities for employees of one company to spend time as employees of the other company in order to facilitate a mutual understanding of each party's respective business and corporate culture, and attainment of the mutual goals set forth in the Strategic Alliance Agreement, and provide management advice, assistance and training to each other in areas where each party has particular expertise with respect to areas in which the parties do not compete.

  General Terms Agreement. Such agreement shall provide for general terms which are incorporated into each of the individual agreements (collectively, the "Strategic Agreements") to be entered into pursuant to the Strategic Alliance Agreement. The Company and the Purchaser shall form a top executive committee consisting of two or more directors of each of the parties, which committee shall oversee the Strategic Agreements. The Purchaser's members of such committee shall have the right to attend the Company's management meetings and to report to the Company's Chief Executive Officer to review the status of the Company's business and to provide suggestions.

  Management believes that the activities contemplated under the Strategic Alliance Agreement should be of substantial benefit to the Company. However, while the Strategic Alliance Agreement sets forth the principles agreed by the parties to govern these relationships, the terms of the agreements remain subject to negotiation and may not be finalized by the time of the Special Meeting, although such agreements must be mutually satisfactory to the Company and the Purchaser and must be finalized prior to the Second Issuance. Once agreed to, a substantial amount of time and effort may be required for these relationships with the Purchaser to be established and to develop. Additionally, it is possible that because the Purchaser is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to the Company, or to do business with or enter into strategic relationships involving the Company. The Company has receive notice from LG Semicon Co., Ltd., formerly known as Goldstar Co., Ltd. ("Goldstar"), one of its suppliers of DRAM, that it will no longer supply such components to the Company, effective April 1995. For the twelve months ended March 31, 1995, Goldstar and its related companies supplied approximately 15% of the Company's DRAM requirements. In the event that the Company is unable to obtain such components from the Purchaser, it will be required to find alternative sources of supply. If it is unable to locate sufficient supply, or if the terms are less favorable than those previously obtained by the Company, the Company's results of operations could be adversely affected.

  In addition, the Purchaser has other business involvements typical of large, multi-national companies and is not based in the United States (although its presence in the United States is significant), and it is possible that some suppliers, customers, employees and others will not react favorably to the proposed arrangements. The reliance by the Company on the Purchaser for significant portions of certain components requirements may reduce the Company's flexibility to respond to changes in the market for personal computers.

RESTATED CERTIFICATE OF INCORPORATION; AMENDED BYLAWS

  The following description of the proposed Restated Charter and the Amended Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to the text of such documents. Stockholders are urged to read the Restated Charter and Amended Bylaws in their entireties.

  In order to accommodate the Purchaser's director designees described herein, the proposed Restated Charter amends and restates the current Certificate of Incorporation of the Company by increasing the size of the Board from a range of five to nine members to a range of five to thirteen members. Additionally, the Restated Charter:

    (i) limits the Board's power to amend the provisions of the Amended Bylaws to be added as described below, in order to ensure the Purchaser's ability to rely on such provisions remaining in effect;

    (ii) revises certain provisions relating to future issuances of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock") by: (a) clarifying the status of authorized and unissued shares of Preferred Stock and the ability to reissue such shares as a part of the series of which they were originally a part or to reclassify and reissue such shares as part of a new series of Preferred Stock or as part of any other series of Preferred Stock; (b) specifying the relative rights of holders of Preferred Stock and Common Stock to receive dividends; and (c) specifying the relative rights of holders of Preferred Stock and Common Stock to share in all remaining assets of the Company upon liquidation or dissolution; and

    (iii) requires the Company to indemnify to the full extent authorized or permitted by applicable law any person made, or threatened to be made, a party or witness to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

  The proposed Amended Bylaws amend the current Bylaws by making the following changes, which relate specifically to terms of the Stockholder Agreement and are necessary to implement the Company's agreements with the Purchaser set forth therein:

    (i) eliminating the requirement that the Board consist of not less than five nor more than nine members;

    (ii) providing that vacancies on the Board due to death, resignation or removal of (a) a director designated by the Purchaser or (b) a director not designated by the Purchaser must be replaced by the remaining directors with, in the case of clause (a), a director designated by the Purchaser and, in the case of clause (b), a director designated by those directors not designated by the Purchaser;

    (iii) providing for the Management Committee;

    (iv) requiring that any special meeting of the Board called during the Standstill Period by directors designated by the Purchaser be attended by at least a majority of the directors not designated by the Purchaser to constitute a quorum;

    (v) requiring that two-thirds of the directors constitute a quorum for, and the affirmative vote of not less than two-thirds of all directors be required to approve, any action that would amend the existing Rights Plan, or adopt or amend a new, stockholder rights plan, if such amended or new stockholder rights plan does not contain provisions equivalent to those set forth in the amendment to the Rights Plan as described below; and

    (vi) providing that the amendment of certain of the foregoing new provisions of the Amended Bylaws requires the approval of a majority of the directors designated by the Purchaser.

  As described herein, the Company is proposing to adopt the Restated Charter and Amended Bylaws in order to effect certain aspects of the Transactions as agreed to with the Purchaser. Stockholder Approval, and adoption of the Restated Charter and Amended Bylaws are conditions to the Purchaser's obligation to consummate the Second Issuance and the Offer. The Restated Charter and Amended Bylaws will not become effective unless the Second Issuance, the Offer and related Transactions are consummated. See "THE TRANSACTIONS--Stockholder Rights Plan; Certain Anti-Takeover Effects of the Purchaser's Investment" for a discussion of certain anti-takeover effects of the foregoing which Stockholders should consider.

STOCKHOLDER RIGHTS PLAN; CERTAIN ANTI-TAKEOVER EFFECTS OF THE PURCHASER'S INVESTMENT

  On June 30, 1989, the Board adopted the Rights Plan, which is intended to protect Stockholders from unfair takeover practices. Under the Rights Plan, each share of Common Stock carries one right to obtain additional stock or other property according to terms provided in the Rights Plan (collectively, the "Rights"). The Rights are not exercisable or separable from the Common Stock until another party acquires at least 15% of the Company's then outstanding Common Stock or commences a tender offer for at least 15% of the Company's then outstanding Common Stock.

  In the event the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of its consolidated assets or earning power are sold or transferred, each Right will entitle its holder to receive, at the then current exercise price, common stock of the acquiring company having a market value equal to two times the exercise price of the right. If a person or entity were to acquire 15% or more of the outstanding shares of the Common Stock, or if the Company is the surviving corporation in a merger and its Common Stock is not changed, each Right will entitle the holder to receive, at the then current exercise price, Common Stock having a market value equal to two times the exercise price of the Right. Until a Right is exercised, the holder of a Right, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote as a stockholder or receive dividends. The Rights, which expire on June 30, 1999, may be redeemed by the Company at a price of $0.01 per Right. At April 1, 1995, 500,000 of the 1,000,000 authorized but unissued shares of Preferred Stock of the Company are reserved for issuance upon exercise of these Rights.

  As a condition to entering into the Stock Purchase Agreement, the Company amended the Rights Plan (the "Rights Plan Amendment") to effectively exclude the Purchaser and its affiliates until the earlier to occur of (i) the termination of the Stock Purchase Agreement in accordance with its terms without the purchase by the Purchaser of any shares of Common Stock pursuant thereto, (ii) the Purchaser, its affiliates or associates collectively ceasing to be, for a period of at 25 consecutive days following the closing of the purchase and sale of the New Issue Shares, the beneficial owners of more than 15% of the Common Stock then outstanding or (iii) the Purchaser, its affiliates and associates collectively becoming the beneficial owners of any shares of Common Stock in violation of the terms of the Stockholder Agreement.

  Accordingly, if the Proposal is approved, the Purchaser can, in accordance with the terms and conditions of the Stockholder Agreement, acquire, without additional Board or Stockholder approval and without triggering the Rights Plan, up to 49.9% of the Common Stock during the first four years of its investment, and up to 66.67% of the Common Stock at any time thereafter. In addition, the Stockholder Agreement permits the Purchaser to acquire, without such additional approval and without triggering the Rights Plan, 100% of the Company's equity securities pursuant to a cash tender offer made to all holders thereof. See "THE TRANSACTIONS--The Stock Purchase Agreement and Exhibits--The Stockholder Agreement."

  While the Board believes that the proposed investment by the Purchaser as described herein is fair to, and in the best interests of, the Company and its Stockholders, its approval (including, without limitation, the Rights Plan Amendment, the Restated Charter, the Amended Bylaws and the Stockholder Agreement) may have certain anti-takeover effects which Stockholders should consider. These considerations include the likelihood that the size of the Purchaser's investment and the attendant rights the Purchaser will receive (notwithstanding related restrictions on the Purchaser) might discourage other persons from offering to acquire all or a significant interest in the Company and may make more difficult a change in control of the Company (other than one in which the Purchaser acquires control). See "BACKGROUND OF THE TRANSACTIONS-- Recommendation of the Company's Board of Directors."

                          ACCOUNTING RESTATEMENT

  In connection with a review of the proxy materials for the Special Meeting by the Staff, and after extensive discussions with the Staff, the Company has restated its financial statements for the fiscal year ended July 2, 1994 ("fiscal 1994") with respect to certain adjustments arising from the Company's acquisition in 1993 of certain assets and liabilities of Tandy Corporation.

  On July 13, 1993, pursuant to an Agreement for Purchase and Sale of Assets, dated as of June 30, 1993 (the "Purchase Agreement"), between the Company and Tandy Corporation, TE Electronics, Inc. and GRiD Systems Corporation (collectively "Tandy"), the Company acquired certain assets and assumed certain liabilities of Tandy for $105 million (the "TE Acquisition"), consisting of $15 million in cash and a three-year promissory note (the "Tandy Note") with an original principal amount of $90 million. Subsequently, on October 13, 1993, the Company completed the purchase from Tandy of certain assets and the assumption of certain liabilities of Tandy/GRiD France for a purchase price of $5,006,000 (the "GRiD/France Acquisition" and, together with the TE Acquisition, the "Acquisition") which was paid through an increase in the principal amount of the Tandy Note. In addition to four manufacturing facilities located in the United States and Scotland, the assets acquired by the Company from Tandy included the GRiD and Victor brand desktop and non pen-based notebook product lines and the GRiD pen-based product lines. The Company also entered into a three-year agreement to supply personal computers to Tandy Corporation's retail operations.

  The Acquisition was accounted for as a purchase pursuant to Accounting Principles Board Opinion No. 16 ("APB 16"). In accordance with APB 16, the Company, as the acquirer, allocated the cost of the Acquisition (consisting of cash paid, the principal amount of the Tandy Note and liabilities assumed) to the assets and liabilities acquired based on their fair value at the date of Acquisition.

  In connection with the financial statements for the fiscal year ended July 3, 1993 ("fiscal 1993"), the Company made a preliminary purchase price allocation and preliminarily determined that $15 million of the inventory acquired from Tandy was excess and obsolete at the date of the Acquisition. The Company then proceeded to identify, on a product line basis, the inventory acquired and to evaluate the fair value attributable to such inventory. Prior to the Acquisition, the Company had no significant experience in the pen-based segment of the personal computer market, which was small with Tandy being one of the largest participants. Accordingly, in determining the preliminary valuation of the pen-based products inventory, the Company relied on forecasts of demand for such products prepared and provided by Tandy at the time of the Acquisition which projected significant increases in the unit volume of pen-based products. The Company recognized the uncertainties associated with such forecasts but determined that more time was required to evaluate properly whether such forecasts were realistic and to estimate the realizable value of the associated inventory. The Company ultimately determined that the realizable value of the pen-based product inventory was significantly lower than that established in the preliminary valuation and, in the financial statements for fiscal 1994, reallocated approximately $33.6 million of the purchase price from inventory to goodwill and was amortizing such goodwill over a ten-year period.

  However, after extensive discussions with the Staff, the Company's financial statements for the year ended July 2, 1994 have been restated from those originally issued to reflect the $33.6 million reduction in the carrying value of GRiD pen-based products inventories, made in the fourth quarter of fiscal 1994, as a charge to cost of sales rather than an increase in the carrying value of goodwill.

  The Restatement does not impact adversely the Company's working capital and cash flow. The principal effect of any such Restatement is to reduce the Company's net income in the fourth quarter of fiscal 1994 from net income of $14.1 million to a net loss of $8.1 million and, in subsequent periods, to increase pre-tax income by approximately $3.6 million per year due to the reduction in amortization associated with the lower amount of goodwill. In addition, the Company's total assets and shareholders' equity as of July 2, 1994 are reduced by $32.7 million and $22.2 million, respectively; however, there is no decrease in tangible net worth.

  Set forth below are selected financial data relating to the statement of operations and balance sheet data for the fiscal year and the quarter ended July 2, 1994, as previously reported, together with such data as restated.

                AS REPORTED AND AS RESTATED FINANCIAL DATA

                                                       YEAR ENDED  QUARTER ENDED
                                                      JULY 2, 1994 JULY 2, 1994
AS REPORTED:                                          ------------ -------------
Statement of Income Data
  Total revenue......................................  $2,367,274    $584,505
  Total operating costs and expenses.................   2,280,593     566,790
  Income tax expense.................................      25,503       5,216
  Net income.........................................  $   53,501    $ 14,122
  Net income per share, fully diluted................  $     1.59    $    .41
Balance Sheet Data
  Cash and cash equivalents..........................  $  153,118
  Inventories........................................     333,729
  Goodwill...........................................      61,912
  Total assets.......................................   1,038,312
  Total shareholders' equity.........................     383,954
AS RESTATED:
Statement of Income Data
  Total revenue......................................  $2,367,274    $584,505
  Total operating costs and expenses.................   2,313,285     599,482
  Income tax expense (benefit).......................      15,003      (5,284)
  Net income (loss)..................................  $   31,309    $ (8,070)
  Net income (loss) per share, fully diluted.........  $      .95    $   (.25)
Balance Sheet Data
  Cash and cash equivalents..........................  $  153,118
  Inventories........................................     333,729
  Goodwill...........................................      29,220
  Total assets.......................................   1,005,620
  Total shareholders' equity.........................     361,762

  The Company believes that the Restatement does not materially affect the Transactions since such Restatement does not have any adverse effect on the Company's results of operations or tangible net worth for fiscal 1995 or future periods and is a non-cash adjustment. While the Company cannot anticipate all of the consequences associated with the Restatement, such consequences could include legal action by holders of the Company's securities, including holders currently party to the pending class action litigation described under Note 11 to the financial statements for fiscal 1994 attached hereto as Appendix B. The Company is unable to predict whether any such claims may be made. The Company intends to vigorously defend any claims that may be brought, however, it is not able to predict or quantify the outcome of any such claims or the effect of a restatement on the currently pending class action litigation.

  The Company believes the Restatement does not represent an event of default under the terms of its revolving credit agreements; however, should it be determined that an event of default has occurred, the Company would be required to obtain a waiver of such default. While the Company believes that such a waiver could be obtained, failure to obtain a waiver would have a material adverse effect on the Company.

                                 OTHER BUSINESS

STOCKHOLDER PROPOSALS

  No business may be brought before the Special Meeting other than the Proposal and procedural matters that may arise in connection therewith. Proposals of stockholders intended to be presented at the Company's next Annual Meeting of Stockholders should be received at the Office of the Corporate Secretary prior to July 14, 1995 for inclusion in the Proxy Statement for the Annual Meeting of Stockholders scheduled to be held on or about November 2, 1995. The notice must contain a brief description of the business proposed to be brought before the meeting and the reasons for conducting the business at the meeting. In addition, the notice must present certain information concerning the stockholder making the proposal, who must be a stockholder of record at the time of giving the notice and be entitled to vote at the meeting.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference in, and made a part of, this Proxy Statement from the date of filing of such documents. Any statement contained in a document all or any portion of which is deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of such person and by first-class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in the Proxy Statement. Such written or oral request should be directed to AST Research, Inc., 16215 Alton Parkway, Irvine, California 92718, Attention: Investor Relations ((714) 727-4141).

                                          /s/ DENNIS R. LEIBEL

                                          DENNIS R. LEIBEL
                                          Secretary

                                                                      APPENDIX A

                                   SCHEDULE I

  This information is being mailed on or about March 6, 1995, as part of the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to the holders of record of the Common Stock at the close of business on or about March 2, 1995. You are urged to read this Schedule I carefully. You are not, however, required to take any action. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. Pursuant to the Stock Purchase Agreement, the Purchaser commenced the Offer on March 6, 1995. The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 20, 1995, unless the Offer is extended.

                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

  The Common Stock is the only class of voting securities of the Company outstanding. Each share of Common Stock has one vote. As of February 27, 1995, there were 32,376,500 shares of Common Stock outstanding. The Board currently consists of seven members, and there are currently no vacancies. Each director holds office until such director's successor is elected and qualified or until such director's earlier resignation or removal.

RIGHT TO DESIGNATE DIRECTORS

  Pursuant to the Stock Purchase Agreement, and promptly upon the purchase by the Purchaser of the New Issue Shares and the Offer Shares, the Purchaser will be entitled to designate such number of directors (the "Purchaser Designees") as equals one fewer than a majority of the total number of directors authorized under the Restated Charter. It is thus expected that the Purchaser Designees will comprise six of thirteen directors on the Board. If (a) the Purchaser acquires the First Issuance Shares, but does not acquire the Second Issuance Shares and the Offer Shares, or (b) the Purchaser Interest is less than 30% for a period of 25 consecutive days, then the Purchaser will have the right to designate that number of directors that will result in the total number of directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of directors then authorized under the Restated Charter, and (ii) the Purchaser Interest at that time. Notwithstanding the Company's obligations outlined above, nothing shall require any current member of the Board to resign from the Board. It is expected that the Purchaser Designees may assume office at any time following the purchase by the Purchaser of the New Issue Shares and the Offer Shares.

DIRECTORS

  BRUCE C. EDWARDS, 41, rejoined the Company in March 1988 as Senior Vice President, Finance and Chief Financial Officer. In July 1994, Mr. Edwards was named Executive Vice President and Chief Financial Officer and appointed to the Company's Board of Directors. Mr. Edwards was first with the Company as Vice President, Finance from August 1983 and Chief Financial Officer from November 1983 to September 1986. Mr. Edwards currently serves on the Board of Directors of Xircom, Inc. and Platinum Software Corporation.

  RICHARD J. GOEGLEIN, 60, has served as a director since May 1987. Mr. Goeglein is founder and principal of Gaming Associates, a casino management company which develops and operates hotels/casinos at selected locations in the United States. Mr. Goeglein served as President and Chief Executive Officer of Dakin, Inc. from April 1990 through September 1991. Since January 1988, Mr. Goeglein has also been the Chairman of ConServ International, a consulting and real estate development business. From 1984 to his retirement date of December 31, 1987, Mr. Goeglein was the President and Chief Operating Officer of Holiday Corporation, the holding company of Holiday Inns, Inc. Mr. Goeglein also served on the Board of Directors of Holiday Corporation from 1978 to 1988. Mr. Goeglein currently serves as a director of Boomtown Hotels and Casinos, Hornblower Dining Yachts, Inc. and Platinum Software Corporation.

                                  Appendix A-1

  JACK W. PELTASON, 71, was appointed as a director in July 1993. Mr. Peltason has served as President of the University of California system since October 1992, following an eight-year tenure as Chancellor of the University of California, Irvine and President of the American Council of Education, and a 10-year term as Chancellor at the University of Illinois at Champaign-Urbana. Mr. Peltason is currently on the Board of Directors of Irvine Apartment Communities and serves as a member of the Board of Trustees for the FHP Foundation, Irvine Health Foundation, and Teachers Insurance and Annuity Association.

  SAFI U. QURESHEY, 44, one of the founders of the Company, has served as a director since the Company's inception and served as President from the Company's inception through July 1994. In July 1988, Mr. Qureshey was elected Chief Executive Officer. Mr. Qureshey served as Co-Chairman of the Board from 1988 through June 1992, and was elected Chairman of the Board in November 1993. Mr. Qureshey currently serves on the Board of the American Business Conference and the Technology Leadership Council of California and is Chairman of the Corporate Council on Africa and the California Business Higher Education Forum.

  CARMELO J. SANTORO, PH.D., 53, served as Chairman of the Board from June 1992 until November 1993 and has served as a director since September 1990. Effective November 1993, Dr. Santoro was elected Vice Chairman of the Board. Dr. Santoro is Chairman and Chief Executive Officer of Platinum Software Corporation. Dr. Santoro was President and Chief Executive Officer of Silicon Systems, Inc. from 1982 through 1991 and was Chairman from 1984 through 1989, when Silicon Systems, Inc. was acquired by TDK Corporation of Tokyo, Japan. From 1980 to 1982, Dr. Santoro was Vice President, Integrated Circuits, at the Solid State Division of RCA. In addition to Platinum Software Corporation, Dr. Santoro is currently a director of Dallas Semiconductor Corporation, S3, Inc. and the Cerplex Group.

  JAMES T. SCHRAITH, 37, was named President and Chief Operating Officer and was appointed to the Company's Board of Directors in July 1994. Mr. Schraith joined the Company in March 1987 as Director of Customer Support. He was appointed Vice President, North American Services in November 1988 and, in August 1990, became Vice President, Channel Sales and Services. In July 1992, Mr. Schraith was promoted to Vice President, U.S. Sales and Service and in July 1993 was appointed Senior Vice President, Sales and Service. Prior to joining the Company, Mr. Schraith was employed for nine years by Schlumberger Ltd., where he served as Manager, Technical Services, National Product Sales Manager and Director of Marketing. Mr. Schraith currently serves on the Board of Directors of Pinnacle Micro, Inc.

  DELBERT W. YOCAM, 51, has been a director of the Company since August 1992. He was President, Chief Operating Officer and a director of Tektronix, Inc. from 1992 through 1994. Prior to joining Tektronix, Mr. Yocam was an independent consultant. From 1979 to 1989, Mr. Yocam was employed by Apple Computer, Inc., serving as President of Apple Pacific from 1988 to 1989 and Executive Vice President and Chief Operating Officer of Apple Computer, Inc. from 1986 to 1988. Mr. Yocam is a director of Adobe Systems, Inc. and Oracle Corporation.


                                  Appendix A-2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of February 27, 1995, with respect to all those known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, each director, the Chief Executive Officer and the four other Named Executive Officers (as defined below), and all directors and executive officers of the Company as a group. Unless otherwise noted, each of the stockholders listed owns less than 1.0% of the outstanding Common Stock and has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him, subject to community property laws where applicable, and the information contained in the footnotes to this table. The Company had 32,376,500 shares outstanding at February 27, 1995.

                                           NUMBER OF SHARES
                                         --------------------   PERCENTAGE OF
NAME OF BENEFICIAL OWNER                 OPTIONS(A)   TOTAL   SHARES OUTSTANDING
- ------------------------                 ---------- --------- ------------------
FMR Corp. (b)..........................          0  4,299,098       13.28%
Brinson Holdings, Inc. (c).............          0  2,853,300        8.81%
Loomis, Sayles & Company, L.P. (d).....          0  1,968,800        6.08%
Richard J. Goeglein....................     58,000     75,000          --
Jack W. Peltason.......................      8,000      8,300          --
Carmelo J. Santoro, Ph.D...............     24,500     24,500          --
Delbert W. Yocam.......................     19,000     19,000          --
Safi U. Qureshey (e)...................    650,000  3,103,032        9.40%
James T. Schraith......................     28,500     34,500          --
Bruce C. Edwards (f)...................    131,250    182,650          --
James L. Forquer (g)...................     25,000     25,000          --
Richard P. Ottaviano...................     64,000     65,000          --
All directors and executive officers as
 a group (12 persons)..................  1,083,500  3,617,258       10.81%

- --------
(a) Includes shares which executive officers and directors have the right to acquire within 60 days of February 27, 1995 under stock option and warrant agreements.
(b) These shares are beneficially owned by FMR Corp., Fidelity Management & Research Company ("FMRC") and Fidelity Management Trust Company ("FMTC"), each of 82 Devonshire Street, Boston, Massachusetts 02109. FMRC and FMTC are each a wholly owned subsidiary of FMR Corp.
(c) These shares are beneficially owned by Brinson Holdings, Inc. ("BHI"), Brinson Partners, Inc. ("BPI") and Brinson Trust Company ("BTC"), each of 209 South LaSalle, Chicago, Illinois 60604-1295. BTC is a wholly owned subsidiary of BPI and BPI is a wholly owned subsidiary of BHI.
(d) These shares are beneficially owned by Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts 02111.
(e) Includes 92,572 shares held by Nancy Marshall as custodian for minor children of Mr. Qureshey and 8,760 shares held by Nancy Marshall, Ishrat Qureshey and Lubna Bokhari, co-trustees of Irrevocable Trusts established for the benefit of Mr. Qureshey's minor children, to which Mr. Qureshey claims no beneficial interest.
(f) Includes 1,000 shares held by Mary Pat DeMayo Buskard as trustee for minor children of Mr. Edwards to which Mr. Edwards disclaims any beneficial interest.
(g) Mr. Forquer's employment with the Company terminated effective as of October 17, 1994. Mr. Kirby Coryell has since been elected as an executive officer to replace Mr. Forquer.

                                  Appendix A-3

EXECUTIVE OFFICERS

  The following table sets forth the name and age of each executive officer of the Company at March 6, 1995, his positions and offices with the Company and the period during which he has served as an executive officer of the Company:

                                                                      EXECUTIVE
                                                                       OFFICER
   NAME                           AGE           POSITION(S)             SINCE
   ----                           --- ------------------------------- ---------
Safi U. Qureshey.................  44 Chief Executive Officer and       1980
                                      Chairman of the Board
James T. Schraith................  37 President and Chief Operating     1991
                                      Officer
Bruce C. Edwards.................  41 Executive Vice President and      1988
                                      Chief Financial Officer
Kirby B. Coryell.................  45 Senior Vice President,            1994
                                      Worldwide Operations
Dennis R. Leibel.................  50 Senior Vice President, Legal      1986
                                      and Treasury Operations and
                                      Secretary
Richard P. Ottaviano.............  49 Senior Vice President,            1991
                                      Administration
James D. Wittry..................  41 Senior Vice President, Americas   1994
Scott A. Smith...................  40 Vice President and General        1993
                                      Manager, Server Products

  For information on the business background of Mr. Qureshey, Mr. Schraith and Mr. Edwards see "Directors" above.

  KIRBY B. CORYELL joined the Company in August 1993 as Vice President of Mobile Operations. During his tenure he also served as acting General Manager of the Mobile line of business and was promoted to Senior Vice President of Operations in October 1994. Prior to joining the Company, he served most recently as Director, Worldwide Service of Apple Computer, Inc. During his 12 years with Apple he also held the positions of Director, Imaging Business, and Director, OEM Operations. Prior to Apple Computer, Inc., he served in various positions for Texas Instruments and the Spectronics Division of Honeywell.

  RICHARD P. OTTAVIANO joined the Company in October 1990 as Vice President, Human Resources and was promoted to Senior Vice President, Administration in August 1992. Prior to joining the Company, he served as Corporate Vice President, Human Resources for Cipher Data Products. From 1973 to 1986, Mr. Ottaviano held various positions with Xerox Corporation, including Vice President, Human Resources. Mr. Ottaviano currently serves on the Board of Directors for Irvine Medical Center and PACE Therapy, Inc.

  JAMES D. WITTRY joined the Company in November 1994 as Senior Vice President, Americas. Prior to joining the Company, Mr. Wittry served at Ingram Micro for three years, as Senior Vice President, Sales, with responsibility for inside and outside sales, national major accounts, technical support and training, customer service and contracts. Prior to Ingram Micro, he served in various management positions for Avnet Computer over a 12-year period.

  DENNIS R. LEIBEL joined the Company in December 1985 as Treasurer and in March 1988, was elected Vice President, Administration and General Counsel. In January 1989, Mr. Leibel was elected Vice President, Legal and Treasury Operations and Secretary and was promoted to Senior Vice President, Legal and Treasury Operations in January 1995. Prior to joining the Company, Mr. Leibel was employed for over seven years by Smith International, Inc., where he served as Director of Taxes, Vice President, Tax and Financial Planning and subsequently as Vice President, Finance. Mr. Leibel currently serves on the Executive Committee of the Board of Directors of the World Trade Center Association of Orange County and the Advisory Board of Directors of Court Appointed Special Advocates of Orange County (CASA).

                                  Appendix A-4

  SCOTT A. SMITH joined the Company in January 1993 as Vice President, Engineering. In March 1994, Mr. Smith was appointed Vice President and General Manager for Server Products. Prior to joining the Company, Mr. Smith served at IBM for 16 years, most recently as Director, Visual Subsystems, with responsibility for IBM's high volume monitor business and as Systems Manager, Advanced Personal Systems.

COMMITTEES OF THE BOARD

  The Board is responsible for the overall affairs of the Company. Authority with respect to certain matters of the Company has been delegated to standing committees of the Board, which are the Executive Committee, Audit Committee and Compensation Committee. The Board does not have a standing Nominating Committee.

  The Executive Committee was established in January 1987 and is empowered to act for and on behalf of the Board and its committees, but may not undertake actions reserved in the Bylaws to the Board itself, such as filling vacancies on the Board and declaring certain dividends to stockholders. Actions by the Executive Committee are to be reported for review and ratification by written consent or at a subsequent meeting of the Board. Messrs. Qureshey and Santoro served on the Committee during fiscal 1994. Mr. Schraith was appointed to the Committee in July 1994. No meetings were held in fiscal 1994. No meetings have been held in fiscal 1995 as of February 27, 1995.

  The Audit Committee has the responsibility of recommending to the Board the appointment of the Company's outside auditors, reviewing the auditors' reports, management reports and various audit criteria, and consulting with the auditors concerning the adequacy of internal accounting controls. Mr. Goeglein, Mr. Peltason, Dr. Santoro, and Mr. Yocam are the members of the Audit Committee, which held three meetings in fiscal 1994. The Audit Committee has held two meetings during fiscal 1995 as of February 27, 1995.

  The Compensation Committee is empowered to review and administer the Company's compensation practices and policies, which include administering the Company's incentive compensation plans, reviewing compensation levels of the Company's officers and directors, reviewing the Company's long-range plans for management development and examining the Company's compensation structure as it relates to industry practices. Mr. Goeglein, Mr. Peltason, and Mr. Yocam are the members of the Compensation Committee. Dr. Santoro served on the Compensation Committee until October 1993. The Compensation Committee held four meetings in fiscal 1994. The Compensation Committee has held three meetings during fiscal 1995 as of February 27, 1995.

ATTENDANCE AT MEETINGS

  During fiscal 1994, the Board held a total of seven meetings, of which three were special meetings conducted by telephone. During fiscal 1995, the Board has held a total of thirteen meetings, of which eight were special meetings conducted by telephone. During both fiscal 1994 and fiscal 1995, each member of the Board attended 75 percent or more, aggregately, of the meetings of the Board during the period in which he was a director and meetings of the committees of which he was a member.

                                  Appendix A-5

                             EXECUTIVE COMPENSATION

  The following tables present information concerning the cash compensation and stock options provided to Mr. Qureshey and the four other most highly compensated individuals serving as executive officers as of the end of fiscal 1994 (the "Named Executive Officers"). The notes to these tables provide more specific information regarding compensation.

                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                         ANNUAL COMPENSATION       COMPENSATION
                                   ------------------------------- ------------
                                                                    SECURITIES      ALL
  AME ANDN                                          OTHER ANNUAL    UNDERLYING     OTHER
 PINCIPALR                  FISCAL SALARY   BONUS  COMPENSATION(A) OPTIONS/SARS COMPENSATION
  OSITIONP                   YEAR    ($)     ($)         ($)           (#)          ($)
- ---------                   ------ ------- ------- --------------- ------------ ------------
  Safi U. Qureshey........   1994  623,076 236,221      36,465       125,000      148,119(b)
  Chief Executive Officer
   and                       1993  543,700 514,298      93,960        60,000      184,580
  Chairman of the Board      1992  498,270 777,379          --        60,000           --
  James T. Schraith.......   1994  314,009 130,191          --        65,000        9,173(c)
  President and Chief        1993  228,256 124,168       1,095        20,000        5,673
  Operating Officer          1992  171,077 162,139          --        10,000           --
  Bruce C. Edwards........   1994  297,337  80,137       3,496        75,000        7,021(c)
  Executive Vice President
   and                       1993  251,873 256,454       4,980        30,000        6,283
  Chief Financial Officer    1992  224,615 287,348          --        15,000           --
  James L. Forquer (d)....   1994  263,815  74,798     447,019(e)    115,000          846(c)
  Sr. Vice President,        1993       --      --          --            --           --
  Worldwide Operations       1992       --      --          --            --           --
  Richard P. Ottaviano....   1994  223,683  63,868         600        55,000        6,609(c)
  Sr. Vice President,        1993  184,373 154,620       2,442        30,000        5,919
  Administration             1992  149,231 208,196          --        10,000           --

- --------
(a) Except with respect to Mr. Forquer, Other Annual Compensation generally includes reimbursement for medical expenses and/or tax and estate planning expenses. The amounts shown for Mr. Qureshey represent reimbursement for tax and estate planning only.
(b) The Company maintains an aggregate of $24,000,000 of split dollar life insurance policies insuring the survivor of Mr. Qureshey and his spouse. The portion of the premium paid for term life insurance coverage in fiscal 1994 was $19,679. The portion of the premium paid for non-term coverage, valued in accordance with requirements of the Securities and Exchange Commission as an interest-free loan to Mr. Qureshey, was $123,300. Also included is the Company's 401(k) Plan matching contribution in the amount of $5,140.
(c) The Company's matching contribution to the Company 401(k) Plan.
(d) Mr. Forquer's employment with the Company terminated effective as of October 17, 1994. Mr. Coryell has since been elected as an executive officer to replace Mr. Forquer.
(e) In August 1993, the Company entered into an agreement with Mr. Forquer to assist in his relocation. The Company purchased the equity interest in Mr. Forquer's northern California residence for $900,000, allowing for a quick sale in otherwise unfavorable market conditions. The Company ultimately recognized $615,000 of the equity upon the sale of the property. In addition, the Company paid $152,850 and $7,215 for additional real estate and temporary living costs, respectively.

                                  Appendix A-6

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES
                                                                               OF STOCK PRICE APPRECIATION
                            INDIVIDUAL GRANTS                                      FOR OPTION TERM(D)
- -------------------------------------------------------------------------      ---------------------------
                                      % OF TOTAL
                                     OPTIONS/SARS
                          OPTIONS     GRANTED TO   EXERCISE OR
                         GRANTED(A)   EMPLOYEES    BASE PRICE  EXPIRATION
       NAME                 (#)     IN FISCAL YEAR  ($/SHARE)     DATE            5%($)         10%($)
       ----              ---------- -------------- ----------- ----------      ---------------------------
Safi U. Qureshey........  100,000        7.38%        15.75     7/27/03             990,509      2,510,144
                           25,000        1.84%        16.88     6/01/04(b)(c)       265,315        672,360
James T. Schraith.......   50,000        3.69%        15.75     7/27/03             495,255      1,255,072
                           15,000        1.11%        16.88     6/01/04(b)(c)       159,189        403,416
Bruce C. Edwards........   60,000        4.43%        15.75     7/27/03             594,305      1,506,087
                           15,000        1.11%        16.88     6/01/04(b)(c)       159,189        403,416
James L. Forquer........  100,000        7.38%        15.75     7/27/03             990,509      2,510,144
                           15,000        1.11%        16.88     6/01/04(b)          159,189        403,416
Richard P. Ottaviano....   40,000        2.95%        15.75     7/27/03             396,204      1,004,058
                           15,000        1.11%        16.88     6/01/04(b)(c)       159,189        403,416

- --------
(a) All option grants were new and not granted in connection with an option repricing transaction. All options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant (or earlier at the discretion of the Board or Compensation Committee). Options expire 10 years from the date of grant.
(b) June 1, 1994 option grants were part of a split option grant to key executives which required the Company to grant an equivalent number of options to the grantees on November 1, 1994. Under the provisions of the split-grant, the Company granted Messrs. Qureshey, Schraith, Edwards, Forquer and Ottaviano options covering 25,000, 15,000, 15,000, 15,000 and 15,000 shares, respectively, on November 1, 1994, with an exercise price equal to the $12.75 per share fair market value of the Company's Common Stock on the grant date (the "FMV").
(c) An option grant to Mr. Schraith in the amount of 100,000 shares was made on August 1, 1994, with an exercise price equal to the $15.25 per share FMV. Option grants to Mr. Coryell in the respective amounts of 75,000 and 7,000 shares were made on October 26, 1994 and November 1, 1994, respectively, with respective exercise prices equal to the $11.4375 and $12.75 per share FMV. An option grant to Mr.Wittry in the amount of 60,000 shares was made on November 11, 1994, with an exercise price equal to the $12.625 per share FMV. Option grants to Messrs. Qureshey, Schraith, Edwards and Ottaviano in the respective amounts of 25,000, 25,000, 15,000 and 15,000 shares were made on February 1, 1995, with an exercise price equal to the $15.00 per share FMV. Option grants on the same terms were made to certain of the Company's other executive officers, Messrs. Coryell, Leibel and Smith, in the respective amounts of 5,000, 10,000 and 5,000 shares. An additional set of option grants in amounts identical to the February 1, 1995 grants has been approved and will be made effective August 1, 1995, with an exercise price equal to the then-applicable per share FMV.
(d) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's Common Stock, continued employment of the optionee through the term of the option, and other factors.

                                  Appendix A-7

                      AGGREGATED OPTION/SAR EXERCISES IN
            LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

                                                 NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                    OPTIONS/SARS AT           OPTIONS/SARS AT
                                                  FISCAL YEAR-END (#)       FISCAL YEAR-END ($)
                                               ------------------------- -------------------------
                            SHARES     VALUE
                         ACQUIRED ON  REALIZED
          NAME           EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ------------ -------- ------------------------- -------------------------
Safi U. Qureshey........       --         --        590,000/205,000             4,577,500/0
James T. Schraith.......    33,000    388,375         15,000/78,500                10,156/0
Bruce C. Edwards........       --         --        110,000/100,000               509,375/0
James L. Forquer........       --         --          25,000/90,000                     0/0
Richard P. Ottaviano....    15,000    311,250         40,500/86,000                0/50,625

                           COMPENSATION OF DIRECTORS

  The directors of the Company serve until their successors are elected and duly qualified. Non-employee directors receive annual retainers of $30,000 paid at the rate of $2,500 per month and additional committee meeting fees of $2,000 per meeting for the Chairman and $1,000 per meeting per committee member. Commencing November 1993, Dr. Carmelo J. Santoro, Vice Chairman of the Board, received an additional annual retainer of $95,000. Prior to November 1993, Dr. Santoro was paid a retainer for consulting services to the Company. See "Compensation Committee Interlocks and Insider Participation" below.

  The 1991 Stock Option Plan for Non-Employee Directors provides for an initial grant of options to purchase 20,000 shares of the Company's Common Stock to each newly elected or appointed non-employee director. In addition, on January 1 of each year, each participant will receive an option to purchase 12,000 shares of the Company's Common Stock. The aggregate number of shares that may be issued under the plan is 250,000. Options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant.

  Under the 1994 One-Time Grant Stock Option Plan for Non-Employee Directors, each member of the Company's Board on July 1, 1994 who was not an employee of the Company was granted an option to purchase 50,000 shares of the Company's Common Stock. The aggregate number of shares of Common Stock which may be issued pursuant to the plan is 250,000 and no participant may receive options covering more than 50,000 shares in any calendar year. Options vest and become exercisable at the rate of 12.5% per year, commencing on the first anniversary of the date of grant. Based upon the performance of the Company's Common Stock, vesting may be accelerated, but in no event prior to July 1, 1995.

  In December 1990, the Board authorized the issuance of warrants to purchase an aggregate of 80,000 shares of the Company's Common Stock to its then non-employee Board members. Such warrants are exercisable at $13.875 per share and vest over a three-year period. During fiscal 1994, 40,000 of such warrants were exercised and at July 2, 1994, 40,000 shares remained exercisable. In July 1992, the Board authorized the issuance of warrants to purchase 50,000 shares of Common Stock to Dr. Santoro, the Company's then Chairman of the Board. Such warrants are exercisable at $13.50 per share and vest over a four-year period. During fiscal 1994, 12,500 of such warrants were exercised and the balance were not exercisable at fiscal year-end.

  See Item 3(b) of the Schedule 14D-9 for a description of the consequences regarding options and warrants described in the foregoing in light of the Stock Purchase Agreement and related transactions.

                                 Appendix A-8

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  On July 27, 1993, the Company entered into a five-year revolving term employment agreement with Mr. Qureshey ("Agreement" or "Founder's Agreement"), which provides in certain circumstances for a possible consulting term and other post-termination benefits. All post-termination benefits are conditioned upon Mr. Qureshey's not undertaking competing employment and his not soliciting away Company employees. In addition, Mr. Qureshey agreed that he will vote his shares along with the other stockholders in the election of directors and will not join or participate against the Board in any proxy solicitation, and will offer the Company a right of first refusal on any 100,000 or more share blocks proposed to be sold by him in any private sale. If Mr. Qureshey should accept non-competing but substantial employment with any other company or firm during any period of active employment, consulting, or post-termination benefits under the Founder's Agreement, the Company may elect that Mr. Qureshey cease to be an employee or consultant and be entitled to receive an aggregate lump sum equal to 50% of the salary and/or bonus, if any, which he is then receiving and which he otherwise would be entitled to receive for the remaining balance of the employment or post-termination benefit or consulting period, as described below; however, all other benefits would cease and Mr. Qureshey would continue to be bound by the restrictions concerning competing employment, non-solicitation of employees, the voting of shares and the right of first refusal. At any time following one year from a date of employment termination, Mr. Qureshey may elect to terminate the foregoing restrictions upon 90 days' written notice, in which event all Company obligations and benefits payable under the Founder's Agreement would cease, all stock option acceleration would be rescinded and any outstanding loans to Mr. Qureshey would have to be repaid to the Company within 90 days. Nevertheless, Mr. Qureshey would continue to be bound by the provisions of the Founder's Agreement pertaining to the Company's confidential and proprietary information.

  If Mr. Qureshey's employment is terminated for "cause," the Company will be obligated to pay him only such severance compensation as shall have vested and as the Board otherwise deems appropriate, or none at all, and the Company's obligations under the Founder's Agreement will be null and void. If Mr. Qureshey becomes disabled, upon the expiration of six consecutive months of disability, Mr. Qureshey's employment may be terminated by the Company. In such event or in the event of Mr. Qureshey's death, in addition to amounts paid from insurance policies, Mr. Qureshey or his estate will be entitled to receive his base salary and bonus for at least one year, the restriction period on all restricted stock granted to him under Company plans shall lapse and all stock options or other such rights which otherwise would have vested within two years of such event will accelerate and become fully vested and remain exercisable in accordance with their respective terms.

  During employment, Mr. Qureshey will receive his salary, bonus and all other benefits, including a $25,000 financial planning allowance and a gross-up for income tax on such allowance, consistent with past practices. If Mr. Qureshey's active employment is terminated by him for "good reason" or by the Company without "cause," Mr. Qureshey will continue to receive his base salary for a benefit period of five years following termination. In either event, (a) Mr. Qureshey will be entitled to receive his annual bonus for the year in which termination occurs, pro rated to the date of termination, as well as bonuses for the two fiscal years following termination, such bonus amounts being determined by taking the average of the bonuses paid to Mr. Qureshey in the preceding two years; (b) all stock options will accelerate and become exercisable and all restrictions on restricted stock awards will lapse; (c) the benefits allowance for death or disability will continue for a period of five years from the date of termination; and (d) all of his benefits payable under the Company's tax-qualified employee benefit plans or other programs pertaining to deferred compensation, retirement, profit sharing, 401(k), or employee stock ownership (if any) will be paid. In addition, if Mr. Qureshey enters into loan agreements for the purpose of exercising options or other rights to acquire securities, the Company will guarantee such loans (up to $3,000,000) and pay the interest on them for a period ending 13 months after the date of the event causing tax liability to be incurred by reason of such exercise.

                                  Appendix A-9

  In the event of Mr. Qureshey's disability or of his termination by the Company without "cause" or termination of employment by Mr. Qureshey for "good reason," Mr. Qureshey will also be entitled to receive additional benefits during the first five-year post-termination benefit period including an office, health and welfare benefits, continued use of a Company automobile followed by transfer of title of such automobile to Mr. Qureshey at the end of the five-year period, and up to $25,000 per year (grossed up for income taxes) for estate, tax and financial planning services.

  Following such five-year post-termination benefits period, provided Mr. Qureshey has not and does not undertake substantial or competing employment, the Company indefinitely will provide continued health and welfare benefits, with Mr. Qureshey paying or reimbursing the Company the average cost of such coverages, and Mr. Qureshey will have the title Vice Chairman. For a period of up to five years following the first five-year post-termination benefits period, Mr. Qureshey may elect to become a consultant and receive 60% of his former base and be entitled to receive the additional benefits described in the foregoing paragraph. If prior to any termination Mr. Qureshey undertakes an "early retirement" from active employment and otherwise is not receiving the post-termination benefits enumerated above, he may at his election become a consultant to the Company and become subject to the restrictions under the Founder's Agreement and also become entitled to receive 80% of his then base salary for a period of five years, as well as the additional benefits listed above. Bonus amounts will not be required during any consulting period.

  Mr. Qureshey's benefits under the Founder's Agreement are in addition to and not in lieu of the benefits payable to him under the Severance Compensation Agreement (see below) entered into between the Company and Mr. Qureshey following a change of control of the Company. Following a change in control of the Company, Mr. Qureshey is generally entitled to all of the benefits specified in the Severance Compensation Agreement, whether or not his active employment is terminated. Mr. Qureshey will not otherwise participate in the officer involuntary termination policy described below.

  At the Annual Meeting of Stockholders held in May 1987, the stockholders authorized and approved an indemnification program for corporate officers and directors under which the Company and each corporate officer and director entered into an Indemnification Agreement, substantially in the form approved by the stockholders.

  The Company has entered into Severance Compensation Agreements with each of its eight executive officers. Under the agreements, following a "change in control" of the Company, if either the Company terminates the officer's employment for any reason other than death, disability or retirement, or if the officer terminates his employment for "good reason" as defined in the agreement, then (a) the Company will pay the officer severance compensation equal to two years salary and bonus, (b) all stock options held by the officer, to the extent they would otherwise have become exercisable within two years of the change in control, will immediately become exercisable for a period of six months following termination, and (c) the officer will receive continued welfare benefits for a period of two years. Under the agreements, the Company will indemnify the officer with respect to excise taxes on excess "parachute payments" imposed under Section 4999 of the Code. The agreements terminate two years following the date on which notice of non-renewal is given by either the Company or the officer. Similar agreements have also been entered into with eleven vice-presidents, except that (i) the agreements terminate one year following the date on which notice of non-renewal is given, and (ii) the vice-presidents' severance benefits include only one year of salary, bonus and welfare benefits continuation, and only options otherwise vesting within one year of the change in control will accelerate.

  The Company has a severance policy for its executive officers which, in the event of an involuntary termination, other than in connection with a "change in control," requires the Company to pay its President severance equal to two years salary and its other executive officers severance equal to six months salary plus an additional month of salary for each year of employment with the Company, up to a maximum of 12 months. Welfare benefits are also continued during this period.

                                 Appendix A-10

  Mr. Forquer's employment with the Company terminated on October 17, 1994. Pursuant to an agreement between the Company and Mr. Forquer, Mr. Forquer will be paid salary continuation for the 52-week period ending October 16, 1995. The remaining terms of Mr. Forquer's severance agreement have yet to be finalized.

  See Item 3(b) of the Schedule 14D-9 for a description of the consequences regarding the employment and severance agreements described in the foregoing in light of the Stock Purchase Agreement and related transactions.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Goeglein, Mr. Peltason, Dr. Santoro and Mr. Yocam served on the Compensation Committee during fiscal 1994. Dr. Santoro, Vice Chairman of the Board, served as Chairman of the Compensation Committee until October 1993, at which time he resigned from that committee. In addition to his compensation as a director, the Company had entered into a consulting agreement (which commenced in July 1992 and expired in November 1993) with Dr. Santoro to provide assistance in corporate organization and other matters. Pursuant to and during the term of such agreement, Dr. Santoro received an aggregate of $99,167. In addition to serving on the Company's Board, Mr. Goeglein, Dr. Santoro and Mr. Edwards serve on the Board of Directors of Platinum Software Corporation ("Platinum"), which designs, manufactures and markets accounting software systems. At Platinum, Dr. Santoro is also an executive officer and Mr. Goeglein serves on the Compensation Committee and Mr. Edwards serves on the Audit Committee of the Platinum Board of Directors. In such capacities, each of Dr. Santoro, Mr. Goeglein and Mr. Edwards has influence over the fees, equity participation and other compensation paid to the others by Platinum. Dr. Santoro and Mr. Goeglein, as members of the Board and Compensation Committee, had and have, respectively, direct influence over the equity participation awards and compensation paid to Mr. Edwards in his capacity as an executive officer of the Company. As continuing Board members, each will continue to have influence over the fees, equity participation and compensation paid to the others by the Company. Prior to either Dr. Santoro's, Mr. Goeglein's or Mr. Edwards' joining the Platinum Board of Directors, the Company purchased certain accounting software systems from Platinum. In fiscal 1994, amounts paid to Platinum by the Company were less than $2,000 and related primarily to service and maintenance of previously purchased products. The Company believes that the terms and conditions of its purchase relationship with Platinum are as favorable to the Company as those that could have been obtained from any other third-party vendor of similar products and services.

                              CERTAIN TRANSACTIONS

  In August 1993, the Company entered into an agreement with Senior Vice President James L. Forquer to assist in his relocation. The Company purchased the equity interest in Mr. Forquer's northern California residence for $900,000, allowing for a quick sale in otherwise unfavorable market conditions. The Company ultimately realized approximately $615,000 of the equity upon sale of the property. In addition, the Company paid $152,850 and $7,215 for additional real estate and temporary living costs, respectively.

  In September 1993, the Company loaned Vice President Scott A. Smith $100,000 for the purchase of a primary residence evidenced by a promissory note secured by a deed of trust. The loan was issued interest free and is payable in full three years from the date of the loan. At March 3, 1995, the entire amount remained outstanding.

  See "Compensation Committee Interlocks and Insider Participation" above.

                                 Appendix A-11

                                                                      APPENDIX B

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

  The following discussion should be read in conjunction with the consolidated financial statements.

(IN THOUSANDS, EXCEPT PER
SHARE AMOUNTS)
- -------------------------
RESULTS OF OPERATIONS             1994      CHANGE    1993     CHANGE    1992
- ---------------------          ----------   ------ ----------  ------  --------
Net sales..................... $2,367,274     68%  $1,412,150     50%  $944,079
Gross profit.................. $  347,733     22%  $  285,698     (3%) $293,260
  Percentage of net sales.....       14.7%               20.2%             31.1%
Operating expenses (excluding
 restructuring costs)......... $  306,244     36%  $  225,276     15%  $195,734
  Percentage of net sales.....       12.9%               16.0%             20.7%
Restructuring charges (cred-
 it).......................... $  (12,500)         $  125,000          $    --
  Percentage of net sales.....       (0.5%)               8.9%              --
Net income (loss)............. $   31,309    158%  $  (53,738)  (178%) $ 68,504
Net income (loss) per share,
 fully diluted................ $     0.95    155%  $    (1.72)  (180%) $   2.16

NET SALES

  Net sales increased to $2.367 billion in fiscal year 1994 from $1.412 billion in fiscal year 1993 and $944 million in fiscal year 1992. These increases in revenues were due to strong worldwide demand for the Company's desktop and notebook computer systems. In fiscal 1994, the Company's worldwide unit shipments increased 78% to 1.432 million, compared with a 69% increase in unit volume for fiscal 1993. The Company's unit volume growth rate exceeded its sales growth rate as a result of pricing actions undertaken by the Company due to continuing industrywide competitive pricing pressures. Price competition continues to have a significant impact on prices of the Company's products, especially those aimed at the consumer market, and additional pricing actions may occur as the Company attempts to maintain its competitive mix of price and performance characteristics. Going forward, the Company anticipates continued industrywide competitive pricing and promotional actions. The Company's net sales (expressed in U.S. dollars) were also reduced by 2.7%, 1.3% and .7% in fiscal 1994, 1993 and 1992, respectively, due to fluctuations in the average value of the U.S. dollar relative to its average value in the comparable periods of the prior years.

  Revenues from desktop system products increased 56% to $1.5 billion in fiscal 1994 from $967 million in fiscal 1993, compared with an increase of 60% in fiscal 1993. Major contributors to the improved year-over-year revenue performance were the Company's 486-based desktop systems including the Advantage! 486SX, 486/66, the Bravo 486SX/25, 486/33, 486/66D, and the entire Premmia 486 product line. Revenues from sales to Tandy's retail operations and the acquired GRiD and Victor product lines also contributed to the Company's fiscal 1994 desktop revenue growth. Sales of the Company's 80386 systems, reflecting the continuing shift in demand toward higher performance 486-based systems, declined 58% to $90 million in fiscal 1994, compared to a decline of 42% in fiscal 1993.

  Revenues from the Company's notebook computer products increased and represented 22%, 21% and 24% of net sales for fiscal 1994, 1993 and 1992, respectively. The Company's notebook computer product revenues rose 79% to $519 million in fiscal 1994 from $290 million in fiscal 1993, compared to an increase of 28% in fiscal 1993 over fiscal 1992. The increase in net sales of notebook computers reflects a 74% increase in unit shipments to 268,000 in fiscal 1994 over 154,000 in the same prior year period and a 52% unit volume increase in fiscal 1993 over fiscal 1992. Fiscal 1994 notebook systems sales growth occurred in all key notebook product lines including the Bravo, the Advantage! Explorer, and the PowerExec notebook computer lines. In addition, revenues from sales to the Company's OEM customers contributed to the Company's fiscal 1994 notebook revenue growth.

                                  Appendix B-1

  North American revenues (including Canada) increased 83% to $1.517 billion in fiscal year 1994 compared with an increase of 56% in fiscal 1993 over 1992. The continued revenue growth was the result of strong unit sales of the Company's desktop and portable computer systems within each of the Company's North American distribution channels, including independent resellers, dealers, national distributors, original equipment manufacturers ("OEMs"), U.S. Government approved dealers and consumer retailers. While revenue growth occurred in each channel, fiscal 1994 sales to the consumer retail channel, which includes fiscal 1994 sales made to Tandy's retail operations, rose 218% over the prior year. Fiscal 1993 consumer retail channel sales rose 436% above fiscal 1992 as fiscal 1993 represented the first complete year of Company sales into this new channel. The consumer retail channel, including consumer electronics, office and computer superstores, increased to 32% of total fiscal 1994 North American revenues versus 19% in fiscal 1993 and 5% in fiscal 1992. The substantial fiscal 1994 revenue growth within this channel was due largely to the growing popularity of computer superstores. Sales into this channel, however, are cyclical with the strongest demand occurring in third and fourth calendar quarters. As this channel continues to grow, the Company anticipates a corresponding seasonal impact on the Company's net sales.

  International revenues grew 46% to $850 million in fiscal 1994 from $582 million in fiscal 1993, compared to a 42% growth rate in fiscal 1993 over fiscal 1992. International revenues represented 36%, 41%, and 44% of net sales in fiscal 1994, 1993 and 1992, respectively. European revenues increased 79% over the prior year, compared with 45% in fiscal 1993 over 1992. The United Kingdom and Sweden continued to be major contributors of total European revenues with significant fiscal 1994 revenue growth also occurring in France, Italy and Switzerland. During fiscal 1994, the Company further expanded its presence within Europe by establishing new subsidiaries in Denmark, Ireland and Norway. The Company's Scotland facility, which was acquired as part of AST's purchase of Tandy Corporation's personal computer operations, terminated operations in the fourth quarter of fiscal 1994.

  Revenues from the Company's Pacific Rim region, which includes Australia, the People's Republic of China ("PRC"), Hong Kong, Japan, Malaysia, New Zealand, Singapore and Taiwan, combined to contribute to a 9% increase in fiscal 1994 sales, compared with a 34% increase in fiscal 1993 sales over 1992. The decline in fiscal 1994 growth rate was attributable to significantly increased competition within this region of the world. The Company anticipates that these competitive pressures will continue. During the third quarter of fiscal 1994, the Company established a new sales and manufacturing subsidiary in Tianjin, China through a joint venture with a corporation affiliated with the Chinese government.

  A significant portion of the Company's Pacific Rim revenues are derived from sales to the Hong Kong government and to Hong Kong based dealers who ultimately market the Company's products within the PRC. Sales into the PRC accounted for approximately 6% of the Company's total fiscal 1994 revenues, compared with approximately 11% and 13% in fiscal 1993 and 1992, respectively. Although the PRC has historically provided the Company with significant revenues and profitability, future sales of the Company's products into the PRC are highly dependent upon continuing favorable trade relations between the United States and the PRC and the general economic and political stability of the region. Economic factors such as short-term fluctuations in foreign currency exchange rates, monetary controls, and changes in the PRC tax structure may also have a negative impact on the region's future sales and operating results.

  In the Company's Rest of World region, revenues increased 22% in fiscal 1994 over the prior year, compared with an increase of 60% in fiscal 1993 over 1992. These increases were due primarily to continuing growth within the Company's Middle East operations.

GROSS PROFIT

  The Company's 1994 gross profit margins of 14.7% represent a continued decline from 20.2% in fiscal 1993 and 31.1% in fiscal 1992. The downward trend in gross profit margins was primarily due to continued intense industrywide competitive pressures which have required pricing reductions at a rate faster than the Company was able to reduce costs. Selected inventory valuation adjustments, taken in anticipation of

                                  Appendix B-2
shortening product life cycles, have also contributed to the fiscal 1994 decline in gross profit margins. Also contributing to reduced gross profit margins was the increased percentage of revenues generated by the consumer retail (including sales to Tandy's retail operations) and OEM channels, which typically yield lower gross margins, and a $33.6 million write-off of pen-based products inventory acquired as part of the Tandy acquisition. The $33.6 million represented a reduction in the carrying value of GRiD pen-based products inventories which had been originally recorded, during the fourth quarter of fiscal 1994, as an increase in the carrying value of goodwill. Prior to the $33.6 million write-off of pen-based products inventory, the Company's 1994 gross profit margins would have been 16.1%. The Company believes that the industry will continue to be characterized by rapid introduction of new products, rapid technological advances and product obsolescence. If the Company's products become technically obsolete, the Company's net sales and profitability may be adversely affected. Lower gross margins could result in decreased liquidity and adversely affect the Company's financial position. In addition, there can be no assurance that additional inventory valuation adjustments will not be required, which, if required, would have an adverse impact on the Company's gross profit margins.

  The results of the Company's international operations are subject to currency fluctuations. As the value of the U.S. dollar strengthens relative to other currencies, revenues from sales in those currencies converts into fewer U.S. dollars. This effect on revenue has a corresponding impact on gross profit, as the Company's production costs are incurred primarily in U.S. dollars. When comparing fiscal 1994 to fiscal 1993, the U.S. dollar rose substantially against nearly all European currencies. This year-to-year currency fluctuation resulted in an approximate two percentage point gross margin reduction in fiscal 1994 compared to fiscal 1993, compared to an approximate one percentage point decline in fiscal 1993 compared to fiscal 1992.

  The personal computer industry continues to experience significant pricing pressures and the Company believes that industry consolidation and restructuring will continue to result in an aggressive pricing environment and continued pressure on the Company's gross profit margins during fiscal 1995. During fiscal 1994, the Company and the majority of its competitors continued to introduce new, lower-priced higher performance personal computers resulting in continued pricing pressures on both new and older technology products. There can be no assurance that future pricing actions by the Company and its competitors will not adversely impact the Company's gross margins or profitability.

OPERATING EXPENSES                     1994    CHANGE   1993    CHANGE   1992
- ------------------                   --------  ------ --------  ------ --------
Selling and marketing............... $193,053    36%  $141,752    18%  $120,072
Percentage of net sales.............      8.2%            10.0%            12.7%

  While total fiscal 1994 selling and marketing spending rose by $51.3 million, it represented only 8.2% of sales compared to 10.0% in fiscal 1993 and 12.7% in fiscal 1992. Expanded worldwide sales and marketing efforts in both new and existing subsidiary locations resulted in higher payroll related expenses while increased sales levels resulted in higher sales commissions. Entry into new domestic and international markets, new product introductions, expansion of the Company's distribution channels and a greater emphasis on advertising, sales and marketing programs contributed to increased marketing promotion and cooperative advertising expenses. Additionally, the Company's continued focus on increasing brand name awareness led to an increase in media advertising expense. Part of the Company's increased fiscal 1994 selling and marketing expenses, however, was mitigated by reduced performance-based employee benefits which were accrued during fiscal 1994 and adjusted in the fourth quarter of fiscal 1994 due to reduced corporate profitability. The Company anticipates that fiscal 1995 selling and marketing expenses may increase in absolute dollars as the Company continues to expand its marketing and sales programs and focuses on continued growth in its international markets.

                                       1994    CHANGE   1993    CHANGE   1992
                                     --------  ------ --------  ------ --------
General and administrative.......... $ 74,333    44%  $ 51,555    14%  $ 45,201
Percentage of net sales.............      3.1%             3.7%             4.8%


                                  Appendix B-3

  In fiscal 1994, general and administrative expenses increased in absolute dollars but declined as a percentage of net sales to 3.1% from 3.7% in fiscal 1993 and 4.8% in fiscal 1992. During fiscal 1994, the Company expanded its domestic and international operations, including those acquired through the purchase of Tandy's computer operations in Norway, Scotland and Texas, and the Company established new subsidiaries in China, Malaysia, Denmark and Ireland. Costs associated with these new facilities resulted in increased expenses for staffing, occupancy, insurance, and outside professional services. Depreciation and amortization expenses increased in fiscal 1994 due primarily to the expanded fixed asset base resulting from the acquisition and integration of Tandy's personal computer business. Part of the Company's increased fiscal 1994 general and administrative expenses, however, was mitigated by reduced performance-based employee benefits which were accrued during fiscal 1994 and adjusted in the fourth quarter of fiscal 1994 due to reduced corporate profitability. The Company anticipates that fiscal 1995 general and administrative costs may increase in absolute dollars due to possible growth and expansion into new global markets.

                                         1994    CHANGE  1993    CHANGE  1992
                                        -------  ------ -------  ------ -------
Engineering and development............ $38,858    22%  $31,969     5%  $30,461
Percentage of net sales................     1.6%            2.3%            3.2%

  Engineering and development costs increased in absolute dollars due to net additions to the Company's engineering staff and higher costs for engineering materials as the Company continues to invest in the development of new products and in enhancements to existing products. Engineering and development expenditures as a percentage of sales have continued to decrease since fiscal 1992 as a result of revenue growth during fiscal 1993 and 1994. Products introduced in fiscal 1994 included additions to the Advantage!, Bravo, Premmia, PowerExec, and Manhattan SMP product lines and the Ascentia 900N notebook computer.

  The personal computer industry is characterized by increasingly rapid product life cycles. Accordingly, timely development of new and enhanced products with favorable price/performance features are critical to the Company's future growth and competitive position in the marketplace. Therefore, the Company remains committed to continue its investment in research and development activities and anticipates that fiscal 1995 engineering and development spending may increase in absolute dollars. There can be no assurance that the Company's products will continue to be commercially successful or technically advanced, or that it will be able to deliver commercial quantities of new products in a timely manner.

                                           1994     CHANGE   1993    CHANGE 1992
                                         --------   ------ --------  ------ ----
Restructuring charges (credits)......... $(12,500)   --    $125,000   --    --
Percentage of net sales.................     (0.5%)             8.9%        --

  In the fourth quarter of fiscal 1993 and in connection with the Company's acquisition of Tandy's personal computer manufacturing and engineering operations and GRiD's North American and European sales and marketing operations, the Company recorded a pretax restructuring charge of $125 million. The estimated restructuring costs included $68 million in asset write-downs and $57 million in estimated future cash expenditures. The charge reflected estimated expenses to combine and restructure the Company's existing worldwide manufacturing capacity ($34 million), as well as its marketing, engineering, distribution, sales, and service operations ($41 million). Also included within the restructuring charge were selected inventory valuation adjustments ($33 million) necessary to realign existing AST product lines in relation to the acquired Tandy/GRiD and Victor products and to curtail production of certain AST product offerings as a result of competing Tandy/GRiD product lines. These estimated restructuring costs represented the Company's best assessment of the proposed restructuring plans; however, the Company expected that some of these original plans would be revised as the Company continued to identify the best means of achieving reductions in its cost structure.

  During fiscal 1994, the Company completed most of its previously identified restructuring activities and incurred asset write-downs of $50 million and cash expenditures of $47 million related directly to its fiscal 1994 restructuring activities. The Company's manufacturing operations were realigned to integrate the

                                  Appendix B-4
combined operations along product and geographic boundaries and included the shift of nearly all the Americas desktop production to Texas and the establishment of a new European manufacturing, distribution and service operation in Limerick, Ireland. During fiscal 1994, the Company realigned and centralized its European distribution and service operations in connection with establishing the new Ireland facilities. The Company also realigned its engineering and marketing organizations into strategic business units in order to improve the Company's ability to provide dedicated focus on each of its key product groups: desktops, servers and notebooks. During the first and second fiscal quarters, the Company focused its efforts on integrating its existing product lines with those of the acquired Tandy/GRiD operations, resulting in price realignments of existing AST products as well as the acceleration of certain AST end-of-life product cycles caused primarily by the introduction of the newly acquired Tandy/GRiD products.

  The Company established the restructuring reserve as a result of the Tandy acquisitions and incurred costs related to the impact of the acquisitions on AST's existing operations and the resulting requirement to realign the new and larger combined Company's operations. These costs included asset write-downs, provisions and cash expenditures. Furthermore, the Company used its restructuring provisions for activities that were either identifiable with the restructuring plan or that could be reasonably estimated in accordance with provisions of Financial Accounting Standards Board Statement No. 5, "Accounting for Contingencies."

  In the fourth quarter of fiscal 1994, after concluding that most of its restructuring activities had been completed or were adequately provided for within the remaining restructuring accrual, the Company determined that the total restructuring cost estimate could be lowered. As a result, the Company took a fourth quarter restructuring credit in the amount of $12.5 million, or ten percent of the original $125 million charge taken in the comparable prior year fourth quarter. At July 2, 1994, the Company continues to hold approximately $15 million in accrued restructuring provisions for the final restructuring activities, which the Company expects to be completed during the first half of fiscal 1995. The Company expects most of these costs to represent future cash expenditures to be incurred to further combine and restructure existing worldwide manufacturing and distribution capacity.

  The Company believes that its fiscal 1994 restructuring activities were necessary in order to redeploy and reorganize its worldwide operations after the June 1993 acquisition of Tandy Corporation's personal computer operations. No assurances can be given that the restructuring actions will be successful or that similar actions will not be required in the future.

OTHER INCOME AND EXPENSE                 1994    CHANGE   1993   CHANGE   1992
- ------------------------                -------  ------   -----  ------  ------
Interest and other income (expense),
 net................................... $(7,677) (1,063%) $(660)  (124%) $2,758

  In fiscal 1994, the Company had net interest expense of $7.8 million compared to net interest income of $2.1 million in fiscal 1993 and $4.6 million in fiscal 1992. Interest expense increased as a result of the note payable to Tandy Corporation issued in July 1993, the Liquid Yield Option Notes issued in December 1993, and increased utilization of the Company's bank credit facilities during the first six months of fiscal 1994.

  In fiscal 1994, the Company recognized net other income of $.1 million compared to net other expense of $2.7 million in fiscal 1993 and $1.8 million in fiscal 1992. The fiscal 1994 reversal was attributable to the one-time revenues received from the completion of the sale of the Company's Hong Kong manufacturing facility in June 1994, which resulted in a pretax gain of $4.3 million. This amount was partially offset by an increase in the cost of hedging certain foreign currency exposures due to increases in the outstanding dollar amounts of forward exchange contracts. Other expenses relate primarily to foreign currency transaction and remeasurement gains and losses and the costs associated with the Company's foreign currency hedging activities. The Company adheres to a limited hedging strategy which is designed to minimize the effect of remeasuring the local currency balance sheets of its foreign subsidiaries on the Company's consolidated financial position and results of operations. See further discussion included under "Liquidity and Capital Resources."

                                  Appendix B-5

PROVISION (BENEFIT) FOR INCOME
TAXES                                 1994    CHANGE   1993     CHANGE   1992
- ------------------------------       -------  ------ --------   ------  -------
Provision (benefit) for income tax-
 es................................  $15,003   230%  $(11,500)   (136%) $31,780
Effective tax rate.................     32.4%           (17.6%)            31.7%

  In fiscal 1994, 1993 and 1992, the Company recorded an effective income tax provision (benefit) of 32.4%, (17.6%) and 31.7%, respectively. The decrease in the 1993 effective tax rate was due primarily to the Company's inability to provide tax benefit on a portion of the Company's fiscal 1993 restructure charge. The increase in the 1994 tax rate is attributable to the one percent increase in the federal income tax rate and changes in the proportion of income earned within various taxing jurisdictions.

  During fiscal 1993, the Company adopted Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" ("SFAS 109"). The adoption did not have a material effect on the net loss that was previously reported for fiscal 1993. In accordance with SFAS 109, the Company recorded total deferred tax assets of $78 million and $83 million, and total deferred tax liabilities of $4 million and $2 million at July 2, 1994 and July 3, 1993, respectively. Realization of the deferred tax assets, which primarily relate to inventory reserves, restructuring reserves, other accrued liabilities and foreign net operating loss carryforwards, is in part dependent on future earnings from new and existing products. The timing and amount of these future earnings may be impacted by a number of factors, including those discussed below under "Additional Factors That May Affect Future Results." In recognition thereof, the Company has established a deferred tax asset valuation reserve of $35 million and $33 million at July 2, 1994 and July 3, 1993, respectively.

ACQUISITIONS

  In the fourth quarter of fiscal 1993, the Company acquired certain assets and assumed certain liabilities relating to Tandy Corporation's personal computer manufacturing operations and the GRiD North American and European sales divisions. On September 1, 1993, the Company also purchased certain assets and assumed certain liabilities of Tandy/GRiD France. Assets acquired in the fiscal 1993 fourth quarter purchase included four manufacturing facilities, three of which were located in Fort Worth, Texas and one in East Kilbride, Scotland. Other tangible assets acquired consisted primarily of inventory and property, plant and equipment. As part of the purchase agreement, the Company also received the right to supply personal computers to Tandy's Radio Shack, Computer City and Incredible Universe retail operations under a three-year supply agreement. The total purchase price (including Tandy/GRiD France) was $111.7 million and included a cash payment of $15 million and a three-year promissory note in the principal amount of $96.7 million.

  The preliminary estimate of the excess of the purchase price over the fair value of the net assets acquired (goodwill) was $20 million relating to valuation adjustments to inventory ($15 million) and certain accrued liabilities ($5 million). During fiscal 1994, the Company refined the fair value estimates of the assets acquired and liabilities assumed and, as a result, increased the recorded goodwill by $11.4 million to $31.4 million.

  The accompanying consolidated financial statements for the year ended July 2, 1994 have been restated from those originally issued to reflect a $33.6 million reduction in the carrying value of GRiD pen-based products inventories acquired in the Tandy acquisition, made in the fourth quarter of fiscal 1994, as a charge to cost of sales rather than an increase in the carrying value of goodwill arising from the Tandy acquisition. This restatement was made in connection with a Securities and Exchange Commission ("SEC") review. Following discussions with the SEC staff, in June 1995, the Company made the restatement and related adjustments discussed below.

  After giving effect to this restatement, reversal of previously recorded related goodwill amortization and related income tax effects, fiscal 1994 net income has been restated to $31.3 million ($.95 per share) from $53.5 million ($1.59 per share), and shareholders' equity has been reduced from $384 million to

                                  Appendix B-6

$361.8 million. These adjustments are expected to result in a $10.5 million reduction to income taxes payable but otherwise have no impact on the Company's working capital or cash flows. Additionally, goodwill amortization over the remaining portion of the ten-year life assigned to goodwill arising from the Tandy acquisition will be reduced by $3.6 million annually.

  The acquisitions have been accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired have been included in the Company's consolidated balance sheets based upon their estimated fair values at the transactions' effective dates. The Company's consolidated statements of operations include the revenues and expenses of the acquired businesses after the effective dates of the respective transactions.

LIQUIDITY AND CAPITAL RESOURCES                     1994      1993      1992
- -------------------------------                   --------  --------  --------
Cash and cash equivalents........................ $153,118  $121,600  $ 87,874
Short-term investments...........................      --        --   $ 52,831
Working capital.................................. $444,974  $301,046  $332,793
Cash provided by (used in):
  Operating activities........................... $(40,260) $(68,418) $ 32,193
  Investing activities........................... $(35,856) $ 32,523  $(69,100)
  Financing activities........................... $107,798  $ 63,010  $(25,653)

  Increased July 2, 1994 cash and cash equivalents were due primarily to the December 1993 Liquid Yield Option Note issuance in which the Company raised $111.7 million. The increase in working capital is due primarily to increased accounts receivable levels which were consistent with the higher sales levels achieved in fiscal 1994.

  In fiscal 1994, net cash used in operating activities declined to $40.3 million from $68.4 million in fiscal 1993. This decline was due primarily to increased operating profit and lower inventory levels. Improvement in cash flow from operations in fiscal 1995 will depend on the Company's ability to improve profit levels and further reduce inventory levels.

  Net cash used in investing activities increased during fiscal 1994 compared with fiscal 1993, primarily due to increases in capital expenditures. Capital expenditures totaled $30.0 million in fiscal 1994 and consisted of additions to plant and engineering equipment, office furniture and fixtures, and worldwide information systems. Included in total fiscal 1994 capital additions are land and an existing manufacturing plant purchased for $4.6 million and machinery and equipment purchased for $3.0 million in Limerick, Ireland. The Company expects its fiscal 1995 capital expenditures to be consistent with those incurred in fiscal 1994.

  The Company's ability to fund its activities from operations is directly dependent upon its rate of growth, ability to effectively manage its inventory, the terms under which it extends credit to its customers, the manner in which it finances any capital expansion, and the Company's ability to access external sources of financing. The Company intends to fund its fiscal 1995 cash requirements through a combination of cash on hand, cash provided by operations, available borrowings under its committed revolving credit facilities and uncommitted money market lines, and possible future public or private debt and/or equity offerings. At July 2, 1994, the Company had available a $300 million unsecured committed revolving credit facility with a final maturity date of September 30, 1996. This revolving credit agreement allows the Company to borrow, subject to certain leverage and total debt restrictions, at rates based upon the bank's reference rate, or a spread of
 .625% over the LIBOR rate, .75% over the domestic certificate of deposit rate, or at a rate bid by a bank, as selected by the Company. At July 2, 1994, there was $45 million outstanding as drawings under this credit facility and $67.7 million outstanding in the form of a letter of credit issued to Tandy Corporation in support of the acquisition note payable. The Company also had $5 million outstanding under an uncommitted money market line of credit. The Company expects that it will continue to incur short-term borrowings from time to

                                  Appendix B-7
time in order to finance working capital and capital expenditure requirements. The Company also has various additional letter of credit facilities and uncommitted money market credit facilities available for use by the Company and its subsidiaries.

  On August 31, 1994, the Company announced that it expects its first quarter fiscal 1995 revenues to be flat relative to the first quarter of fiscal 1994, which was $514 million, and down from the previous fourth quarter fiscal 1994 revenue of $585 million. This shortfall in expected sales volume and lower gross margins will result in a net loss for the first quarter of fiscal 1995. Depending on the size of the projected loss for the first quarter of fiscal 1995, the Company then could be in default of specific financial covenants in its committed $300 million revolving credit facility. The Company is currently in negotiations with the bank participants in the revolving credit facility and expects to have a waiver of certain financial covenants in place prior to any event of default occurring. The Company currently has no reason to believe that it will not be able to negotiate waivers to cure any potential defaults under its revolving credit facility due to the expected loss for the first quarter of fiscal 1995; however, no assurance can be given that such waivers will be obtained.

  In connection with the Tandy acquisition, the Company issued a $96.7 million promissory note to Tandy Corporation which is due on July 11, 1996. Interest due the first year was paid on July 11, 1994 at an initial rate of 3.75% per annum. The interest rate has been adjusted to 4.94% per annum, effective July 11, 1994 and will be adjusted once more on July 11, 1995 to the lower of either 5% or the "lowest three month rate" within the meaning of Section 1274(d)(2) of the Internal Revenue Code of 1986 as of July 11, 1995. There are no sinking fund requirements. The note also requires the Company to maintain a standby letter of credit payable to Tandy in the amount of 70% of the face value of the note or $67.7 million. Upon maturity of the note, up to 50% of the initial principal amount of the promissory note may be converted, at the option of the Company, into common stock of the Company based upon its then fair market value, as defined in the promissory note.

  Net cash provided by financing activities increased during fiscal 1994 compared with fiscal 1993 and 1992, mainly because of proceeds received in connection with the issuance of the Liquid Yield Option Notes ("LYONs"). On December 14, 1993, the Company issued $315 million par value of LYONs due December 14, 2013. The LYONs are zero coupon convertible subordinated notes which were sold at a significant discount from par value with a yield to maturity of 5.25% and a total value at maturity of $315 million. There are no periodic payments of interest on the LYONs. Each $1,000 principal amount at maturity of LYONs is convertible into 12.993 shares of the Company's common stock at any time. Upon conversion of a LYON, the Company may elect to deliver shares of common stock at the conversion rate or cash equal to the market value of the shares of common stock into which the LYONs are convertible. Total proceeds received from the sale of the LYONs were approximately $111.7 million, which have been utilized for working capital, including the financing of expected increases in accounts receivable and inventories, repayment of bank borrowings under the Company's revolving credit facilities, new product development, and other general corporate purposes. The holder of a LYON may require the Company to purchase its LYONs on December 14, 1998, December 14, 2003 and December 14, 2008 (the "Purchase Dates"), and such payments may reduce the liquidity of the Company. However, the Company may, subject to certain exceptions, elect to pay the purchase price on any of the three Purchase Dates in cash or shares of common stock or any combination thereof. The Company has made no decision as to whether it will meet future purchase obligations in cash, common stock, or any combination thereof. Such decision will be based on market conditions at the time a decision is required, as well as management's view of the liquidity of the Company at such time.

  The Company attempts to minimize its exposure to foreign currency transaction and remeasurement gains and losses due to the effect of remeasuring the local currency balance sheets of its foreign subsidiaries on the Company's consolidated financial position and results of operations. The Company utilizes a limited hedging strategy which includes the use of foreign currency borrowings, netting of foreign currency assets and liabilities as well as forward exchange contracts to hedge its exposure to exchange rate fluctuations in connection with its subsidiaries' monetary assets and liabilities held in foreign currencies. The carrying

                                  Appendix B-8
amounts of the forward exchange contracts equal their fair value and are adjusted at each balance sheet date for changes in exchange rates. Realized and unrealized gains and losses on the forward contracts are recognized currently in the consolidated statements of operations. The Company held forward exchange contracts with a face value of approximately $143.0 million at July 2, 1994 and $57.5 million at July 3, 1993, which approximates the Company's net monetary asset exposure to foreign currency fluctuations at those respective dates. Unrealized losses associated with these forward contracts totaling $4.8 million at July 2, 1994 and unrealized gains totaling $1.1 million at July 3, 1993, are included in the Company's consolidated statements of operations for those periods. Foreign currency borrowings totaled $3.8 million at July 2, 1994 and $9.1 million at July 3, 1993.

ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS

  Future operating results may be impacted by a number of factors, including worldwide economic and political conditions, industry specific factors, the availability and cost of components, the Company's ability to timely develop and produce commercially viable products, the Company's ability to manage expense levels in response to decreasing gross profit margins, the continued financial strength of the Company's dealers and distributors, the Company's ability to accurately anticipate customer demand, and the Company's ability to successfully complete the integration of the acquired Tandy/GRiD operations into the Company's business model.

  The Company's future success is highly dependent upon its ability to continue to timely develop and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will continue to be commercially successful or technically advanced due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that the Company will be able to deliver commercial quantities of new products in a timely manner, or that such products will receive favorable market acceptance. The Company regularly introduces new products designed to replace existing products. While the Company closely monitors new product introductions and product obsolescence, there can be no assurance that such transitions will occur without adversely affecting the Company's net sales and profitability. In addition, if the Company is unable to accurately anticipate the customer demand shift from 486-based systems to systems utilizing Pentium processors, the life cycles of the Company's 486-based systems could be shortened which may result in inventory valuation reserves and could have a material adverse effect on the Company's net sales and profitability.

  Increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as Dynamic Random Access Memories and high quality liquid crystal display screens. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products. In addition, a number of the Company's products include certain components, such as active-matrix displays, CD-ROMs, application specific integrated circuits, and microprocessors, that are currently purchased from single sources due to availability, price, quality or other considerations. The Company purchases components pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with single source suppliers. While the Company is working with its suppliers to minimize component part shortages, there can be no assurance that future disruptions in delivery of components will not occur. Should delays or shortages occur or component costs significantly increase, the Company's net sales and profitability could be adversely affected.

  The Company participates in a highly volatile industry that is characterized by dynamic customer demand patterns, rapid introduction of new products, rapid technological advances, and industrywide competition resulting in an extremely competitive pricing environment with downward pressure on gross margins. The Company anticipates that the personal computer industry will continue to experience intense

                                  Appendix B-9
price competition and dramatic price reductions during fiscal 1995. There can be no assurance that future pricing actions by the Company and its competitors will not adversely impact the Company's net sales and profitability.

  Consistent with industry practice, the Company provides certain of its larger distributors, consumer retailers and dealers with stock balancing and price protection rights that permit these distributors, retailers and dealers to return slow-moving products to the Company for credit or to receive price adjustments if the Company lowers the price of selected products within certain time periods. There can be no assurance that the Company will not experience rates of return or price protection adjustments that could have a material adverse impact on the Company's net sales and profitability in the future.

  The Company believes that, with the acquisition of additional manufacturing facilities from Tandy Corporation and the acquisition of manufacturing facilities both in the PRC and Ireland, production capacity should be sufficient to support anticipated increases in unit volumes. The Company also expects to increase inventory levels to support higher production volumes. However, if the Company is unable to obtain certain key components, or to effectively forecast customer demand or manage its inventory, these higher inventory levels may result in increased obsolescence and adversely impact the Company's gross margins and results of operations. Additionally, if the Company is unable to timely ramp up its manufacturing operations in Texas and Ireland, it could adversely impact the Company's net sales, gross profit and profitability.

  The Company's overall operating income varies within each geographic region. Historically, the Company's North/Latin Americas and Pacific Rim regions have made the primary contributions to the Company's profitability. Therefore, should the Company experience significant revenue and/or profitability declines in either region, this could significantly impact the Company's overall net sales and profitability. Europe has historically shown an operating loss primarily due to a lack of centralized manufacturing, distribution and service operations. During fiscal 1994, the Company realigned and centralized its European distribution and service operations in conjunction with establishing a new manufacturing facility in Limerick, Ireland.

  The Company's international operations are affected by foreign currency fluctuations. The financial statements of the Company's foreign subsidiaries are remeasured into the United States dollar functional currency for consolidated reporting purposes. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated results of operations. The Company attempts to minimize the impact of these remeasurement gains and losses by adhering to a hedging strategy utilizing forward exchange contracts and, to a lesser extent, foreign currency borrowings. The Company's exposure to currency fluctuations will continue to increase as a result of the expansion of its international operations. Significant fluctuations in currency values could have an adverse effect on the Company's net sales, gross margins and profitability.

  The Company's international operations may also be affected by changes in United States trade relationships and the economic stability of the locations in which sales occur. The Company operates in foreign locations, such as the PRC, where future sales may be dependent upon continuing favorable trade relations. Additionally, foreign locations such as the PRC may experience changes in their general economic stability due to such factors as increased inflation and political turmoil. Any significant change in United States trade relations or the economic stability of foreign locations in which the Company sells its products could have an adverse effect on the Company's net sales and profitability.

  The personal computer industry presents risks for claims of infringement of patents, trademarks and copyrights. From time to time, the Company may be notified that certain of its products may infringe upon the intellectual property rights of others. The Company generally evaluates all such notices on a case-by-case basis to determine whether licenses are necessary or desirable. If such claims are made, there can be no assurance that licenses will be available on commercially reasonable terms or that retroactive royalty

                                 Appendix B-10
payments on sales of the Company's computers will not be required. In addition, substantial costs may be incurred in disputing such claims. The Company believes that the actions it takes to avoid or minimize the impact to the Company of such claims are prudent, however, there can be no assurance that such claims will not occur and, if successful, would not have a material adverse effect on the Company's business operations and profitability.

  The Company continued to broaden its product distribution into new geographic locations and new sales channels. Certain of the Company's sales were to newly appointed resellers and new locations for sale of the Company's products. Offering its products in an increasing number of geographic locations and through a variety of distribution channels, including distributors, electronics superstores, and other mass merchandise stores, requires the Company to increase its geographic presence and to provide direct sales and support interface with customers. There can be no assurance, however, that this distribution strategy will be effective, or that the requisite service and support to ensure the success of the Company's operations in new locations or through new channels can be achieved without significantly increasing overall expenses. While the Company anticipates that its geographic expansion will continue and the number of outlets for its products will increase in fiscal 1995, a reduction in this growth could affect sales and profitability.

  The Company's primary means of distribution remains third-party computer resellers and consumer channels. While the Company continuously monitors and manages the credit it extends to resellers to limit its credit risk, the Company's business could be adversely affected in the event that the generally weak financial condition of third-party computer resellers worsens. In the event of the financial failure of a major reseller, the Company would experience disruptions in its distribution as well as the loss of the unsecured portion of any outstanding accounts receivable.

  The Company's corporate headquarters facility, at which the majority of its research and development activities are conducted, and certain manufacturing operations are located near major earthquake faults which have experienced earthquakes in the past. While the Company does carry insurance at levels management believes is prudent, in the event of a major earthquake affecting one or more of the Company's facilities, it is likely that insurance proceeds would not cover all of the costs incurred and, therefore, the operations and operating results of the Company could be adversely affected.

  Because of these and other factors affecting the Company's operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. In addition, the Company's participation in the highly dynamic personal computer industry often results in significant volatility in the Company's common stock price.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

  Financial Statements:

    Report of Independent Auditors.
    Consolidated Balance Sheets at July 2, 1994 (restated) and July 3, 1993. Consolidated Statements of Operations for the years ended July 2, 1994
  (restated), July 3, 1993 and June 27, 1992.
    Consolidated Statements of Shareholders' Equity for the years ended July 2, 1994 (restated), July 3, 1993 and June 27, 1992.
    Consolidated Statements of Cash Flows for the years ended July 2, 1994 (restated), July 3, 1993 and June 27, 1992.
    Notes to Restated Consolidated Financial Statements.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

  Not applicable.

                                 Appendix B-11

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
AST Research, Inc.

  We have audited the accompanying restated consolidated balance sheets of AST Research, Inc. as of July 2, 1994 and July 3, 1993, and the related restated consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 2, 1994. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AST Research, Inc. at July 2, 1994 and July 3, 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 2, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  The consolidated financial statements for the year ended July 2, 1994 have been restated as discussed more fully in Note 2--Acquisitions.

                                          Ernst & Young LLP

Orange County, California
July 26, 1994, except for
 Note 2--Acquisitions
 as to which the date is
 June 1, 1995

                                 Appendix B-12

                               AST RESEARCH, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                               JULY 2,    JULY 3,
                                                                 1994       1993
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                          ----------  --------
                                                              (RESTATED-
                                                               NOTE 2)
ASSETS
 Current assets:
  Cash and cash equivalents.................................  $  153,118  $121,600
  Accounts receivable, net of allowance for doubtful
   accounts of
   $17,564 ($11,671 in 1993)................................     326,057   236,020
  Inventories...............................................     333,729   342,307
  Deferred income taxes.....................................      43,266    46,058
  Other current assets......................................       9,797    15,230
                                                              ----------  --------
    Total current assets....................................     865,967   761,215
Property and equipment......................................     159,530   134,422
Accumulated depreciation and amortization...................     (56,089)  (39,500)
                                                              ----------  --------
Net property and equipment..................................     103,441    94,922
Goodwill, net of accumulated amortization of $3,479 ($606 in
 1993)......................................................      29,220    20,693
Other assets................................................       6,992     9,329
                                                              ----------  --------
                                                              $1,005,620  $886,159
                                                              ==========  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Short-term borrowings.....................................  $   50,000  $ 59,217
  Accounts payable..........................................     209,579   157,996
  Accrued salaries, wages and employee benefits.............      21,465    19,042
  Other accrued liabilities.................................     112,096   178,835
  Income taxes payable......................................      27,455    44,832
  Current portion of long-term debt.........................         398       247
                                                              ----------  --------
    Total current liabilities...............................     420,993   460,169
Long-term debt..............................................     215,294    92,258
Deferred income taxes and other non-current liabilities.....       7,571    14,926
Commitments and contingencies
Shareholders' equity:
 Common stock, par value $.01; 70,000,000 shares authorized,
  32,333,750 shares issued and outstanding in 1994
  (31,579,115 in 1993)......................................         323       316
 Additional capital.........................................     141,424   129,784
 Retained earnings..........................................     220,015   188,706
                                                              ----------  --------
    Total shareholders' equity..............................     361,762   318,806
                                                              ----------  --------
                                                              $1,005,620  $886,159
                                                              ==========  ========

                            See accompanying notes.

                                 Appendix B-13

                               AST RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     FISCAL YEAR
                                        --------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE               1994           1993       1992
AMOUNTS)                                ----------------- ----------  --------
                                        (RESTATED-NOTE 2)
                                        -----------------
Net sales..............................    $2,367,274     $1,412,150  $944,079
Cost of sales..........................     2,019,541      1,126,452   650,819
                                           ----------     ----------  --------
Gross profit...........................       347,733        285,698   293,260
Selling and marketing expenses.........       193,053        141,752   120,072
General and administrative expenses....        74,333         51,555    45,201
Engineering and development expenses...        38,858         31,969    30,461
Restructuring charge (credit)..........       (12,500)       125,000       --
                                           ----------     ----------  --------
Total operating expenses...............       293,744        350,276   195,734
                                           ----------     ----------  --------
Operating income (loss)................        53,989        (64,578)   97,526
Interest income........................         2,125          3,341     7,009
Interest expense.......................        (9,937)        (1,269)   (2,439)
Other income (expense), net............           135         (2,732)   (1,812)
                                           ----------     ----------  --------
Income (loss) before income taxes......        46,312        (65,238)  100,284
Provision (benefit) for income taxes...        15,003        (11,500)   31,780
                                           ----------     ----------  --------
Net income (loss)......................    $   31,309     $  (53,738) $ 68,504
                                           ==========     ==========  ========
Net income (loss) per share:
  Primary..............................    $     0.96     $    (1.72) $   2.16
  Fully diluted........................    $     0.95     $    (1.72) $   2.16
                                           ==========     ==========  ========
Shares used in computing net income
 (loss) per share:
  Primary..............................        32,548         31,289    31,758
  Fully diluted........................        34,866         31,289    31,774
                                           ==========     ==========  ========


                            See accompanying notes.


                                 Appendix B-14

                               AST RESEARCH, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            COMMON STOCK   ADDITIONAL RETAINED
                                            -------------- ---------- --------
                                            SHARES  AMOUNT  CAPITAL   EARNINGS
(IN THOUSANDS)                              ------  ------ ---------- --------
Balance at June 28, 1991................... 30,228   $302   $107,920  $173,940
  Exercise of stock options................    607      6      2,771       --
  Tax benefit related to employee stock op-
   tions...................................    --     --       9,042       --
  Vesting of restricted stock..............    --     --         782       --
  Cancellation of restricted stock.........    (48)   --         --        --
  Net income...............................    --     --         --     68,504
                                            ------   ----   --------  --------
Balance at June 27, 1992................... 30,787    308    120,515   242,444
  Exercise of stock options................    867      9      4,939       --
  Tax benefit related to employee stock op-
   tions...................................    --     --       3,980       --
  Vesting of restricted stock..............    --     --         450       --
  Cancellation of restricted stock.........    (75)    (1)      (100)      --
  Net loss.................................    --     --         --    (53,738)
                                            ------   ----   --------  --------
Balance at July 3, 1993.................... 31,579    316    129,784   188,706
  Exercise of stock options and warrants...    755      7      9,554       --
  Tax benefit related to employee stock op-
   tions...................................    --     --       1,823       --
  Vesting of restricted stock..............    --     --         263       --
  Net income (Restated--Note 2)............    --     --         --     31,309
  Balance at July 2, 1994 (Restated)....... 32,334   $323   $141,424  $220,015
                                            ======   ====   ========  ========


                            See accompanying notes.


                                 Appendix B-15

                               AST RESEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      FISCAL YEAR
                                         --------------------------------------
                                               1994           1993       1992
(IN THOUSANDS)                           ----------------- ----------  --------
                                         (RESTATED-NOTE 2)
Cash flows from operating activities:
  Cash received from customers.........     $2,274,978     $1,322,831  $906,319
  Cash paid to suppliers and employees.     (2,294,380)    (1,373,528) (846,023)
  Interest received....................          2,052          4,583     6,388
  Interest paid........................         (3,149)        (1,373)   (2,610)
  Income tax refunds received..........          1,989            --        --
  Income taxes paid....................        (22,210)       (13,008)  (29,405)
  Other cash received (paid)...........            460         (7,923)   (2,476)
                                            ----------     ----------  --------
    Net cash provided by (used in) op-
     erating activities................        (40,260)       (68,418)   32,193
Cash flows from investing activities:
  Purchases of short-term investments..             --        (35,155) (120,566)
  Proceeds from short-term investments.             --         87,986    67,735
  Payment related to Tandy/GRiD acqui-
   sition..............................        (15,000)           --        --
  Purchases of capital equipment.......        (30,045)       (20,894)  (17,811)
  Proceeds from disposition of capital
   equipment...........................         10,673          1,146     1,923
  Purchases of other assets............         (1,484)          (560)     (381)
                                            ----------     ----------  --------
    Net cash provided by (used in) in-
     vesting activities................        (35,856)        32,523   (69,100)
Cash flows from financing activities:
  Short-term borrowings, net...........         (9,217)        58,417       --
  Repayment of long-term debt..........           (520)          (355)  (28,430)
  Proceeds from issuance of long-term
   debt................................        107,974            --        --
  Proceeds from issuance of common
   stock...............................          9,561          4,948     2,777
                                            ----------     ----------  --------
    Net cash provided by (used in) fi-
     nancing activities................        107,798         63,010   (25,653)
Effect of exchange rate changes on cash
 and cash equivalents..................           (164)         6,611    (2,871)
                                            ----------     ----------  --------
Net increase (decrease) in cash and
 cash equivalents......................         31,518         33,726   (65,431)
Cash and cash equivalents at beginning
 of year...............................        121,600         87,874   153,305
                                            ----------     ----------  --------
Cash and cash equivalents at end of
 year..................................     $  153,118     $  121,600  $ 87,874
                                            ==========     ==========  ========

                            See accompanying notes.

                                 Appendix B-16

                               AST RESEARCH, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                      FISCAL YEAR
                                           -----------------------------------
                                                 1994          1993     1992
(IN THOUSANDS)                             ----------------- --------  -------
                                           (RESTATED-NOTE 2)
RECONCILIATION OF NET INCOME (LOSS) TO
 NET CASH PROVIDED BY (USED IN) OPERATING
 ACTIVITIES:
Net income (loss)........................      $ 31,309      $(53,738) $68,504
Adjustments to reconcile net income
 (loss) to net cash provided by (used in)
 operating activities:
  Depreciation and amortization..........        25,861        13,222   11,793
  Provision (benefit) for deferred income
   taxes.................................         8,983       (55,438)   1,499
  Gain on sale of capital equipment......        (4,286)          --       --
  Pen-based inventory write-off..........        33,600           --       --
  Change in operating assets and
   liabilities, net of effects of
   acquisition:
  Accounts receivable....................       (86,290)      (97,059) (37,164)
  Inventories............................       (19,808)      (59,809) (54,367)
  Other current assets...................         3,317          (552)  (4,985)
  Accounts payable and accrued expenses..       (14,093)      137,496   42,862
  Income taxes payable...................       (17,377)       28,230   (7,757)
  Other current liabilities..............        (3,573)       19,785    9,850
Exchange (gains) losses..................         2,097          (555)   1,958
                                               --------      --------  -------
    Net cash provided by (used in) oper-
     ating activities....................      $(40,260)     $(68,418) $32,193
                                               ========      ========  =======
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES:
The Company purchased certain assets
 relating to Tandy Corporation's personal
 computer operations effective June 30,
 1993. In addition, the Company purchased
 certain assets relating to Tandy/GRiD
 France's personal computer operations
 effective September 1, 1993. In
 conjunction with the acquisitions,
 liabilities were assumed as follows:
  Fair value of assets acquired..........      $ 16,571      $151,000
  Note payable and cash due Tandy........        (6,720)     (105,000)
                                               --------      --------
  Liabilities assumed....................      $  9,851      $ 46,000
                                               ========      ========
Tax benefit of employee stock options....      $  1,823      $  3,980  $ 9,042
                                               ========      ========  =======

                            See accompanying notes.

                                 Appendix B-17

                               AST RESEARCH, INC.

              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The accompanying consolidated financial statements include the accounts of AST Research, Inc. (the "Company") and its wholly and majority owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  The Company operates within a conventional 52/53 week accounting fiscal year. The Company's fiscal year ends on the Saturday closest to June 30th, with the exception of certain foreign subsidiaries which operate on a June 30th fiscal year end. The fiscal years ended July 2, 1994, July 3, 1993 and June 27, 1992 included 52, 53 and 52 weeks, respectively.

 Business

  The Company designs, manufactures, markets, services and supports a broad line of personal computers, including desktop, server, and notebook systems marketed under the Advantage!, Ascentia, Bravo, Premmia and Manhattan SMP brand names.

 Cash and Cash Equivalents

  Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper, money market preferred stocks, short-term government obligations and other money market instruments. The Company invests its excess cash in deposits with major international banks, in government securities and money market securities of investment grade companies from a variety of industries and, therefore, bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

 Inventories

  Inventories are stated at the lower of cost, determined on a first-in first-out basis, or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

       Buildings                                                         40 years
       Machinery and equipment                                          3-5 years
       Furniture and fixtures                                           3-5 years
       Leasehold improvements   Shorter of 5 years or remaining term of the lease

 Goodwill

  Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities, is being amortized on a straight-line basis over the period of expected benefit of ten years. Total amortization of goodwill recorded for fiscal years 1994, 1993 and 1992 was $2.9 million, $.1 million and $.1 million, respectively. The carrying value of goodwill will be reviewed periodically based on the undiscounted cash flows of the entity acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

                                 Appendix B-18

                               AST RESEARCH, INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Revenue Recognition

  The Company recognizes revenue from product sales at the time of shipment. The Company has established programs which, under specified conditions, provide price protection rights and/or enable its customers to return product. The effect of these programs is estimated and current period sales and cost of sales are reduced accordingly.

 Warranty Costs

  The Company provides, by a current charge to income, an amount it estimates will be needed to cover future warranty obligations for products sold during the year. The accrued liability for warranty costs is included in the caption "Other accrued liabilities" in the accompanying consolidated balance sheets.

 Engineering and Development

  Engineering and development costs are expensed as incurred. Substantially all engineering and development expenses are related to developing new products and designing significant improvements to existing products.

 Deferred Grants

  During fiscal 1994, the Company secured various grants from the Industrial Development Authority of the Republic of Ireland. These grants include employment, training and capital grants and extend through December 1996. Employment grants are amortized into income over a period of one year. Employee training grants are recognized in income in the period in which the training costs are incurred by the Company. Grants for the acquisition of property and equipment are deferred and recognized in income on the same basis as the related property and equipment is depreciated. During fiscal 1994, the Company recorded approximately $5.1 million in grant funds received or receivable and at July 2, 1994, $4.5 million of this amount remains as a deferred credit and is included in "Other accrued liabilities" in the accompanying consolidated balance sheet.

  The Company has a ten year contingent liability to repay, in whole or in part, grants received under certain circumstances pursuant to the Capital and Employment Grant Agreements which began February 1994. In addition, the Company has a five year contingent liability under the Employment Grant Agreement from date of first payment to repay employment grants paid in respect to any job if such job remains vacant for a period in excess of six calendar months. At July 2, 1994, the Company also has a one million Irish pounds (U.S. $1.5 million) ten year contingent liability related to the purchase of the manufacturing facility which began in November 1993 and is payable in the event that the Company terminates operations in Ireland.

 Foreign Currency

  The financial statements of the Company's foreign subsidiaries are remeasured into the U.S. dollar functional currency for consolidation and reporting purposes. Current rates of exchange are used to remeasure monetary assets and liabilities and historical rates of exchange are used for nonmonetary assets and related elements of expense. Revenue and other expense elements are remeasured at rates which approximate the rates in effect on the transaction dates. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated statements of operations.

  The Company utilizes forward exchange contracts and local currency borrowings to hedge its exposure to exchange rate fluctuations in connection with monetary assets and liabilities held in foreign currencies. The carrying amounts of the forward exchange contracts equal their fair value and are adjusted at each

                                 Appendix B-19

                               AST RESEARCH, INC.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

balance sheet date for changes in exchange rates. Realized and unrealized gains and losses on the forward contracts are recognized currently in income, and any premium or discount is recognized over the life of the contract. The Company held forward exchange contracts maturing at various dates through January 1995 with a face value of approximately $143.0 million at July 2, 1994 and $57.5 million at July 3, 1993. Unrealized losses associated with these forward contracts aggregating $4.8 million at July 2, 1994 and unrealized gains aggregating $1.1 million at July 3, 1993 are included in the Company's consolidated statements of operations for those periods. For the years ended July 2, 1994, July 3, 1993 and June 27, 1992, a net foreign currency transaction loss of $2,097,000, gain of $555,000 and loss of $1,958,000, respectively, is included in the caption "Other expense, net" in the accompanying consolidated statements of operations.

 Income Taxes

  The provision (benefit) for income taxes is computed on the pretax income
(loss) of the consolidated entities located within each taxing country based on the current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for tax and financial accounting purposes. Incremental United States income taxes have not been provided on $195 million of cumulative undistributed earnings of the Company's foreign subsidiaries. These earnings, which reflect full provision for non-U.S. income taxes, are expected to be reinvested indefinitely in non-U.S. operations or to be remitted substantially free of additional tax. Accordingly, no material provision has been made for taxes that might be payable upon remittance of such earnings nor is it practicable to determine the amount of this liability.

  During fiscal 1993, the Company elected the early adoption of the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). This change had no material effect on the net loss previously reported in fiscal 1993.

 Per Share Information

  Primary earnings (loss) per common share have been computed based upon the weighted average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options that have a dilutive effect when applying the treasury stock method. The fully diluted per share calculation assumes, in addition to the above, (i) that the Company's Liquid Yield Option Notes were converted from the date of issuance with earnings being increased for interest expense, net of taxes, that would not have been incurred had conversion taken place, and (ii) the potential additional dilutive effect of stock options.

 Capital Stock

  The Company follows the practice of recording amounts received upon the exercise of options by crediting common stock and additional capital. No charges are reflected in the consolidated statements of operations as a result of the grant or exercise of stock options. The Company realizes an income tax benefit from the exercise or early disposition of certain stock options. This benefit results in a decrease in current income taxes payable and an increase in additional capital.

 Reclassification

  Certain previously reported amounts have been reclassified to conform with the current period presentation.

                                 Appendix B-20

                               AST RESEARCH, INC.

NOTE 2. ACQUISITIONS AND RESTRUCTURING

 Acquisitions

  In the fourth quarter of fiscal 1993, the Company acquired certain assets and assumed certain liabilities relating to Tandy Corporation's personal computer manufacturing operations and the GRiD North American and European sales divisions. On September 1, 1993, the Company also purchased certain assets and assumed certain liabilities of Tandy/GRiD France. Assets acquired in the fiscal 1993 fourth quarter purchase included four manufacturing facilities, three of which were located in Fort Worth, Texas and one in East Kilbride, Scotland. Other tangible assets acquired consisted primarily of inventory and property, plant and equipment. As part of the purchase agreement, the Company also received the right to supply personal computers to Tandy's Radio Shack, Computer City and Incredible Universe retail operations under a three-year supply agreement. The total purchase price (including Tandy/GRiD France) was $111.7 million and included a cash payment of $15 million and a three-year promissory note in the principal amount of $96.7 million.

  The preliminary estimate of the excess of the purchase price over the fair value of the net assets acquired (goodwill) was $20 million relating to valuation adjustments to inventory ($15 million) and certain accrued liabilities ($5 million). During fiscal 1994, the Company refined the fair value estimates of the assets acquired and liabilities assumed and, as a result, increased the recorded goodwill by $11.4 million to $31.4 million.

  As part of the Company's acquisition of Tandy's personal computer operations, the Company acquired Tandy's GRiD and Victor(R) product lines. These lines included various models of desktop and notebook personal computers (non pen-based products) as well as the GRiD Convertible(TM), GRiD PalmPad(R) and PalmPad SL, and GRiDPAD(R) 2390 pen-based systems. During the first and second quarters of fiscal 1994, the Company focused its efforts with respect to the acquired product lines on manufacturing personal computers for sale to Tandy Corporation under the supply agreement with Tandy's retail operations and integrating the acquired GRiD and Victor non pen-based product lines into its product families. Beginning in the third quarter of fiscal 1994, the Company commenced a reassessment of the GRiD non pen-based product lines and product capabilities, the current and future prospects for GRiD products and the costs involved in continuing the GRiD brand name. Based on this review and the Company's success in transitioning certain GRiD customers to the Company's product lines, the Company decided in the fourth quarter to eventually discontinue all manufacturing, marketing and sales efforts related to the acquired GRiD non pen-based product lines.

  By the end of the second quarter of fiscal 1994, the Company had been able to complete an analysis of the inventory acquired from Tandy Corporation by product line and determined that it had acquired unique purchased parts and finished goods sufficient to manufacture approximately 40,000 units of pen-based products. In the third quarter of fiscal 1994, the Company also increased its focus on the level of sales of the GRiD pen-based products relative to the level of acquired pen-based products inventories. However, the sales volumes attained by the Company in the first three quarters of fiscal 1994, which were consistent with the sales volumes achieved by GRiD in the three fiscal quarters preceding the acquisition, only utilized approximately 25% of the total quantity of pen-based products acquired. Accordingly, the Company believed that its sales experience substantiated that a significant portion of the acquired pen-based products inventory was excess and/or obsolete. As originally reported, in the fourth quarter of fiscal 1994 the Company completed its allocation of the purchase price and reduced the preliminary value assigned to such inventory by $33.6 million and increased the carrying value of goodwill arising from the Tandy acquisition by a corresponding amount.

  The consolidated financial statements for the year ended July 2, 1994 contained in this Form 10-K/A have been restated from those originally issued to reflect the $33.6 million reduction in the carrying value of GRiD pen-based products inventories acquired in the Tandy acquisition, made in the fourth quarter of fiscal

                                 Appendix B-21

                               AST RESEARCH, INC.

NOTE 2. ACQUISITIONS AND RESTRUCTURING (CONTINUED)

1994, as a charge to cost of sales rather than an increase in the carrying value of goodwill arising from the Tandy acquisition. This restatement was made in connection with a Securities and Exchange Commission ("SEC") review. Following discussions with the SEC staff, in June 1995, the Company made the restatement and related adjustments discussed below.

  After giving effect to this restatement, reversal of previously recorded related goodwill amortization and related income tax effects, fiscal 1994 net income has been restated to $31.3 million ($.95 per share) from $53.5 million ($1.59 per share), and shareholders' equity has been reduced from $384 million to $361.8 million. These adjustments are expected to result in a $10.5 million reduction to income taxes payable but otherwise have no impact on the Company's working capital or cash flows. Additionally, goodwill amortization over the remaining portion of the ten year life assigned to goodwill arising from the Tandy acquisition will be reduced by approximately $3.6 million annually.

  The acquisitions have been accounted for in accordance with the purchase method of accounting and, accordingly, the net assets acquired have been included in the Company's consolidated balance sheets based upon their estimated fair values at the transactions' effective dates. The Company's consolidated statements of operations include the revenues and expenses of the acquired businesses after the effective dates of the respective transactions.

 Supplemental Pro Forma Results of Operations (Unaudited)

  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred at the beginning of the period presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of such date or of results which may occur in the future.

                                                                        1993
                                                                     ----------
      Net sales..................................................... $1,982,511
      Net loss...................................................... $  (41,440)
      Net loss per share............................................ $    (1.32)
                                                                     ----------

  Adjustments made in arriving at pro forma unaudited results of operations include the elimination of sales transactions between the Company and acquired operations, reduction of payroll expenses, increased interest expense on acquisition debt, amortization of goodwill and related tax adjustments. Pro forma 1993 net loss excludes restructuring charges and a loss recognized by Tandy associated with the sale of assets to AST. However, no effect has been given in the pro forma information for synergistic benefits that are expected to be realized. The pro forma results for fiscal 1994, assuming Tandy/GRiD France had been acquired at the beginning of the fiscal year, would not differ significantly from the financial information presented in the consolidated statement of operations.

 Restructuring

  In the fourth quarter of fiscal 1993 and in connection with the Company's acquisition of Tandy's personal computer manufacturing and engineering operations and GRiD's North American and European sales and marketing operations, the Company recorded a pretax restructuring charge of $125 million. The estimated restructuring costs included $68 million in asset write-downs and $57 million in estimated future cash expenditures. The charge reflected estimated expenses to combine and restructure the Company's existing worldwide manufacturing capacity ($34 million), as well as its marketing, engineering, distribution, sales, and service operations ($41 million). Also included within the restructuring charge were selected inventory valuation adjustments ($33 million) necessary to realign existing AST product lines in relation to the acquired Tandy/GRiD and Victor products and to curtail production of certain AST product offerings

                                 Appendix B-22

                               AST RESEARCH, INC.

NOTE 2. ACQUISITIONS AND RESTRUCTURING (CONTINUED)

as a result of competing Tandy/GRiD product lines. These estimated restructuring costs represented the Company's best assessment of the proposed restructuring plans; however, the Company expected that some of these original plans would be revised as the Company continued to identify the best means of achieving reductions in its cost structure.

  During fiscal 1994, the Company completed most of its previously identified restructuring activities and incurred asset write-downs of $50 million and cash expenditures of $47 million related directly to its fiscal 1994 restructuring activities. The Company's manufacturing operations were realigned to integrate the combined operations along product and geographic boundaries and included the shift of nearly all the Americas desktop production to Texas and the establishment of a new European manufacturing, distribution and service operation in Limerick, Ireland. During fiscal 1994, the Company realigned and centralized its European distribution and service operations in connection with establishing the new Ireland facilities. The Company also realigned its engineering and marketing organizations into strategic business units in order to improve the Company's ability to provide dedicated focus on each of its key product groups: desktops, servers and notebooks. During the first and second fiscal quarters, the Company focused its efforts on integrating its existing product lines with those of the acquired Tandy/GRiD operations, resulting in price realignments of existing AST products as well as the acceleration of certain AST end-of-life product cycles caused primarily by the introduction of the newly acquired Tandy/GRiD products.

  The Company established the restructuring reserve as a result of the Tandy acquisitions and incurred costs related to the impact of the acquisitions on AST's existing operations and the resulting requirement to realign the new and larger combined Company's operations. These costs included asset write-downs, provisions and cash expenditures. Furthermore, the Company used its restructuring provisions for activities that were either identifiable with the restructuring plan or that could be reasonably estimated in accordance with provisions of Financial Accounting Standards Board Statement No. 5, "Accounting for Contingencies."

  In the fourth quarter of fiscal 1994, after concluding that most of its restructuring activities had been completed or were adequately provided for within the remaining restructuring accrual, the Company determined that the total restructuring cost estimate could be lowered. As a result, the Company took a fourth quarter restructuring credit in the amount of $12.5 million, or ten percent of the original $125 million charge taken in the comparable prior year fourth quarter. At July 2, 1994, the Company continues to hold approximately $15 million in accrued restructuring provisions for the final restructuring activities, which the Company expects to be completed during the first half of fiscal 1995. The Company expects most of these costs to represent future cash expenditures to be incurred to further combine and restructure existing worldwide manufacturing and distribution capacity.

  The Company believes that its fiscal 1994 restructuring activities were necessary in order to redeploy and reorganize its worldwide operations after the June 1993 acquisition of Tandy Corporation's personal computer operations. No assurances can be given that the restructuring actions will be successful or that similar actions will not be required in the future.

NOTE 3. INVENTORIES

  Inventories consist of the following:

                                                               JULY 2,  JULY 3,
                                                                 1994     1993
      (IN THOUSANDS)                                           -------- --------
      Purchased parts......................................... $ 99,959 $146,565
      Work in process.........................................   53,765   30,890
      Finished goods..........................................  180,005  164,852
                                                               -------- --------
      Total................................................... $333,729 $342,307
                                                               ======== ========

                                 Appendix B-23

                               AST RESEARCH, INC.

NOTE 4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                              JULY 2,  JULY 3,
                                                                1994     1993
(IN THOUSANDS)                                                -------- --------
Land......................................................... $ 15,729 $ 12,786
Buildings....................................................   35,547   31,382
Machinery and equipment......................................   84,004   69,869
Furniture and fixtures.......................................   11,926   10,790
Leasehold improvements.......................................   12,324    9,595
                                                              -------- --------
Total........................................................ $159,530 $134,422
                                                              ======== ========

NOTE 5. FINANCING ARRANGEMENTS

  At July 2, 1994, the Company had available a $300 million unsecured committed revolving credit facility with a final maturity date of September 30, 1996. This revolving credit agreement is provided by 13 major domestic and international banks and allows the Company to borrow, subject to certain leverage and total debt restrictions, at rates based upon the bank's reference rate, or a spread of .625% over the LIBOR rate, .75% over the domestic certificate of deposit rate, or at a rate bid by a bank, as selected by the Company. The Company is required to pay a facility fee equal to .375% per annum based on the total committed amount available under the facility. The fee is payable quarterly in arrears. At July 2, 1994, there was $45.0 million outstanding as drawings under this credit facility at an interest rate of 7.25% and $67.7 million outstanding in the form of a letter of credit issued to Tandy Corporation in support of the acquisition note payable (Note 6). In addition, there was $5 million outstanding at July 2, 1994 as borrowings under an uncommitted money market line of credit available to the Company. The interest rate on this borrowing was 4.875% and there are no other fees required under this agreement. The Company also has various additional letter of credit and money market facilities available for use by the Company and its subsidiaries.

  The Company's Taiwan subsidiary has separate letter of credit facilities aggregating $2 million with a major Taiwanese bank expiring June 22, 1995. At July 2, 1994, there were no letters of credit outstanding under these facilities.

  Certain of the Company's credit facilities require that the Company maintain a minimum level of tangible net worth and certain financial ratios. At July 2, 1994, the Company was in compliance with the covenants and conditions of these credit facilities.

NOTE 6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                             JULY 2,   JULY 3,
                                                               1994     1993
(IN THOUSANDS)                                               --------  -------
Liquid Yield Option Notes (zero coupon convertible subordi-
 nated notes) due 2013, less original issue discount of
 $200,334, 5.25% yield to maturity.......................... $114,666  $   --
Promissory note payable, interest due annually at current
 rate of 4.94%, principal due July 1996.....................   96,720   90,000
Other notes payable due in various installments through
 April 2002.................................................    4,306    2,505
                                                             --------  -------
                                                              215,692   92,505
Less current portion of long-term debt......................     (398)    (247)
                                                             --------  -------
Long-term debt.............................................. $215,294  $92,258
                                                             ========  =======

                                 Appendix B-24

                               AST RESEARCH, INC.

NOTE 6. LONG-TERM DEBT (CONTINUED)

  On December 14, 1993, the Company issued $315 million par value of Liquid Yield Option Notes ("LYONs") due December 14, 2013. The LYONs are zero coupon convertible subordinated notes which were sold at a significant discount from par value with a yield to maturity of 5.25% and a total value at maturity of $315 million. There are no periodic payments of interest on the LYONs. Each $1,000 principal amount at maturity of LYONs is convertible into 12.993 shares of the Company's common stock at any time. Upon conversion of a LYON, the Company may elect to deliver shares of common stock at the conversion rate or cash equal to the market value of the shares of common stock into which the LYONs are convertible. Total proceeds received from the sale of the LYONs were approximately $111.7 million, which have been utilized for working capital, including the financing of expected increases in accounts receivable and inventories, repayment of bank borrowings under the Company's revolving credit facilities, new product development, and other general corporate purposes. The holder of a LYON may require the Company to purchase its LYONs on December 14, 1998, December 14, 2003 and December 14, 2008 (the "Purchase Dates"), and such payments may reduce the liquidity of the Company. However, the Company may, subject to certain exceptions, elect to pay the purchase price on any of the three Purchase Dates in cash or shares of common stock or any combination thereof.

  In connection with the Tandy acquisition, the Company issued a $96.7 million promissory note to Tandy Corporation which is due on July 11, 1996. Interest due the first year was paid on July 11, 1994 at an initial rate of 3.75% per annum. The interest rate has been adjusted to 4.94% per annum, effective July 11, 1994 and will be adjusted once more on July 11, 1995 to the lower of either 5% or the "lowest three month rate" within the meaning of Section 1274(d)(2) of the Internal Revenue Code of 1986 as of July 11, 1995. There are no sinking fund requirements. The note also requires the Company to maintain a standby letter of credit payable to Tandy in the amount of 70% of the face value of the note or $67.7 million. Upon maturity of the note, up to 50% of the initial principal amount of the promissory note may be converted, at the option of the Company, into common stock of the Company based upon its then fair market value, as defined in the promissory note. This standby letter of credit was issued under the terms of the Company's revolving credit agreement.

  Principal repayments on long-term debt required in fiscal years 1995, 1996, 1997, 1998 and 1999 are $398,000, $2,260,000, $97,167,000, $324,000 and
$272,000, respectively.

  Based upon the borrowing rates currently available to the Company for loans with similar terms or maturity, the fair value of long-term debt is not significantly different from the carrying value.

NOTE 7. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                     1994      1993      1992
(IN THOUSANDS)                                     --------  --------  --------
                                                                       DEFERRED
                                                   LIABILITY METHOD     METHOD
                                                   ------------------  --------
Current:
 Federal.......................................... $ (2,781) $ 36,461  $14,700
 State............................................     (201)    1,116    3,950
 Foreign..........................................    9,002     6,361   11,631
                                                   --------  --------  -------
                                                      6,020    43,938   30,281
Deferred:
 Federal..........................................    8,532   (54,424)   2,413
 State............................................      105    (3,108)     349
 Foreign..........................................      346     2,094   (1,263)
                                                   --------  --------  -------
                                                      8,983   (55,438)   1,499
                                                   --------  --------  -------
                                                   $ 15,003  $(11,500) $31,780
                                                   ========  ========  =======

                                 Appendix B-25

                               AST RESEARCH, INC.

NOTE 7. INCOME TAXES (CONTINUED)

  As discussed in Note 1, the Company adopted SFAS No. 109 in fiscal 1993. This change had no material effect on the previously reported fiscal 1993 net loss. Deferred taxes in 1994 and 1993 reflect the impact of future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for tax and financial accounting purposes. These temporary differences are determined in accordance with SFAS No. 109 and are more inclusive in nature than "timing differences" as determined under previously applicable accounting principles. Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities as of July 2, 1994 and July 3, 1993 are as follows:

                                              1994                 1993
                                       -------------------- --------------------
                                       ASSETS   LIABILITIES ASSETS   LIABILITIES
(IN THOUSANDS)                         -------  ----------- -------  -----------
Inventory reserves.................... $16,968    $   --    $ 4,109    $   --
Returns and allowances................   3,679        --      3,481        --
Other accrued liabilities.............   7,176        --      3,199        --
Restructuring charge..................   5,365        --     49,541        --
Warranty reserves.....................   5,201        --        --         --
State income taxes....................     --        (914)      --         --
Depreciation..........................     --         --        --      (1,522)
Goodwill..............................     --      (2,524)      --         --
Deferred intercompany profit..........   1,985        --      2,659        --
Net operating loss carryforwards......  27,366        --     14,719        --
Other.................................  10,736       (274)    5,001       (100)
                                       -------    -------   -------    -------
Total deferreds.......................  78,476     (3,712)   82,709     (1,622)
Valuation allowance................... (34,524)       --    (32,889)       --
                                       -------    -------   -------    -------
                                       $43,952    $(3,712)  $49,820    $(1,622)
                                       =======    =======   =======    =======

  During 1992, deferred income taxes were provided for significant timing differences in the recognition of revenue and expenses for tax and financial accounting purposes. Principally, these items consisted of the following:
$2,774,000 for earnings not currently taxable in the U.S., ($1,015,000) for accrued liabilities, ($757,000) for reserves for returns and allowances, $198,000 for inventory reserves, ($159,000) for bad debt reserves, and $458,000 for all other.

  The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate as follows:

                                                     1994      1993     1992
(IN THOUSANDS)                                     --------  --------  -------
Statutory federal income tax provision (benefit).. $ 16,209  $(22,181) $34,097
Increase (decrease) in taxes resulting from:
 State income taxes, net of federal benefit.......     (137)   (1,312)   3,531
 Foreign income taxed at different rates..........  (10,005)   (7,635)  (9,973)
 Losses producing no current tax benefit..........    8,589     8,307    4,590
 Adjustment to deferred assets and liabilities for
  change in tax rate..............................   (1,266)      --       --
 Restructuring charge producing no current tax
  benefit.........................................      --     12,748      --
 Other, net.......................................    1,613    (1,427)    (465)
                                                   --------  --------  -------
                                                   $ 15,003  $(11,500) $31,780
                                                   ========  ========  =======

  The Company's manufacturing operations in Taiwan and the PRC operate under complete or partial tax holidays which expire in 1997 and 1999, respectively. The aggregate dollar amount and per share effect of these tax holidays were immaterial for 1994, 1993 and 1992.

                                 Appendix B-26

                               AST RESEARCH, INC.

NOTE 7. INCOME TAXES (CONTINUED)

  Pretax profit (losses) from foreign operations were approximately $29,778,000, ($1,983,000) and $50,287,000 in 1994, 1993 and 1992, respectively.
The Company has $85 million of net operating loss carryforwards in various foreign countries which can be utilized to offset the Company's future taxable income. Approximately $34 million of such carryforwards expire from 1995 through 2001. The remaining carryforwards of $51 million have no expiration date.

  The Internal Revenue Service ("IRS") is currently examining the Company's 1989, 1990 and 1991 federal income tax returns. In addition, the IRS has completed its examination of the Company's 1987 and 1988 federal income tax returns and has proposed adjustments to the Company's federal tax liabilities for such years of approximately $8.3 million, excluding interest. The majority of such proposed adjustments relate to the allocation of income between the Company and its foreign subsidiaries. Management believes that the Company's position has substantial merit and intends to vigorously contest these proposed adjustments. Management further believes that any liability that may result upon the final resolution of the proposed adjustments or the current examinations will not have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 8. BENEFIT PLANS

 Profit Sharing Plan

  During 1983, the Company established the Profit Sharing Plan for all employees. The plan is a noncontributory, defined contribution plan that provides for contributions from the Company based on eligible compensation. The Company's contributions are determined at the discretion of the Board of Directors and are not to exceed income before provision for income taxes and profit sharing expense. The Company did not contribute to the plan for the years ended July 2, 1994 and July 3, 1993. The Company's contribution for the year ended June 27, 1992 was $1,621,000.

  In 1987, the Company approved a modification to the profit sharing plan that added a 401(k) employee savings program. Under the 401(k) plan, the Company is obligated to contribute matching amounts for employee contributions equal to 100% on the first 2% of employee salary contributions and 50% on the next 4% of employee salary contributions. Company contributions generally vest over five years from the date of the employee's eligibility to participate. The Company contributed approximately $2,064,000 to the plan for the year ended July 2, 1994, of which approximately $175,000 is included in accrued salaries, wages and employee benefits in the accompanying July 2, 1994 consolidated balance sheet. The Company's contributions for the years ended July 3, 1993 and June 27, 1992 amounted to $1,679,000 and $1,322,000, respectively.

 Employee Bonus Plans

  Pursuant to the Employee Bonus Plan, all employees of the Company are eligible to receive, on a quarterly basis, a percentage of their base compensation as a cash bonus. The percentage paid is at the discretion of management and is limited to a maximum of 15% of the respective employees' base quarterly compensation. For fiscal 1994, the Company paid bonuses aggregating $1,954,000 under the plan, of which $679,000 is included in accrued salaries, wages and employee benefits in the accompanying July 2, 1994 consolidated balance sheet. Bonuses paid for the years ended July 3, 1993 and June 27, 1992 were $1,568,000 and $2,528,000, respectively.

  The Company also has a performance-based management incentive plan for officers and key employees. Bonuses under the plan are distributed to officers and key employees of the Company based upon performance related criteria determined at the discretion of the Compensation Committee of the Board of Directors. For

                                 Appendix B-27

                               AST RESEARCH, INC.

NOTE 8. BENEFIT PLANS (CONTINUED)

fiscal 1994, the Company paid bonuses aggregating $1,920,000 under this plan that is included in accrued salaries, wages and employee benefits in the accompanying consolidated balance sheet at July 2, 1994. Bonuses paid for the years ended July 3, 1993 and June 27, 1992 were $3,928,000 and $5,084,000, respectively.


 Stock Plans

  The Company has three employee stock plans, adopted in 1983, 1985 and 1989. The Incentive Stock Option, Non-Qualified Stock Option and Restricted Stock Purchase Plan--1983 (the "1983 Plan"), as amended in 1984, 1985 and 1987, provides for the granting of options or rights to purchase up to an aggregate of 3,600,000 shares of the Company's common stock to officers, directors, employees and others. The Plan also provides for the granting of stock appreciation rights. Under the Plan, options granted become exercisable subject to the discretion of the Board of Directors or Compensation Committee and generally expire five years from the date of grant. For the year ended July 2, 1994, 86,799 shares were exercised under the 1983 Plan at prices ranging from $3.44 to $21.50 per share.

  In 1985, the Company adopted the Chief Executives' Plan (the "CE Plan"). The CE Plan, as amended in 1987, provides for an aggregate of 1,200,000 shares of the Company's common stock to be available to the chief executive officers, which include the president and executive vice presidents of the Company, and such other officers that the Board of Directors might specifically designate as a "chief executive officer" for purposes of the CE Plan. At July 2, 1994, non-statutory options covering 800,000 shares have been granted to certain officers at exercise prices of $3.50 per share of which 350,000 shares remain outstanding. No shares were exercised under the CE Plan for the year ended July 2, 1994.

  The 1989 Long-Term Incentive Program (the "1989 Program"), as amended in 1992, provides for the granting of stock options, stock appreciation rights, restricted stock and performance units. The amendment, as adopted by the Board and approved by a shareholder vote, annually increases shares authorized to be issued by 2% of the number of common shares outstanding at each fiscal year end. At July 2, 1994, an aggregate of 5,893,993 shares of common stock is authorized to be issued under the 1989 Program. Under the 1989 Program, options granted become exercisable subject to the discretion of the Board of Directors or Compensation Committee and expire ten years from the date of grant. During fiscal 1994, an aggregate of 609,336 shares were exercised at prices ranging from $4.06 to $22.75 per share. No stock appreciation rights or performance units have been granted under this program.

  The Company's 1991 Stock Option Plan for Non-Employee Directors (the "Non-Employee Option Plan") provides for an initial grant of options to purchase 20,000 shares of the Company's common stock to each newly appointed non-employee director. In addition, on January 1 each year, each participant will receive an option to purchase 12,000 shares of common stock. The aggregate number of shares that may be issued under the plan is 250,000. Options vest and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant. Each option is exercisable at 100% of the common stock's fair market value on the date of grant. During fiscal 1994, 6,000 shares were exercised at $16.75 per share.

  In January 1994, the Company adopted, subject to shareholder approval, the AST Research, Inc. 1994 One-Time Grant Stock Option Plan for Non-Employee Directors. The plan provides that each member of the Company's Board of Directors on July 1, 1994 who is not an employee of the Company be granted an option covering 50,000 shares of common stock. All such option grants are subject to the limitation that not more than 250,000 shares of common stock be issued under the Plan and that no participant may receive options covering more than 50,000 shares of common stock in any calendar year. Options are exercisable at 100% of the fair market value on the date of grant of the option, and vest over a period of eight years from the date of grant, with acceleration of vesting possible in the event of certain stock performance. At July 2, 1994, 50,000 shares had been granted to each of the Company's four non-employee directors at an exercise price of $14.25 per share.


                                 Appendix B-28

                               AST RESEARCH, INC.

NOTE 8. BENEFIT PLANS (CONTINUED)

  The following table summarizes 1994 stock option activity under all of the stock plans:

                                                         NUMBER    AVAILABLE FOR
                                                       OF OPTIONS  FUTURE GRANT
                                                       ----------  -------------
Outstanding at July 3, 1993........................... 3,504,380     2,052,143
Authorized............................................       --        896,675
Granted............................................... 1,624,400    (1,624,400)
Exercised.............................................  (702,135)          --
Canceled..............................................  (380,425)      380,425
Plan shares expired...................................       --        (99,275)
                                                       ---------    ----------
Outstanding at July 2, 1994........................... 4,046,220     1,605,568
                                                       =========    ==========

  Options exercised during fiscal 1994 were at prices ranging from $3.44 to $22.75 per share. Outstanding options at July 2, 1994 were at prices ranging from $3.50 to $31.63 per share and options for 1,351,661 shares were exercisable. At July 2, 1994, 5,651,788 shares of the Company's common stock were reserved for issuance under the Plans.

  In December 1990, the Board of Directors authorized the issuance of warrants to purchase an aggregate of 80,000 shares of the Company's common stock to certain non-employee directors. The warrants carry an exercise price of $13.875 per share and vested over a three year period. During fiscal 1994, 40,000 of these warrants were exercised and at July 2, 1994, 40,000 of these warrants were exercisable. On July 27, 1992, the Board of Directors authorized the issuance of warrants to purchase 50,000 shares of the Company's common stock to the Company's then Chairman of the Board. These warrants carry an exercise price of $13.50 per share and vest over a four year period. During fiscal 1994, 12,500 of these warrants were exercised and at July 2, 1994, none of the remaining warrants were exercisable.

 Post Employment Benefits

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 112 "Employers Accounting for Postemployment Benefits" ("SFAS 112") requiring accrual basis accounting for post employment benefits. The Company does not offer post employment benefits subject to guidelines established by SFAS 112. Accordingly, no provisions have been reflected in the Company's consolidated financial statements at July 2, 1994.

NOTE 9. SHAREHOLDER RIGHTS PLAN

  On June 30, 1989, the Board of Directors adopted a Shareholder Rights Plan which is intended to protect stockholders from unfair takeover practices. Under the Plan, each share of common stock carries one right to obtain additional stock or other property according to terms provided in the Plan. The rights, as amended, will not be exercisable or separable from the common stock until another party acquires at least 15% of the Company's then outstanding common stock or commences a tender offer for at least 15% of the Company's then outstanding common stock.

  In the event the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or 50% or more of its consolidated assets or earning power are sold or transferred, each right will entitle its holder to receive, at the then current exercise price, common stock of the acquiring company having a market value equal to two times the exercise price of the right. If a person or entity were to acquire 15% or more of the outstanding shares of the Company's common stock, or if the Company is the surviving corporation in a merger and its common stock is not changed or exchanged, each right will entitle the holder to receive, at the then current exercise price, common stock having a market value equal to two times the exercise price of the right. Until a right is exercised, the holder of a right, as such, will have no rights as a stockholder of the Company, including, without limitation, the rights to vote as a stockholder or receive dividends.

                                 Appendix B-29

                               AST RESEARCH, INC.

NOTE 9. SHAREHOLDER RIGHTS PLAN (CONTINUED)

  The rights, which expire on June 30, 1999, may be redeemed by the Company at a price of $0.01 per right. At July 2, 1994, 500,000 of the 1,000,000 authorized but unissued preferred shares of the Company are reserved for issuance upon exercise of these rights.

NOTE 10. COMMITMENTS AND CONTINGENCIES

 Lease Commitments

  The Company leases its field offices, certain equipment, automobiles and most of its operating facilities under operating lease agreements. The Company also has capital leases for certain equipment. Future minimum lease payments under these leases approximate the following amounts:

                                                               LEASE OBLIGATIONS
(IN THOUSANDS)                                                 -----------------
                                                               CAPITAL OPERATING
FISCAL YEAR                                                    ------- ---------
  1995........................................................ $  531   $13,310
  1996........................................................    484    10,417
  1997........................................................    470     6,613
  1998........................................................    323     5,822
  1999........................................................    265     4,738
  Thereafter..................................................    739    14,711
                                                               ------   -------
Total minimum lease payments.................................. $2,812   $55,611
                                                               ======   =======

  At July 2, 1994, the net present value of obligations under capital leases total $2,467,000 and are included in long-term and current portion of long-term debt in the accompanying consolidated balance sheet. At July 2, 1994, the assets held under capital leases total $4,114,000, net of $1,250,000 in accumulated depreciation, and are included in buildings and machinery and equipment in the accompanying consolidated balance sheet.

  Rent expense was approximately $10,588,000, $9,215,000 and $8,958,000 for the years ended July 2, 1994, July 3, 1993 and June 27, 1992, respectively.

 Royalty Commitments

  The Company has commitments for minimum guaranteed royalties under various licensing agreements which are payable over periods ranging from one to four years. The Company has been notified that certain of its products may also require licenses under patents held by others. The Company evaluates these licensing proposals on a case-by-case basis to determine whether licenses are necessary or desirable. Although these evaluations continue, management is accruing amounts that, in its judgment, represent the potential royalties and/or legal costs of resolving these claims.

 Concentrations of Credit Risk

  The Company distributes its products through various distribution channels, including independent resellers, dealers, national distributors, OEMs, U.S. Government approved dealers and consumer retailers. Concentrations of credit risk are generally limited due to the Company's broad range of distribution channels and the Company's geographically diverse customer base. However, sales into the PRC are to a limited customer base comprised primarily of larger entities which are affected by the economic conditions or political occurrences within the PRC. No single customer accounted for more than 10% of the Company's net sales for fiscal years 1994, 1993 and 1992. In addition, the Company's sales are primarily to customers whose activities are related to the retail, consumer electronics or personal computer industries. Therefore, the Company's ability to collect trade receivables may be adversely impacted by changes in these industries. Credit limits, ongoing credit evaluations and account monitoring procedures are utilized to minimize the risk of loss.

                                 Appendix B-30

                               AST RESEARCH, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

 Employment Contracts

  The Company has entered into Severance Compensation Agreements with each of its executive officers. Such agreements provide for severance compensation equal to two years' salary and bonus and certain other benefits upon a "change in control" of the Company and termination of the officer for reasons specified in the contract. In addition, effective July 27, 1993, the Company entered into a separate employment contract ("Founder's Agreement") with founder, Chairman and Chief Executive Officer, Safi U. Qureshey. The Founder's Agreement provides for five years of salary, health and welfare benefits, two years of bonus and certain other benefits if active employment is terminated by the Company or by Mr. Qureshey under specified conditions.

  The Company has a severance policy for its executive officers which, in the event of an involuntary termination, other than in connection with a "change in control", requires the Company to pay its President severance equal to two years salary and its other executive officers severance equal to six months salary plus an additional month of salary for each year of employment with the Company, up to a maximum of 12 months. Benefits are also continued during this period.

 Other Contingencies

  In June 1989, Texas Instruments Inc. ("TI") advised the Company that it believed certain AST computer products infringe certain TI patents. On January 4, 1994, the Company initiated litigation (the "California action") in the U.S. District Court for the Central District of California against TI alleging certain violations of licensing agreements, federal antitrust laws and the California Unfair Practices Act. In addition, the Company alleged that TI is infringing an AST patent and that certain TI patents are invalid or inapplicable. TI has alleged in the California action that the Company is infringing patents owned by TI. On August 26, 1994, TI filed a lawsuit in the U.S. District Court for the Eastern District of Texas against the Company alleging infringement of patents in addition to those asserted by TI in the California action. These litigations with TI are proceeding. Management does not believe that the outcome of these matters will have a material adverse impact on the Company's consolidated financial position or results of operations.

  On March 3 and March 14, 1994, complaints were filed by two shareholders against the Company and certain of its officers and directors requesting certification of class action, asserting claims under state and federal securities law based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The complaints were filed in the United States District Court of the Central District of California. On May 9, 1994, the Court consolidated the two cases under the case name In re AST Securities Litigation. On September 12, 1994, a complaint was filed by a shareholder against the Company and certain of its officers and directors requesting certification of class action, asserting claims under state and federal securities law based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The complaint was filed in the United States District Court of the Central District of California under the case name Steven A. Kornfeld v. James L. Forquer, et al. Management has reviewed the allegations contained in the complaints and believes such allegations are without merit. Management intends to vigorously defend these litigations. While it is not possible to predict what impact the restatement might have on these litigations or whether or not additional complaints may be filed, management does not believe that the outcome of these matters will have a material adverse impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome.

                                 Appendix B-31

                               AST RESEARCH, INC.

NOTE 10. COMMITMENTS AND CONTINGENCIES (CONTINUED)


  The Company has been named as a defendant or co-defendant, frequently with other personal computer manufacturers, including IBM, AT&T, Unisys, Digital Equipment Corporation, NEC, Olivetti, NCR, Panasonic, and Matsushita, in thirteen similar lawsuits each of which alleges as a factual basis the occurrence of carpal tunnel syndrome or repetitive stress injuries. The suits naming the Company are just a few of the many lawsuits of this type which have been filed, often naming IBM and other major computer companies. The claims total approximately $15 million in compensatory damages, $130 million in punitive damages, and additional unspecified amounts. The Company has denied or is in the process of denying the claims and intends to vigorously defend the suits. The Company is unable at this time to predict the ultimate outcome of these suits. Ultimate resolution of the litigation against the Company may depend on progress in resolving this type of litigation overall. Before consideration of any potential insurance recoveries, the Company believes that the claims in the suits filed against it will not have a material impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome. The Company has maintained various liability insurance policies during the periods covering the claims filed above. While such policies may limit coverage under certain circumstances, the Company believes that it is adequately protected. Should the Company not be successful in defending against such lawsuits or not be able to claim compensation under its liability insurance policies, the Company's profitability and financial condition may be adversely affected.

  The Company is also subject to other legal proceedings and claims which also arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

NOTE 11. SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in one industry segment: the manufacture and sale of personal computers, including desktop, server, and notebook computer systems.

  A summary of the Company's operations by geographic area is as follows:

FISCAL YEAR ENDED JULY 2, 1994

                          NORTH/LATIN            PACIFIC   REST OF
                            AMERICA    EUROPE      RIM      WORLD  ELIMINATED   CONSOLIDATED
(IN THOUSANDS)            ----------- --------  ---------- ------- -----------  ------------
Sales to unaffiliated
 customers..............  $1,546,010  $532,921  $  260,700 $27,643 $       --    $2,367,274
Transfers between
 geographic areas.......     404,582   251,605     901,106   3,098  (1,560,391)         --
                          ----------  --------  ---------- ------- -----------   ----------
Net sales...............  $1,950,592  $784,526  $1,161,806 $30,741 $(1,560,391)  $2,367,274
                          ==========  ========  ========== ======= ===========   ==========
Operating income (loss).  $   22,786  $(20,027) $   42,729 $ 1,296 $     7,205   $   53,989
                          ==========  ========  ========== ======= ===========   ==========
Identifiable assets.....  $  541,469  $257,098  $  191,976 $15,077 $       --    $1,005,620
                          ==========  ========  ========== ======= ===========   ==========

FISCAL YEAR ENDED JULY 3, 1993

                          NORTH/LATIN            PACIFIC  REST OF
                            AMERICA     EUROPE     RIM     WORLD  ELIMINATED   CONSOLIDATED
(IN THOUSANDS)            -----------  --------  -------- ------- -----------  ------------
Sales to unaffiliated
 customers..............  $  854,929   $297,312  $238,974 $20,935 $       --    $1,412,150
Transfers between
 geographic areas.......     234,815     55,690   751,511     897  (1,042,913)         --
                          ----------   --------  -------- ------- -----------   ----------
Net sales...............  $1,089,744   $353,002  $990,485 $21,832 $(1,042,913)  $1,412,150
                          ==========   ========  ======== ======= ===========   ==========
Operating income (loss).  $  (69,677)  $(45,569) $ 41,620 $   838 $     8,210   $  (64,578)
                          ==========   ========  ======== ======= ===========   ==========
Identifiable assets.....  $  574,801   $173,028  $122,165 $16,165 $       --    $  886,159
                          ==========   ========  ======== ======= ===========   ==========

                                 Appendix B-32

                               AST RESEARCH, INC.

NOTE 11. SEGMENT AND GEOGRAPHIC INFORMATION (CONTINUED)


FISCAL YEAR ENDED JUNE 27, 1992

                          NORTH/LATIN           PACIFIC  REST OF
                            AMERICA    EUROPE     RIM     WORLD  ELIMINATED  CONSOLIDATED
(IN THOUSANDS)            ----------- --------  -------- ------- ----------  ------------
Sales to unaffiliated
 customers..............   $550,887   $204,623  $177,796 $10,773 $     --      $944,079
Transfers between geo-
 graphic areas..........    168,346     61,409   432,563     647  (662,965)         --
                           --------   --------  -------- ------- ---------     --------
Net sales...............   $719,233   $266,032  $610,359 $11,420 $(662,965)    $944,079
                           ========   ========  ======== ======= =========     ========
Operating income (loss).   $ 40,090   $(10,632) $ 59,087 $   781 $   8,200     $ 97,526
                           ========   ========  ======== ======= =========     ========
Identifiable assets.....   $359,550   $124,332  $ 91,380 $ 5,351 $     --      $580,613
                           ========   ========  ======== ======= =========     ========

  In determining operating income (loss) for each geographic area, sales and purchases between geographic areas have been accounted for on the basis of internal transfer prices set by the Company. Identifiable assets are those tangible and intangible assets used in operations in each geographic area. The fiscal 1993 restructuring charge of $125 million is included in operating income (loss) in the geographic areas in which the actual restructuring costs are expected to be incurred. This amount is comprised of $93.3 million in the North/Latin America segment, $25.6 million in the Europe segment and $6.1 million in the Pacific Rim segment. The fiscal 1994 restructure credit of $12.5 million relates to and is included in North/Latin America operating income.

NOTE 12. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

  The tables below set forth selected quarterly financial information for fiscal years 1994 and 1993 (in thousands, except per share amounts).

                         FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER*
1994                     ------------- -------------- ------------- ---------------
Net sales...............   $514,409       $677,011      $591,349       $584,505
Gross profit............     85,900        114,566       101,106         46,161
Net income (loss).......      8,232         17,933        13,214         (8,070)
Net income per share:
  Primary...............   $    .26       $    .55      $    .40       $   (.25)
  Fully diluted.........   $    .26       $    .54      $    .38       $   (.25)
- --------
* Restated (Note 2).

                         FIRST QUARTER SECOND QUARTER THIRD QUARTER FOURTH QUARTER
1993                     ------------- -------------- ------------- ---------------
Net sales...............   $286,353       $346,338      $370,251       $409,208
Gross profit............     65,015         76,185        71,821         72,677
Net income (loss).......      7,641         14,581        11,045        (87,005)
Net income (loss) per
 share:
  Primary...............   $    .24       $    .46      $    .35       $  (2.76)

  In the fourth quarter of fiscal 1993, the Company recorded a pretax restructuring charge of $125 million which is reflected in the fiscal 1993 fourth quarter net loss. In the fourth quarter of fiscal 1994, the Company recorded a pretax restructuring credit of $12.5 million which is reflected in the fiscal 1994 fourth quarter net income (Note 2).

  In fiscal 1993, fully diluted per share information is anti-dilutive or does not differ materially from primary net income (loss) per share in any quarterly period. In fiscal 1994 and 1993, the quarterly per share amounts do not sum to the net income (loss) for the respective years due to the dilutive effect of common stock equivalents and other dilutive securities used in computing per share information in the first three quarters.

                                 Appendix B-33

                                                                      APPENDIX C

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                  FORM 10-Q/A
                                AMENDMENT NO. 1

   (MARK ONE)
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    FOR THE QUARTERLY PERIOD ENDED APRIL 1, 1995

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    For the transition period from                            to


                          COMMISSION FILE NO. 0-13941

                               AST RESEARCH, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                               95-3525565
    (STATE OR OTHER JURISDICTION OF                  (IRS EMPLOYER
     INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                              16215 ALTON PARKWAY
                            IRVINE, CALIFORNIA 92718
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (714) 727-4141

                               ----------------

  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

  There were 32,385,750 shares of the registrant's Common Stock, par value $.01 per share, outstanding on April 28, 1995.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  Appendix C-1

                               AST RESEARCH, INC.
                                     INDEX

                                                                           PAGE
                                                                           ----
PART I. FINANCIAL INFORMATION
 Item 1. Financial Statements
   Restated Consolidated Balance Sheets at April 1, 1995 (Unaudited) and
    July 2, 1994..........................................................  C-3
   Consolidated Statements of Operations (Unaudited) for the three months and nine months ended April 1, 1995 (restated) and April 2, 1994......  C-4
   Consolidated Statements of Cash Flows (Unaudited) for the nine months ended April 1, 1995 (restated) and April 2, 1994......................  C-5
   Notes to Restated Consolidated Financial Statements (Unaudited)........  C-7
 Item 2. Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................... C-11
PART II. OTHER INFORMATION
 Item 1. Legal Proceedings................................................ C-21
 Item 6. Exhibits and Reports on Form 8-K................................. C-22
SIGNATURES................................................................ C-22

                                  Appendix C-2

                               AST RESEARCH, INC.
                 RESTATED CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                           APRIL 1,     JULY 2,
                                                             1995         1994
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                      -----------  ----------
                                                          (UNAUDITED)
ASSETS
 Current assets:
  Cash and cash equivalents.............................. $    67,464  $  153,118
  Accounts receivable, net of allowance for doubtful
   accounts of $17,908 at April 1, 1995 and $17,564 at
   July 2, 1994..........................................     465,022     326,057
  Inventories............................................     354,702     333,729
  Deferred income taxes..................................      48,423      43,266
  Other current assets...................................          73       9,797
                                                          -----------  ----------
    Total current assets.................................     935,684     865,967
  Property and equipment.................................     169,877     159,530
  Accumulated depreciation and amortization..............     (66,751)    (56,089)
                                                          -----------  ----------
Net property and equipment...............................     103,126     103,441
Goodwill, net of accumulated amortization of $5,774 at
 April 1, 1995 and $3,479 at July 2, 1994................      26,694      29,220
Other assets.............................................      10,331       6,992
                                                          -----------  ----------
                                                          $ 1,075,835  $1,005,620
                                                          ===========  ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Short-term borrowings.................................. $   100,000  $   50,000
  Accounts payable.......................................     287,304     209,579
  Accrued salaries, wages and employee benefits..........      20,999      21,465
  Other accrued liabilities..............................     137,307     112,096
  Income taxes payable...................................      10,743      27,455
  Current portion of long-term debt......................       2,472         398
                                                          -----------  ----------
    Total current liabilities............................     558,825     420,993
Long-term debt...........................................     216,282     215,294
Deferred income taxes and other non-current liabilities..       6,241       7,571

Commitments and contingencies

Shareholders' equity:
 Common stock, par value $.01; 200,000,000 shares
  authorized,
  32,376,500 shares issued and outstanding at April 1,
  1995 and 32,333,750 shares at July 2, 1994.............         324         323
 Additional capital......................................     141,826     141,424
 Retained earnings.......................................     152,337     220,015
                                                          -----------  ----------
    Total shareholders' equity...........................     294,487     361,762
                                                          -----------  ----------
                                                          $ 1,075,835  $1,005,620
                                                          ===========  ==========

                            See accompanying notes.

                                  Appendix C-3

                               AST RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                  --------------------  -----------------------
                                   APRIL 1,   APRIL 2,   APRIL 1,     APRIL 2,
(IN THOUSANDS, EXCEPT PER SHARE      1995       1994       1995         1994
AMOUNTS)                          ----------- --------  -----------  ----------
                                  (RESTATED--           (RESTATED--
                                    NOTE 1)               NOTE 1)
Net sales.......................   $670,176   $591,349  $1,805,781   $1,782,769
Cost of sales...................    583,234    490,243   1,615,222    1,481,197
                                   --------   --------  ----------   ----------
Gross profit....................     86,942    101,106     190,559      301,572
Selling and marketing expenses..     58,934     50,031     169,347      145,124
General and administrative ex-
 penses.........................     22,005     19,968      64,941       57,256
Engineering and development ex-
 penses.........................      9,016      9,579      27,566       30,226
                                   --------   --------  ----------   ----------
Total operating expenses........     89,955     79,578     261,854      232,606
                                   --------   --------  ----------   ----------
Operating income (loss).........     (3,013)    21,528     (71,295)      68,966
Interest income.................        471        625       1,478        1,252
Interest expense................     (4,669)    (2,881)    (11,561)      (7,067)
Other income (expense), net.....       (923)       750      (2,694)      (3,485)
                                   --------   --------  ----------   ----------
Income (loss) before income tax-
 es.............................     (8,134)    20,022     (84,072)      59,666
Provision (benefit) for income
 taxes..........................     (1,586)     6,808     (16,394)      20,287
                                   --------   --------  ----------   ----------
Net income (loss)...............   $ (6,548)  $ 13,214  $  (67,678)  $   39,379
                                   ========   ========  ==========   ==========
Net income (loss) per share:
  Primary.......................   $   (.20)  $    .40  $    (2.09)  $     1.21
  Fully diluted.................   $   (.20)  $    .38  $    (2.09)  $     1.18
                                   ========   ========  ==========   ==========
Shares used in computing net in-
 come (loss) per share:
  Primary.......................     32,376     33,080      32,364       32,512
  Fully diluted.................     32,376     37,179      32,364       34,238
                                   ========   ========  ==========   ==========


                            See accompanying notes.

                                  Appendix C-4

                               AST RESEARCH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                    NINE MONTHS ENDED
                                               ----------------------------
                                                   APRIL 1,       APRIL 2,
                                                     1995           1994
(IN THOUSANDS)                                 ----------------- ----------
                                               (RESTATED-NOTE 1)
Cash flows from operating activities:
 Cash received from customers................     $1,693,897     $1,666,651
 Cash paid to suppliers and employees........     (1,793,097)    (1,697,421)
 Interest received...........................          1,564          1,358
 Interest paid...............................         (6,699)        (2,668)
 Income tax refunds received.................          3,320          1,192
 Income taxes paid...........................        (10,233)       (13,305)
 Other cash received.........................          1,697            888
                                                  ----------     ----------
    Net cash used in operating activities....       (109,551)       (43,305)
Cash flows from investing activities:
 Payment related to Tandy/GRiD acquisition...             --        (15,000)
 Purchases of capital equipment..............        (20,446)       (20,902)
 Proceeds from disposition of capital equip-
  ment.......................................          2,812          1,169
 Purchases of other assets, net..............         (2,556)          (758)
                                                  ----------     ----------
    Net cash used in investing activities....        (20,190)       (35,491)
Cash flows from financing activities:
 Short-term borrowings, net..................         50,000         (9,203)
 Repayment of long-term debt.................           (409)          (136)
 Proceeds from issuance of long-term debt,
  net........................................             --        107,974
 Proceeds from issuance of common stock......            403          8,991
                                                  ----------     ----------
    Net cash provided by financing activi-
     ties....................................         49,994        107,626
Effect of exchange rate changes on cash and
 cash equivalents............................         (5,907)         1,450
                                                  ----------     ----------
Net increase (decrease) in cash and cash
 equivalents.................................        (85,654)        30,280
Cash and cash equivalents at beginning of pe-
 riod........................................        153,118        121,600
                                                  ----------     ----------
Cash and cash equivalents at end of period...     $   67,464     $  151,880
                                                  ==========     ==========

                            See accompanying notes.

                                  Appendix C-5

                               AST RESEARCH, INC.

                                  (UNAUDITED)

  RECONCILIATION OF NET INCOME (LOSS) TO NET CASH USED IN OPERATING ACTIVITIES:

                                                        NINE MONTHS ENDED
                                                   ---------------------------
                                                       APRIL 1,      APRIL 2,
                                                          1995         1994
(IN THOUSANDS)                                     ----------------- ---------
                                                   (RESTATED-NOTE 1)
Net income (loss)................................      $ (67,678)    $  39,379
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
  Depreciation and amortization..................         18,836        17,818
  Provision (benefit) for deferred income taxes..         (6,486)          104
  Gain on sale of capital equipment..............           (653)          --
Change in operating assets and liabilities, net
 of effects of acquisition:
  Accounts receivable............................       (127,892)     (108,440)
  Inventories....................................        (20,973)        5,643
  Other current assets...........................          1,963         8,349
  Accounts payable and accrued expenses..........        106,471        32,831
  Income taxes payable...........................        (16,712)       (1,741)
  Other current liabilities......................          4,876       (40,578)
  Exchange loss (gain)...........................         (1,303)        3,330
                                                       ---------     ---------
  Net cash used in operating activities..........      $(109,551)    $ (43,305)
                                                       =========     =========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

  The Company purchased certain assets relating to Tandy/GRiD
France's personal computer operations effective September 1, 1993.
In conjunction with the acquisition, liabilities were assumed as follows:

  Fair value of assets acquired..................            --      $  10,171
  Note payable...................................            --         (6,720)
                                                       ---------     ---------
  Liabilities assumed............................            --      $   3,451
                                                       =========     =========
Tax benefit of employee stock options............            --      $   1,823
                                                       =========     =========


                            See accompanying notes.

                                  Appendix C-6

                               AST RESEARCH, INC.
              NOTES TO RESTATED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                 APRIL 1, 1995

 Basis of Presentation

  The accompanying consolidated financial statements have been prepared by the Company without audit (except for the balance sheet information as of July 2, 1994) in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.

The accompanying consolidated financial statements do not include certain footnotes and financial presentations normally required under generally accepted accounting principles and, therefore, should be read in conjunction with the audited financial statements included in the Company's 1994 Annual Report on Form 10-K/A. The results of operations for the three- and nine-month periods ended April 1, 1995 are not necessarily indicative of the results to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K/A for the year ended July 2, 1994.

 Restatements

  The Company has filed a Form 10-K/A with the Securities and Exchange Commission to restate its consolidated financial statements for the year ended July 2, 1994 to account for a $33.6 million reduction in the carrying value of GRiD pen-based products inventories made in the fourth quarter of fiscal 1994 as a charge to cost of sales rather than an adjustment to the carrying value of goodwill arising from the Tandy acquisition. After giving effect to this restatement, reversal of previously recorded related goodwill amortization and related tax effects, the Company's restated consolidated balance sheet at July 2, 1994 reflects shareholders' equity of $361.8 million rather than $384 million as previously reported. For further information concerning this restatement see Note 2 of Notes to the Restated Consolidated Financial Statements for the year ended July 2, 1994.

  The accompanying restated consolidated balance sheet at July 2, 1994 reflects these restatements and the consolidated financial statements for the three- and nine-month periods ended April 1, 1995 have been restated to reflect both the fiscal 1994 restatements and a resulting reduction in fiscal 1995 goodwill amortization, net of related income tax effects, of approximately $.6 million per quarter. The effect of these restatements is to decrease shareholders' equity at April 1, 1995 by $20.4 million from the amount of shareholders' equity previously reported, and to reduce previously reported net loss for the three- and nine-month periods ended April 1, 1995 by $.7 million and $1.8 million, respectively. These adjustments have no impact on the Company's working capital or cash flows.

 Income Taxes

  The Company provides for income taxes in interim periods based on the estimated effective income tax rate for the complete fiscal year. For the nine-month period ended April 1, 1995, the estimated tax benefit rate is less than the U.S. statutory rate due to estimates of the proportion of the Company's fiscal 1995 consolidated income/loss that will be realized in foreign tax jurisdictions with various tax rates and the Company's inability to benefit certain of its deferred tax assets including loss carryforwards. Differences between the estimated effective tax rate and the Company's actual effective tax rate could result from changes in the Company's ability to benefit its deferred tax assets and from changes in the mix of income/loss in the various tax jurisdictions within which the Company operates. Such differences are recognized when known.

                                  Appendix C-7

                               AST RESEARCH, INC.

                                  (UNAUDITED)
                                 APRIL 1, 1995

  The provision (benefit) for income taxes is computed on the pretax income
(loss) of the consolidated entities located within each taxing country based on the current tax law. Deferred taxes result from the future tax consequences associated with temporary differences between the amount of assets and liabilities recorded for tax and financial accounting purposes. A valuation allowance for deferred tax assets is recorded to the extent the Company cannot determine, in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," that the ultimate realization of net deferred tax assets is more likely than not.

 Acquisitions and Restructuring

  In the fourth quarter of fiscal 1993, the Company acquired certain assets and assumed certain liabilities relating to Tandy Corporation's ("Tandy") personal computer manufacturing operations and the GRiD North American and European sales divisions. On September 1, 1993, the Company also purchased certain assets and assumed certain liabilities of Tandy/GRiD France. The total purchase price (including Tandy/GRiD France) was $111.7 million and included a cash payment of $15 million and a three-year promissory note in the principal amount of $96.7 million. Restructuring charges of $125 million were recorded in the fourth quarter of fiscal 1993 in connection with the Company's acquisition of Tandy's personal computer manufacturing and engineering operations and GRiD's North American and European sales and marketing operations.

  During fiscal 1994, the Company completed most of its previously identified restructuring activities and incurred asset write-downs of $50 million and cash expenditures of $47 million related directly to its fiscal 1994 restructuring activities. The Company recorded a $12.5 million credit in the fourth quarter of fiscal 1994 after concluding that most of its restructuring activities had been completed or were adequately provided for within the remaining restructuring accrual. At July 2, 1994, $15.2 million of the restructuring accrual remained on the Company's consolidated balance sheet. In October 1994, the Company announced plans to consolidate its worldwide mobile computing manufacturing in Taiwan and the concurrent closure of its Fountain Valley, California manufacturing facility February 1, 1995. During the first nine months of fiscal 1995, the Company incurred cash expenditures of approximately $3.1 million related primarily to the closure of its Fountain Valley, California manufacturing facility. At April 1, 1995, approximately $12.1 million of restructuring accruals remained, consisting primarily of amounts provided for the net present value of minimum lease payments for facilities that have been closed and the write-down to net realizable value of certain equipment and leasehold improvements being disposed of. The Company expects to complete the restructuring-related asset disposition process during the fourth quarter of fiscal 1995.

  The Company believes that its restructuring activities were necessary in order to reorganize its worldwide operations after the June 1993 acquisition of Tandy's personal computer operations. However, no assurance can be given that these restructuring actions will be successful or that similar actions will not be required in the future.

 Goodwill

  Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities, is being amortized on a straight-line basis over the period of expected benefit of ten years. During the third quarter of fiscal 1995, the Company elected the early adoption of Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In accordance with SFAS No. 121, long-lived assets and certain identifiable intangibles held and used by the Company will be reviewed for impairment whenever events or

                                  Appendix C-8

                               AST RESEARCH, INC.

                                  (UNAUDITED)
                                 APRIL 1, 1995
changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test will be performed at a consolidated level based on undiscounted net cash flows since the assets being tested do not have identifiable cash flows that are largely independent of other asset groupings. Prior to the adoption of SFAS No. 121, the carrying value of goodwill was reviewed periodically based on the undiscounted cash flows of the entity acquired over the remaining amortization period. Based upon the Company's analysis under SFAS No. 121, the Company believes that no impairment of the carrying value of its long-lived assets inclusive of goodwill existed at April 1, 1995.

 Contingencies

  On March 3 and March 14, 1994, complaints were filed by two shareholders against the Company and certain of its officers and directors requesting certification of a class action, asserting claims under state and federal securities laws based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The complaints were filed in the United States District Court for the Central District of California. On September 12, 1994, a complaint was filed by a shareholder against the Company and certain of its officers and directors requesting certification of a class action, asserting claims under state and federal securities laws based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The September 12, 1994 complaint was filed in the United States District Court for the Central District of California under the case name Steven A. Kornfeld v. James L. Forquer, et al. On October 6, 1994, a complaint was filed by a shareholder in the United States District Court for the Central District of California. The October 6, 1994 complaint names the Company and certain of its officers and directors as defendants, asserts claims under the state and federal securities laws based on allegations that the Company made inadequate and false disclosures, and seeks unspecified compensatory damages and related fees and costs. The cases with complaints filed on March 3, 1994, March 14, 1994 and October 6, 1994 have been consolidated under the case name In re AST Research Securities Litigation. The AST Research Securities Litigation and Kornfeld cases are being treated as related cases by the court. Management has reviewed the allegations and the complaints and believes such allegations are without merit. Management intends to vigorously defend these litigations. While it is not possible to predict what impact the restatement might have on these litigations or whether or not additional complaints may be filed, management does not believe that the outcome of these matters will have a material adverse impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome.

  The Internal Revenue Service ("IRS") is currently examining the Company's 1989, 1990 and 1991 federal income tax returns. In addition, the IRS has completed its examination of the Company's 1987 and 1988 federal income tax returns and has proposed adjustments to the Company's federal tax liabilities for such years of approximately $8.3 million, excluding interest. The majority of such proposed adjustments relate to the allocation of income between the Company and its foreign subsidiaries. Management believes that the Company's position has substantial merit and intends to vigorously contest these proposed adjustments. Management further believes that any liability that may result upon the final resolution of the proposed adjustments for 1987 and 1988 or the current examinations of 1989, 1990 and 1991 will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  The Company has been named as a defendant or co-defendant, generally with other personal computer manufacturers, including such companies as IBM, AT&T, Unisys, Digital Equipment Corporation, NEC, Olivetti, NCR, Panasonic, or Matsushita, in thirteen similar lawsuits, each of which alleges as a factual basis the occurrence of carpal tunnel syndrome or repetitive stress injuries. The suits naming the Company are just

                                  Appendix C-9

                               AST RESEARCH, INC.

                                  (UNAUDITED)
                                 APRIL 1, 1995
a few of the many lawsuits of this type which have been filed, often naming IBM and other computer companies. The claims against the Company total in excess of $100 million in compensatory and punitive damages and additional unspecified amounts. The Company has denied or is in the process of denying the claims and intends to vigorously defend the suits. The Company is unable at this time to predict the ultimate outcome of these suits. Ultimate resolution of the litigation against the Company may depend on progress in resolving this type of litigation overall. Before consideration of any potential insurance recoveries, the Company believes that the claims in the suits filed against it will not have a material impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome. The Company has maintained various liability insurance policies during the period covering the claims filed above. While such policies may limit coverage under certain circumstances, the Company believes that it is adequately insured against potential losses that may result from these claims. Should the Company not be successful in defending against such lawsuits or not be entitled to claim compensation under its liability insurance policies, the Company's profitability and financial condition may be adversely affected.

  The Company was named, along with twelve other personal computer companies, as a defendant in a lawsuit filed on March 27, 1995 in the Superior Court for the County of Merced, California. The case name is People v. Acer et al., and alleges that the Company has engaged in deceptive advertising and unlawful business practices with relation to computer monitor screen measurements. Management does not believe that the outcome of this dispute will have a material adverse impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome.

  The Company is also subject to other legal proceedings and claims which arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position or results of operations.

 Per Share Information

  Earnings (loss) per share for fiscal 1995 and 1994 have been computed based upon the weighted average number of common and common equivalent shares outstanding. Common equivalent shares result from the assumed exercise of outstanding stock options that have a dilutive effect when applying the treasury stock method. In fiscal 1994, the fully diluted per share calculation assumes, in addition to the above, (i) that the Company's Liquid Yield Option(TM) Notes were converted from the date of issuance with earnings being increased for interest expense, net of taxes, that would not have been incurred had conversion taken place, and (ii) the potential additional dilutive effect of stock options. In fiscal 1995, fully diluted earnings (loss) per share were antidilutive.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

                                                               APRIL 1, JULY 2,
                                                                 1995     1994
                                                               -------- --------
                                                                (IN THOUSANDS)
      Purchased parts......................................... $113,014 $ 99,959
      Work in process.........................................   51,036   53,765
      Finished goods..........................................  190,652  180,005
                                                               -------- --------
                                                               $354,702 $333,729
                                                               ======== ========

                                 Appendix C-10

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                 APRIL 1, 1995

RESULTS OF OPERATIONS

  The following table shows the results of operations for the periods indicated as a percentage of net sales.

                                               PERCENTAGE OF      PERCENTAGE OF
                                                 NET SALES          NET SALES
                                               THREE MONTHS        NINE MONTHS
                                                   ENDED              ENDED
                                             ------------------ ------------------
                                             APRIL 1,  APRIL 2, APRIL 1,  APRIL 2,
                                               1995      1994     1995      1994
                                             --------  -------- --------  --------
Net sales...................................  100.0%    100.0%   100.0%    100.0%
Cost of sales...............................   87.0      82.9     89.4      83.1
                                              -----     -----    -----     -----
Gross profit................................   13.0      17.1     10.6      16.9
                                              -----     -----    -----     -----
Selling and marketing expenses..............    8.8       8.5      9.4       8.1
General and administrative expenses.........    3.3       3.4      3.6       3.2
Engineering and development expenses........    1.4       1.6      1.5       1.7
                                              -----     -----    -----     -----
Operating income (loss).....................   (0.5)      3.6     (3.9)      3.9
Other expense, net..........................   (0.7)     (0.2)    (0.7)     (0.6)
                                              -----     -----    -----     -----
Income (loss) before income taxes...........   (1.2)      3.4     (4.6)      3.3
Provision (benefit) for income taxes........   (0.2)      1.2     (0.9)      1.1
                                              -----     -----    -----     -----
Net income (loss)...........................   (1.0)%     2.2%    (3.7)%     2.2%
                                              =====     =====    =====     =====

 Sales

  Net sales for the nine-month period ended April 1, 1995 increased 1% to $1.806 billion from $1.783 billion in the nine-month period ended April 2, 1994. This slight improvement in revenues was due to higher Pentium(TM) processor-based desktop systems sales partially offset by lower 386 and 486 desktop systems sales and decreased shipments of the Company's notebook system products. The Company has experienced product development and production delays throughout fiscal 1995 which have contributed to lower 486 desktop and notebook systems sales. In addition, continued industrywide competitive pricing pressures have prompted aggressive pricing and promotional activities which have further reduced total revenues. The Company anticipates that additional pricing actions will be necessary as it attempts to maintain its competitive price and performance product profile; however, there can be no assurance that future pricing actions will be effective in stimulating sales growth. The Company shipped 1,107,000 computer systems in the first nine months of fiscal 1995, an increase of 2% from the 1,084,000 units shipped in the same prior year period.

  Revenues from desktop system products increased 13% to $1.252 billion for the nine-month period ended April 1, 1995 from $1.109 billion in the comparable prior year period. Increased sales of the Pentium processor-based desktop systems, Advantage!(R) 486DX and the Bravo(TM) 486DX were partially offset by declines in revenues from the Advantage! and Bravo 486SX, Premmia(TM) 486DX and Tandy(R) branded desktop systems sales. Decreased sales of the Company's 486-based desktop systems reflected the shift in demand toward the Pentium desktop systems, which accounted for 24% of total desktop systems sales for the nine-month period ended April 1, 1995 versus 3% in the comparable fiscal 1994 period. Included within total desktop revenues were sales of the Company's 386 systems, which declined to $7 million in the nine-month period ended April 1, 1995, compared to $50 million in the first nine months of fiscal 1994.

  The Company's notebook computer product revenues declined 18% to $346 million in the nine-month period ended April 1, 1995 from $422 million in the comparable prior year period. This decrease reflects a

                                 Appendix C-11

23% reduction in unit shipments to 164,000 for the nine-month period ended April 1, 1995 from 213,000 in the same prior year period. Increased Ascentia(TM) 486SLE notebook systems sales were offset by declines in revenues from the Bravo and Advantage! 486SX lines of notebook computers and the PowerExec(TM) notebook product line. Additionally, a decline in revenues from sales to the Company's original equipment manufacturer ("OEM") customers has contributed to the overall decrease in fiscal 1995 notebook revenues.

  North American revenues (including Canada) decreased by 13% to $1.012 billion during the first nine months of fiscal 1995 from the comparable prior year period. Revenue from the consumer retail channel decreased 3% from the comparable prior year period and accounted for 37% of total North American revenues. Revenues related to Tandy branded systems sales in the U.S. are primarily responsible for year-over-year decreased sales in the consumer retail channel. Sales to the independent reseller/dealer channel for the nine-month period ended April 1, 1995 decreased 5% over the same prior year period and accounted for 49% of total North American revenues versus 44% in the comparable fiscal 1994 period. Revenue from the OEM channel declined significantly during the first nine months of fiscal 1995 due to the completion of two large OEM contracts in the fourth quarter of fiscal 1994. Within the overall decrease in North American revenues, sales to the national distributor channel grew slightly, increasing 2% over the same prior year period. The national distributor channel and the OEM channel accounted for 13% and 1%, respectively, of total North American revenues during the nine-month period ended April 1, 1995.

  Nine month fiscal 1995 international revenues rose 28% to $794 million from $619 million in the comparable prior year period and accounted for 44% of total fiscal 1995 revenues compared to 35% of total fiscal 1994 revenues. The European region provided 69% of total international revenues for the nine-month period ended April 1, 1995 and increased 39% over the same period last year. The United Kingdom and Sweden continued to be major contributors to total European revenues with significant fiscal 1995 revenue growth also occurring in Norway and Switzerland. Increased demand for the Company's Advantage! and Bravo 486DX desktop systems, Pentium desktops and the Ascentia 486SLE notebook systems contributed to the European revenue growth. In January 1994, the Company established a centralized European manufacturing, distribution and service operation in Limerick, Ireland. During the second quarter of fiscal 1995, the Ireland facility supplied nearly all of the desktop product requirements for the European region. Increased revenues and improved profitability in Europe for fiscal 1995 have resulted from localized manufacturing, centralized distribution and service and an expanded consumer retail market.

  Pacific Rim revenues totaled $200 million in the nine-month period ended April 1, 1995, up 10% from the prior year total of $182 million. Although Pacific Rim revenues rose during the nine-month period ended April 1, 1995, revenues to the People's Republic of China ("PRC") declined 26% compared to the same prior year period. This decline was attributable to significantly increased competition and to lower first and third quarter sales to one of the Company's major customers within this region. The Company anticipates that these competitive pressures will continue and may adversely impact the Company's net sales and profitability. A significant portion of the Company's Pacific Rim revenues are derived from sales to the Hong Kong government and to Hong Kong based dealers who ultimately market the Company's products within the PRC. Although the PRC has historically provided the Company with significant revenues and profitability, future sales of the Company's products into the PRC are highly dependent upon continuing favorable trade relations between the United States and the PRC and the general economic and political stability of the region. Economic factors such as competitive pricing, short-term fluctuations in foreign currency exchange rates and changes in the PRC tax structure could also have a corresponding impact on future sales and operating results. Revenues from the Company's Australian subsidiary increased 73% in the first nine months of fiscal 1995 over the same prior year period.

  In the Company's Rest of World region, revenues increased 8% to $45 million in the nine-month period ended April 1, 1995 compared to the same prior year period. This increase is primarily due to a 27% revenue growth rate in Latin America. However, economic risks such as the December devaluation of the Mexican peso, as well as risks in other less developed countries, could have a corresponding impact on future sales and operating results in these regions.

                                 Appendix C-12

  Revenues for the quarter ended April 1, 1995 increased 13% to $670 million from $591 million in the quarter ended April 2, 1994 due primarily to higher Pentium processor-based desktop systems sales. Third quarter fiscal 1995 international revenues of $333 million were 43% higher than the comparable prior year quarter, while North American revenues decreased 6% to $337 million. European revenues represented 73% of total international revenues for the third quarter of fiscal 1995 and increased 52% over the same prior year quarter. During the third quarter of fiscal 1995, the Company began shipments of the Premmia MX P/75 and Ascentia 910N. The Company also shipped new models of the Advantage! multimedia personal computers.

 Gross Profit

  Gross profit margins decreased to 10.6% in the nine-month period ended April 1, 1995 from 16.9% in the nine-month period ended April 2, 1994. This decline in margins resulted primarily from product development and production delays, manufacturing related costs associated with product transitions and continued intense industrywide competitive pricing pressures. The Company believes that the industry will continue to be characterized by rapid technological advances and short product life-cycles resulting in continued risk of product obsolescence.

  Gross profit margins have improved slightly each quarter throughout fiscal 1995 due to improvements in the Company's manufacturing processes, component costs, currency fluctuations and a rising proportion of sales of the Company's higher margin products, particularly the Pentium processor-based desktop systems. However, due to continuing industry pricing pressures and the potential significant impact of shifts within the Company's channel and product mix, the Company is unable to provide any assurance as to whether this trend will continue. During the first nine months of fiscal 1995, the Company and the majority of its competitors continued to introduce new, lower-priced, higher-performance personal computers resulting in continued pricing pressures on both new and older technology products. Future pricing actions by the Company and its competitors may continue to adversely impact the Company's gross margins or profitability, which could also result in decreased liquidity and adversely affect the Company's financial position.

  The results of the Company's international operations are subject to currency fluctuations. As the value of the U.S. dollar weakens relative to other currencies, revenues from sales in those currencies convert to more U.S. dollars. This effect on revenue has a corresponding impact on gross profit, as the Company's production costs are incurred primarily in U.S. dollars. During the nine-month period ended April 1, 1995 compared to the nine-month period ended April 2, 1994, the U.S. dollar declined against nearly all European currencies. This year-to-year currency fluctuation resulted in approximately a two percentage point gross margin increase in fiscal year-to-date 1995 results compared to the same prior year period. Currency fluctuations also resulted in increased third quarter fiscal 1995 gross margins by approximately two and a half percentage points when compared to results of currency fluctuations in the prior year third quarter.

 Operating Expenses

  Total operating expenses increased 12.6% to $261.9 million for the nine-month period ended April 1, 1995 from $232.6 million for the nine-month period ended April 2, 1994. As a percentage of sales, operating expenses increased to 14.5% from 13.0% in the comparable prior year period. The increase in operating expenses in the aggregate and as a percentage of sales was primarily due to continued worldwide expansion and an increased level of international sales compared to the same prior year period.

  Selling and marketing expenses increased 16.7% to $169.3 million for the nine months ended April 1, 1995 from $145.1 million in the prior year period. Selling and marketing expenses increased due to higher payroll costs consistent with increases in worldwide sales and marketing staff. Enhanced product marketing and dealer promotional activities resulted in higher expenses for other promotions, co-op advertising and sales literature related to new product introductions. Additionally, the Company's continued focus on increasing brand name awareness led to an increase in media advertising expenses. As a percentage of sales, selling and

                                 Appendix C-13
marketing expenses increased to 9.4% for the nine-month period ended April 1, 1995 from 8.1% in the comparable prior year period.

  General and administrative expenses increased by 13.4% to $64.9 million for the nine-month period ended April 1, 1995 from $57.3 million in the same fiscal 1994 period. Worldwide expansion, including operations in China, Ireland, Korea and the Netherlands, resulted in increased payroll and administrative costs. The Company also incurred higher legal fees due to increased litigation activity and additional patent/trademark expenses primarily resulting from an expanded patent/trademark portfolio. Depreciation and amortization expense rose due to a larger fixed asset base and increased goodwill amortization resulting from the acquisition of Tandy Corporation's personal computer manufacturing operations. As a percentage of sales, general and administrative expenses increased to 3.6% in the first nine months of fiscal 1995 from 3.2% in the comparable prior year period.

  Engineering and development costs declined by 8.8% to $27.6 million for the nine-month period ended April 1, 1995 from $30.2 million in the comparable fiscal 1994 period. Lower payroll and employee benefit costs were partially offset by higher expenses for equipment rental and increased engineering material expenses. Products introduced in the first nine months of fiscal 1995 included additions to the Advantage! product line, the Bravo MS and Premmia MX desktops, the Bravo MS-T minitower and the Bravo MS-L low-profile desktop, the Manhattan V, P and G series of Pentium-based servers, the Ascentia 800N and 810N value notebooks and the Ascentia 910N professional notebook. As a percentage of sales, engineering and development expenses declined to 1.5% for the nine-month period ended April 1, 1995 from 1.7% in the comparable prior year period.

  Total operating expenses for the quarter ended April 1, 1995 increased 13.0% to $90.0 million from $79.6 million in the same fiscal 1994 quarter. As a percentage of sales, operating expenses were 13.5% in both the current and prior year quarter. The overall increase in spending is primarily due to increased payroll costs related to worldwide expansion and expanded sales and marketing activities consistent with increased sales levels.

 Other Income and Expense

  For the nine-month period ended April 1, 1995, the Company had net interest expense of $10.1 million compared to $5.8 million in the corresponding fiscal 1994 period. Interest expense increased as a result of the note payable to Tandy, the Company's December 1993 issuance of Liquid Yield Option(TM) Notes and increased utilization of the Company's bank revolving credit facilities.

  In the first nine months of fiscal 1995, the Company recognized net other expenses of $2.7 million compared to $3.5 million for the same fiscal 1994 period. These amounts relate primarily to foreign currency transaction and remeasurement gains and losses and the costs associated with the Company's foreign currency hedging activities. The Company adheres to a hedging strategy which is designed to minimize the effect of remeasuring local currency balance sheets of its foreign subsidiaries on the Company's consolidated financial position and results of operations.

 Provision (Benefit) for Income Taxes

  The Company recorded an effective tax benefit of 19.5% for the nine-month period ended April 1, 1995. This compares to an effective income tax provision of 34% for the same prior year period. The decrease in the fiscal 1995 effective tax rate is attributable to changes in the proportion of income earned or losses sustained within various taxing jurisdictions and the tax rates in the location in which those earnings or losses were generated, as well as the Company's inability to benefit certain deferred tax assets that include loss carryforwards. The realization of deferred tax assets is in large part dependent on future taxable income. To the extent that the Company does not ultimately realize future taxable income, the Company's effective tax rate may be negatively impacted.

                                 Appendix C-14

LIQUIDITY AND CAPITAL RESOURCES

  Working capital of $376.9 million at April 1, 1995 included cash and cash equivalents of $67.5 million which compares to working capital of $445.0 million and cash and cash equivalents of $153.1 million at July 2, 1994. The Company had short-term borrowings of $100.0 million and $50.0 million at April 1, 1995 and July 2, 1994, respectively. During the first nine months of fiscal 1995, the Company used $109.6 million of cash to fund its operating loss for the period, its increased levels of accounts receivable consistent with increased international sales levels and higher inventory levels.

  Net cash used in investing activities decreased during fiscal 1995 compared with fiscal 1994, primarily due to a one-time cash payment of $15 million related to the Tandy/GRiD acquisition recorded during the first quarter of fiscal 1994, partially offset by increased purchases of other assets in fiscal 1995. Capital expenditures totaled $20.4 million in the first nine months of fiscal 1995 compared to $20.9 million in the prior year period and consisted primarily of additions to plant and engineering equipment in Asia and Ireland partially offset by reductions of plant and engineering equipment in the U.S.

  The Company regularly reviews its cash funding requirements on a consolidated basis and attempts to meet those requirements through a combination of cash on hand, cash provided by operations, available borrowings under its revolving credit facilities, and possible future public or private debt and/or equity offerings. The Company utilizes a centralized corporate approach for its cash management activities and attempts to maximize the use of its consolidated cash resources so as to minimize additional debt requirements while complying with any legal or other restrictions upon the free flow of funds from one segment, division or subsidiary to another. The Company invests its excess cash in short-term money market instruments. The Company has a $225 million revolving credit facility secured with a pledge of all of the Company's domestic U.S. assets with a final maturity date of September 30, 1996. This revolving credit facility allows the Company to borrow, subject to certain leverage and borrowing base restrictions, at rates based upon the bank's reference rate, or a spread over the LIBOR rate, the domestic certificate of deposit rate, or at a rate bid by a bank, as selected by the Company. At April 1, 1995, there was $100 million outstanding as drawings under this credit facility and $67.7 million outstanding in the form of a letter of credit issued to Tandy Corporation in support of the acquisition note payable. Under the terms of the leverage and borrowing base restrictions of the credit agreement, the Company had the ability at April 1, 1995, to utilize a total of $193.6 million under the agreement. The amount available under the borrowing base restriction is dependent upon the Company's level of U.S. based accounts receivable and, therefore, subject to fluctuation. If the Company's level of U.S. based sales were to significantly decrease, its ability to utilize the credit facility would be reduced and its liquidity would be adversely affected. The Company also has various letter of credit facilities available for use by the Company and its subsidiaries. The Company believes the restatement does not represent an event of default under the terms of its revolving credit agreements; however, should it be determined that an event of default has occurred, the Company would be required to obtain a waiver of such default. While the Company believes that such a waiver could be obtained, failure to obtain a waiver would have a material adverse effect on the Company.

  On February 9, 1995, the Company and four of its foreign subsidiaries entered into a $50 million committed revolving credit agreement provided by one bank. This credit facility is guaranteed by the Company and is available for borrowings by certain foreign subsidiaries of the Company. Drawings by foreign subsidiaries of the Company can be made available to the Company or any of its subsidiaries for use in its worldwide operations, subject to any legal or other restrictions upon the free flow of funds from one segment, division or subsidiary to another. Under the original terms of the agreement, only $25 million of the $50 million amount was available under the new facility. On April 5, 1995, the Company and its four foreign subsidiaries amended the agreement to increase the availability to $50 million under the facility. This new credit facility may only be utilized after the borrowing availability under the $225 million revolving credit agreement is fully utilized. The financial covenants of the new $50 million credit agreement are similar to those of the $225 million credit agreement. This new facility has an expiration date of August 9, 1995. As of April 1, 1995, there were no amounts outstanding under this facility.

                                 Appendix C-15

  The Company expects that it will continue to finance its working capital and capital expenditure requirements primarily through short-term borrowings. The Company's ability to fund its activities from operations is directly dependent upon its rate of growth, ability to effectively manage its inventory, the terms under which suppliers extend credit to the Company, the terms under which the Company extends credit to its customers and its ability to collect under such terms, the manner in which it finances any capital expansion, and the Company's ability to access external sources of financing.

  On February 27, 1995, the Company entered into a Stock Purchase Agreement ("Purchase Agreement") with Samsung Electronics Co., Ltd. ("Samsung"), providing for an ownership interest in the Company of up to 40.25%. Under the terms of the Purchase Agreement, Samsung will purchase from AST 6.44 million newly issued shares of Common Stock, representing approximately 19.9% of the currently outstanding shares of Common Stock, at $19.50 per share, and will commence a cash tender offer to purchase from the Company's stockholders 5.82 million shares of Common Stock, representing approximately 18% of the currently outstanding shares of Common Stock, at $22 per share. Concurrently with the acceptance of the shares for purchase under the tender offer, Samsung will purchase from AST 5.63 million additional newly issued shares of Common Stock at $22 per share so that its aggregate ownership in AST, after completion of all of the purchases, would be approximately 40.25%. The closing of each of the purchases, other than the 19.9% investment, is subject to approval by the stockholders of AST, among other conditions. Samsung may elect to close the purchase of the 19.9% interest at any time, subject to regulatory approval and certain other conditions.

  Assuming that the proposed investments by Samsung are completed, the estimated net proceeds to be received by the Company from the transactions will be approximately $240 million. The proceeds will be used for working capital, including the financing of expected increases in accounts receivable, retirement of bank debt, capital expenditure requirements and other general corporate purposes. The Company's $50 million credit agreement dated February 9, 1995 requires the Company to utilize proceeds from an equity offering to repay any amounts then outstanding under this facility. While the Company has no other commitments for the use of the funds, the Company may choose to utilize proceeds from the Samsung investment to repay some or all of the then current outstanding borrowings under its $225 million credit agreement, which does not require any repayments of principal until its September 30, 1996 termination date.

  While the Company has been able to maintain access to external financing sources, no assurance can be given that such access will continue or that the Company will be successful in obtaining new or replacement sources of financing or successfully complete the Purchase Agreement with Samsung regarding its equity investment in the Company. If the Company is unable to maintain access to its existing financing sources or is unable to secure new sources, the Company's ongoing operations would be adversely impacted. In addition, continued financial losses by the Company would likely make it more difficult for the Company to access external financing sources, which would also adversely impact the Company's ongoing operations.

  In connection with the Tandy acquisition, the Company issued a $96.7 million promissory note to Tandy Corporation which is due on July 11, 1996. The interest rate has been adjusted to 4.94% per annum, effective July 11, 1994, and will be adjusted once more on July 11, 1995 to the lower of either 5% or the "lowest three month rate" within the meaning of Section 1274(d)(2) of the Internal Revenue Code of 1986 as of July 11, 1995. Interest is paid once a year on July 11th and there are no sinking fund requirements. The note also requires the Company to maintain a standby letter of credit payable to Tandy in the amount of 70% of the face value of the note or $67.7 million. Upon maturity of the note, up to 50% of the initial principal amount of the promissory note may be converted, at the option of the Company, into common stock of the Company based upon its then fair market value, as defined in the promissory note. Under the terms of the Purchase Agreement, Samsung has agreed to provide a letter of credit to support the promissory note due to Tandy Corporation replacing the Company's letter of credit and to provide funds to satisfy $75 million of the note obligation. The Company, however, will be obligated to reimburse Samsung for any letter of credit fees incurred.

                                 Appendix C-16

  On December 14, 1993, the Company issued $315 million par value of Liquid Yield Option Notes ("LYONs") due December 14, 2013. The LYONs are zero coupon convertible subordinated notes which were sold at a significant discount from par value with a yield to maturity of 5.25% and a total value at maturity of $315 million. There are no periodic payments of interest on the LYONs. Each $1,000 principal amount at maturity of LYONs is convertible into 12.993 shares of the Company's common stock at any time. Upon conversion of a LYON, the Company may elect to deliver shares of common stock at the conversion rate or cash equal to the market value of the shares of common stock into which the LYONs are convertible. Total proceeds received from the sale of the LYONs were approximately $111.7 million, which have been utilized for working capital, including the financing of increases in accounts receivable and inventories, repayment of bank borrowings under the Company's revolving credit facilities, new product development, and other general corporate purposes. The holder of a LYON may require the Company to purchase all or a portion of its LYONs on December 14, 1998, December 14, 2003 and December 14, 2008 (the "Purchase Dates"), and such payments may reduce the liquidity of the Company. However, the Company may, subject to certain exceptions, elect to pay the purchase price on any of the three Purchase Dates in cash or shares of common stock or any combination thereof. The Company has made no decision as to whether it will meet future purchase obligations in cash, common stock, or any combination thereof. Such decision will be based on market conditions at the time a decision is required, as well as management's view of the liquidity of the Company at such time. The total accreted value of the LYONs at April 1, 1995 is $117.7 million. The Purchase Agreement and investment by Samsung will not have any impact on the terms of the LYON securities.

ADDITIONAL FACTORS THAT MAY AFFECT FUTURE RESULTS

  Future operating results may be impacted by a number of factors, including worldwide economic and political conditions, industry specific factors, the availability and cost of components, the Company's ability to timely develop and produce commercially viable products at competitive prices, the Company's ability to manage expense levels, the Company's ability to maintain access to external financing sources and its financial liquidity, the continued financial strength of the Company's dealers and distributors, the Company's ability to accurately anticipate customer demand.

  The Company's future success is highly dependent upon its ability to produce and market products that incorporate new technology, are priced competitively and achieve significant market acceptance. There can be no assurance that the Company's products will be commercially successful or technically advanced due to the rapid improvements in computer technology and resulting product obsolescence. There is also no assurance that the Company will be able to deliver commercial quantities of new products in a timely manner. The success of new product introductions is dependent on a number of factors, including market acceptance, the Company's ability to manage risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand and the timely manufacturing of products in appropriate quantities to meet anticipated demand. The Company regularly introduces new products designed to replace existing products. While the Company closely monitors new product introductions and product obsolescence, there can be no assurance that such transitions will occur without adversely affecting the Company's net sales, cash flow and profitability as resulted in the first three quarters of fiscal 1995. In addition, if the Company is unable to accurately anticipate the customer demand shift from 486-based systems to systems utilizing Pentium processors, the product life cycles of the Company's 486-based systems could be shortened, which may require additional inventory valuation reserves and may have a material adverse effect on the Company's net sales, cash flow and profitability.

  Increases in demand for personal computers have created industrywide shortages, which at times have resulted in premium prices being paid for key components, such as dynamic random access memory chips ("DRAMs"), high quality liquid crystal display panels and monitors. These shortages have occasionally resulted in the Company's inability to procure these components in sufficient quantities to meet demand for its products. In addition, a number of the Company's products include certain components, such as active-matrix displays, CD-ROMs, application specific integrated circuits, and microprocessors, that are currently

                                 Appendix C-17
purchased from single sources due to availability, price, quality or other considerations. The Company purchases components pursuant to purchase orders placed in the ordinary course of business and has no guaranteed supply arrangements with single source suppliers. Reliance on suppliers generally involves several risks, including the possibility of defective parts, a shortage of components, an increase in component costs and disruptions in delivery of components. Should delays, defects or shortages occur or component costs significantly increase, the Company's net sales and profitability could be adversely affected.

  If the transactions contemplated by the Purchase Agreement are consummated, the Company and Samsung will enter into strategic agreements covering a broad range of commercial relationships including, among others, component supply agreements for certain critical components manufactured by Samsung and used by the Company in the manufacture of personal computers and a joint procurement agreement providing a mechanism for Samsung and the Company to coordinate their purchases from third parties in order to obtain more favorable pricing. However, as Samsung is a supplier of critical components in a highly competitive marketplace, other suppliers may be less likely to extend attractive terms to or to do business with the Company. The Company has received notice from LG Semicon Co., Ltd., one of its suppliers of DRAM, that it will no longer supply such components to the Company, effective April 1995. For the twelve months ended March 31, 1995, LG Semicon Co., Ltd. and its related companies supplied approximately 15% of the Company's DRAM requirements. In the event that the Company is unable to obtain such components from Samsung, it will be required to find alternative sources of supply. If it is unable to locate sufficient supply, or if the terms are less favorable than those previously obtained by the Company, the Company's results of operations could be adversely affected. In addition, because Samsung has other business involvements typical of large, multi-national companies and is not based in the U.S., it is possible that some additional suppliers, customers, employees and others will not react favorably to the proposed arrangements.

  The Company participates in a highly competitive volatile industry that is characterized by dynamic customer demand patterns, rapid introduction of new products, rapid technological advances, and rapid obsolescence resulting in an extremely competitive pricing environment with downward pressure on gross margins. The Company anticipates that the personal computer industry will continue to experience intense price competition and dramatic price reductions during fiscal 1995. There can be no assurance that future pricing actions by the Company and its competitors will not adversely impact the Company's net sales and profitability.

  The Company's ability to compete is largely dependent upon its financial strength and its ability to adequately fund its operations. Many of the Company's competitors are significantly larger and have significantly greater financial resources than the Company. The Company's sources of financing include cash on hand, cash provided by operations, available borrowings under its committed revolving credit facilities and possible future public or private debt and/or equity offerings. The Company's future success is highly dependent upon its continued access to sources of financing which it believes are necessary for the continued growth of the Company. While the Company is evaluating various financing alternatives, there can be no assurance that it will be able to obtain any additional sources of financing. In the event the Company is unable to maintain access to its existing financing sources or is unable to obtain new or replacement sources and does not successfully complete the Purchase Agreement with Samsung regarding its proposed equity investment in the Company, there would be a material adverse effect on the Company's business operations.

  Consistent with industry practice, the Company provides certain of its larger distributors, consumer retailers and dealers with stock balancing and price protection rights that permit these distributors, retailers and dealers to return slow-moving products to the Company for credit or to receive price adjustments if the Company lowers the price of selected products within certain time periods. While stock balancing and price protection rights have not had a material adverse impact on the Company's results of operations or liquidity to date, there can be no assurance that the Company will not experience rates of return or price protection adjustments that could have a material adverse impact on the Company's net sales and profitability in the future.

                                 Appendix C-18

  The Company believes that, with the acquisition of additional manufacturing facilities from Tandy Corporation and the acquisition of manufacturing facilities both in the PRC and Ireland, production capacity should be sufficient to support anticipated increases in unit volumes for the foreseeable future. The Company also expects that gross inventory levels will increase to support higher production volumes. However, if the Company is unable to obtain certain key components, or to effectively forecast customer demand or manage its inventory, these higher inventory levels may result in increased obsolescence and adversely impact the Company's gross margins and results of operations.

  General economic conditions have an impact on the Company's business and financial results. From time to time, the markets in which the Company sells its products experience weak economic conditions that may negatively affect sales of the Company's products. Although the Company does not consider its business to be highly seasonal, it has experienced seasonally higher sales in the second quarter of the fiscal year due to holiday demand for some of its products in the consumer retail channel. The continued expansion of the consumer retail business is likely to result in the increased seasonality of the Company's business and its financial results being more dependent on retail business fluctuations.

  The Company's overall operating income varies within each geographic region. Historically, the Company's Americas and Pacific Rim regions have made the primary contributions to the Company's profitability. Therefore, should the Company continue to experience significant revenue and/or profitability declines in either region, this could significantly impact the Company's overall net sales and profitability. Europe had historically shown an operating loss primarily due to a lack of centralized manufacturing, distribution and service operations. During fiscal 1994, the Company realigned and centralized its European distribution and service operations in conjunction with establishing a new manufacturing facility in Limerick, Ireland. As a result, the Company has seen improved profitability throughout the European region in fiscal 1995. However, if the Company is unable to achieve further manufacturing efficiencies or offset future pricing actions with further cost reductions, Europe's profitability could be adversely affected.

  The Company's international operations are affected by foreign currency fluctuations. The financial statements of the Company's foreign subsidiaries are remeasured into the United States dollar functional currency for consolidated reporting purposes. Gains and losses resulting from this remeasurement process are recognized currently in the consolidated results of operations. The Company attempts to minimize the impact of these remeasurement gains and losses by adhering to a hedging strategy utilizing forward exchange contracts and, to a lesser extent, foreign currency borrowings. The Company's exposure to currency fluctuations will continue to increase as a result of the expansion of its international operations. Significant fluctuations in currency values could have an adverse effect on the Company's net sales, gross margins and profitability.

  The Company's international operations may also be affected by changes in United States trade relationships, increased competition and the economic stability of the locations in which sales occur. The Company operates in foreign locations, such as the PRC, where future sales may be dependent upon continuing favorable trade relations. Additionally, foreign locations such as the PRC may experience changes in their general economic stability due to such factors as increased inflation and political turmoil. Any significant change in United States trade relations or the economic stability of foreign locations in which the Company sells its products could have an adverse effect on the Company's net sales and profitability.

  The personal computer industry presents risks for claims of infringement of patents, trademarks and copyrights. From time to time, the Company is notified that certain of its products may infringe upon the intellectual property rights of others. The Company generally evaluates all such notices on a case-by-case basis to determine whether licenses are necessary or desirable. If such claims are made, there can be no assurance that licenses will be available on commercially reasonable terms or that retroactive royalty payments on sales of the Company's computer products will not be required. In addition, substantial costs may be incurred in disputing such claims. The Company believes that the actions it takes to avoid or minimize the impact to the Company of such claims are prudent; however, there can be no assurance that such claims

                                 Appendix C-19
will not occur or, if successful, would not have a material adverse effect on the Company's business operations and profitability. Assuming the closing of the Samsung investment, the Strategic Alliance Agreement dated February 27, 1995 provides for negotiation and entering into of a cross license agreement between the Company and Samsung to provide licenses to each other for certain of their respective intellectual property rights, to, among other things, foster rapid product development and lower-cost production.

  The Company's primary means of distribution remains third-party computer resellers and consumer retailers. While the Company continuously monitors and manages the credit it extends to its customers to limit its credit risk, the Company's business could be adversely affected in the event that the financial condition of its customers weakens. In the event of the financial failure of a major customer, the Company would experience disruptions in its distribution as well as the loss of the unsecured portion of any outstanding accounts receivable.

  The Company's corporate headquarters facility, at which the majority of its research and development activities are conducted, is located near major earthquake faults which have experienced earthquakes in the past. While the Company does carry insurance at levels management believes to be prudent, in the event of a major earthquake or other disaster affecting one or more of the Company's facilities, it is likely that insurance proceeds would not cover all of the costs incurred and, therefore, the operations and operating results of the Company could be adversely affected.

  Because of these and other factors affecting the Company's operating results, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods. In addition, the Company's participation in the highly dynamic personal computer industry often results in significant volatility in the Company's common stock price.

                                 Appendix C-20

                                    PART II

                               OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

  On March 3 and March 14, 1994, complaints were filed by two shareholders against the Company and certain of its officers and directors requesting certification of a class action, asserting claims under state and federal securities laws based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The complaints were filed in the United States District Court for the Central District of California. On September 12, 1994, a complaint was filed by a shareholder against the Company and certain of its officers and directors requesting certification of a class action, asserting claims under state and federal securities laws based on allegations that the Company made inadequate and false disclosures and seeking unspecified compensatory damages and related fees and costs. The September 12, 1994 complaint was filed in the United States District Court for the Central District of California under the case name Steven A. Kornfeld v. James L. Forquer, et al. On October 6, 1994, a complaint was filed by a shareholder in the United States District Court for the Central District of California. The October 6, 1994 complaint names the Company and certain of its officers and directors as defendants, asserts claims under the state and federal securities laws based on allegations that the Company made inadequate and false disclosures, and seeks unspecified compensatory damages and related fees and costs. The cases with complaints filed on March 3, 1994, March 14, 1994 and October 6, 1994 have been consolidated under the case name In re AST Research Securities Litigation. The AST Research Securities Litigation and Kornfeld cases are being treated as related cases by the court. Management has reviewed the allegations and the complaints and believes such allegations are without merit. Management intends to vigorously defend these litigations. While it is not possible to predict what impact the restatement might have on these litigations or whether or not additional complaints may be filed, management does not believe that the outcome of these matters will have a material adverse impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome.

  The Company was named, along with twelve other personal computer companies, as a defendant in a lawsuit filed on March 27, 1995 in the Superior Court for the County of Merced, California. The case name is People v. Acer et al., and alleges that the Company has engaged in deceptive advertising and unlawful business practices with relation to computer monitor screen measurements. Management does not believe that the outcome of this dispute will have a material adverse impact on the Company's consolidated financial position or results of operations; however, the Company is unable to estimate the amount of any loss that may be realized in the event of an unfavorable outcome.

                                 Appendix C-21

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

  (a) Exhibits

      10.132 Credit Agreement dated February 9, 1995, among AST Research, Inc., AST Canada, Inc., AST Europe Limited, AST Research France S.A.R.L., AST Sweden AB and Bank of America NT & SA.
      10.133 Settlement Agreement and Release dated January 1, 1995, between AST Research, Inc. and Texas Instruments Incorporated. (Confidential treatment is requested with respect to portions of this exhibit.)
      11.    Computation of Net Income (Loss) Per Share.

  (b) Reports on Form 8-K

          On March 3, 1995, the Company filed a report on Form 8-K reporting under Item 5 thereof regarding the agreement with Samsung Electronics Co., Ltd., concerning the investment by Samsung Electronics Co., Ltd. providing for an ownership interest of up to 40.25 percent in the Company, as well as other strategic relationships, including component supply and joint procurement, effective February 27, 1995.

  AST and Advantage! are registered trademarks of AST Research, Inc. Ascentia, Bravo, Premmia, PowerExec and Manhattan are trademarks of AST Research, Inc. Pentium is a trademark of Intel Corporation. Tandy is a registered trademark of Tandy Corporation. Liquid Yield Option and LYON are trademarks of Merrill Lynch & Co. All other product or service names mentioned herein may be trademarks or registered trademarks of their respective owners.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   AST Research, Inc.
                                          -------------------------------------

                                                    (Registrant)

Date: June 5, 1995                        /s/       Bruce C. Edwards
      ------------                        -------------------------------------
                                                    Bruce C. Edwards
                                                Executive Vice President
                                               and Chief Financial Officer

                                 Appendix C-22

                                   EXHIBIT 11

                               AST RESEARCH, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                                          THREE MONTHS ENDED  NINE MONTHS ENDED
                                          ------------------- -------------------
                                           APRIL 1,  APRIL 2, APRIL 1,   APRIL 2,
                                             1995      1994     1995       1994
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)  ---------- -------- ---------  --------
                                          (RESTATED)          (RESTATED)
Primary earnings (loss) per share
Shares used in computing primary earn-
 ings (loss) per share:
 Weighted average shares of common stock
  outstanding...........................    32,376    32,103    32,364    31,784
 Effect of stock options treated as
  equivalents under the treasury stock
  method................................       --        977       --        728
                                           -------   -------  --------   -------
 Weighted average common and common
  equivalent shares
  outstanding...........................    32,376    33,080    32,364    32,512
                                           -------   -------  --------   -------
Net income (loss).......................   $(6,548)  $13,214  $(67,678)  $39,379
                                           -------   -------  --------   -------
Earnings (loss) per share--primary......   $  (.20)  $   .40  $  (2.09)  $  1.21
                                           =======   =======  ========   =======
Fully diluted earnings (loss) per share
Shares used in computing fully diluted
 earnings (loss) per share:
 Weighted average shares of common stock
  outstanding...........................    32,376    32,103    32,364    31,784
 Effect of stock options treated as
  equivalents under the treasury stock
  method................................       --        983       --        805
 Shares assumed issued on conversion of
  Liquid Yield Option Notes.............       --      4,093       --      1,649
                                           -------   -------  --------   -------
 Total fully diluted shares outstanding.    32,376    37,179    32,364    34,238
                                           -------   -------  --------   -------
Net income (loss)--fully diluted earn-
 ings per share:
 Net income (loss)--primary earnings per
  share.................................   $(6,548)  $13,214  $(67,678)  $39,379
 Adjustment for interest on LYONs, net
  of tax................................       --        890       --      1,066
                                           -------   -------  --------   -------
 Adjusted net income (loss)--fully di-
  luted earnings per share..............    (6,548)   14,104   (67,678)   40,445
                                           -------   -------  --------   -------
Earnings (loss) per share--fully dilut-
 ed.....................................   $  (.20)  $   .38  $  (2.09)  $  1.18
                                           =======   =======  ========   =======


                                 Appendix C-23

                                                                         ANNEX A

                                                      Investment Banking Group

                                                      10900 Wilshire Boulevard
                                                      Suite 900
                                                      Los Angeles, California
                                                      90024

[LOGO OF MERRILL LYNCH APPEARS HERE]

                                              February 27, 1995

Board of Directors
AST Research, Inc.
16215 Alton Parkway
Irvine, CA 92718

Gentlemen:

  AST Research, Inc. (the "Company") and Samsung Electronics Co., Ltd. (the "Purchaser") propose to enter into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which, among other things, the Purchaser will
(i) acquire from the Company approximately 6.44 million newly issued shares of common stock, par value $0.01 per share (the "Common Stock") of the Company at a purchase price of $19.50 per share (the "Initial Purchase"), (ii) make a tender offer to purchase approximately 5.82 million shares of Common Stock at $22.00 per Share, net to the seller in cash (the "Tender Offer"), and (iii) acquire from the Company approximately 5.63 million newly issued shares of Common Stock of the Company at a purchase price of $22.00 per share (the "Subsequent Purchase") (such shares representing approximately 40.25% of the shares of Common Stock outstanding after giving effect to the various transactions). We further understand that the Company and the Purchaser propose to enter into certain other agreements including the Stockholder Agreement, the Strategic Alliance Agreement, the Letter of Credit Agreement and the Registration Rights Agreement (each as defined in the Stock Purchase Agreement) (collectively, the "Ancillary Agreements"). The Initial Purchase, the Tender Offer, the Subsequent Purchase and the transactions and arrangements provided for in the Ancillary Agreements are collectively referred to as the "Transactions". Consummation of the Tender Offer, the Subsequent Purchase and the transactions and arrangements provided for in the Ancillary Agreements is conditioned upon approval thereof by the holders of the Common Stock.


  You have asked us whether, in our opinion, the proposed consideration to be received by the Company and the holders of the Common Stock (other than the Purchaser and its affiliates) in the proposed Transactions, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

  (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended July 2, 1994 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending September 30, 1994 and December 31, 1994;

  (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

                                   Annex A-1

  (3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects and the anticipated financial benefits of certain of the Ancillary Agreements;

  (4) Reviewed the historical market prices and trading activity for the Common Stock of the Company and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

  (5) Compared the results of operations of the Company with those of certain companies which we deemed to be reasonably similar to the Company;

  (6) Compared the proposed financial terms of the Transactions contemplated by the Stock Purchase Agreement with the financial terms of certain other strategic investments and mergers and acquisitions which we deemed to be relevant;

  (7) Participated in discussions and negotiations among representatives of the Company, the Purchaser and their respective advisors;

  (8) Reviewed the Stock Purchase Agreement and the Ancillary Agreements dated February 27, 1995; and

  (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. With respect to the financial forecasts and other information relating to its prospects and future performance that have been furnished to us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and the other matters covered thereby. We have also relied without independent verification on the estimates of the Company as to the anticipated financial benefits of certain of the Ancillary Agreements and have assumed that the agreements to be entered into pursuant thereto will provide in the aggregate such benefits.

  In connection with our providing financial advice to the Company regarding the matters set forth in this opinion, we have, at the Company's request, had contacts with several third parties identified to us by the Company or its agents with respect to an investment in or acquisition of the Company. We have not otherwise been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for any transaction with respect to the Company. We understand that the Company has also engaged another party to make certain such inquiries, although we have not independently verified such matters.

  We have, in the past, provided financial advisory and financing services to the Company and to the Purchaser on unrelated matters and have received fees for the rendering of such services.

                                   Annex A-2

  On the basis of, and subject to the foregoing, we are of the opinion that the proposed consideration to be received by the Company and the holders of the Common Stock (other than the Purchaser and its affiliates) pursuant to the proposed Transactions, taken as a whole, is fair to the Company and such stockholders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                           SMITH INCORPORATED

                                          By  /s/ Douglas L. Braunstein
                                            -----------------------------------
                                             Managing Director
                                             Investment Banking Group

                                   Annex A-3

                                                                         ANNEX B


                            STOCK PURCHASE AGREEMENT

                         DATED AS OF FEBRUARY 27, 1995

                                 BY AND BETWEEN

                               AST RESEARCH, INC.

                                      AND

                         SAMSUNG ELECTRONICS CO., LTD.

                                   Annex B-i

                                    CONTENTS

 ARTICLE 1 DEFINITIONS......................................................   1
      1.1  Definitions.....................................................    1
 ARTICLE 2 SALE AND PURCHASE OF NEW ISSUE SHARES...........................    5
      2.1  Sale and Purchase of the Shares.................................    5
      2.2  Closing and Deliveries..........................................    5
           2.2.1 Deliveries by the Purchaser...............................    5
           2.2.2 Deliveries by the Company.................................    5
      2.3  Sale and Purchase Only of the First Issuance Shares.............    5
 ARTICLE 3 THE OFFER.......................................................    6
      3.1  Commencement of the Offer.......................................    6
      3.2  Changes to the Offer............................................    6
      3.3  Purchase........................................................    7
      3.4  Schedule 14D-1 and other Offer Documents........................    7
      3.5  Actions by the Company..........................................    8
           3.5.1 Approval and Recommendation of Offer......................    8
           3.5.2 Schedule 14D-9............................................    8
           3.5.3 Stockholder Information...................................    8
 ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................    9
      4.1  Organization and Standing; Articles and Bylaws..................    9
      4.2  Authority.......................................................    9
      4.3  Capital Stock...................................................   10
      4.4  Governmental Consents...........................................   10
      4.5  Compliance with Applicable Law..................................   10
      4.6  No Default......................................................   11
      4.7  Reports and Financial Statements................................   11
      4.8  Absence of Changes..............................................   11
      4.9  Litigation......................................................   12
      4.10 Tax Matters.....................................................   12
      4.11 Registration Rights.............................................   12
      4.12 Offering........................................................   12
      4.13 Insurance.......................................................   12
      4.14 Certain Transactions............................................   12
      4.15 Employees and ERISA.............................................   12
      4.16 Intellectual Property...........................................   13
      4.17 Environmental Laws and Regulations..............................   13
      4.18 Brokers.........................................................   14
 ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.................   14
      5.1  Organization, Good Standing, and Qualification..................   14
      5.2  Authority.......................................................   14
      5.3  No Violation....................................................   14
      5.4  Governmental Consents...........................................   14
      5.5  Securities Laws.................................................   15
           5.5.1 Investment Intent.........................................   15
           5.5.2 Sophistication............................................   15
      5.6  Offer and Proxy Materials.......................................   15
      5.7  Brokers.........................................................   15
      5.8  Ownership of Voting Stock.......................................   15
      5.9  Financing.......................................................   15

                                   Annex B-ii

 ARTICLE 6 COVENANTS......................................................    16
      6.1  Proxy Solicitation and Stockholder Approval....................    16
           6.1.1 Proxy Materials..........................................    16
           6.1.2 Stockholders' Meeting....................................    16
      6.2  Conduct of Business of the Company.............................    16
      6.3  Other Potential Bidders........................................    18
      6.4  Access to Information; Confidentiality.........................    19
           6.4.1 Access...................................................    19
           6.4.2 Confidentiality..........................................    19
      6.5  Additional Agreements; Reasonable Efforts......................    19
      6.6  HSR and Exon-Florio............................................    19
      6.7  Public Announcements...........................................    20
      6.8  Amendment to Rights Agreement..................................    20
      6.9  IBM License....................................................    20
      6.10 Notification of Certain Matters................................    20
      6.11 Disclosure.....................................................    20
 ARTICLE 7 CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE SHARES............    20
      7.1  Conditions to Obligations of the Purchaser and the Company.....    20
           7.1.1 No Prohibition...........................................    21
           7.1.2 Regulatory Compliance....................................    21
           7.1.3 Exon-Florio..............................................    21
      7.2  Conditions to Obligations of the Purchaser.....................    21
           7.2.1 Board Representation.....................................    21
           7.2.2 Performance..............................................    21
           7.2.3 Stockholder Approval.....................................    21
           7.2.4 Amended and Restated Certificate and Amended Bylaws......    21
           7.2.5 Amendment to Rights Agreement............................    21
           7.2.6 Founder's Agreement Waiver...............................    22
           7.2.7 Third Quarter Results....................................    22
           7.2.8 Closing Deliveries.......................................    22
           7.2.9 Representations and Warranties True......................    22
           7.2.10 Certificate.............................................    22
      7.3  Conditions to Obligations of the Company.......................    22
           7.3.1 Conditions Applicable to Issuance and Sale of All New
           Issue Shares...................................................    22
           7.3.2 Conditions Applicable Only to Issuance and Sale of Second
           Issuance Shares................................................    22
 ARTICLE 8 TERMINATION....................................................    23
      8.1  Termination by the Company.....................................    23
      8.2  Termination by the Purchaser...................................    23
      8.3  Termination by the Purchaser or the Company....................    23
      8.4  Effect of Termination..........................................    24

                                  Annex B-iii

 ARTICLE 9 MISCELLANEOUS..................................................    24
      9.1  Survival of Representations and Warranties.....................    24
      9.2  Governing Law; Consent to Jurisdiction.........................    24
      9.3  Export Controls................................................    24
      9.4  Expenses.......................................................    24
      9.5  Notices........................................................    25
      9.6  Waiver.........................................................    25
      9.7  The Purchaser Subsidiaries; Successors, Assignment, and Parties
           in Interest....................................................    25
      9.8  Entire Agreement...............................................    26
      9.9  Amendment......................................................    26
      9.10 Severability...................................................    26
      9.11 Cumulation of Remedies.........................................    26
      9.12 Fair Construction..............................................    26
      9.13 Headings; References...........................................    26
      9.14 Counterparts...................................................    27

                                LIST OF EXHIBITS

Exhibit A Amended and Restated Certificate of Incorporation
Exhibit B Amended Bylaws
Exhibit C Amendment to Rights Agreement
Exhibit D Founder's Agreement Waiver
Exhibit E Letter of Credit Agreement
Exhibit F Registration Rights Agreement
Exhibit G Stockholder Agreement

                                   Annex B-iv

                            STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement (this "AGREEMENT") is entered into as of February 27, 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

  The Purchaser desires, directly and/or through a wholly owned subsidiary, to purchase from the Company certain newly issued shares of the Company's Common Stock, and to offer to purchase from existing stockholders of the Company certain outstanding shares of the Company's Common Stock, and the Company desires to sell certain newly issued shares of its Common Stock to the Purchaser or its subsidiary.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1.

                                  DEFINITIONS

  1.1. DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

  "AFFILIATE" of a party means any person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

  "AMENDED AND RESTATED CERTIFICATE" means the Amended and Restated Certificate of Incorporation of the Company in the form of Exhibit A to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

  "AMENDED BYLAWS" means the Bylaws of the Company in the form of Exhibit B, to be adopted by the Company prior to the Purchaser's purchase of the Second Issuance Shares or Offer Shares.

  "AMENDMENT TO RIGHTS AGREEMENT" means the First Amendment to Rights Agreement in the form of Exhibit C to be effected by the Company within three (3) days of the execution and delivery of this Agreement.

  "BENEFICIALLY OWNED" shall have the meaning provided in Rule 13d-3 under the Exchange Act without giving effect to subsection (d)(1)(i) thereof.

  "BOARD" means the Board of Directors of the Company.

  "BUSINESS DAY" means any day other than a Saturday, a Sunday, or a bank holiday in the State of California.

  "CFIUS" means the Committee on Foreign Investment in the United States, as established through Executive Order No. 11858 in connection with Exon-Florio.

  "CLOSING" means the closing of the purchase and sale of the First Issuance Shares and Second Issuance Shares pursuant to Section 2.1, and each separate closing, if any, of the purchase and sale of the First Issuance Shares and the Second Issuance Shares pursuant to Section 2.3.

  "COMMERCIAL AGREEMENTS" means definitive agreements between the Company and the Purchaser implementing the arrangements contemplated by the Strategic Alliance Agreement.

                                   Annex B-1

  "COMMISSION" means the Securities and Exchange Commission.

  "COMMON STOCK" means Common Stock of the Company, par value $.01 per share.

  "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement between the Purchaser and the Company, dated December 21, 1994.

  "ENVIRONMENTAL LAWS" has the meaning set forth in Section 4.17.

  "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 4.17.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended.

  "EXON-FLORIO" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

  "FIRST ISSUANCE PURCHASE PRICE" means Nineteen Dollars and Fifty Cents ($19.50) per First Issuance Share.

  "FIRST ISSUANCE SHARES" means 6,440,000 shares of Common Stock, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to
Article 2.

  "FOUNDER'S AGREEMENT WAIVER" means the Amendment to and Clarification of Employment Agreement in the form of Exhibit D delivered by the Company's Chief Executive Officer concurrently with the execution and delivery of this Agreement.

  "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

  "GOVERNMENTAL AUTHORITY" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by this Agreement.

  "HAZARDOUS MATERIAL" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy or common law; or (ii) which is defined and regulated as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the State in which such substance is located or any political subdivision thereof; or (iv) the presence of which poses or threatens to pose a hazard to the health or safety of persons or the environment on or about the property on which such substance is located or adjacent properties.

  "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

  "INSTRUMENTS" has the meaning set forth in Section 4.6.

  "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.16.

  "INVESTMENT AGREEMENTS" means the Letter of Credit Agreement, the Registration Rights Agreement, and the Stockholder Agreement.


                                   Annex B-2

  "LETTER OF CREDIT AGREEMENT" means the Letter of Credit Agreement, in substantially the form of Exhibit E, to be entered into by and between the Purchaser and the Company at the Closing of the purchase and sale of the Second Issuance Shares.

  "LIEN" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, results of operations, properties, or financial or operating condition of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or any of the other Transaction Documents or consummate the transactions contemplated hereby or thereby.

  "NEW ISSUE SHARES" means the First Issuance Shares and the Second Issuance Shares.

  "OFFER" has the meaning set forth in Section 3.1.

  "OFFER CONDITIONS" has the meaning set forth in Section 3.1.

  "OFFER DOCUMENTS" has the meaning set forth in Section 3.4.

  "OFFER PRICE" means Twenty-Two Dollars ($22.00) per share of Common Stock.

  "OFFER SHARES" means those shares of Common Stock, if any, purchased by the Purchaser pursuant to the Offer.

  "OFFER TO PURCHASE" means the Purchaser's Offer to Purchase distributed to the Company's stockholders in connection with the Offer.

  "PERMITTED LIENS" means (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or any of its subsidiaries or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company and its subsidiaries; and (iv) Liens granted by the Company or any of its subsidiaries to lenders pursuant to credit agreements in existence on the date hereof.

  "PROXY MATERIALS" has the meaning set forth in Section 6.1.

  "PURCHASER INTEREST" means, as of any date, the percentage of the Total Voting Power Beneficially Owned by the Purchaser and its Affiliates on such date.

  "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, in substantially the form of Exhibit F, to be entered into by and between the Purchaser and the Company at the Closing.

                                   Annex B-3

  "RIGHTS" has the meaning ascribed thereto in the Rights Agreement.

  "RIGHTS AGREEMENT" means that certain Amended and Restated Rights Agreement by and between the Company and American Stock Transfer and Trust Company dated as of January 28, 1994 and any extension thereof and any comparable or similar successor or replacement agreement.

  "SCHEDULE 14D-1" has the meaning set forth in Section 3.4.

  "SCHEDULE 14D-9" has the meaning set forth in Section 3.5.2.

  "SEC REPORTS" has the meaning set forth in Section 4.7.

  "SECOND ISSUANCE PURCHASE PRICE" means Twenty-Two Dollars ($22.00) per Second Issuance Share.

  "SECOND ISSUANCE SHARES" means 5,630,000 shares of Common Stock, or such greater number of such shares as may be required such that, upon issuance thereof to the Purchaser and together with the First Issuance Shares and the number of Offer Shares actually purchased by the Purchaser, the Purchaser Interest equals 40.25%, to be newly issued and sold by the Company to the Purchaser at the Closing pursuant to Article 2.

  "SECURITIES ACT" means the Securities Act of 1933, as amended.

  "SHARES" means issued and outstanding shares of Common Stock.

  "STOCKHOLDER AGREEMENT" means the Stockholder Agreement, in substantially the form of Exhibit G, to be entered into by and between the Purchaser and the Company at the Closing.

  "STOCKHOLDER PROPOSALS" means the issuance and sale to the Purchaser of the Second Issuance Shares, the purchase by the Purchaser of the Offer Shares, the amendments to the Company's Certificate of Incorporation to be effected by the Amended and Restated Certificate, and the grant to the Purchaser of the rights and the acceptance and performance by the Company of the restrictions and obligations contained in the Stockholder Agreement, which actions shall be described in the Proxy Materials and submitted to a vote of the Company's stockholders as set forth in Section 6.1.

  "STRATEGIC ALLIANCE AGREEMENT" means that certain Strategic Alliance Agreement entered into by and between the Purchaser and the Company concurrently with the execution and delivery hereof to set forth their mutual understanding and agreement with respect to arrangements regarding component supply and joint procurement, joint product development, cross licensing, employee exchange, joint marketing, manufacturing, and other areas of technical collaboration.

  "THIRD PARTY" means any person (including a "person" as defined in Section 13(d)(3) of the Exchange Act) or entity other than, or group not including, the Purchaser or any Affiliate of the Purchaser.

  "THIRD PARTY ACQUISITION" means (i) the acquisition by a Third Party of more than twenty percent (20%) of the total assets of the Company or any of its subsidiaries , (ii) the acquisition by a Third Party of twenty percent (20%) or more of (a) the Shares or (b) the Total Voting Power or (c) the equity securities of any subsidiary of the Company, or (iii) any merger or other combination of the Company or any of its subsidiaries with any Third Party.

  "TOTAL VOTING POWER" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.


                                   Annex B-4

  "TRANSACTION DOCUMENTS" means this Agreement, the Investment Agreements, the Strategic Alliance Agreement (except to the extent superseded by the Commercial Agreements), the Commercial Agreements, the Offer Documents, the Schedule 14D-9, the Amended and Restated Certificate, the Amended Bylaws, and the Amendment to Rights Agreement, amendments thereof, and all schedules and exhibits hereto and thereto.

  "VOTING STOCK" means Common Stock and all other securities of the Company, if any, entitled to vote generally in the election of Directors.

                                   ARTICLE 2.

                     SALE AND PURCHASE OF NEW ISSUE SHARES

  2.1. SALE AND PURCHASE OF THE SHARES. Upon the terms and subject to satisfaction or waiver of the conditions set forth in Article 7, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the First Issuance Shares in exchange for the First Issuance Purchase Price and the Second Issuance Shares in exchange for the Second Issuance Purchase Price. The Purchaser shall pay the First Issuance Purchase Price and the Second Issuance Purchase Price to the Company at the Closing by bank wire transfer of immediately available funds to an account designated by the Company, or by such other means as is acceptable to the Company and the Purchaser.

  2.2. CLOSING AND DELIVERIES. Subject to satisfaction or waiver of all of the conditions set forth in Article 7, and subject to Section 2.3, the Closing of the purchase and sale of the New Issue Shares shall take place on such date and at such time as may be designated by the Purchaser within five (5) Business Days after the last to occur of satisfaction or waiver of the conditions set forth in Sections 7.1.2, 7.1.3, 7.2.3 and 7.3.2(a). Such Closing (as well as any Closing under Section 2.3) shall occur at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Suite 1700, Irvine, California, or at such other place and time as the Purchaser and the Company agree in writing.

    2.2.1. Deliveries by the Purchaser. At the Closing but subject to Section 2.3, the Purchaser shall deliver to the Company the following:

      (a)the First Issuance Purchase Price;

      (b)the Second Issuance Purchase Price;

      (c)the Investment Agreements, duly executed by the Purchaser;

      (d)the Commercial Agreements, duly executed by the Purchaser; and

      (e) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company in order to consummate the transactions contemplated hereby.

    2.2.2. Deliveries by the Company. At the Closing but subject to Section 2.3, the Company shall deliver to the Purchaser the following:

      (a) a certificate, or certificates in such denominations as may be requested by the Purchaser, evidencing the First Issuance Shares and the Second Issuance Shares;

      (b)  the Investment Agreements, duly executed by the Company;

      (c)the Commercial Agreements, duly executed by the Company; and

      (d) such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated hereby.

  2.3. SALE AND PURCHASE ONLY OF THE FIRST ISSUANCE SHARES. Notwithstanding anything herein to the contrary, subject to the last sentence of this Section
2.3 and to the satisfaction or waiver of all of the conditions

                                   Annex B-5
set forth in Sections 7.1.1 through 7.1.3 and 7.3.1, the Purchaser may elect to purchase from the Company, and the Company shall issue and sell to the Purchaser, the First Issuance Shares prior to the Closing, if any, of the purchase and sale of the Second Issuance Shares and whether or not the Offer Conditions have been satisfied. In the event of such election by the Purchaser, the Closing of such purchase and sale of the First Issuance Shares shall take place on such date and at such time as the Purchaser shall specify not later than five (5) Business Days after the later of the date the Purchaser delivers notice to the Company of the election to purchase the First Issuance Shares pursuant to this Section 2.3 or the date the conditions set forth in Sections
7.1.2 and 7.1.3 to the purchase and sale of the First Issuance Shares have been satisfied or waived (or on such later date as may be specified in such notice). By such election, the Purchaser shall be deemed to have waived the conditions set forth in Sections 7.2.3 and 7.2.4 as conditions to the purchase and sale of the First Issuance Shares. At such Closing the Purchaser shall pay only the First Issuance Purchase Price and the Purchaser and the Company shall deliver the Stockholder Agreement and the Registration Rights Agreement, but shall not deliver the Letter of Credit Agreement or the Commercial Agreements. The purchase by the Purchaser of the First Issuance Shares at such Closing shall not preclude the subsequent purchase by the Purchaser of the Second Issuance Shares at a subsequent Closing if the conditions thereto are satisfied or waived, and at such subsequent Closing, the Purchaser shall pay the Second Issuance Purchase Price and the Purchaser and the Company shall deliver the Letter of Credit Agreement and the Commercial Agreements. If this Agreement has been terminated in accordance with its terms, the Purchaser shall have no right to purchase any of the New Issue Shares; provided, that if the Company terminates this Agreement pursuant to and in accordance with the terms of the second sentence of Section 8.1 and, within fifteen (15) days after such termination, the Company receives written notice from the Purchaser of the Purchaser's election to purchase the First Issuance Shares, then, on such day as the Purchaser may designate within 15 days following such Purchaser notice (or such longer period, not to exceed 120 days from the date of this Agreement, as is necessary for the Purchaser to receive all required regulatory approval therefor) (i) the Company shall issue and sell and the Purchaser shall purchase the First Issuance Shares in exchange for the First Issuance Purchase Price and
(ii) the Purchaser and the Company shall execute and deliver to one another the Stockholder Agreement and the Registration Rights Agreement, subject in each case only to the condition that there shall not have been entered, promulgated, enforced or threatened by any Governmental Authority a statute, rule, regulation, judgment, order, decree, injunction or other action that prohibits, restrains or enjoins the purchase and sale of the First Issuance Shares pursuant to this sentence, and the Company's obligations under Section 6.6 shall be applicable to such issuance and sale notwithstanding termination of this Agreement.

                                   ARTICLE 3.

                                   THE OFFER

  3.1. COMMENCEMENT OF THE OFFER. Provided that this Agreement shall not have been terminated in accordance with Article 8, as promptly as practicable, but in no event later than five Business Days after the public announcement of the entering into this Agreement by the parties, the Purchaser shall commence within the meaning of Rule 14d-2 under the Exchange Act an offer (the "OFFER") to purchase for the Offer Price up to 5,820,000 Shares. The obligations of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject only to the condition that this Agreement shall not have been terminated and to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, provided that, for purposes of this Section 3.1, the conditions set forth in Section 7.1, in addition to applying to the New Issue Shares, shall be deemed to apply to the Purchaser's purchase of the Offer Shares in the same manner as to the purchase and sale of the New Issue Shares (the "OFFER CONDITIONS").

  3.2. CHANGES TO THE OFFER. The Purchaser may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) increase or decrease the maximum number of Shares sought pursuant to the Offer, (iv) add

                                   Annex B-6
to or modify the Offer Conditions, (v) otherwise amend the Offer in any manner adverse to the Company's stockholders or (vi) accept for payment or purchase any Offer Shares prior to the date of the Closing of the purchase and sale of the Second Issuance Shares. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is forty-five (45) days from the date the Offer is first published or sent to holders of Shares; provided, however, that without the Company's consent, the Purchaser may (A) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment, and pay for, the Offer Shares shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten
(10) Business Days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence.

  3.3. PURCHASE. Provided that this Agreement shall not have been terminated in accordance with Article 8, the Purchaser shall accept for payment, purchase, and pay for, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all Offer Conditions shall have been satisfied or waived by the Purchaser in accordance with this Article 3. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including without limitation any action or inaction by the Purchaser) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion; provided that approval of the Stockholder Proposals by the Company's stockholders is a condition to the Purchaser's purchase of the Offer Shares that may only be waived jointly by both the Purchaser and the Company. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) shall be final and binding on the parties. The Offer Price (to the extent, if any, adjusted pursuant to the Offer) shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer.

  3.4. SCHEDULE 14D-1 AND OTHER OFFER DOCUMENTS. As soon as practicable on the date the Offer is commenced, the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer. The
Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (which documents, together with any supplements thereto or amendments thereof, are referred to herein collectively as the "OFFER DOCUMENTS"). The Company shall provide to the Purchaser in writing all information regarding the Company necessary for the preparation of the Offer Documents, which information shall be accurate and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission and the distribution thereof to the Company's stockholders. The Purchaser shall provide to the Company and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date the Offer Documents are filed with the Commission and on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. The Purchaser and the Company shall each promptly correct any information provided

                                   Annex B-7
by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser shall promptly amend and supplement the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and shall promptly cause the Offer Documents as so amended and supplemented to be filed with the Commission and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

  3.5. ACTIONS BY THE COMPANY.

    3.5.1. Approval and Recommendation of Offer. The Company hereby consents to the Offer and represents and warrants that the Board, at its meeting duly called and held on the date hereof has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer, and such approval constitutes the Board's approval of the acquisition by the Purchaser of the Offer Shares and the New Issue Shares and other acquisitions of capital stock of the Company not in violation of the Stockholder Agreement for purposes of Section 203(a)(1) of the Delaware General Corporation Law, and
  (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and, to the extent necessary or appropriate under applicable law or regulations, approve and adopt the transactions contemplated by this Agreement. The Company shall provide to the Purchaser a copy of the written opinion of Merrill Lynch & Co. regarding the transactions contemplated hereby.

    3.5.2. Schedule 14D-9. As soon as practicable after commencement of the Offer, the Company shall (i) file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") containing the Board recommendation described in Section 3.5.1, and
  (ii) promptly mail the Schedule 14D-9 to the Company's stockholders. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission and its dissemination to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser in writing specifically for inclusion in the Schedule 14D-
  9. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall promptly amend and supplement the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly cause the Schedule 14D-9 as so amended and supplemented to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

    3.5.3. Stockholder Information. In connection with the Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, the Purchaser and its Affiliates, associates, agents and advisors shall

                                   Annex B-8
  hold the information contained in any such labels, listings and files confidential and use such information only in connection with the Offer, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or control.

                                   ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to the Purchaser as follows:

  4.1. ORGANIZATION AND STANDING; ARTICLES AND BYLAWS. The Company is a corporation duly incorporated, validly existing under and by virtue of the laws of the State of Delaware and is in good standing under such laws, and each of the Company's subsidiaries is a corporation or similar entity under foreign laws duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing, in the case of foreign subsidiaries, would not reasonably be expected to have a Material Adverse Effect. All the capital stock of each of the Company's subsidiaries is, directly or indirectly, owned by the Company (other than, in the case of any foreign subsidiary, directors', officers' or other shares required to be held by other persons under applicable law) free and clear of all Liens other than Permitted Liens and except for transfer restrictions imposed by federal or state securities laws or applicable foreign laws. There are no outstanding rights to acquire any securities of any subsidiary of the Company. The Company and each of its subsidiaries (i) is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where such qualification, license or domestication is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all state, federal and other domestic and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(iii) has full power and authority (corporate and other) to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect. The Company has furnished the Purchaser with copies of its Certificate of Incorporation, as amended to date, its Bylaws, as currently in effect, all available minutes of meetings of the Board (including committees thereof) and stockholders of the Company, all written consents executed by the Board (including committees thereof) and stockholders of the Company, and the SEC Reports. The documents so furnished are true, correct and complete copies of the original documents, and contain all modifications, amendments, deletions and revocations through the date of this Agreement and subsequent dates as of which this representation is deemed to be made.

  4.2. AUTHORITY. The Company has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Company, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing, and except that the Company's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Company and is, and the other Transaction Documents to be entered into by the Company at or prior to the Closing will be, when executed and delivered by the Company (and assuming this Agreement and such other Transaction Documents to be entered into by the Purchaser constitute legal, valid, and binding obligations of the Purchaser), legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws

                                   Annex B-9
now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  4.3. CAPITAL STOCK. The authorized, issued and outstanding capital stock of the Company consists solely of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share, of which 32,376,500 shares of Common Stock and no shares of preferred stock were issued and outstanding as of January 27, 1995. In addition, at such date 9,717,236 shares of Common Stock were reserved for issuance upon exercise of options and warrants outstanding as of such date and upon conversion of the LYONs and 500,000 shares of Preferred Stock were reserved for issuance pursuant to the Rights Agreement. Since such date (i) no shares of Common Stock have been issued except for subsequent issuance, if any, pursuant to reservations, stock option agreements, employee benefit plans or the conversion of LYONs, and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under stock option and employee benefit plans in existence on such date. The Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities other than the LYONs and warrants issued to directors prior to the date hereof. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws regulating the offer, sale or issuance of securities (assuming, in the case of issuances not effected pursuant to an effective registration statement under the Securities Act, compliance with all such laws by the persons to whom such securities were issued or sold and by any transferee of such persons). No person or entity has any right of first refusal or any preemptive rights in connection with the issuance of the New Issue Shares, or with respect to any future offer, sale or issuance of securities by the Company or its stockholders, other than rights of the Purchaser under the Stockholder Agreement. The New Issue Shares to be purchased by the Purchaser have been duly authorized and, when delivered pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid and nonassessable, and free of any Liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions under the Stockholder Agreement or under applicable securities laws.

  4.4. GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("CONSENT") is required on the part of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except (i) those required by HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, (iv) stockholder approval and execution and filing with the Delaware Secretary of State of the Amended and Restated Certificate, and (v) where failure to obtain such Consent would not have a Material Adverse Effect.

  4.5. COMPLIANCE WITH APPLICABLE LAW. The Company and its subsidiaries have and are in compliance with all licenses, permits, and other authorizations necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the governmental consents referred to in Section 4.4, the execution, delivery, and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of the other actions contemplated by this Agreement and the other Transaction Documents to be executed, delivered and performed by the Company prior to the date or dates as of which the representations and warranties herein are made or deemed

                                   Annex B-10
made, will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing).

  4.6. NO DEFAULT. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its Certificate of Incorporation or Bylaws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "INSTRUMENTS"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the Transaction Documents to be executed, delivered, and performed by the Company, the issuance and sale of the New Issue Shares, and the taking of any other action contemplated by this Agreement or the Transaction Documents to be executed, delivered, and performed by the Company, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the Certificate of Incorporation or Bylaws of the Company (except that the Amended and Restated Certificate is subject to approval by the Company's stockholders, which approval will be obtained prior to the Closing of the purchase and sale of the Second Issuance Shares) or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or any of its subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries, subject, in the case of clauses (i)(b) and (ii), to the Company's receipt of the amendments or waivers referred to in Section 7.3.2(c) prior to the Closing of the purchase and sale of the Second Issuance Shares.

  4.7. REPORTS AND FINANCIAL STATEMENTS. The Company's Annual Report on Form 10-K for the fiscal year ended July 2, 1994, the Company's definitive proxy statement relating to its annual meeting of stockholders held October 27, 1994, and the Company's quarterly reports on Form 10-Q for quarters ended after July 2, 1994 (collectively, the "SEC REPORTS"), complied when filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed, any untrue statement of a material fact, or omitted when filed, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. The audited consolidated financial statements of the Company included in its Annual Report on Form 10-K referred to in the first sentence of this Section 4.7 fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

  4.8. ABSENCE OF CHANGES. Except as and to the extent disclosed in the SEC Reports, since December 31, 1994, (i) none of the actions, events or circumstances listed in Section 6.2 (other than actions, events, or circumstances of the sort described in subsections (a), (d), and (e) of Section
6.2 that have been disclosed in writing by the Company to the Purchaser prior to the date hereof) has been taken or occurred or exists; (ii) there has been no event or circumstance that would reasonably be expected to result in a Material Adverse Effect; and (iii) there has been no breach or default or event that with notice or lapse of time or both would

                                   Annex B-11
result in a breach or default under any material contract of the Company or any of its subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

  4.9. LITIGATION. Except as disclosed in the SEC Reports, there are no actions, proceedings or investigations pending against the Company or any of its subsidiaries before any Governmental Authority (or, to the knowledge of the Company, any basis therefor or threat thereof) which would reasonably be expected to have a Material Adverse Effect.

  4.10. TAX MATTERS. The Company and its subsidiaries (i) have timely filed all tax returns that are required to have been filed by them with all appropriate federal and material state, county, local and foreign governmental agencies (and all such returns are true and correct in all material respects), and (ii) timely paid or made adequate provision for payment of all taxes shown on such returns to be owed by them or which they are obligated to withhold from amounts owing to any employee (including, but not limited to, social security taxes), creditor or third party, except in each case as would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, there is no pending or, to the Company's knowledge, threatened dispute with any taxing authority relating to any of said returns which would reasonably be expected to result in a Material Adverse Effect.

  4.11. REGISTRATION RIGHTS. Except as set forth in (i) the Registration Rights Agreement, (ii) Section 4(f) of the Tandy Note, (iii) Section 3.8 of the Indenture dated as of December 1, 1993 between the Company and First National Trust Association, as trustee, and (iv) warrants issued to directors of the Company prior to the date of this Agreement, the Company is not a party to any agreement or commitment which obligates the Company to register under the Securities Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

  4.12. OFFERING. Subject to the accuracy of the Purchaser's representations in
Section 5.5, the offer, issuance and sale of the New Issue Shares will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable United States state securities or blue sky laws and regulations governing the offer, sale or issuance of the New Issue Shares.

  4.13. INSURANCE. The Company and its subsidiaries maintain (i) adequate insurance on all assets and activities of a type customarily insured by companies similarly situated, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company and its subsidiaries to insure. The Company and its subsidiaries have complied in all material respects with all of their insurance policies and bonds.

  4.14. CERTAIN TRANSACTIONS. Except as set forth in the SEC Reports or as contemplated by this Agreement, (i) neither the Company nor any of its subsidiaries is indebted directly or indirectly to any of its officers or directors, or to members of their respective immediate families, other than for payment of salary for services rendered and reasonable expenses; and none of said officers or directors or any members of their immediate families, are indebted to the Company or any of its subsidiaries, and (ii) no transaction or series of similar transactions in which the amount involved exceeds $60,000 has been effected between the Company or any of its subsidiaries and any director or officer of the Company or any of its subsidiaries or any members of their respective immediate families, other than amendments to arrangements with officers of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof.

  4.15. EMPLOYEES AND ERISA. The SEC Reports describe in all material respects all plans and arrangements pursuant to which the Company or any of its subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection

                                   Annex B-12
with any of the transactions contemplated by this Agreement or any of the other Transaction Documents or any transaction or transactions resulting in a change of control of, or investment by a Third Party in, or combination by a Third Party with, the Company or any of its subsidiaries. The Company is not aware that any officer, director, executive or key employee of the Company or any of its subsidiaries or any group of employees of the Company or any of its subsidiaries has any plans to terminate his, her or its employment with the Company or any of its subsidiaries (other than as previously disclosed to the Purchaser in writing). The Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. No labor dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect. Each employee benefit plan (as defined in ERISA Section 3(3)) maintained or contributed to by the Company or any of its subsidiaries that is subject to ERISA conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable federal laws; no material liability under ERISA has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any such plan except regular periodic contributions to such plans; full payment has been made of all amounts that the Company and its subsidiaries are required to have paid as contributions to such plans; there is not in the aggregate any accumulated funding deficiency with respect to such plans; and to the Company's knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets.

  4.16. INTELLECTUAL PROPERTY. The Company and each of its subsidiaries own or possess, or has the right to use, the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, "INTELLECTUAL PROPERTY") to be employed by them in connection with its business as conducted and proposed to be conducted to the extent that the failure of the Company and its subsidiaries to own or have the right to use the Intellectual Property would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The unlicensed use of such Intellectual Property in connection with the business and operations of the Company and its subsidiaries does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect.

  4.17. ENVIRONMENTAL LAWS AND REGULATIONS. Except as set forth in the SEC Reports, (i) the Company and each of its subsidiaries is in compliance with all applicable laws and regulations of any Governmental Authority relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;
(ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM") threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law except for such Environmental Claims as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or materially interfere with such material compliance in the future; (iv) there are no Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about

                                   Annex B-13
any property which has been owned, occupied or otherwise operated by the Company, the investigation and remediation of which would not reasonably be expected to have Material Adverse Effect; and (v) no Hazardous Materials have been sent offsite by or on behalf of the Company from any property owned, occupied or otherwise operated by the Company, except to the extent that any investigation and remediation of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

  4.18. BROKERS. No finder, broker, agent, financial advisor or other intermediary other than Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures has acted on behalf of the Company in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith. The Company has provided to the Purchaser copies of the Company's engagement letters with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Asia Pacific Ventures in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 5.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    The Purchaser represents and warrants to the Company as follows:

  5.1. ORGANIZATION, GOOD STANDING, AND QUALIFICATION. The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable law to own its property and to conduct its business as now owned and conducted.

  5.2. AUTHORITY. The Purchaser has all requisite corporate power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder (except that the Purchaser's representations and warranties in this sentence regarding the Commercial Agreements shall be deemed made only as of the Closing at which such Commercial Agreements are to be executed and delivered). This Agreement has been duly executed and delivered by the Purchaser and is, and the other Transaction Documents to be entered into by the Purchaser will be, when executed and delivered by the Purchaser (and assuming this Agreement and such other Transaction Documents to be entered into by the Company constitute legal, valid, and binding obligations of the Company), legal, valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts to which the Purchaser is or is expected to be party may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  5.3. NO VIOLATION. Neither the execution or delivery of this Agreement or any of the other Transaction Documents to be executed and delivered by the Purchaser, nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is in any way bound or obligated.

  5.4. GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("CONSENT") is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is or is expected to be party, except (i) those required by

                                   Annex B-14

HSR and as may be required under Exon-Florio, (ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where failure to obtain such Consents would not have a material adverse effect on the Purchaser.

  5.5. SECURITIES LAWS.

    5.5.1. Investment Intent. The New Issue Shares are being acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. The Purchaser understands that the New Issue Shares will not have been registered under the Securities Act and that any disposition thereof by the Purchaser must be registered under the Securities Act or exempt from such registration.

    5.5.2. Sophistication. The Purchaser is able to bear the economic risk of an investment in the New Issue Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the New Issue Shares.

  5.6. OFFER AND PROXY MATERIALS. The Offer Documents to be filed with the Commission and distributed to the Company's stockholders pursuant to Section
3.4 (i) will comply in all material respects with all applicable federal securities laws, and (ii) will not, on the date first so filed and distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that no representation is made by the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents), and thereafter the Purchaser will supplement or correct the Offer Documents if and to the extent that they shall be false or misleading in any material respect, subject to correction by the Company of any information provided by the Company for use in the Offer Documents to the extent it shall be false or misleading in any material respect. None of the information relating to the Purchaser supplied in writing by the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Materials will, at the time they are first filed with the Commission or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and thereafter the Purchaser will correct such information if and to the extent it may be false or misleading in any material respect.

  5.7. BROKERS. No finder, broker, agent, financial advisor, or other intermediary other than Salomon Brothers Inc has acted on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith.

  5.8. OWNERSHIP OF VOTING STOCK. Neither the Purchaser or any of its Affiliates nor any person with whom the Purchaser or any Affiliate of the Purchaser is acting (within the meaning of Section 13(d)(3) of the Exchange
Act) as a partnership, limited partnership, syndicate or other group (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding or disposing of securities issued by the Company Beneficially Owns Voting Stock as of the date of this Agreement or will, as of any Closing, Beneficially Own any Voting Stock or rights to acquire Voting Stock of the Company other than the Common Stock to be purchased by the Purchaser hereunder or pursuant to the Offer.

  5.9. FINANCING. The Purchaser has the funds, or has written commitments from responsible financial institutions, to provide the funds necessary to consummate the Offer and the transactions to occur at (and will have the same at the time of) the Closing.


                                   Annex B-15

                                   ARTICLE 6.

                                   COVENANTS

  6.1. PROXY SOLICITATION AND STOCKHOLDER APPROVAL.

    6.1.1. Proxy Materials. As promptly as practicable and in no event later than twenty (20) days after the execution and delivery of this Agreement, the Company shall prepare and file with the Commission pursuant to the Exchange Act and the rules promulgated thereunder preliminary proxy materials related to the solicitation of proxies from the Company's stockholders to approve the Stockholder Proposals, and thereafter shall use its best efforts to respond to any comments of the Commission with respect thereto and to distribute a proxy statement and related proxy materials with respect thereto (the "PROXY MATERIALS") to the Company's stockholders not later than May 1, 1995. The Purchaser shall provide to the Company in writing all information regarding the Purchaser necessary for the preparation of the Proxy Materials, which information shall be accurate and shall not contain any misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Purchaser and its counsel shall be given an opportunity to review the Proxy Materials prior to the filing thereof with the Commission and distribution thereof to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Proxy Materials promptly after receipt of such comments. The Proxy Materials (i) shall comply in all material respects with applicable federal securities laws, and (ii) when first filed in final form with the Commission and distributed to the Company's stockholders and on the date of the special meeting of stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Materials. The Company shall thereafter supplement or correct the Proxy Materials if and to the extent that they shall have become false or misleading in any material respect, subject to correction by the Purchaser of any information provided by it for use in the Proxy Materials to the extent it shall be false or misleading in any material respect. The Proxy Materials shall include the Board's recommendation that the Company's stockholders grant proxies to approve the Stockholder Proposals, provided, however, that such recommendation may be omitted therefrom or withdrawn or modified to the extent that the Board determines by majority vote and in its good faith judgment, based as to legal matters upon the written opinion of outside legal counsel, that it is required to do so in the exercise of its fiduciary duties.

    6.1.2. Stockholders' Meeting. As promptly as practicable, the Company shall schedule and set a record date for a special meeting of its stockholders to occur not later than May 31, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders. The Company shall conduct such stockholders' meeting and shall take all reasonable actions thereat and in connection therewith, consistent with its Certificate of Incorporation and Bylaws and applicable law, as may be required to obtain stockholder approval of the Stockholder Proposals, including, without limitation, causing all proxies received from the Company stockholders to vote on the Stockholder Proposals to be voted in accordance with the instructions set forth therein.

  6.2. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date hereof until the Closing, the businesses and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly approved by the Purchaser in writing (which approval shall not be unreasonably withheld unless it relates to any action described in Section

                                   Annex B-16

6.2(h), in which case such approval may be withheld in the Purchaser's sole discretion), neither the Company nor any of its subsidiaries shall, prior to the Closing:
    (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Voting Stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements as in effect as of the date hereof and except for grants made under existing employee benefit plans consistent in amounts and terms with past practice to (i) employees other than officers and directors, and (ii) persons who become officers or directors of the Company after the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof (except for amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof);

    (b) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities (other than as required in accordance with their terms as in effect on the date hereof) or any securities of its subsidiaries not owned directly or indirectly by the Company;

    (c) (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole, and except for obligations of subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law,
         (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees (other than officers and directors of the Company) and loans to subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, in each case in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole), (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens; provided, however, that the Company may (a) enter into and borrow pursuant to a credit arrangement up to $100 million secured by its foreign receivables, and (b) refinance or replace the Company's existing Credit Agreement dated December 23, 1994, as amended through the date hereof (the "CREDIT AGREEMENT") if the maximum borrowing ability under such refinanced or replacement financing arrangement does not exceed $225 Million and the other terms of such refinanced or replacement financing arrangement are not materially less favorable to the Company than the Credit Agreement.

    (d) except as may be required by law or as contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries except that the Company may enter into employment, severance, or other employee benefit agreements in the ordinary course of business and consistent with the past practice with officers hired after the date hereof; or increase in any manner the salary, wages, bonus, commission, or other

                                   Annex B-17
        compensation or benefits of any employee or agent (other than directors and officers) of the Company or any of its subsidiaries except for increases in the ordinary course of business and consistent with past practice or amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

    (e) acquire, sell, lease or dispose of any assets (including, without limitation, patents, trademarks, copyrights, trade secrets, or other intangible assets) outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or take any action that would materially and adversely affect the Intellectual Property rights of the Company;

    (f) except as may be required by GAAP or as a result of a change in law, change any of the accounting principles used by it or revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

    (g) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) authorize any new capital expenditure or expenditures that, in the aggregate, are in excess of $7.5 Million, provided that none of the foregoing shall limit any capital expenditure already included in the Company's 1995 capital expenditure budget previously provided to the Purchaser;

    (h) take any of the actions listed in Section 5.1 of the Stockholder Agreement, to the extent that such actions would otherwise not be proscribed by this Section 6.2, or

    (i) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.2(a) through 6.2(h).

  6.3 OTHER POTENTIAL BIDDERS. The Company and its Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Acquisition. The Company agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

    (1) initiate, solicit or encourage any discussions with any Third Party regarding any Third Party Acquisition, or

    (2) hold any such discussions with Third Parties (whether or not such discussions have heretofore been held with such Third Party) or enter into any agreement with any party other than the Purchaser concerning any Third Party Acquisition;

provided, however, that to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal described below, participate in negotiations regarding such proposal.

  Subject to the following sentence, the Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal (as defined below), the Board may (subject to the following sentences and compliance with Section 8.1) to the extent required by the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at

                                   Annex B-18
any time after the fifth Business Day following notice to the Purchaser (a "NOTICE OF SUPERIOR PROPOSAL") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth Business Day following the Purchaser's receipt of a Notice of Superior Proposal, provided that the Company does not approve or recommend a proposal.

  6.4. ACCESS TO INFORMATION; CONFIDENTIALITY.

    6.4.1. Access. Between the date hereof and the Closing, during normal business hours and without undue disruption of the Company's business, the Company shall give the Purchaser and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, shall permit the Purchaser to make such inspections as the Purchaser may reasonably require and shall cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as the Purchaser may from time to time reasonably request. However, access to information concerning (i) the pricing of competing products of the Purchaser and the Company, and principal components of such products, and (ii) the customers for competing products of the Purchaser and the Company, shall be limited as may be required by applicable law.

    6.4.2. Confidentiality. Any Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Purchaser or the Company to the other pursuant hereto or in connection with the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to and handled by the Purchaser and the Company in accordance with the Confidentiality Agreement, provided, however, that notwithstanding the Confidentiality Agreement, (i) the Confidential Information may be used for purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents as well as for evaluation thereof, (ii) return and destruction of Confidential Information pursuant to the Confidentiality Agreement shall be subject to the needs of the parties to use such Confidential Information in connection with the transactions and activities contemplated by this Agreement and the other Transaction Documents and to the right of each party to its work product, and (iii) the Confidentiality Agreement shall not vitiate or alter any representation, warranty, or covenant set forth herein or in any other Transaction Document.

  6.5. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto shall as promptly as practicable use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions (including as set forth in Article 7) to, and to consummate and make effective, the transactions contemplated by this Agreement and the other Transaction Documents.

  6.6. HSR AND EXON-FLORIO. As soon as practicable after the date hereof, the Purchaser and the Company shall jointly prepare and file with the United States Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice ("ANTITRUST DIVISION") and CFIUS notification and report forms, as applicable, with respect to the sales and purchases contemplated by this Agreement

                                   Annex B-19
pursuant to HSR and Exon-Florio and the regulations promulgated thereunder. Such notification and report forms shall materially comply as to form with all requirements applicable thereto, and all of the data and information supplied by the parties and reported in such forms shall be true, correct and complete in all material respects. The Purchaser and the Company shall comply promptly with a request for additional information and documents from the FTC, Antitrust Division or CFIUS, and shall cooperate in any review or investigation by the FTC, Antitrust Division , or CFIUS of the transactions contemplated by this Agreement in a joint effort to have any such review or investigation resolved without adverse effect upon the transactions contemplated hereby.

  6.7. PUBLIC ANNOUNCEMENTS. Neither the Purchaser nor the Company shall, directly or indirectly, issue any press release or other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market (or any other securities exchange upon which the Company's securities are traded), provided that if either party believes that any press release or other public statement is so required, such party shall promptly notify and consult with the other party with respect thereto.

  6.8. AMENDMENT TO RIGHTS AGREEMENT. Within three (3) days of the date hereof, the Company shall effect the Amendment to Rights Agreement.

  6.9. IBM LICENSE. The Company shall exercise its rights under Section 5.2 of that certain Agreement between International Business Machines Corporation, a New York corporation ("IBM") and the Company dated as of January 1, 1990 (the "IBM AGREEMENT") to convert the license, immunities and other rights granted to the Company pursuant to the terms and conditions of the IBM Agreement to be fully paid up by making payment of Ten Million Dollars ($10,000,000) to IBM on or before July 1, 1995.

  6.10. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any material breach, or the occurrence or nonoccurrence of any event that with notice or lapse of time or both would be a material breach, of any representation or warranty or covenant contained in this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not cure such breach or limit or otherwise affect the remedies available hereunder to the party receiving such notice. For purposes of this Section 6.10, "prompt notice" shall mean notice delivered within two (2) days of discovery of the breach, occurrence, or nonoccurrence precipitating such notice.

  6.11. DISCLOSURE. The Company shall deliver to the Purchaser promptly (but in any event within two (2) days) after transmission thereof, copies of any general communication from the Company or any of its subsidiaries to its stockholders generally, or the financial community at large, and any reports and amendments thereto filed by the Company or any of its subsidiaries with any securities exchange, the National Association of Securities Dealers, Inc., or the Commission.

                                   ARTICLE 7.

              CONDITIONS TO PURCHASE AND SALE OF NEW ISSUE SHARES

  7.1. CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND THE COMPANY. The obligations of the Purchaser to purchase the New Issue Shares from the Company, and of the Company to issue and sell the New Issue Shares to the Purchaser, are subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:


                                   Annex B-20

    7.1.1. No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated, enforced, or threatened by any Governmental Authority that purports, seeks, or threatens to (i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any New Issue Shares as contemplated by this Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

    7.1.2. Regulatory Compliance. All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the New Issue Shares as contemplated by this Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing, provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any New Issue Shares as contemplated by this Agreement.

    7.1.3. Exon-Florio. The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by this Agreement, or (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by this Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

  7.2. CONDITIONS TO OBLIGATIONS OF THE PURCHASER. In addition to the conditions set forth in Section 7.1, the obligation of the Purchaser to purchase from the Company any New Issue Shares is subject to satisfaction of the following conditions at the Closing of such purchase:

    7.2.1. Board Representation. The Company shall have received such resignations, if any, from members of the Board, and the Board shall have approved such resolutions, as are required to ensure that, as of the consummation of the Offer and the Closing, the Purchaser will have the Board representation described in Article 4 of the Stockholder Agreement.

    7.2.2. Performance. The Company shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

    7.2.3. Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

    7.2.4. Amended and Restated Certificate and Amended Bylaws. The Amended and Restated Certificate and Amended Bylaws shall have been duly authorized, approved and effected, including without limitation execution of the Amended and Restated Certificate by an appropriate officer of the Company and filing thereof with the Delaware Secretary of State.

    7.2.5. Amendment to Rights Agreement. The Amendment to Rights Agreement shall have been effected by the Company and shall not have been modified or withdrawn.


                                   Annex B-21

    7.2.6. Founder's Agreement Waiver. The Founder's Agreement Waiver shall not have been modified or withdrawn.

    7.2.7. Third Quarter Results. Consolidated operating income (loss) for the Company and its subsidiaries for the fiscal year quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have been less favorable than negative $ 14 million, and consolidated net cash used in operating activities for the Company and its subsidiaries for the fiscal quarter ended April 1, 1995, calculated in accordance with GAAP applied on a basis consistent with the immediately preceding fiscal quarter, shall not have exceeded $70 million.

    7.2.8. Closing Deliveries. The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents required to be delivered by the Company pursuant to Section 2.2.2 or Section 2.3, as applicable.

    7.2.9. Representations and Warranties True. Except as otherwise contemplated by this Agreement, the representations and warranties of the Company contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

    7.2.10. Certificate. The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer of the Company certifying as to the accuracy in all material respects of the representations and warranties of the Company set forth in this Agreement and the other Transaction Documents and the performance in all material respects of the obligations required by the Company to be performed under this Agreement as of the Closing.

  7.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY.

    7.3.1. Conditions Applicable to Issuance and Sale of All New Issue Shares. In addition to the conditions set forth in Section 7.1, the obligation of the Company to issue and sell to the Purchaser the New Issue Shares is subject to satisfaction of the following conditions at the Closing, provided that such conditions shall apply separately to the purchase and sale of the First Issuance Shares and the Second Issuance Shares and may be satisfied or waived with respect to the purchase and sale of the First Issuance Shares or the Second Issuance Shares or both:

      (a)Performance. The Purchaser shall have performed in all material respects its obligations under this Agreement to the date of the Closing, provided that in the event of a first Closing pursuant to
    Section 2.3, performance of obligations hereunder required to be performed only in connection with the purchase and sale of the Second Issuance Shares and the Offer Shares shall not be conditions to such first Closing.

      (b)Representations and Warranties True. Except as otherwise contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement and in each other Transaction Document shall be true in all material respects at and as of the Closing as though newly made at and as of that time.

      (c)Closing Deliveries. The Purchaser shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to
    Section 2.2.1 or Section 2.3, as applicable.

      (d)Certificate. The Purchaser shall have delivered to the Company a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser set forth in this Agreement and the other Transaction Documents and the performance of the obligations required by the Purchaser to be performed under this Agreement as of the Closing.

    7.3.2. Conditions Applicable Only to Issuance and Sale of Second Issuance Shares. In addition to the conditions set forth in Section 7.1, the obligations of the Company to issue and sell the Second

                                   Annex B-22

  Issuance Shares to the Purchaser are subject to satisfaction of the following conditions at the Closing of such issuance and sale:

      (a)Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

      (b)Offer. The Purchaser shall have accepted for purchase (subject to proration) all shares of Common Stock properly tendered and not withdrawn pursuant to the Offer, and deposited with the depositary funds sufficient to pay the Offer Price.

      (c)Credit Agreements. The Company shall have secured amendments to or waivers under its material credit agreements and arrangements such that none of the transactions contemplated by this Agreement or the other Transaction Documents, including without limitation the arrangements contemplated by the Strategic Alliance Agreement and the rights of the Purchaser to designate certain directors of the Company and approve certain transactions under the Stockholder Agreement, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

                                   ARTICLE 8.

                                  TERMINATION

  8.1. TERMINATION BY THE COMPANY. The Company may terminate this Agreement, to the extent not performed, if (a) there shall not have been a material uncured breach by the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Purchaser's receipt of written notice specifying Purchaser's breach and the Company's intention to terminate this Agreement pursuant to this Section 8.1. In addition, subject only to the last sentence of Section 2.3, the Company may terminate this Agreement if (i) five (5) Business Days shall have elapsed following the Purchaser's receipt of a Notice of Superior Proposal as defined in Section 6.3, (ii) the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five (5) Business Day period following receipt by the Purchaser of the Notice of Superior Proposal, and (iii) the Company shall have paid to the Purchaser Ten Million Dollars ($10,000,000) by bank cashier's check or wire transfer to an account designated by the Purchaser for this purpose.

  8.2. TERMINATION BY THE PURCHASER. The Purchaser may terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten (10) days of the Company's receipt of written notice specifying the Company's breach and the Purchaser's intention to terminate this Agreement pursuant to this Section 8.2. In addition, the Purchaser may terminate any or all of its obligations under this Agreement, to the extent not performed, if (a) the Board shall have (1) withdrawn or (2) modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, or
(b) a Third Party Acquisition has occurred or any Third Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third Party Acquisition.

  8.3. TERMINATION BY THE PURCHASER OR THE COMPANY. The Purchaser or the Company may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations hereunder pursuant to this Section 8.3(i) shall

                                   Annex B-23
have used its best efforts to remove such prohibition, injunction, or restraint or (ii) if the purchase by the Purchaser of the New Issue Shares and the Offer Shares shall not have been completed by June 30, 1995 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill in all material respects any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to such time.

  8.4. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.3, Section 8.2, or the first sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except that (i) termination hereof shall not void any purchase of Common Stock by the Purchaser prior to such termination or the provisions of any Transaction Document applicable to, or rights accruing to the Purchaser by virtue of, the Purchaser's ownership of such Common Stock, (ii) Sections 6.4.2 (Confidentiality), 6.7 (Public Announcements), 9.2 (Governing Law), 9.4 (Expenses), and 9.5 (Notices) shall survive such termination and remain in full force and effect notwithstanding such termination, and (iii) no termination hereof shall relieve the Purchaser or the Company from liability for any breach of this Agreement. In the event of termination of this Agreement pursuant to the second sentence of Section 8.1, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except as provided in the last sentence of Section 2.3, and if the Purchaser purchases the First Issuance Shares pursuant to the last sentence of
Section 2.3, the representations and warranties of the Purchaser set forth in
Article 4 shall survive the termination of this Agreement but shall be deemed to have been made only as of the date hereof.

                                   ARTICLE 9.

                                 MISCELLANEOUS

  9.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Regardless of any party's investigations prior to the Closing, the representations and warranties contained herein shall survive the Closing and shall terminate and expire on the second anniversary of the date of the Closing, except for Section 4.17 (Environmental), which shall terminate and expire on the sixth anniversary of the date of the Closing, unless on or before such second or sixth anniversary, as the case may be, either party has notified the other party in writing of a claim with respect to such representation or warranty in which case such representation or warranty shall survive until termination or resolution of such claim.

  9.2. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5. Nothing in the proceeding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

  9.3. EXPORT CONTROLS. The Purchaser shall not export, directly or indirectly,
(i) any technical data it has or will acquire from the Company pursuant to this Agreement, or (ii) any product utilizing any such data, to any country for which any Federal or state regulatory agency or body at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

  9.4. EXPENSES. Except as set forth in the second sentence of Section 8.1, each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the other

                                   Annex B-24

Transaction Documents, the performance of its covenants herein and therein, and the effectuation of the transactions contemplated hereby and thereby including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

  9.5. NOTICES. In case of any event or circumstance giving rise to an obligation of the Purchaser or the Company to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

    To the Company:                      AST Research, Inc.
                                         16215 Alton Parkway
                                         Irvine, California 92718
                                         Attention: Chief Executive Officer

    with a copy to:                      Skadden, Arps, Slate, Meagher & Flom
                                         300 South Grand Avenue
                                         Los Angeles, CA 90071-3144
                                         Attention: Thomas C. Janson, Jr.,
                                         Esq.

    To the Purchaser:                    Samsung Electronics Co., Ltd.
                                         Samsung Main Building
                                         250, 2-Ka, Taepyung-Ro, Chung-Ku
                                         Seoul, Korea 100-742
                                         Attention: General Legal Counsel

    with a copy to:                      Gibson, Dunn & Crutcher
                                         333 South Grand Avenue
                                         Los Angeles, CA 90071-3197
                                         Attention: Andrew E. Bogen, Esq.

  9.6. WAIVER. Each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

  9.7. THE PURCHASER SUBSIDIARIES; SUCCESSORS, ASSIGNMENT, AND PARTIES IN INTEREST. This Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that the Purchaser

                                   Annex B-25
may (i) exercise any or all rights and/or fulfill any or all obligations under this Agreement (including, without limitation, the purchase of any New Issuance Shares and Offer Shares) in conjunction with or through one or more wholly owned subsidiaries of the Purchaser; and/or (ii) assign this Agreement to an Affiliate or Affiliates of the Purchaser; provided that the Purchaser (a) may not perform any obligations through a subsidiary or assign this Agreement to an Affiliate prior to the Closing if doing so would delay the Closing, and (b) shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

  9.8. ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). The provisions of the Confidentiality Agreement addressing matters other than the handling of Confidential Information shall be inapplicable from the date of this Agreement until the termination, if any, of this Agreement, and upon any such termination, this Agreement shall cease to be deemed a "definitive agreement" under the Confidentiality Agreement as if this Agreement were never entered into for purposes thereof. Notwithstanding the foregoing, however, the provisions of the Confidentiality Agreement related to nonsolicitation of employees shall continue in effect until the date of the Closing of the purchase and sale of the Second Issuance Shares, whereupon they shall terminate. The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

  9.9. AMENDMENT. This Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

  9.10. SEVERABILITY. The provisions set forth in this Agreement and the other Transaction Documents are severable. If any provision of this Agreement or any other Transaction Document is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the other Transaction Documents, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  9.11. CUMULATION OF REMEDIES. All remedies available to any party for breach or non-performance of this Agreement or any other Transaction Document are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

  9.12. FAIR CONSTRUCTION. This Agreement and the other Transaction Documents shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

  9.13. HEADINGS; REFERENCES. Headings used in this Agreement and the other Transaction Documents are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement or the other Transaction Document, as the case may be, for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Schedules, and Exhibits are, unless otherwise designated, references to the specified Section, Schedule, or Exhibit hereof or hereto or thereof or thereto, as the case may be.


                                   Annex B-26

  9.14. COUNTERPARTS. This Agreement and the other Transaction Documents may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.,                         SAMSUNG ELECTRONICS CO., LTD.
a Delaware corporation

                                            a Korean corporation

By /s/ Safi U. Qureshey                   By  /s/ Kwang Ho Kim
 ---------------------------------          ---------------------------------
  Safi U. Quershey                            Kwang Ho Kim
  Chairman and Chief Executive Officer        Vice Chairman and Chief
                                              Executive Officer

                                   Annex B-27

                                                                         ANNEX C

                                AMENDMENT NO. 1
                                       TO
                            STOCK PURCHASE AGREEMENT

  This Amendment No. 1 (the "AMENDMENT") to the Stock Purchase Agreement, dated as of February 27, 1995 (the "AGREEMENT"), is entered into as of June 1, 1995, by and between Samsung Electronics Co., Ltd., a Korean corporation (the "PURCHASER"), and AST Research, Inc., a Delaware corporation (the "COMPANY"). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement.

  WHEREAS, in connection with the review of the Company's proxy material for the Special Meeting of its stockholders to be held to consider and vote upon the Stockholder Proposals, the Commission has requested that the Company restate its financial statements for the fiscal year ended July 2, 1994 in certain respects;

  WHEREAS, in order to permit the mailing of the proxy material for the Special Meeting in a timely fashion the Company has agreed to restate its financial statements for the fiscal year ended July 2, 1994 and subsequent periods substantially to the effect set forth in the drafts of the financial statements for such periods previously provided to the Purchaser (the "RESTATEMENT"); and

  WHEREAS, the Purchaser and the Company desire to amend the Agreement as set forth herein.

  NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                                    WAIVERS

  1.1 WAIVERS. The Purchaser hereby agrees that the Restatement and the change in the Company's method of accounting for the acquisition of the personal computer manufacturing operations of Tandy Corporation set forth in the Restatement (the "ACCOUNTING CHANGE") shall not constitute a breach of any representation, warranty or agreement or the failure of any condition set forth in the Agreement and agrees that it shall not have the right to terminate the Agreement as a result of the Restatement or the Accounting Change.

                                   ARTICLE 2
                               CONTINGENT SHARES

  2.1 CONTINGENT SHARE ISSUANCES.

    2.1.1. "Adverse Event." For purposes of this Amendment and the Agreement the term "ADVERSE EVENT" shall mean (i) the settlement by the Company of any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of the settlement, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change or (ii) the entry of a final judgment, not subject to appeal, by a court of competent jurisdiction against the Company in any litigation, whether now pending or hereafter filed, brought by or on behalf of the holders of Shares which, at the time of such judgment, includes one or more claims or causes of action based upon or arising out of the Restatement or the Accounting Change.

                                   Annex C-1

    2.1.2. Issuance of Contingent Shares Following Adverse Event. In the event that at any time or from time to time an action results in an Adverse Event that requires the payment by the Company of amounts in settlement of such action or in satisfaction of a judgment in such action and the aggregate amounts actually so paid by the Company including, without limitation, any amounts paid by the Company for attorneys' fees, (all such amounts being referred to herein as "SPECIFIED AMOUNTS") exceeds the Excess Loss Amount, as defined below, then the Company shall issue to the Purchaser, without the payment by the Purchaser of any additional consideration, a number of additional shares of Common Stock (the "CONTINGENT SHARES") determined in accordance with Section 2.1.3. For purposes of this Amendment, the term "EXCESS LOSS AMOUNT" shall mean (a) all Specified Amounts theretofore paid by the Company less (b) the sum of
  (i) $5 million plus (ii) any amounts paid or to be paid to the Company by way of reimbursement, contribution or indemnification by any insurance company or third party. The computation of the Excess Loss Amount shall be made in respect of any second or subsequent Adverse Event on a cumulative basis, taking into account all amounts previously paid by the Company and paid or to be paid to the Company in connection with all previous Adverse Events. In the event that the settlement includes any securities, property or other non-cash consideration to be issued or delivered by the Company the value of such securities, property or other non-cash consideration shall be determined by mutual agreement of the Company and the Purchaser. In the event the Company and the Purchaser shall be unable to reach such agreement after a period of 30 days, such value shall be determined by a nationally recognized investment banking firm to be designated for the purpose by the Company and the Purchaser or, failing agreement on such investment banking firm after an additional period of 10 days, by Merrill Lynch & Co. and Salomon Brothers Inc.

    2.1.3. Determination of Number of Contingent Shares. The number of Contingent Shares to be issued shall equal such number of shares of Common Stock (rounded to the nearest whole share) determined by dividing the Excess Loss Amount by the Market Price; provided, that in the event that the number of shares to be issued pursuant to the above formula would exceed the maximum Purchaser Interest permitted pursuant to Section 2.1.7 of the Stockholder Agreement, then, in lieu thereof, the Company shall issue to the Purchaser (i) such number of shares of Common Stock as will cause the Purchaser Interest to equal 49.9% and (ii) a number of shares of Series A Junior Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), having the rights, preferences and privileges substantially as set forth in the Certificate of Designations attached hereto as Exhibit A, equal to the difference between the number of shares of Common Stock which would have been issued pursuant to the above formula and the number of shares of Common Stock actually issued pursuant to clause (i), above. For purposes of this Amendment, the term "MARKET PRICE" shall mean the average of the closing prices of the Common Stock on the NASDAQ National Market System, or, if the Common Stock is not then quoted on the NASDAQ National Market System, on the principal United States securities exchange or quotation system on which the Common Stock is then listed or quoted, for the period of 20 consecutive trading days beginning on the first trading day following the first public announcement of an Adverse Event; provided, that the Market Price shall not be less than 75% of the closing price of the Common Stock on the NASDAQ National Market System on the date of the Closing of the Second Issuance (the "REFERENCE PRICE") nor greater than 125% of the Reference Price.

    2.1.4 Issuance of Contingent Shares Prior to Tandy Note Settlement. In the event that (a) Contingent Shares are issued pursuant to this Agreement prior to the maturity of the promissory note due July 11, 1996, issued by the Company to Tandy Corporation, a Delaware corporation, (b) the Purchaser is entitled to reimbursement pursuant to Article 3 of the Letter of Credit Agreement and (c) the Purchaser elects, pursuant to Section 3.3(b) of the Letter of Credit Agreement, to be reimbursed, in whole or in part, in shares of Common Stock, then to the extent that the number of shares to be issued pursuant to such Section 3.3(b) would cause the Purchaser Interest to exceed the maximum Purchaser Interest permitted pursuant to Section
  2.1.7 of the Stockholder Agreement, the Company shall issue, in lieu thereof, to the Purchaser (i) such number of shares of Common Stock as will cause the Purchaser Interest to equal 49.9% and (ii) a number of shares of Preferred Stock equal to the difference between the number of shares of Common Stock which would have been issued pursuant to Section 3.3(b) of the Letter of Credit Agreement and the number of shares of Common Stock actually issued pursuant to clause (i), above.

                                   Annex C-2

  2.2. DELIVERY OF CONTINGENT SHARES. Subject to the receipt of any necessary approvals of any Governmental Authority, Contingent Shares shall be issued no later than 30 Business Days after any payment of a Specified Amount in respect of which Contingent Shares are issuable hereunder, at such date, time and place as may be agreed upon by the Purchaser and the Company. At each issuance of Contingent Shares, the Company shall deliver to the Purchaser a certificate or certificates, registered in the name of the Purchaser or its permitted nominee, in such denominations as the Purchaser may request, evidencing the full number of Contingent Shares.

  2.3. APPROVAL OF SETTLEMENTS, ETC. Notwithstanding the provisions of the Stockholder Agreement, any Board decisions with respect to the approval of the settlement of any litigation that would result in an Adverse Event or with respect to the conduct of any litigation that could result in an Adverse Event, shall be made by the affirmative vote of both (i) a majority of the full Board of Directors and (ii) a majority of the Directors of the Company not designated by the Purchaser.

  2.4. STATUS OF CONTINGENT SHARES. Except as set forth in the Certificate of Designations with respect to the Preferred Stock, the Contingent Shares shall confer the same rights, and shall be subject to the same restrictions, as the Shares. The provisions of Section 2.4 of the Stockholder Agreement shall not apply to the acquisition by the Purchaser of Contingent Shares, or the acquisition of shares of Common Stock upon conversion of shares of Preferred Stock, acquired from the Company pursuant to this Article 2.

                                   ARTICLE 3
                       THE OFFER AND THE SPECIAL MEETING

  3.1. SPECIAL MEETING DATE. The first sentence of Section 6.1.2 of the Agreement is hereby amended to read in its entirety as follows: "As promptly as practicable, the Company shall schedule and set a date for a special meeting of its stockholders to occur not later than July 14, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders."

  3.2. EXTENSION OF OFFER. Promptly following the announcement of the date of the Special Meeting the Purchaser shall amend the Offer and the Schedule 14D-1 to extend the expiration date of the Offer to midnight, New York City time, on the fifth Business Day after the date of the Special Meeting.

  3.3. EXTENSION OF OUTSIDE DATE. Clause (ii) of Section 8.3 of the Agreement is hereby amended by substituting "July 31, 1995" for "June 30, 1995".

  3.4. ADDITIONAL CLOSING CONDITION. Section 7.2 of the Agreement is hereby amended to add the following:

    7.2.11. Effect of Restatement. No party to any material Instrument shall have declared, or shall have notified the Company in writing of its intention to declare, the Company in default or breach (which default or breach has not been cured or waived at or prior to the Closing) under such Instrument as a result of the Restatement, where any such declaration would have a Material Adverse Effect, and there shall not have been issued or commenced (and not dismissed) by the Commission any formal order of investigation or formal enforcement proceeding relating to the Restatement or the Accounting Change, nor shall the Commission have notified the Company in writing that it intends imminently to issue or commence any such formal order of investigation or formal enforcement proceeding.

                                   ARTICLE 4
                                 MISCELLANEOUS

  4.1. EFFECT OF AMENDMENT. Except as set forth in this Amendment, the provisions of the Agreement shall remain in full force and effect and all references in the Agreement, the Investment Agreements and the Commercial Agreements shall be deemed to refer to and mean the Agreement, as amended by this Amendment.

  4.2. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

  4.3. TERMINATION. The provisions of Article 2 shall become effective at the Closing and shall terminate on the first date on which the Purchaser Interest shall be less than 19.9% for a period of at least 25 consecutive days.

  4.4 EXPENSES. The fees and expenses of any investment banking firm engaged pursuant to Section 2.1.2 shall be shared equally by the Company and the Purchaser.

                                   Annex C-3

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                          AST RESEARCH, INC.


                                          By: /s/ Safi U. Qureshey
                                              ---------------------------------
                                              Safi U. Qureshey
                                              Chairman and Chief Executive
                                              Officer


                                          SAMSUNG ELECTRONICS CO., LTD.

                                          By: /s/ H.D. Yoo
                                              ---------------------------------
                                              H.D. Yoo
                                              Vice President and General
                                              Manager

                                   Annex C-4

                                                                       EXHIBIT A

                          CERTIFICATE OF DESIGNATIONS
                                     OF THE
                   SERIES A NON-VOTING JUNIOR PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                                       OF

                               AST RESEARCH, INC.

                               ----------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Executive Committee of the Board of Directors of AST Research, Inc., a Delaware corporation (the "Corporation"), at a meeting duly convened and held on [Date], at which a quorum was present and acting throughout:

  RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by Article 4(b) of the Restated Certificate of Incorporation of the Corporation, dated [July , 1995] (the "Certificate of Incorporation"), as delegated to the Executive Committee thereof (the "Executive Committee"), the Executive Committee hereby authorizes and approves the creation of a series of Series A Non-Voting Junior Preferred Stock, par value $.01 per share, of the Corporation (the "Series A Preferred Stock") upon the terms and conditions set forth in these resolutions which fix the designation and number of shares of the Series A Preferred Stock and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate of Incorporation that may be applicable to the Series A Preferred Stock) as follows:

  1. DESIGNATION AND AMOUNT; FRACTIONAL SHARES; PAR VALUE. There shall be a series of Preferred Stock of the Corporation designated as "Series A Junior Preferred Stock" and the number of shares constituting such series shall be
[   ]. The Series A Preferred Stock is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series A Preferred Stock as set forth herein and in the Certificate of Incorporation. The par value of each share of Series A Preferred Stock shall be $.01. For purposes of this Certificate, the "Issue Date" of the Series A Preferred Stock shall be [Date].

  2. DEFINITIONS. As used herein, the following terms shall have the respective meanings given thereto in the Section indicated below:

                                                                      DEFINED IN
                               DEFINED TERM                            SECTION
                               ------------                           ----------
      "Board of Directors"...........................................      3(a)
      "Common Distributions".........................................      3(a)
      "Common Stock".................................................      3(a)
      "Issue Date"...................................................      1
      "Liquidation"..................................................      4
      "Parity Stock".................................................      4

  3. DIVIDENDS. (a) Dividends Rights. Except as set forth below, the holder of the shares of Series A Preferred Stock shall not be entitled to receive any distribution with respect to the shares of Series A Preferred

                                   Annex C-5

Stock. Subject to the prior preferences and other rights of shares of any class or series of stock of the Corporation authorized after the Issue Date ranking senior to, or on a parity with, the Series A Preferred Stock as to the payment of dividends or other distributions, if the Board of Directors of the Corporation, or, to the extent permitted by applicable law, a duly authorized committee thereof (the "Board of Directors"), shall at any time or from time to time declare a dividend with a record date after the Issue Date with respect to the shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"), then the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a dividend with respect to each share of the Series A Preferred Stock equal to the dividend payable per share of Common Stock. The record date for any dividend payable on shares of Series A Preferred Stock shall be the same as the record date for the relevant dividend payable on the Common Stock.

  (b) Priority as to Dividends. Subject top Section 3(c), no dividends shall be declared or paid or set apart for payment on the preferred stock of any series, or stock of any other class which, in either case, ranks, as to dividends or upon Liquidation junior to the Series A Preferred Stock unless at the time of such declaration or payment or setting apart for payment all dividends to which holders of Series A Preferred Stock are entitled pursuant to Section 3(a) have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series A Preferred Stock for the period commencing on the Issue Date and terminating on or prior to the date of payment of such dividends on such junior stock.

  (c) Notwithstanding anything to the contrary in Section 3(b) hereof, dividends on any Parity Stock may be paid if dividends shall be declared upon shares of Series A Preferred Stock and such Parity Stock on a pro rata basis so that in all cases the amount of dividends declared per share on the Series A Preferred Stock and such parity Stock shall bear to each other the same ratio that accrued dividends per share on the shares of Series A Preferred Stock and such parity Stock bear to each other.

  4. LIQUIDATION PREFERENCE. Subject to the prior payment in full of the preferential amounts to which the shares of any other series or class of stock of the Corporation ranking, as to distributions upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidation"), senior to the Series A Preferred Stock, are entitled in the event of any Liquidation, each holder of a share of Series A Preferred Stock shall be entitled to receive, and be paid out of the assets of the Corporation available for distribution to its stockholders, a liquidation preference in the amount of $0.01 per share, plus all accumulated and unpaid dividends on such share to the date of final distribution to the holders of shares of Series A Preferred Stock, whether or not declared, without interest, and no more, and thereafter each holder of a share of Series A Preferred Stock will share pro rata with the holders of Common Stock, and any other class or series of the Corporation's stock ranking junior to the Series A Preferred Stock with respect to such Liquidation, based upon the respective number of shares of Series A Preferred Stock and such other stock outstanding at the record date for determining holders of record entitled to receive any such distribution. If upon any Liquidation the amounts payable with respect to the liquidation preference of the Series A Preferred Stock and with any shares of a class or series of the Corporation's stock ranking on a parity with the Series A Preferred Stock as to distributions upon such Liquidation ("Parity Stock") are not paid in full, the holders of Series A Preferred Stock and of such other shares will share pro rata in the amounts payable and other property distributable with respect to such Liquidation so that the per share amounts to which holders of Series A Preferred Stock and the holders of such shares of Parity Stock are entitled will in all cases bear to each other the same ratio that the liquidation preferences of the Series A Preferred Stock and such shares of Parity Stock bear to each other. After payment in full of the preferences in respect of the shares of the Series A Preferred Stock upon Liquidation, the holders of such shares in their capacity as such shall not be entitled to any further right or claim to any remaining assets of the Corporation. Neither a consolidation or merger of the Corporation with or into another corporation, nor a merger of any other corporation with or into the Corporation, nor the sale of all or substantially all of the Corporation's property or business (other than in connection with a winding up of its business) will be considered a Liquidation for purposes of this Certificate.

                                   Annex C-6

  5. VOTING RIGHTS. The holders of Series A Preferred Stock will not have any voting rights except such rights as from time to time are required by the Delaware General Corporation Law. Any shares of Series A Preferred Stock held by the Corporation or any subsidiary of the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum or in calculating any percentage of shares under this Section 5.

  6. RANKING UPON LIQUIDATION. Any class or series of stock of the Corporation shall be deemed to rank:

    i) senior to the Series A Preferred Stock, as to dividends or upon Liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of Series A Preferred Stock.

    ii) on a parity with the Series A Preferred Stock, as to dividends or upon Liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of such class or series of stock and the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in proportion to their respective amounts of accumulated and unpaid dividends per share or liquidation prices, as the case may be, without preferences or priority one over the other.

    iii) junior to the Series A Preferred Stock, as to dividends or, to the extent specified above, upon Liquidation, if such stock shall be Common Stock or any other class or series of capital stock of the Corporation if the holders of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon Liquidation, as the case may be, in preference or priority to the holders of shares of such other stock.

  7. CONVERSION PRIVILEGES.

  (a) Rights of Conversion. Each holder of shares of Series A Preferred Stock shall have the right, at such holder's option, to convert all or a portion of the shares held, at any time or from time after [the termination date of the standstill provisions] into one fully paid and nonassessable share of Common Stock, or such other securities and property as hereinafter provided.

  (b) Conversion Procedures. Any holder of shares of Series A Preferred Stock desiring to convert such shares pursuant hereto shall surrender the certificate or certificates evidencing such shares at the office of a transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by (i) an irrevocable written notice to the Corporation that the holder elects to convert such shares and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Class A Common Stock are to be issued; and (ii) if required pursuant to Section 7(e), an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation demonstrating that such taxes have been paid).

 The holder of a share of Series A Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable thereon on the corresponding dividend payment date notwithstanding the conversion thereof during the period between the record date with respect to such dividend and the corresponding dividend payment date or the Corporation's default in the payment of the dividend due on such dividend payment date. No payments or adjustments in respect of dividends on shares of Series A Preferred Stock surrendered for conversion (whether or not in arrears) or on account of any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.

  The Corporation shall, as soon as practicable after such surrender for conversion of certificates evidencing shares of Series A Preferred Stock and compliance with the other conditions herein contained, deliver at such offices of such transfer agent to the holder whose shares of Series A Preferred Stock are so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares

                                   Annex C-7
of Common Stock to which such person shall be entitled, together with a cash payment in respect of any fraction of a share of Common Stock as hereinafter provided. Subject to the following provisions of this paragraph, each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock to be converted shall have been surrendered together with the irrevocable written notice and the payment of taxes (if applicable), all as provided in this Section 7(b), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time on such date, unless the stock transfer books of the Corporation shall be closed on such date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open. No holder of Series A Preferred Stock shall have any rights as a holder of Common Stock (or any other securities into which the Series A Preferred Stock may become convertible) unless and until such conversion has been effected.

  (c) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If a certificate or certificates representing more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered by such record holder as provided in Section 7(a). In lieu of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price (as defined below) of the Common Stock on the Trading Day immediately (as defined below) preceding the date of conversion, calculated to the nearest cent, with one-half cent rounded upward.

  "Closing Price" with respect to any security on any day shall mean the closing sale price, regular way, on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System (the "NASDAQ NMS") or if such security is not quoted on the NASDAQ NMS, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose or a price determined in good faith by the Board of Directors (such determination to be conclusive and evidenced in a resolution adopted by the Board of Directors).

  "Trading Day" shall mean (x) if the applicable security is quoted on the NASDAQ NMS, a day on which a trade may be made on the NASDAQ NMS, (y) if the applicable security is listed or admitted for trading on a national securities exchange, a day on which such national securities exchange is open for business or (z) if the applicable security is not otherwise listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

    (d) Adjustment of Change in Capital Stock; Reorganization of the Corporation. If, after the Issue Date, the Corporation:

      i) subdivides its outstanding shares of Common Stock into a greater number of shares;

      ii) combines its outstanding shares of Common Stock into a smaller number of shares; or

      iii) issues by reclassification of its Common Stock any shares of its capital stock (other than any dividends or distribution to the holders of Common Stock of any dividends or distribution to the holders of Common Stock rights to purchase, warrants or options for its capital stock),

                                   Annex C-8
then the conversion rights in effect immediately prior to such action shall be adjusted so that the holder of shares of Series A Preferred Stock thereafter converted may receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action if such holder had converted the shares of Series A Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the effective date of subdivision, combination or reclassification.

  If the Corporation is a party to a consolidation or a merger which reclassifies or changes its outstanding Common Stock, the person obligated to deliver securities, cash or other assets upon conversion of shares of Series A Preferred Stock shall make provisions in its certificate or articles of incorporation or other constituent document to establish that the holder of shares of Series A Preferred Stock may convert such shares into the kind and amount of securities, cash or other assets which such holder would have received immediately after the consolidation or merger if such holder had converted such shares immediately before the effective date of the transaction. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 7(d).

    (e) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding.

  The Corporation shall pay any and all United States issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock upon conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

    (f) Prior Notice of Certain Events. In case:

      i) the Corporation shall take any action that would require an adjustment pursuant to Section 7(d) hereof; or

      ii) the Corporation shall take any action that would require any person to make provisions in a certificate or articles of incorporation or other constituent document as contemplated by Section 7(d) hereof: or

      iii) of a Liquidation;

then the Corporation shall cause to be mailed to the holders of record of the Series A Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least ten days prior to the applicable date hereinafter specified, a notice stating the date on which the subdivision, reclassification, consolidation, merger or Liquidation is expected to become effective (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

    8. OUTSTANDING SHARES. For purposes of this Certificate, all shares of Series A Preferred Stock issued by the Corporation shall be deemed outstanding except, (i) from the date of surrender of a certificate evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock represented by such certificate and surrendered for conversion into Common Stock and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.


                                   Annex C-9

    9. STATUS OF ACQUIRED SHARES. Shares of Series A Preferred Stock acquired by the Corporation will be restored to the status of authorized but unissued shares of preferred stock, without designation as to class, and may be issued, but not as shares of Series A Preferred Stock.

    10. NO REDEMPTION. The shares of Series A Preferred Stock shall not be subject to redemption, either mandatorily or at the option of the Corporation or the holder thereof.

    11. SEVERABILITY OF PROVISIONS. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to he extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

  IN WITNESS WHEREOF, AST Research, Inc. has caused this Certificate to be made under the seal of the seal of the Corporation and signed by [Name], its
[Title], and attested by [Name], its [Title], on the     day of [Date].


                                          AST RESEARCH, INC.


                                          By:
                                             -----------------------

                                               Name:
                                               Title:

Attest:



- -------------------------------

Name:
Title:

                                   Annex C-10

                                                                    ANNEX D

                           LETTER OF CREDIT AGREEMENT

  This Letter of Credit Agreement (this "AGREEMENT") is entered into as of
             , 1995 by and between Samsung Electronics Company, Ltd., a Korean corporation (the "PURCHASER") and AST Research, Inc., a Delaware corporation (the "COMPANY").

  A. The Purchaser and the Company have entered into that certain Stock Purchase Agreement dated as of February 27, 1995 (the "STOCK PURCHASE AGREEMENT") pursuant to which the Purchaser is acquiring certain shares of the Company's Common Stock.

  B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

  C. It is a condition to certain of the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's providing certain credit support to the Company as set forth herein.

  D. That certain Stockholder Agreement attached as Exhibit G to the Stock Purchase Agreement provides for the ability of the Purchaser to acquire additional shares of the Company's Common Stock as contemplated herein, which shares would be covered by that certain Registration Rights Agreement attached as Exhibit F to the Stock Purchase Agreement.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

  Capitalized terms used in this Agreement without definition shall have the respective means accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

  "ADVANCE AMOUNT" shall have the meaning provided in Section 3.2.

  "ADVANCE DATE" shall have the meaning provided in Section 3.2.

  "AMOUNT" means the Advance Amount or the Draw Amount, as applicable.

  "BANK" shall have the meaning provided in Section 2.1.

  "CLOSING PRICE" means the average of the closing bid and asked prices of the Shares on the over-the-counter market on the day in question as reported on the Nasdaq National Market; or, if the Shares are listed on the New York Stock Exchange, the closing sales price, regular way, on the New York Stock Exchange on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on the New York Stock Exchange, or, if the Shares are not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Shares are listed or admitted to trading; or, if not so listed or admitted for trading, in such manner as may be reasonably determined by any New York Stock Exchange member firm selected from time to time by the Board for that purpose.


                                   Annex D-1

  "CURRENT MARKET PRICE" per Share on any date of determination means the average of the daily closing prices for the twenty (20) consecutive Trading Dates ending on the Trading Date immediately preceding the date of determination of the Current Market Price.

  "DATE" means the Advance Date or the Draw Date, as applicable.

  "DRAW AMOUNT" shall have the meaning provided in Section 3.1.

  "DRAW DATE" means the date of a draw by Tandy pursuant to Section 2.2.

  "REIMBURSEMENT DATE" shall have the meaning provided in Section 3.1.

  "TANDY" means Tandy Corporation, a Delaware corporation.

  "TANDY NOTE" means that certain promissory note due July 11, 1996, issued by the Company to Tandy in the principal amount of $96,720,000.00 as of the date hereof.

  "TRADING DATE" means a date on which the Nasdaq National Market or the New York Stock Exchange (or any successor to such Exchange), as applicable, is open for the transaction of business.

                                   ARTICLE 2
                                 CREDIT SUPPORT

  2.1 LETTER OF CREDIT. As credit support for the Company's obligations under the Tandy Note, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause Bank of America National Trust and Savings Association ("BANK OF AMERICA") or any investment graded bank permitted by the terms of the Tandy Note or otherwise acceptable to Tandy (including, if applicable, Bank of America, the "BANK") to issue, on or prior to the Closing of the purchase and sale of the Second Issuance Shares, a standby letter of credit in the form required by the Tandy Note or otherwise acceptable to Tandy and permitting the Company to withdraw and terminate any credit support of its own for the Tandy Note, naming Tandy as the beneficiary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note on such date. Not later than three (3) Business Days prior to the expiration or termination of such standby letter of credit or any replacement standby letter of credit complying with the terms hereof, the Purchaser, as applicant (and without any participation by or further obligation of the Company), shall cause the Bank to deliver a replacement standby letter of credit in the form required by the Tandy Note, or otherwise acceptable to Tandy, naming Tandy as the beneficiary thereunder, in an amount not less than the lesser of (x) $75,000,000.00 or (y) the outstanding principal amount of the Tandy Note at such time. The Company shall promptly pay to the Bank (if requested in writing by the Purchaser) or reimburse the Purchaser, as applicable, for the fees charged by the Bank in connection with the standby letters of credit issued in accordance with this Section 2.1.

  2.2 DRAWS UNDER LETTER OF CREDIT. Funds under the standby letter of credit pursuant to Section 2.1 shall not be subject to Korean regulatory approval (except for necessary approvals, if any, received prior to the date hereof) and shall be available to Tandy by their draft drawn on the issuing bank at sight, so long as accompanied by a statement dated on or before the date of presentation and signed by a person stated to be an authorized officer of Tandy reading as follows:

  "We hereby certify that AST Research, Inc., has defaulted under the terms of the Promissory Note dated July 12, 1993 between Tandy Corporation and AST Research, Inc. and Tandy Corporation has exercised the right of Acceleration pursuant to Section 8 of the Promissory Note."

Such standby letter of credit shall provide that it will be payable on a Business Day within three days of sight as set forth in this Section 2.2. Except as otherwise expressly provided in this Agreement, the Purchaser shall have no obligation to perform any obligation of the Company under the Tandy Note.

                                   Annex D-2

                                   ARTICLE 3
                      REIMBURSEMENT; ADVANCEMENT OF FUNDS

  3.1 REIMBURSEMENT. The Company hereby promises to reimburse the Purchaser, as provided in Section 3.3, for any draws by Tandy pursuant to Section 2.2, on a date (the "REIMBURSEMENT DATE") agreed upon by the Company and the Purchaser, which shall be no later than ten (10) Business Days following the receipt by the Company of a written notice setting forth the date and amount (the "DRAW AMOUNT") of each draw by Tandy pursuant to Section 2.2.

  3.2 ADVANCES OF FUNDS. Subject to any necessary Korean regulatory approval, the Purchaser hereby promises to advance the Company in cash, and the Company promises to repay the Purchaser as provided in Section 3.3, any amounts requested by the Company, not to exceed $75,000,000.00 (less any amounts previously drawn on the Letter of Credit in accordance with Section 2.2), solely for prompt application in making required principal payments in respect of the Tandy Note, on a date (the "ADVANCE DATE") agreed upon by the Company and the Purchaser, which shall be no later than fifteen (15) Business Days following the receipt by the Purchaser of a written notice setting forth the date and amount (the "ADVANCE AMOUNT") of each required payment in respect of the Tandy Note for which an advance is being requested under this Section 3.2. Notwithstanding the foregoing, the obligation of the Purchaser to advance such funds shall be conditioned on the Company having provided to the Purchaser written evidence reasonably satisfactory to the Purchaser that the Company has available all other funds, if any, necessary to pay in full such required principal payments. The Purchaser represents and warrants to the Company that it will use its best efforts to obtain all necessary regulatory approvals for any such advances which may be required as set forth herein.

  3.3 REPAYMENT OF AMOUNTS. On each Date the Company shall, at the Purchaser's election (which shall be made in writing and provided to the Company no later than five (5) Business Days following the date of the notice required under
Section 3.1 or 3.2, as applicable), either (a) provide a promissory note in favor of the Purchaser with a principal amount equal to the applicable Amount, in the form of Schedule I hereto; or (b) agree to issue to the Purchaser, within ten (10) Business Days following receipt by the Company of a written notice setting forth such election, that number of Shares (rounded to the nearest whole Share) having a Current Market Price as of the Date equal to the applicable Amount (subject to the 49.9% ownership limitation contained in Section 2.1.7 of the Stockholder Agreement). At the election of the Purchaser, the Company shall so repay the Purchaser using any combination of the mechanisms provided in the preceding clauses (a) and (b), so long as the sum of the principal amount of a loan under clause (a) and the Current Market Price of Shares under clause (b) in no event exceed the applicable Amount. The Company represents and warrants to the Purchaser that, assuming due execution, delivery and performance by the Purchaser of its obligations under this Article 3, (x) each promissory note to be provided under clause (a) will, at such time, be duly authorized and enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought at law or in equity), and (y) any Shares to be issued under clause (b) will, at such time, be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of any Liens or restrictions (unless created by the Purchaser), other than restrictions under the Stockholder Agreement or under applicable law.

                                   ARTICLE 4
                                 MISCELLANEOUS

  4.1 TERMINATION. This Agreement and the rights and obligations of the Purchaser and the Company hereunder, other than under Article 4 hereof, shall terminate on July 31, 1996.

                                   Annex D-3

  4.2 STOCK PURCHASE AND OFFER AGREEMENT. The provisions of Article 9 (other than Section 9.2) of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to "this Agreement" were references to this Agreement.

  4.3 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.5 of the Stock Purchase Agreement. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.

                                          SAMSUNG ELECTRONICS COMPANY, LTD.

By: _________________________             By: _________________________
  Name:                                     Name:
  Title:                                    Title:

                                   Annex D-4

                                                                      SCHEDULE I

                                   [FORM OF]
                                PROMISSORY NOTE
                                ---------------

$________                 [insert date of applicable Draw] ______________, 199__
                                                              Irvine, California

  FOR VALUE RECEIVED, AST Research, Inc., a Delaware corporation ("Borrower"), hereby unconditionally promises to pay to Samsung Electronics Company, Ltd., a Korean corporation ("Lender"), or assigns, at the address listed in Section 7 below, or at such other place as the holder hereof may from time to time notify
Borrower in writing, the principal sum of              DOLLARS ($        ),
together with interest from the date hereof, on the outstanding principal amount at the rate set forth herein below. Lender has lent to Borrower the sum
of           DOLLARS ($        ) on the date hereof.

  1. The outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, shall bear interest at the Applicable Rate (as defined below) determined as of the day (the "Determination Date") which is three business days before the date on which interest is next due. The "Applicable Rate" for each interest accrual period during which this Note is outstanding shall mean the rate, on an annualized basis, most recently announced as of the Determination Date by Bank of America National Trust and Savings Association as its reference rate. Interest on the outstanding
principal amount shall be payable semiannually on            and            of
each year, commencing           , 199 , and shall be calculated on the basis of
a 360-day year of twelve 30-day months. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

  2. The principal sum of this Note, together with all accrued and unpaid interest hereon and all other amounts due hereunder, shall be due and payable in full on the earlier to occur of (a) [insert the date which is three years from the date hereof] (the "Maturity Date") or (b) such time as Lender declares the entire amount of this Note due and payable in accordance with the provisions of Section 4 hereof.

  3. Principal and interest and all other amounts due hereunder shall be payable in lawful money of the United States of America. Payments shall be applied first to interest on past due interest, second to past due interest, third to accrued interest, fourth to all other amounts (other than principal) due hereunder, and fifth to principal. The undersigned may prepay all or part of this Note at any time and from time to time without penalty.

  4. An event of default ("Event of Default") hereunder shall occur if:

    a. Borrower shall fail to pay any amount due hereunder as and when due;

    b. there shall be a default under any evidence of indebtedness for borrowed money of Borrower or any of its subsidiaries having a principal amount in excess of $25 million (i) resulting from the failure to pay principal at maturity or (ii) as a result of which the maturity of such indebtedness has been accelerated prior to its stated maturity;

    c. Borrower shall admit in writing its inability to pay or shall be unable to pay its debts as they become due, or shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of its property or shall institute by petition, application, answer, consent or otherwise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction; or

                                   Annex D-5

    d. Any creditor of Borrower shall apply for a receiver, trustee or similar officer with respect to all or a substantial part of Borrower's property or shall institute by petition, application, answer, consent or otherwise, any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation or similar proceedings relating to Borrower under the laws of any jurisdiction, and such petition, bankruptcy, or other proceeding shall not be stayed, bonded or discharged within ninety (90) days.

  Upon the occurrence of any Event of Default, and at such time as any Event of Default is continuing, the holder hereof, at its option, may declare all sums due hereunder immediately due and payable without notice or demand.

  5. No failure or delay on the part of the holder of this Note or the failure to exercise any power or right under this Note shall operate as a waiver of such power or right or preclude other or further exercise thereof or the exercise of any other power or right. No waiver by the holder of this Note will be effective unless and until it is in writing and signed by such holder. No waiver of any condition or performance will operate as a waiver of any subsequent condition or obligation. The undersigned hereby waives diligence, presentment, demand for payment, notice of dishonor or acceleration, protest and notice of protest, and any and all other notices or demands in connection with delivery, acceptance, performance, default or enforcement of this Note.

  6. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Note, the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

  7. Notices required or permitted to be given under this Note to any party hereto by any other party shall be in writing and shall be deemed to have been duly delivered and given when personally delivered to the party (including by express courier service) or sent by facsimile transmission at the address or number set forth below, or any such other address or number as shall be given in writing by the respective party to all other parties:

BORROWER: AST Research, Inc.
          16215 Alton Parkway
          Irvine, CA 92718
          Attention: Chief Financial Officer

WITH A COPY TO:
          Skadden, Arps, Slate, Meagher & Flom
          300 South Grand Avenue, 34th Floor
          Los Angeles, CA 90071
          Attn: Thomas C. Janson, Jr.

LENDER:         Samsung Electronics Company, Ltd.


          Attn:

WITH A COPY TO:
          Gibson, Dunn & Crutcher
          333 South Grand Avenue
          Los Angeles, CA 90071
          Attn: Andrew Bogen

                                   Annex D-6

  8. This Note, its validity, construction and effect, shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles. Borrower and Lender agree that (i) any legal action or proceeding arising out of or in connection with this Note or the transactions contemplated hereby shall be brought exclusively in the courts of the State of California or the Federal courts of the United States of America sitting in California, (ii) each irrevocably submits to the jurisdiction of each such court, and (iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 7 hereof. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

  9. It is the intent of Borrower and Lender in the execution of this Note and in all transactions related hereto to comply with the usury laws of the State of California (or the usury laws of any other state that might be determined by a court of competent jurisdiction to be applicable notwithstanding such choice of law, hereinafter collectively referred to as "Usury Laws"). In the event that, for any reason, it should be determined that the Usury Laws apply to the Loan evidenced hereby, Borrower and Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract for use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the Usury Laws. In such event, if Lender shall collect monies or other property which are deemed to constitute interest which would otherwise increase the effective interest rate on this Note to a rate in excess of the maximum rate permitted to be charged by the Usury Laws, all such sums or property deemed to constitute interest in excess of such maximum rate shall, at the option of Lender, be credited to the payment of the principal sum due hereunder.

  10. This Note shall not be assignable by Borrower. This Note shall be assignable by Lender and shall inure to the benefit of Lender and its successors and assigns.

  IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the day and year first above written.

                                          AST RESEARCH, INC.

                                          By: _________________________
                                            Name:
                                            Title:


                                   Annex D-7

                                                                    ANNEX E


                         REGISTRATION RIGHTS AGREEMENT

                           DATED AS OF         , 1995

                                 BY AND BETWEEN

                               AST RESEARCH, INC.

                                      AND

                         SAMSUNG ELECTRONICS CO., LTD.

                                   Annex E-i

                         REGISTRATION RIGHTS AGREEMENT

  This Registration Rights Agreement (this "AGREEMENT") is entered into as of
   , 1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "INVESTOR") and AST Research, Inc., a Delaware corporation (the "COMPANY").

    A. The Investor and the Company have entered into that certain Stock Purchase Agreement dated as of February 27, 1995 (the "STOCK PURCHASE AGREEMENT") pursuant to which the Investor is acquiring certain shares of the Company's Common Stock.

    B. The execution and delivery of this Agreement is a material inducement and consideration to the Investor to enter into the Stock Purchase Agreement and a condition to the transactions contemplated thereby.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Investor and the Company hereby agrees as follows:

                                   ARTICLE 1

                                  DEFINITIONS

  Capitalized terms used in this Agreement without definition shall have the respective meanings accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

  "ADVERSE DISCLOSURE" means public disclosure of material non-public information relating to a Significant Transaction, which disclosure (i) would, in the good faith judgment of the Board, based as to legal matters on the written opinion of outside counsel, be required to be made in any registration statement filed with the Commission by the Company so that such registration statement would not be materially misleading; (ii) would not, in the good faith judgment of the Board, based as to legal matters on the written opinion of outside counsel, be required to be made but for the filing of such a registration statement; and (iii) would have a material adverse effect on the Company's ability to complete such Significant Transaction, or the terms upon which such Significant Transaction can be completed.

  "DEMAND REGISTRATION" has the meaning set forth in Section 2.1.

  "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing of an appropriate registration statement with the Commission in compliance with the Securities Act.

  "REGISTRABLE SHARES" means (i) the New Issue Shares, (ii) the Offer Shares, and (iii) other shares of Common Stock acquired by the Investor and/or its Affiliates from time to time not in violation of the Stock Purchase Agreement or the Stockholder Agreement. All Registrable Shares shall continue to be Registrable Shares in the hands of such Affiliates of the Investor, but shall cease to be Registrable Shares when transferred to any person other than such an Affiliate of the Investor, or (a) when sold in a registered public offering or in accordance with Rule 144 promulgated by the Commission under the Securities Act, or (b) when permitted to be sold in accordance with Rule 144(k).

  "REGISTRATION EXPENSES" means all expenses, except Selling Expenses, incurred by the Company in complying with Articles 2, and 3, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration, expenses of all marketing and promotional efforts reasonably requested by the managing underwriter and the reasonable fees (not to exceed $50,000) and reasonable disbursements of one counsel for the Investor.


                                   Annex E-1

  "SELLING EXPENSES" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of the Registrable Shares.

  "SIGNIFICANT TRANSACTION" means a pending or imminent material acquisition, disposition, or other business combination or divestiture or transaction.

                                   ARTICLE 2

                              DEMAND REGISTRATIONS

  2.1 REQUEST FOR REGISTRATION. At any time and from time to time after 180 days following the Closing of the purchase and sale of the First Issuance Shares, the Investor may request that the Company effect the registration of Registrable Shares (a "DEMAND REGISTRATION"). Upon receipt of such request, the Company shall use its best efforts to effect such Demand Registration, subject to the limitations set forth in Section 2.2. The Company may include in any Demand Registration any other shares of Common Stock (including issued and outstanding shares of Common Stock as to which the holders thereof have contracted with the Company for "piggyback" registration rights) so long as the inclusion in such registration of such shares will not, in the reasonable judgment of the managing underwriter(s), if any, interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the Registrable Shares sought to be registered. If it is determined as provided above that there will be such interference, the other shares of Common Stock sought to be included shall be excluded to the extent deemed appropriate by the managing underwriter(s).

  2.2 LIMITATIONS ON DEMAND REGISTRATIONS. Subject to Section 2.4, the Company's obligation to effect a Demand Registration requested by the Investor pursuant to Section 2.1 shall be subject to the following limitations:

    2.2.1. The Company shall not be required to effect any Demand
  Registration of fewer than 2,000,000 Registrable Shares (as adjusted for any stock splits, reverse stock splits or similar events which occur after the date hereof).

    2.2.2. The Company shall not be required to effect any Demand
  Registration within 18 months of the effectiveness of a Registration by the Investor of Registrable Shares registered pursuant to the previous Demand Registration effected by Company.

    2.2.3. The Company may defer its obligations to effect a Demand Registration if, in the good faith judgment of the Board, filing a registration statement with the Commission at the time a Demand Registration is requested would require Adverse Disclosure, provided that such deferral may not extend beyond the earlier to occur of (i) 180 days after the receipt by the Company of the Investor's request for such Demand Registration, or (ii) the date that filing of a registration statement with the Commission would not require Adverse Disclosure therein.

    2.2.4. If the Investor purchases the First Issuance Shares but not the Second Issuance Shares and the Offer Shares, the Company shall not be required to effect more than three (3) Demand Registrations. If the Investor purchases all of the New Issuance Shares and the Offer Shares, the Company shall not be required to effect more than six (6) Demand Registrations.

  2.3 HOLDBACK. Subject to Section 2.4, if requested (pursuant to a timely written notice) by the managing underwriter(s) of an underwritten offering or the initial purchaser(s) in any offering being resold pursuant to Rule 144A under the Securities Act of New Securities by the Company, the Investor shall agree on the same terms applicable to officers and directors of the Company not to effect any public sale or distribution of any of the Registrable Shares for a period of up to 120 days following and 15 days prior to the date of the final prospectus contained in the registration statement filed in connection with such offering.

                                   Annex E-2

  2.4 MINIMUM SALE AVAILABILITY. The limitations on the Company's obligations to effect Demand Registrations set forth in Sections 2.2.3 and the Investor's obligation under Section 2.3 shall not be applicable to the extent that such limitations would result in the Investor not having a period of at least 180 consecutive days within any 18-month period during which the Investor may sell Registrable Shares under a Registration effected pursuant to the provisions hereof.

  2.5 SELECTION OF UNDERWRITER. Any Demand Registration and related offering shall be managed by the Investor as follows: subject to the reasonable approval of the Company, the Investor shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the number of Registrable Shares to be included in such registration and offering (subject to applicable limitations set forth herein), the offering price per Registrable Share, the underwriting discounts and commissions per Registrable Share, the timing of the registration and related offering (subject to applicable limitations set forth herein), counsel to the Investor, and all other administrative matters related to the registration and related offering. The Company shall enter into an underwriting agreement in customary form with the underwriter(s) selected by the Investor and shall enter into such other customary agreements and take all such other customary actions as the Investor or its underwriter(s) may reasonably request to facilitate the disposition of the Registrable Shares.

                                   ARTICLE 3

                            PIGGYBACK REGISTRATIONS

  3.1 REQUEST FOR REGISTRATION. At any time that the Company proposes to register any Common Stock for sale solely for cash, either for its own account or for the account of a stockholder or stockholders (a "Company Registration"), the Company shall give the Investor written notice of its intention to do so and of the intended method of sale (the "Registration Notice") not fewer than 25 days prior to the anticipated filing date of the registration statement effecting such Company Registration. The Investor may request inclusion of any Registrable Shares in such Company Registration by delivering to the Company, within 15 days after receipt of the Registration Notice, a written notice (the "Piggyback Notice") stating the number of Registrable Shares proposed to be included and that such shares are to be included in any underwriting only on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such Registration. The Company shall use its best efforts to cause all Registrable Shares specified in the Piggyback Notice to be included in the Company Registration and any related offering, all to the extent requisite to permit the sale by the Investor of such Registrable Shares in accordance with the method of sale applicable to the other shares of Common Stock included in the Company Registration.

  3.2 LIMITATIONS ON PIGGYBACK REGISTRATIONS. The Company's obligation to include Registrable Shares in the Company Registration pursuant to Section 3.1 shall be subject to the following limitations:

    3.2.1. The Company shall not be obligated to include any Registrable Shares in a registration statement (i) filed on Form S-4 or Form S-8 or such other similar successor forms then in effect under the Securities Act,
  (ii) pursuant to which the Company is offering to exchange its own securities, or (iii) relating to dividend reinvestment plans.

    3.2.2. If the managing underwriter(s), if any, of an offering related to the Company Registration determines in its reasonable judgment that marketing factors require a limitation of the number of shares of Common Stock that can be included in such offering, the managing underwriter(s) may exclude the appropriate number of shares of Common Stock held by the stockholders of the Company, including the Investor, from such registration. If the managing underwriter(s) determines to exclude from such offering any Registrable Shares that the Investor desires to include or any shares of Common Stock that other Company stockholders with applicable registration rights desire to include, the Investor and such other Company stockholders (except for such person or persons, if any, upon whose demand such Registration is being made) shall share pro rata in the portion of such offering available to them (the

                                   Annex E-3

  "Available Portion"), with the Investor and each such other Company stockholder entitled to include in such Company Registration and related offering a number of shares of Common Stock equal to the product of (i) the Available Portion and (ii) a fraction, the numerator of which is the total number of Registrable Shares (in the case of the Investor) or shares of Common Stock entitled to inclusion in such Company Registration and related offering (in the case of other Company stockholders desiring inclusion), and the denominator of which is the total of the number of Registrable Shares and shares of Common Stock entitled to inclusion in such Company Registration and related offering owned by the Company stockholders other than the Investor desiring inclusion.

  3.3 SELECTION OF UNDERWRITER. Any Company Registration and related offering shall be managed by the Company; the Company shall have the power to select the managing underwriter(s) for such offering, and shall in consultation with the managing underwriter(s) have the power to determine the offering price, the underwriting discounts and commissions, the terms of the underwriting agreement, the timing of the registration and related offering, counsel to the Company, and all other administrative matters related to the registration and related offering. To the extent that the Investor participates in a Company Registration and related offering pursuant to Section 3.1, the Investor shall enter into, and sell its Registrable Shares only pursuant to, the underwriting arranged by the Company, and shall either commit to attend the closing of the offering and take such other actions as may be reasonably necessary to effect the Investor's participation in the offering and to provide any assurances reasonably requested by the Company and the managing underwriter(s) in that regard, or shall deliver to the Company in custody certificates representing all Registrable Shares to be included in the registration and shall execute and deliver to the Company a custody agreement and a power of attorney, each in form and substance appropriate for the purpose of effecting the Investor's participation in the Company Registration and related offering and otherwise reasonably satisfactory to the Company. If the Investor disapproves of the features of the Company Registration and related offering, the Investor may elect to withdraw therefrom (in whole or part) by written notice to the Company and the managing underwriter(s) delivered no later than ten (10) days prior to the effectiveness of the applicable registration statement and the Registrable Shares of the Investor shall thereupon be withdrawn from such registration.

  3.4 OTHER REGISTRATION RIGHTS. Notwithstanding anything in this Article 3 to the contrary, the Investor shall be entitled to participate in any Company Registration and related offering upon terms at least as favorable as those upon which any other Company stockholder is entitled to participate therein, subject to Section 3.2.2.

                                   ARTICLE 4

                      REGISTRATION PROCEDURES AND EXPENSES

  4.1 REGISTRATION PROCEDURES. If and whenever the Company is required pursuant to this Agreement to use its best efforts to effect the registration of any of the Registrable Shares, the Investor shall furnish in writing such information regarding the Investor and its Affiliates, the Registrable Shares being registered and offered, and the intended method of distribution of such Registrable Shares as is reasonably requested by the Company for inclusion in the registration statement relating to such offering pursuant to the Securities Act and the rules of the Commission thereunder, and the Company shall, as expeditiously as reasonably practicable:

    4.1.1. prepare and file with the Commission a registration statement (including a prospectus therein) with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be necessary to permit the successful marketing of such securities, but not exceeding 120 days for an offering in connection with a Demand Registration, or, with regard to an offering in connection with a Company Registration, for the period associated with such offering;

                                   Annex E-4

    4.1.2. prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the Securities Act and the rules of the Commission thereunder; and to keep such registration statement effective for that period of time specified in Section 4.1.1;

    4.1.3. furnish to the Investor such number of prospectuses and preliminary prospectuses in conformity with the requirements of the Securities Act, and such other documents as the Investor may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares being sold;

    4.1.4. upon written request by any underwriters of the offering, and subject to applicable rules and guidelines, cause its certified public accountants and attorneys, as applicable, to furnish to the Investor a signed counterpart, addressed to the Investor and its underwriters, if any, of (i) a letter from the independent certified public accountants of the Company in the form customarily furnished to underwriters in firm commitment underwritten offerings providing substantially that such accountants are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants, the financial statements and other financial data of the Company included in the registration statement and the prospectus, and any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other financial matters (including information as of the date of such letter) with respect to the registration in respect of which such letter is being given as the underwriters may reasonably request; and (ii) an opinion of outside legal counsel to the Company, dated the effective date of the registration statement, covering substantially the same matters with respect to the registration statement and the prospectus included therein as are customarily covered (at the time of such registration) in the opinions of issuer's counsel delivered to the underwriters in comparable underwritten public offerings;

    4.1.5 use its best efforts to register or qualify the Registrable Shares covered by such registration statement under such securities or blue sky laws of such jurisdictions within the United States as the Investor or its underwriters, if any, shall reasonably request; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject, or subject the Company to any tax in any such jurisdiction where it is not then so subject;

    4.1.6. cause all such Registrable Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed;

    4.1.7. provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

    4.1.8. make available for inspection by the Investor and its attorneys, and any participating underwriter, accountant or other agent retained by the Investor and any participating underwriter in a Demand Registration, all financial and other records, pertinent documents and properties of the Company, and cause the Company's Affiliates (to the extent it controls such Affiliates), employees, and agents to supply all information reasonably requested by the Investor and any such underwriter, attorney, accountant or agent in connection with the preparation of such registration statement.

  4.2 EXPENSES. The Company shall pay all Registration Expenses, except as may be required to update any registration statement kept effective for more than the period of time required by Section 4.1.1. The Investor shall pay all Selling Expenses.

                                   Annex E-5

                                   ARTICLE 5

                                INDEMNIFICATION

  5.1 INDEMNIFICATION BY THE COMPANY. In the event of a registration of any Registrable Shares pursuant to this Agreement, the Company shall indemnify and hold harmless each seller of Registrable Shares, and each person, if any, who controls such seller or underwriter within the meaning of the Securities Act, and each officer, director, employee and advisor of each of the foregoing (each an "Investor Indemnitee"), against any expenses, losses, claims, damages or liabilities, joint or several, to which such Investor Indemnitee may become subject under the Securities Act, any state securities law or otherwise, including any of the foregoing incurred in settlement of any litigation, commenced or threatened, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such shares are registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, any summary prospectus used in connection with any securities being registered, or any amendment or supplement thereto; or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) any violation by the Company of the Securities Act or rules of the Commission thereunder or any blue sky laws or any rules promulgated thereunder, and shall reimburse each such Indemnitee for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, said preliminary prospectus or said prospectus or summary prospectus or said amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor or any underwriter specifically for use in the preparation thereof; and provided, further, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Company shall not have any liability with respect thereto to any Investor Indemnitee if any Investor Indemnitee delivered a copy of the preliminary prospectus to the person alleging such expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

  5.2 INDEMNIFICATION BY THE INVESTOR. In the event of a registration of any Registrable Shares pursuant to this Agreement, the Investor shall indemnify and hold harmless the Company and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company and each underwriter and each person who controls any underwriter within the meaning of the Securities Act (each a "Company Indemnitee"), against any and all such expenses, losses, claims, damages or liabilities referred to in Section 5.1 if the statement, alleged statement, omission or alleged omission in respect of which such expense, loss, claim, damage or liability is asserted was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of a holder of Registrable Shares specifically for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, summary prospectus, amendment or supplement; provided, however, that if any expenses, losses, claims, damages or liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission contained in any preliminary prospectus which did not appear in the final prospectus, the Investor shall not have any such liability with respect thereto to any Company Indemnitee if any Company Indemnitee delivered a copy of the preliminary prospectus to the person alleging much expenses, losses, claims, damages or liabilities and failed to deliver a copy of the final prospectus, as amended or supplemented if it has been amended or supplemented, to such person at or prior to the written confirmation of the sale to such person.

                                   Annex E-6

  5.3 CONTRIBUTION. If the indemnification provided for in Sections 5.1 or 5.2 above is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then in lieu of indemnifying such indemnified party thereunder, the indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified parties on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party, or by the indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

  The parties agree that it would not be just and equitable if contribution pursuant to this Section 5.3 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities or actions in respect thereof referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.3, no holder of Registrable Shares (other than a person who controls the Company within the meaning of the Securities Act) shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Shares sold by it exceeds the amount of any damages which such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

  5.4 INDEMNIFICATION PROCEDURES. Promptly after receipt by an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Article 5 or to the extent that it has not been prejudiced as a proximate result of such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the Company, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under this Article 5 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs or investigation) unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time, (iii) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action or (iv) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

                                   Annex E-7

                                   ARTICLE 6

                                 MISCELLANEOUS

  The provisions of Article 9 of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such Article 9 to "this Agreement" were references to this Agreement.

  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.,                        SAMSUNG ELECTRONICS CO., LTD.
a Delaware corporation

                                           a Korean corporation

By: ________________________             By: ________________________
  Name:                                     Name:
  Title:                                    Title:

                                   Annex E-8

                                                                    ANNEX F
                             STOCKHOLDER AGREEMENT

                           DATED AS OF        , 1995

                                 BY AND BETWEEN

                               AST RESEARCH, INC.

                                      AND

                         SAMSUNG ELECTRONICS CO., LTD.

                                   Annex F-i

                             STOCKHOLDER AGREEMENT

  This Stockholder Agreement (this "Agreement") is entered into as of       ,
1995 by and between Samsung Electronics Co., Ltd., a Korean corporation (the "Purchaser") and AST Research, Inc., a Delaware corporation (the "Company").

    A. The Purchaser and the Company have entered into that certain Stock Purchase Agreement dated as of the date hereof (the "Stock Purchase Agreement") pursuant to which the Purchaser is acquiring certain shares of the Company's Common Stock.

    B. As a result of the transactions contemplated by the Stock Purchase Agreement, the Purchaser will be a significant stockholder of the Company.

    C. It is a condition to the transactions contemplated by the Stock Purchase Agreement and the desire of the Purchaser and the Company that this Agreement be entered into to establish certain terms and conditions concerning the Purchaser's investment in the Company and the Company's corporate governance.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants set forth in this Agreement, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

  Capitalized terms used in this Agreement without definition shall have the respective meanings accorded to them in the Stock Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined herein or in the Stock Purchase Agreement shall have the respective meanings set forth below.

  "ACQUIRED ENTITY" shall have the meaning set forth in Section 5.1.1.

  "GAAP" means generally accepted accounting principles as in effect in the USA (as such principles may change from time to time).

  "CAPITAL EXPENDITURES" means, for any period, the aggregate of all expenditures (including, without limitation, expenditures under leases that, in conformity with GAAP, are required to be accounted for as capital leases) of the Company and its subsidiaries during such period that are required to be capitalized in conformity with GAAP.

  "DIRECTOR" means a member of the Board.

  "EQUITY SECURITY" means Voting Stock and any options, warrants, convertible securities, or other rights to acquire Voting Stock but excluding the Rights and securities issuable upon exercise of the Rights.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  "INDEPENDENT DIRECTOR" means a Director who is not (apart from such directorship) an Affiliate, officer, employee, agent, principal stockholder, consultant or partner of the Purchaser or the Company or any Affiliate of either of them or of any entity that was dependent on the Purchaser or the Company or any Affiliate of either of them for more than five percent (5%) of its revenues or earnings in its most recent fiscal year.

  "LYONS" means the Company's Liquid Yield Option Notes due December 14, 2013.

  "MANAGEMENT COMMITTEE" shall mean the management committee of the Board created pursuant to Section 12 of Article III of the Amended Bylaws.

                                   Annex F-1

  "NEW SECURITIES" means Voting Stock or other shares of capital stock of the Company and any options, warrants, convertible securities, or other rights to acquire such Voting Stock or other capital stock or securities exercisable or convertible for such Voting Stock or other capital stock, but excluding the Rights and securities issuable upon exercise of the Rights.

  "ORIGINAL INVESTMENT SHARES" means the New Issue Shares and the Offer Shares.

  "STANDSTILL PERIOD" means the period of four years after the Closing of the purchase and sale of the First Issuance Shares, provided that if there is a later Closing of the purchase and sale of the Second Issuance Shares, the Standstill Period shall continue until the date that is four years after such later Closing.

  "TANDY NOTE" means that certain promissory note due July 11, 1996, issued by the Company to Tandy Corporation in the principal amount of $96,720,000 as of the date hereof.

                                   ARTICLE 2.
                             ACQUISITION OF SHARES

  2.1. STANDSTILL. Until completion of the purchase of the Original Investment Shares, neither the Purchaser nor any of its Affiliates shall (directly or indirectly) acquire or offer to acquire Beneficial Ownership of any Equity Securities or interest therein except pursuant to the First Issuance, the Second Issuance, and the Offer. After completion of the purchase of the Original Investment Shares and prior to the end of the Standstill Period, neither the Purchaser nor any of its Affiliates shall directly or indirectly acquire or offer to acquire Beneficial Ownership of any Equity Securities or interest therein except as set forth in Sections 2.1.1 through 2.1.6, and provided that the Purchaser may at any time submit a proposal to the Board for consideration by the Board as contemplated by Section 2.1.3.

    2.1.1. Letter of Credit Draw. The Purchaser and/or its Affiliates may purchase Common Stock from the Company pursuant to Section 3.3 of the Letter of Credit Agreement.

    2.1.2. Open Market. The Purchaser and/or its Affiliates may purchase Shares in the open market at prices per share at least equal to $21.10.

    2.1.3. Directors' Approval. The Purchaser and/or its Affiliates may purchase Common Stock in any transactions approved by a majority of the Directors not designated by the Purchaser pursuant to this Agreement.

    2.1.4. Purchases to Restore Previous Purchaser Interest. If at any time or from time to time the number of outstanding shares of Voting Stock is increased for any reason through the issuance of additional shares, including, without limitation, upon exercise of stock options or directors' warrants or upon conversion or exchange of convertible securities, conversion of any LYONs for Common Stock, payment on the Tandy Note with Common Stock, or as consideration for acquisition of any corporation or other entity or business or division thereof, but excluding any shares of Voting Stock issued pursuant to stock splits or stock dividends issued or distributed proportionately on all outstanding shares of Voting Stock, then in connection with each such issuance the Purchaser and/or its Affiliates shall have the right, but not the obligation, to purchase in the open market at any available price, up to such number of additional shares of Voting Stock as may then be necessary solely as a result of such issuance to restore the Purchaser Interest to the same percentage of the Total Voting Power as existed immediately prior to such increase in the number of outstanding shares of Voting Stock, which right shall be exercisable at any time and from time to time until the earlier to occur of (a) 180 days after the Purchaser's receipt of notice of such issuance pursuant to Section 2.3, or (b) 90 days after the Purchaser's receipt of any approval of any Governmental Authority required in connection with such purchase.

                                   Annex F-2

    2.1.5. New Equity Issuance. The Purchaser and/or its Affiliates shall have the right, but not the obligation, to participate in certain equity issuances pursuant to Section 2.2.

    2.1.6. Third-Party Offers. From and after the Closing of the purchase and sale of the Second Issuance Shares until such time as the Purchaser Interest has been less than 30% for a period of at least twenty-five (25) consecutive days, in the event any Third Party shall make an offer to acquire a 20% or greater interest in Equity Securities, the Purchaser and/or its Affiliates shall be permitted to make a competing offer, and acquire Equity Securities pursuant thereto, subject to and in accordance with the following:

     (a) If (i) the Third Party offer is approved or recommended by a majority vote of the Directors not designated by the Purchaser pursuant to this Agreement, or (ii) there shall be in effect no Rights Agreement or the Board shall have amended or rescinded the Rights Agreement to exclude the Third Party from the definition of "Acquiring Person" or permit the Third Party offer to proceed without resulting in a Distribution Date or a Triggering Event or the Rights becoming exercisable or (iii) a court of competent jurisdiction shall have entered an order invalidating the Rights Agreement with respect to the Third Party offer or ordering that the Rights be rescinded or the Rights Agreement be so amended, then the Purchaser shall have the right to make a competing offer and to acquire Equity Securities pursuant to such competing offer, provided that (1) the competing offer complies with Section 2.1.6(b), (2) the competing offer is made prior to the withdrawal or termination of the Third Party offer, and (3) if the Third Party offer is withdrawn or terminated before the Purchaser acquires Equity Securities pursuant to the competing offer, the Board determines in good faith that such Third Party offer was withdrawn or terminated primarily as a result of the Purchaser's competing offer having superior terms to or a substantially greater likelihood of success than such Third Party offer. The Company shall not enter into any agreement with the Third Party offeror or take any action required as a condition of the Third Party offer unless and until the Purchaser shall have been notified in writing by the Company of the right of the Purchaser and/or its Affiliates to submit a competing offer hereunder, and the Purchaser and/or its Affiliates shall have been afforded not less than ten (10) Business Days following receipt of such notice in which to submit its competing offer for consideration by the Board.

     (b) Any competing offer by the Purchaser pursuant to this Section
         2.1.6 shall be, as nearly as possible, for an identical amount of securities and at a price per share no lower than and on terms no less favorable than are offered by the Third Party, provided that any such offer may be subject to any governmental or regulatory approvals required by Korean law. In the event the consideration offered in any Third Party offer shall consist of securities or property other than cash, the competing offer by the Purchaser may in the Purchaser's discretion be for cash in an amount per share not less than the fair market value of the consideration offered by the Third Party.

    2.1.7. Maximum Purchaser Ownership. Notwithstanding anything in this
  Section 2.1 to the contrary, from the date of this Agreement until the expiration of the Standstill Period, neither the Purchaser nor any of its Affiliates may (directly or indirectly) acquire, or offer to acquire, Beneficial Ownership of any Voting Stock if, after such acquisition, the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection
  (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) would exceed 49.9%, unless such acquisition or offer (together with related transactions) is (a) made pursuant to Section 2.1.6, or (b) has been approved by a majority of the Directors not designated by the Purchaser pursuant to this Agreement and would result in the Purchaser and/or its Affiliates owning 100% of the Voting Stock.

                                   Annex F-3

  2.2. PRO-RATA PURCHASE RIGHT. From and after the Closing of the purchase and sale of the Second Issuance Shares until such time as the Purchaser Interest has been less than 30% for a period of at least twenty-five (25) consecutive days, the Company shall give the Purchaser at least twenty-five (25) (and, when possible, at least ninety-five (95)) days' prior written notice of the issuance by the Company of any New Securities as a result of which the Purchaser Interest would be reduced, either immediately upon issuance of such New Securities, or upon subsequent exercise or conversion thereof. Such notice shall set forth (a) the approximate number and type of securities proposed to be issued and sold to persons other than the Purchaser and/or its Affiliates and the material terms of such securities, (b) the proposed price or range of prices at which such securities are proposed to be sold and the terms of payment, (c) the number of such securities offered to the Purchaser and/or its Affiliates in compliance with this Section 2.2, and (d) the proposed date of issuance of such securities. The Purchaser may, by notice given to the Company within fifteen (15) days after such Company notice and so long as permitted by applicable laws and regulations, elect to purchase up to its pro rata share of such New Securities. Such pro rata share shall be a percentage of the proposed issuance equal to the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) immediately prior to such issuance. The Purchaser's pro-rata purchase shall be on the same terms as the balance of such issuance, provided that if the sale price at which the Company proposes to issue, deliver or sell any New Securities is to be paid with consideration other than cash, then the purchase price at which the Purchaser may acquire such New Securities shall be equal in value (as determined in good faith by the Board) but payable entirely in cash. The closing of the Purchaser's purchase of New Securities pursuant to this Section 2.2 shall occur simultaneously with the closing of the balance of such issuance, provided that if as of the date of the closing of the balance of such issuance the Purchaser has not received all approvals of Governmental Authorities required in connection with the Purchaser's participation in such issuance, then (i) the Purchaser shall not be required to effect its purchase under this Section 2.2 until such approvals have been received, and (ii) the Company may terminate the Purchaser's right to participate in such issuance if the Purchaser has not effected its purchase within 120 days of receipt from the Company of written notice of the New Issuance. If the Purchaser elects such deferral, the Company may close the portion of the issuance other than the Purchaser's portion prior to the closing of the issuance of the Purchaser's portion. If the terms of the proposed issuance are materially changed from those stated in the Company's notice to the Purchaser of such issuance, then the proposed issuance shall be treated as a new issuance, subject again to this Section 2.2, and any election to purchase made prior to such change may, at the sole discretion of the Purchaser, be withdrawn.

  The Purchaser's pro-rata purchase right pursuant to this Section 2.2 shall not apply, however, to:

     (i) any issuance pursuant to (a) any stock option or purchase right or plan exclusively for one or more employees and/or directors of the Company or any of its subsidiaries or (b) warrants issued to Directors prior to the date hereof;

     (ii) any issuance in consideration of any part of the acquisition by the Company or any subsidiary of any stock, assets or business;

     (iii) any issuance upon conversion of the LYONs;

     (iv) any issuance pursuant to the exercise or conversion of any New Security issued after the date hereof in a transaction in which the Purchaser was entitled to participate pursuant to this
           Section 2.2; or

     (v)   any issuance in payment of any portion of the Tandy Note.

  2.3. NOTICE AND SUBSCRIPTION PROCEDURES. In addition to the notice required under Section 2.2, the Company shall notify the Purchaser of, and provide the Purchaser with an accurate and complete description of, any event that will cause the rights of the Purchaser and/or its Affiliates to acquire or offer to acquire

                                   Annex F-4

Equity Securities under Section 2.1 (other than Section 2.1.2 or 2.1.5) to become exercisable. The Company shall deliver such notice to the Purchaser as promptly as practicable after becoming aware of such event, and when possible at least ninety-five (95) days prior to the anticipated date of such event, provided that notice of issuances of a kind described in subsection (i), (iii), or (iv) of Section 2.2, need only be delivered within 15 days following the end of each fiscal quarter of the Company.

  2.4. ACQUISITIONS AFTER STANDSTILL PERIOD. After the Standstill Period, this Agreement shall not restrict the acquisition or offer to acquire any Equity Securities or interest therein by the Purchaser and/or its Affiliates; provided, however, that the Purchaser shall not acquire or offer to acquire any Equity Securities if, as the result of or after giving effect to such acquisition, the Purchaser Interest (calculated as though Beneficial Ownership of Voting Stock includes shares of Voting Stock that the Purchaser has the right to acquire (other than pursuant to this Agreement) as described in subsection (d)(1)(i) of Rule 13d-3 under the Exchange Act without regard to the 60-day limit set forth therein) would exceed 66.67%, except pursuant to a cash tender offer for all Equity Securities not owned by the Purchaser and/or its Affiliates.

                                   ARTICLE 3.
                               TRANSFER OF SHARES

  The Purchaser and its Affiliates shall not sell or otherwise transfer (except to an Affiliate of the Purchaser which shall agree to be bound by this Agreement) any Equity Securities Beneficially Owned by such persons or any interest therein for a period of five (5) years from the Closing of the purchase and sale of the First Issuance Shares, except as follows:

  3.1. PRO-RATA TRANSACTIONS. From and after the third anniversary of the Closing of the purchase and sale of the First Issuance Shares, the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions in which each other holder of Equity Securities has the opportunity to sell the same percentage of such stockholder's Equity Securities as the Purchaser and such Affiliates, at a price and on terms no less favorable than those applicable to the sale by the Purchaser and/or its Affiliates.

  3.2. PUBLIC OFFERINGS AND MARKET TRANSACTIONS. From and after the third anniversary of the Closing of the purchase and sale of the First Issuance Shares (or, in the case of Common Stock acquired from the Company pursuant to Section 3.3 of the Letter of Credit Agreement, at any time and from time to time), the Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in one or more registered public offerings or in market transactions if the Purchaser and/or its selling Affiliates invoke and follow or require participating underwriters or brokers to invoke and follow appropriate and reasonable procedures (subject to the Company's prior approval, which shall not be unreasonably withheld) designed to prevent the sale of such Equity Securities to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that would, after giving effect to its acquisition of such Equity Securities, Beneficially Own or have the right to acquire more than ten percent (10%) of the Total Voting Power.

  3.3. DIRECTORS' APPROVAL. The Purchaser and/or any of its Affiliates may sell any or all Equity Securities Beneficially Owned by such persons in any transaction or transactions approved by a majority of the Directors other than Directors designated by the Purchaser pursuant to this Agreement.

  In the event the Purchaser shall sell or otherwise transfer any Equity Securities or any interest therein to an Affiliate, then so long as any such Equity Securities are Beneficially Owned by such Affiliate, the provisions of this Article shall apply to any sale or transfer of the capital stock or other equity interests of such Affiliate such that it would cease to be an Affiliate of the Purchaser.

                                   Annex F-5

                                   ARTICLE 4.
                              BOARD REPRESENTATION

  4.1. PURCHASER DESIGNEES.

    4.1.1. Full Investment. At all times and from time to time after acquisition by the Purchaser of the Original Investment Shares, subject to
  Section 4.1.2 , the Purchaser shall have the right to designate that number of Directors as will result in the total number of Directors designated by the Purchaser being one fewer than a majority of the total number of Directors then authorized under the Company's Certificate of Incorporation. Subject to Section 4.2, this Section 4.1.1 shall not limit the right of the Purchaser to nominate and seek the election of additional Directors after the Standstill Period.

    4.1.2. Partial Investment. If (a) the Purchaser acquires the First Issuance Shares, but does not also acquire all other Original Investment Shares, or (b) the Purchaser acquires the Original Investment Shares but the Purchaser Interest shall thereafter at any time have been less than thirty percent (30%) for a period of at least twenty-five (25) consecutive days, then the Purchaser shall from time to time have the right to designate that number of Directors as will result in the total number of Directors designated by the Purchaser being equal to the product (rounded to the nearest whole number) of (i) the total number of Directors then authorized under the Company's Certificate of Incorporation, and (ii) the Purchaser Interest at that time.

    4.1.3. Purchaser Directors. Any Director designated by the Purchaser shall not serve as a Director if such person shall be prohibited from serving as a Director under applicable law, including antitrust law.

  4.2. INDEPENDENT DIRECTORS. At all times until such time as the Purchaser Interest shall have been less than 30% for a period of at least twenty-five
(25) consecutive days or more than 90% for a period of at least twenty-five
(25) consecutive days, the Board shall include at least three Independent Directors.

  4.3. ADDITIONAL AGREEMENTS.

    4.3.1. By the Company. The Company shall from time to time increase the number of Directors constituting the Board and/or obtain resignations from Directors (other than designees of the Purchaser and Independent Directors required by Section 4.2) as may be required to ensure that there will at all times be sufficient Board seats available to accommodate the full number of Directors that the Purchaser is then entitled to designate pursuant to Section 4.1. The Company shall promptly and at all times use its best efforts, and take all such actions as may be appropriate or necessary for the election to the Board of the Purchaser designees selected pursuant to Section 4.1 and the Independent Directors required pursuant to
  Section 4.2. Such actions shall include, without limitation, the solicitation of proxies for the election of such persons at each regular or special meeting of stockholders of the Company at which Directors are to be elected, or in any written consent solicited in lieu of such a meeting.

    4.3.2. By the Purchaser. The Purchaser and its Affiliates shall vote their Shares at each regular or special meeting of the Company's stockholders at which Directors are to be elected, or in any written consent solicited in lieu of such a meeting, in favor of election to the Board, and shall otherwise use their best efforts to cause the appointment or election to the Board, and to maintain as Directors: (a) during the Standstill Period, such Independent Directors and such additional Directors as shall be designated by a majority of the Directors of the Company other than those designated by the Purchaser, consistently with Sections 4.1 and 4.2; and (b) after the Standstill Period, such Independent Directors as are required by Section 4.2 and otherwise as the Purchaser and its Affiliates may determine in their discretion. If at any time prior to the end of the Standstill Period the number of Directors that the Purchaser is entitled to designate pursuant to Section 4.1 is fewer than the number of Purchaser designees

                                   Annex F-6
  then serving on the Board, the Purchaser shall promptly obtain resignations from such of its designees (chosen by the Purchaser) as may be required to cause the number of Purchaser designees serving on the Board to be equal to the number of Directors that the Purchaser is then entitled to designate.

    4.3.3. By the Purchaser and the Company. Names of all Director nominees designated by the Purchaser or by those Directors of the Company not designated by the Purchaser shall be furnished to the Purchaser and the Company (a) in the case of election of Directors at an annual meeting or otherwise pursuant to a vote of the Company's stockholders, in time to be included in the proxy materials related to such election, and (b) at least ten (10) days prior to election or appointment of Directors by the Board.

  4.4. COMMITTEES. The Purchaser shall be entitled to designate one of its Director designees to serve on each committee of the Board (except as otherwise provided in Section 12 of Article III of the Amended Bylaws with respect to the Management Committee). The Purchaser shall be entitled to select any of the Directors as alternates for each of its Director designees serving on committees of the Board, which alternates shall be the designees of the Board for purposes of the Amended Bylaws and Section 141(b) of the Delaware General Corporation Law and may replace any of the Purchaser's Director designees serving on any committee who are absent or disqualified at any meeting of the committee. With respect to the audit committee, any Purchaser Director designee shall, as a condition to membership thereon, meet all requirements imposed by the rules of any national securities exchange, or the Nasdaq National Market, on which the Company's Shares may then be listed or quoted. With respect to the compensation committee, any Purchaser Director designee shall, as a condition to membership thereon, qualify as "disinterested" within the meaning of Rule 16b-3 under the Exchange Act or any similar rule then in effect.

  4.5. VACANCIES. If any Director or Director nominee designated by the Purchaser pursuant to Section 4.1 shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof, the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws by another person designated by the Purchaser pursuant to Section 4.1. If any Director or Director nominee not designated by the Purchaser pursuant to
Section 4.1 shall decline to serve on, resign or be removed from, or for any other reason be unable to serve on the Board or any committee thereof during the Standstill Period, the vacancy resulting therefrom shall be filled in accordance with the Company's Certificate of Incorporation and Bylaws by a person designated by a majority of the Directors of the Company other than those designated by the Purchaser. This Section 4.5 shall not operate to allow the Purchaser or the Directors other than those designated by the Purchaser to designate more Directors or committee members than it or they would be entitled to designate hereunder but for this Section 4.5.

  4.6. DIRECTORS' INDEMNIFICATION AND INSURANCE. As long as any designees of the Purchaser serve on the Board, (a) the Amended and Restated Certificate of Incorporation and Bylaws of the Company shall not be amended to contain provisions less favorable with respect to indemnification and limitation of liability of Directors than are set forth in the Amended and Restated Certificate and Amended Bylaws as of the date of this Agreement, or in any other manner that would affect adversely the rights thereunder of designees of the Purchaser serving on the Board, unless such amendment, repeal or modification shall be required by law or the fiduciary obligations of the Board, as determined in good faith by the Board based on the written advice of outside counsel, and (b) such designees shall be covered by any directors' and officers' liability insurance maintained from time to time on the same terms and subject to the same conditions as the other members of the Board, and (c) such designees shall be entitled to the benefit of any indemnification agreements entered into by the Company with any of its Directors; provided, that nothing in this Agreement shall obligate the Company to maintain any such insurance or to enter into any such indemnification agreements.

  4.7. DIRECTORS' COMPENSATION. The Directors designated by the Purchaser, if any, who are not officers or employees of the Purchaser and its Affiliates shall have the right to receive all fees paid and options and other awards granted and expenses reimbursed to non-employee Directors generally, provided that all such fees and awards allocable to Directors who are not officers or employees of the Purchaser and its Affiliates

                                   Annex F-7
shall not be paid or awarded or transferred to the Purchaser. Directors designated by the Purchaser who are officers or employees of the Purchaser or its Affiliates shall have the right to receive only such fees, options and other awards and expense reimbursements, if any, as may be granted to employee Directors of the Company for their service as Directors, provided that, notwithstanding Article 2 (other than Section 2.1.7), any or all such fees and awards allocable to Directors designated by the Purchaser shall, in the Purchaser's discretion, be paid or awarded to the Purchaser.

                                   ARTICLE 5.
                                APPROVAL RIGHTS

  5.1. ACTIONS BY THE COMPANY. Subject to applicable laws, including antitrust laws, at all times following acquisition by the Purchaser and/or its Affiliates of the New Issue Shares and the Offer Shares and until the Purchaser Interest has been less than thirty percent (30%) for a period of at least twenty-five
(25) consecutive days, the Company shall not, without the prior written consent of the Purchaser or, in the case of Board action, the affirmative vote or written consent of not less than a majority of the Directors designated by the
Purchaser:

    5.1.1. Acquisitions. Acquire or agree to acquire, or permit any of its subsidiaries to acquire or agree to acquire, by merger, consolidation, or acquisition of assets or stock, or otherwise, any corporation, partnership, or other business organization or division thereof, or any other business operation ("Acquired Entity") if the total assets, or the total revenues or operating profits of such Acquired Entity as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such acquisition shall exceed twenty percent (20%) of the total assets, or the total revenues or operating profits of the Company as at the end of or for such four fiscal quarters; provided however that the Purchaser's consent shall not be required solely as the result of this Section 5.1.1 for an acquisition in which the total value of all consideration paid or given by the Company in such acquisition (including without limitation the value of any funded debt or other capitalized obligations assumed by the Company or any subsidiary of the Company) shall be less than fifty million dollars ($50,000,000).

    5.1.2. Divestitures. Sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, or permit any of its subsidiaries to sell, contribute or otherwise transfer or agree to sell, contribute or otherwise transfer, any product line or line of business of the Company or any of its subsidiaries or any interest therein to any person other than a subsidiary of the Company that is or, if it were a United States entity, would be, required to be consolidated for Federal income tax purposes, if the assets, revenues or operating profit of such product line or line of business as at the end of or for the most recently completed four fiscal quarters preceding the agreement for such transfer shall exceed twenty percent (20%) of the assets, revenues or operating profits of the Company as at the end of or for such four fiscal quarters.

    5.1.3. Issuances. Authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or exercise of options, warrants, subscriptions, rights to purchase or otherwise), in any transaction or series of related transactions, any New Securities if such New Securities, assuming full conversion and exercise of such New Securities, would represent an increase of ten percent (10%) or more in the Total Voting Power represented by the Voting Stock (other than such New Securities) outstanding immediately prior to the issuance of such New Securities (or for New Securities issued in a series of related transactions, immediately prior to the first issuance in such series).

    5.1.4. Capital Expenditures. Approve any annual Capital Expenditure budget, or authorize or make, or permit any of its subsidiaries to authorize or make, Capital Expenditures in excess of $15 million, in the aggregate for the Company and all of its subsidiaries, in any fiscal year commencing with the fiscal year beginning July 1995, except to the extent specifically provided for in a capital budget approved by the Purchaser pursuant hereto.

                                   Annex F-8

    5.1.5. Amendments. Amend its Certificate of Incorporation or Bylaws or change the number of authorized Directors.

    5.1.6. Certain Strategic Relationships. Enter, or permit any of its subsidiaries to enter, into any joint venture, partnership, or exclusive licensing agreement with any Third Party that (a) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship, or the four-year period commencing on the date of such agreement, whichever is less, in excess of $100 million, or (b) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product which is material to the business of the Company and its subsidiaries, taken as a whole. Notwithstanding the generality of the foregoing, the Purchaser's written consent shall not be required pursuant to this Section 5.1.6 for any agreement for the procurement of central processing units (CPUs) and licenses for the use of patents, basic input-output system software (BIOS), disk operating system software (DOS), Windows operating system software, and network operating system software, or other similar agreements, in each case entered into in the ordinary course of business not substantially inconsistent with past practice and for procurement of components to be used in or with the Company's products, or provided to purchasers of the Company products in or with such products.

                                   ARTICLE 6.
                               CERTAIN COVENANTS

  6.1. PROXY SOLICITATIONS. Prior to the end of the Standstill Period, neither the Purchaser nor its Affiliates shall, directly or indirectly, (a) solicit, initiate or participate in any "solicitation" of "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)); call, or in any way participate in a call for, any special meeting of stockholders of the Company (or take any action with respect to acting by written consent of the Company's stockholders); request, or take any action to obtain or retain any list of holders of any securities of the Company; or initiate or propose any stockholder proposal or participate in the making of, or solicit stockholders for the approval of, one or more stockholder proposals;
(b) deposit any Voting Stock in a voting trust or subject them to any voting agreement or arrangements, except as provided herein; (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of Exchange Act) with respect to any Voting Stock (or any securities the ownership of which would make the owner thereof a Beneficial Owner of Voting Stock );
(d) except as specifically permitted by this Agreement, otherwise act to control or influence the Company or its management, Board of Directors, policies or affairs, including, without limitation, (i) soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving, or any change in control of, the Company, its Affiliates or any of their respective securities or assets (other than pursuant to the Stock Purchase Agreement), or (ii) seeking Board representation or the removal of any Directors or a change in the composition or size of the Board (other than as necessary to obtain the Board representation to which it is entitled hereunder); (e) disclose any intent, purpose, plan or proposal with respect to this Agreement, the Company or its Affiliates or the Board, management, policies, affairs, securities or assets of the Company or its Affiliates that is inconsistent with this Agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require the Company or any of its Affiliates to make any public disclosure relating to, any such intent, purpose, plan, proposal or condition; or (f) assist, advise, encourage or act in concert with any person with respect to, or seek to do, any of the foregoing. Notwithstanding the generality of the foregoing, nothing herein shall (x) prevent the Purchaser or its Affiliates from voting their respective shares, or taking such other action as it may deem necessary or appropriate, to cause the election as Directors of those persons the Purchaser is entitled to designate pursuant to Section 4.1, or (y) prohibit or restrict any action taken by the Purchaser or any of its Affiliates in connection with the exercise of the rights of the Purchaser and its Affiliates under Section 2.1.6.

                                   Annex F-9

  6.2. VOTING. Except as otherwise set forth herein, prior to the end of the Standstill Period, the Purchaser and its Affiliates shall vote any Voting Stock Beneficially Owned by them in connection with any matter or proposal submitted to a vote of the Company stockholders but not sponsored or supported by the Board either (a) in accordance with the recommendation of a majority of the Board, or (b) in the absence of a recommendation of a majority of the Board, then proportionately in accordance with the votes of all stockholders of the Company who have voted with respect to such matter or proposal. Prior to the end of the Standstill Period, the Purchaser and its Affiliates shall be present in person or represented by proxy at all stockholder meetings of the Company called by the Company so that all Voting Stock of which they are the Beneficial Owner may be counted for the purpose of determining the presence of a quorum at such meetings.

  6.3. MATERIAL TRANSACTIONS. At all times that the Purchaser Interest is less than 100%, neither the Purchaser nor any of its Affiliates shall engage in any material transaction with the Company or any of its subsidiaries unless such transaction has been approved by a majority of the Independent Directors or, in the case of a series of related transactions, is in accordance with guidelines approved by a majority of the Independent Directors. For purposes of this
Section 6.3, "material transaction" shall mean (i) any amendment to, or termination of, this Agreement or, any of the other Transaction Documents that have been executed and delivered and (ii) any transaction between the Company or any of its subsidiaries and the Purchaser or any of its Affiliates, or any transaction (other than a transaction of the type described in Section 2.1.6, Section 2.4 or Section 6.1) between the stockholders of the Company, in their capacity as stockholders, and the Purchaser or any of its Affiliates, including, without limitation: (a) any sale of all or substantially all of the assets of the Company or any of its subsidiaries or any business division or operation of the Company or any of its subsidiaries, (b) any issuance of Voting Stock or other securities by the Company or any of the Company's subsidiaries,
(c) any transaction or series of related transactions involving payments, the incurrence of obligations, or transfers of property, and (d) any merger or other business combination involving the Purchaser and/or any of its Affiliates; provided, that "material transaction" shall not include any (i) transaction in accordance with the terms of the Transaction Documents or (ii) other transaction or series of related transactions involving payments by or obligations or transfer of property of the Company with an aggregate value in any calendar or fiscal year of less than $5 million.

                                   ARTICLE 7.
                             RESULTS OF OPERATIONS

  Following the acquisition by the Purchaser of the Original Investment Shares, and provided that the Purchaser Interest shall not have been less than thirty percent (30%) for a period of at least twenty-five (25) consecutive days, if
(a) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1996 shall be less than $2.6 billion or $430 million, respectively, (b) the consolidated revenues or gross profits of the Company and its subsidiaries for the fiscal year ended July 1997 shall be less than the greater of (i) $2.75 billion or $450 million, respectively, or (ii) 85% of the amounts therefor set forth in the 1997 operating plan of the Company approved by the Board; or (c) the consolidated net income after taxes of the Company and its subsidiaries for either of such fiscal years shall be less than 1% of net revenues, then the Management Committee of the Board shall review the desirability of changes in the management of the Company and take such action, if any, as may be determined to be advisable including without limitation the reassignment, changes in the responsibilities, removal, termination or replacement of any members of management. For purposes of the foregoing, the "management" of the Company shall refer to all persons who presently have the title of "Vice President" or higher, whether or not any such person is an officer of the corporation, and all such persons who may perform the functions presently performed by any of the foregoing, without regard to title, but shall not include the Chief Executive Officer. The Management Committee shall make any determination with respect to the termination or reassignment of an existing member of management, or the decision to hire any new member of management within 60 days following the availability of the audited financial statements for the relevant year (or such longer period of time as may be determined by a majority of the Board), and no such determination shall be made thereafter; provided

                                   Annex F-10
that: (a) the Management Committee shall have such additional time as is reasonably necessary for the recruitment and selection of any such new member of management; and (b) no action or inaction by the Management Committee following the fiscal year ended July 1996 shall impair its ability to act as herein authorized following the fiscal year ended July 1997. Notwithstanding the generality of the foregoing, the Management Committee shall not be authorized to take such actions if they would violate applicable law or if the shortfall in consolidated revenues, gross profits or net income of the Company and its subsidiaries referred to above, shall be the direct result of (a) fire, flood, earthquake or other act of God, any war, whether or not declared, insurrection, hostilities, or other armed conflict, acts of civil disorder or riot, or the disruption of national or international financial, currency or capital markets, in each case affecting the Company or any of its significant suppliers, or (b) a decline in the unit volume of the world market for personal computers.

                                   ARTICLE 8.
                                 MISCELLANEOUS

  8.1. TERMINATION. Article 4, Article 5 and Article 6 of this Agreement and the rights and obligations of the Purchaser and the Company thereunder shall terminate at the first time after the date hereof that the Purchaser Interest shall have been less than fifteen percent (15%) for a period of at least ninety
(90) consecutive days.

  8.2. STOCK PURCHASE AGREEMENT. The provisions of Article 9 of the Stock Purchase Agreement are incorporated herein by reference and shall govern this Agreement as though set forth in full herein and as though references in such
Article 9 to "this Agreement" were references to this Agreement.


  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

AST RESEARCH, INC.,                      SAMSUNG ELECTRONICS CO., LTD.,
a Delaware corporation                   a Korean corporation



By: ________________________             By: ________________________
  Name:                                     Name:
  Title:                                    Title:

                                   Annex F-11

                                                                    ANNEX G

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               AST RESEARCH, INC.

  It is hereby certified that:

  1. The present name of the corporation (hereinafter called the "Corporation") is AST RESEARCH, INC., which is the name under which the corporation was originally incorporated; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 2, 1986.

  2. This Restated Certificate of Incorporation was duly adopted pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

                                   ARTICLE 1
                                      NAME

  The name of the Corporation is AST Research, Inc.

                                   ARTICLE 2
                          REGISTERED OFFICE AND AGENT

  The name and address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, Delaware. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

                                   ARTICLE 3
                                    PURPOSE

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

                                   ARTICLE 4
                               AUTHORIZED CAPITAL

  (a) The total number of shares of capital stock which the Corporation has the authority to issue is 201,000,000, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock").

  (b) The Board of Directors is expressly authorized by resolution or resolutions from time to time adopted, subject to any limitations and requirements prescribed by the General Corporation Law of the State of Delaware and the provisions hereof, to provide for the issuance of the shares of Preferred Stock in one or more series and, by filing a Certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each series, and to fix the designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series and the qualifications, limitations and restrictions thereof, if any, with respect to such series of Preferred Stock.

                                   Annex G-1

  (c) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes or for other securities shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

  (d) Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

  (e) Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amounts to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

                                   ARTICLE 5
                                   DIRECTORS

  (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

  (b) The Board of Directors shall consist of not less than five nor more than thirteen members. The exact number of authorized directors shall initially be thirteen and, thereafter, shall be fixed from time to time, within the foregoing limits, by resolution of the Board of Directors.

  (c) Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

                                   ARTICLE 6
                       LIMITATION OF DIRECTORS' LIABILITY

  (a) The Corporation shall indemnify to the full extent authorized or permitted by applicable law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.

                                   Annex G-2

  (b) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty, provided, however, that this limitation of liability shall not act to limit liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper benefit.

  (c) Any repeal or modification of the foregoing provisions of this Article 6 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE 7
                              AMENDMENT OF BYLAWS

  The Board of Directors of the Corporation shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; provided, that the Board of Directors of the Corporation may not amend the second paragraph of Article III Section 3, Article III Section 7, the second paragraph of Article III Section 8, Article III Section 12, Article IV Section 4, Article VI, Article VII or Article IX Section 8 except in accordance with Article IX Section 8 of the Bylaws.

                                   ARTICLE 8
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or to adopt new provisions, in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights conferred on stockholders and directors herein are granted subject to this reservation.

  IN WITNESS WHEREOF, AST Research, Inc. has caused this Certificate to be signed by Safi U. Qureshey, its President, attested by Dennis R. Leibel, its
Secretary, and its corporate seal to be affixed hereto this      day of
           , 1995.

                                          AST RESEARCH, INC.

                                          By: _____________________________
                                              Safi U. Qureshey, President

[SEAL]

ATTEST:

By: _____________________________
  Dennis R. Leibel, Secretary


                                   Annex G-3

                                                                    ANNEX H


                                     BYLAWS

                                       OF

                               AST RESEARCH, INC.

                             A DELAWARE CORPORATION
                       (AS AMENDED, THROUGH MAY  , 1995)

                                   Annex H-i

                               TABLE OF CONTENTS

 ARTICLE I      OFFICES.....................................................   1
    Section 1.  Registered Office..........................................    1
    Section 2.  Other Offices..............................................    1
    Section 3.  Books......................................................    1
 ARTICLE II     MEETINGS OF STOCKHOLDERS...................................    1
    Section 1.  Place of Meetings..........................................    1
    Section 2.  Annual Meetings............................................    1
    Section 3.  Special Meetings...........................................    1
    Section 4.  Notification of Business to be Transacted at Meeting.......    1
    Section 5.  Notice; Waiver of Notice...................................    1
    Section 6.  Quorum; Adjournment........................................    2
    Section 7.  Voting.....................................................    2
    Section 8.  Stockholder Action by Written Consent Without a Meeting....    2
    Section 9.  List of Stockholders Entitled to Vote......................    2
    Section 10. Stock Ledger...............................................    2
    Section 11. Inspectors of Election.....................................    2
    Section 12. Organization...............................................    3
    Section 13. Order of Business..........................................    3
 ARTICLE III    DIRECTORS..................................................    3
    Section 1.  Powers.....................................................    3
    Section 2.  Number and Election of Directors...........................    3
    Section 3.  Vacancies..................................................    3
    Section 4.  Time and Place of Meetings.................................    4
    Section 5.  Annual Meeting.............................................    4
    Section 6.  Regular Meetings...........................................    4
    Section 7.  Special Meetings...........................................    4
    Section 8.  Quorum; Vote Required for Action; Adjournment..............    4
    Section 9.  Action by Written Consent..................................    5
    Section 10. Telephone Meetings.........................................    5
    Section 11. Committees.................................................    5
    Section 12. Management Committee.......................................    5
    Section 13. Compensation...............................................    5
    Section 14. Interested Directors.......................................    5
 ARTICLE IV     OFFICERS...................................................    6
    Section 1.  Executive Officers.........................................    6
    Section 2.  Election; Term of Office and Remuneration..................    6
    Section 3.  Subordinate Officers.......................................    6
    Section 4.  Removal....................................................    6
    Section 5.  Resignations...............................................    6
    Section 6.  Powers and Duties..........................................    6
 ARTICLE V      STOCK......................................................    7
    Section 1.  Form of Certificates.......................................    7
    Section 2.  Signatures.................................................    7
    Section 3.  Lost Certificates..........................................    7
    Section 4.  Transfers..................................................    7
    Section 5.  Registered Owners..........................................    7

                                   Annex H-ii

ARTICLE VI    LIMITATION OF LIABILITY........................................................   7
ARTICLE VII   INDEMNIFICATION................................................................   7
  Section 1.  Action Other Than by or in the Right of the Corporation........................   7
  Section 2.  Action by or in the Right of the Corporation...................................   8
  Section 3.  Determination of Right of Indemnification......................................   8
  Section 4.  Indemnification Against Expenses of Successful Party...........................   8
  Section 5.  Advances of Expenses...........................................................   8
  Section 6.  Right of Agent to Indemnification upon Application; Procedure Upon Application.   9
  Section 7.  Other Rights and Remedies......................................................   9
  Section 8.  Insurance......................................................................   9
  Section 9.  Indemnity Fund.................................................................   9
  Section 10. Constituent Corporations.......................................................   9
  Section 11. Other Enterprises, Fines, and Serving at Corporation's Request.................   9
  Section 12. Indemnification of Other Persons...............................................  10
  Section 13. Savings Clause.................................................................  10
ARTICLE VIII  RECORDS........................................................................  10
  Section 1.  Maintenance and Inspection of Share Register...................................  10
  Section 2.  Maintenance and Inspection of Bylaws...........................................  10
ARTICLE IX    GENERAL PROVISIONS.............................................................  11
  Section 1.  Dividends......................................................................  11
  Section 2.  Disbursements..................................................................  11
  Section 3.  Fiscal Year....................................................................  11
  Section 4.  Corporate Seal.................................................................  11
  Section 5.  Record Date....................................................................  11
  Section 6.  Voting of Stock Owned by the Corporation.......................................  11
  Section 7.  Construction and Definitions...................................................  11
  Section 8.  Amendments.....................................................................  11

                                  Annex H-iii

                                     BYLAWS

                                       OF

                               AST RESEARCH, INC.

                             A DELAWARE CORPORATION

                                   ARTICLE I

                                    OFFICES

  Section 1. Registered Office. The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

  Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

  Section 3. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

  Section 1. Place of Meetings. All meetings of the stockholders shall be held at such place either within or without the State of Delaware and on such date and at such time as may be designated from time to time by the Board of Directors. If the Board of Directors shall fail to fix such place, the meetings shall be held at the principal executive office of the Corporation.

  Section 2. Annual Meetings. Annual meetings of stockholders shall be held at a time and date designated by the Board of Directors for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.

  Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, may be called by the Board of Directors, the Chairman of the Board of Directors, the President, or the holders of shares entitled to cast not less than a majority of the votes at such meeting. Special meetings may not be called by any other person.

  Section 4. Notification of Business to be Transacted at Meeting. To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder entitled to vote at the meeting.

  Section 5. Notice: Waiver of Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, such notice shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation. A written waiver of any such notice signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

                                   Annex H-1

  Section 6. Quorum; Adjournment. Except as otherwise required by law or provided by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

  Section 7. Voting. Except as otherwise required by law, or provided by the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Unless otherwise provided in the Certificate of Incorporation, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy, but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. Elections of directors need not be by ballot unless the Chairman of the meeting so directs or unless a stockholder demands election by ballot at the meeting and before the voting begins.

  Section 8. Stockholder Action by Written Consent Without a Meeting. Any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of all of the outstanding shares of the Corporation. All such consents shall be filed with the Secretary of the Corporation and shall be maintained in the corporate records. Any stockholder giving a written consent, or the stockholder's proxy holders, or a transferee of the shares or a personal representative of the stockholder or their respective proxy holders, may revoke the consent by a writing received by the Secretary of the Corporation before written consents of the number of shares required to authorize the proposed action have been filed with the Secretary.

  Section 9. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

  Section 10. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

  Section 11. Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors may appoint one or more persons (who shall not be candidates for office) as inspectors of election to act at the meeting. If inspectors are not so appointed, or if an appointed inspector fails to appear or fails or refuses to act at a meeting, the Chairman of any meeting of stockholders may, and on the request of any stockholder or his proxy shall, appoint inspectors of election at the meeting. In the event of any dispute between or among the inspectors, the determination of the majority of the inspectors shall be binding.

                                   Annex H-2

  Section 12. Organization. At each meeting of stockholders the Chairman of the Board of Directors, if one shall have been elected, (or in his absence or if one shall not have been elected, the President) shall act as chairman of the meeting. The Secretary (or in his absence or inability to act, the person whom the Chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

  Section 13. Order of Business. The order and manner of transacting business at all meetings of stockholders shall be determined by the Chairman of the meeting.

                                  ARTICLE III

                                   DIRECTORS

  Section 1. Powers. Except as otherwise required by law or provided by the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

  Section 2. Number and Election of Directors. Directors shall be elected at each annual meeting of stockholders and each director so elected shall hold office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Any director may resign at any time effective upon giving written notice to the Board of Directors, unless the notice specifies a later time for such resignation to become effective. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the resignation of a director is effective at a future time, the Board of Directors may elect a successor prior to such effective time to take office when such resignation becomes effective. Directors need not be stockholders.

  Section 3. Vacancies. Except as otherwise set forth herein, vacancies in the Board of Directors may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the stockholders may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the stockholders and until a successor has been elected and qualified.

  Reference is made to the Stockholder Agreement (the "Stockholder Agreement")
dated as of      , 1995 by and between the Corporation and Samsung Electronics
Co., Ltd. ("Samsung") and to Article 4 thereof. In the event of the death, resignation or removal of a director designated by Samsung in accordance with
Section 4.1 of the Stockholder Agreement, such vacancy shall be filled by the remaining directors only by another person designated by Samsung. In the event of the death, resignation or removal of a director not designated by Samsung in accordance with the Stockholder Agreement, during the Standstill Period, as defined therein, such vacancy may be filled by the remaining directors only by another person designated by those directors not designated by Samsung.

  A vacancy or vacancies in the Board of Directors shall be deemed to exist in the event of the death, resignation, or removal of any director, or if the authorized number of directors is increased, or if the stockholders fail, at any meeting of stockholders at which any director or directors are elected, to elect the number of directors to be voted for at that meeting.

  The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, but any such election by written consent shall require the consent of a majority of the outstanding shares entitled to vote.

  No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

                                   Annex H-3

  Section 4. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors.

  Section 5. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place, either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in
Section 7 of this Article III or in a waiver of notice thereof.

  Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware at such date and time as the Board of Directors may from time to time determine and, if so determined by the Board of Directors, notices thereof need not be given.

  Section 7. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President, by any Vice President, the Secretary or by any two directors, provided that at any special meeting called during the Standstill Period (as defined in the Stockholder Agreement) by directors designated by Samsung, there shall not be a quorum (including for purposes of Section 8) unless a majority of the directors present are directors not designated by Samsung. Notice of the date, time and place of special meetings shall be delivered personally or by telephone to each director or sent by first class mail or telegram, charges prepaid, addressed to each director at the director's address as it is shown on the records of the Corporation. In case the notice is mailed, it shall be deposited in the United States mail at least five days before the time of the holding of the meeting. In case the notice is delivered personally or by telephone or telegram, it shall be delivered personally or by telephone or to the telegraph company at least 48 hours before the time of the holding of the meeting. The notice need not specify the purpose of the meeting.

  Section 8. Quorum; Vote Required for Action: Adjournment. Except as otherwise required by law, or provided in the Certificate of Incorporation or these Bylaws (including, without limitation, Section 7), a majority of the directors shall constitute a quorum for the transaction of business at all meetings of the Board of Directors and the affirmative vote of not less than a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum to conduct that meeting. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting.

  Notwithstanding anything to the contrary herein, two-thirds (2/3) of the directors shall be required to constitute a quorum for, and the affirmative vote of not less than two-thirds (2/3) of all the directors shall be required to approve, any action that would (i) amend that certain Amended and Restated Rights Agreement between the Corporation and American Stock Transfer & Trust Company as Successor Rights Agent dated as of January 28, 1994, as amended by
the First Amendment thereto dated        , 1995, or any new stockholder rights
plan; or (ii) adopt any new stockholder rights plan, if such amendment or new stockholder rights plan does not contain provisions equivalent to those set forth in such First Amendment for the benefit of Samsung.

                                   Annex H-4

  Section 9. Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

  Section 10. Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee, as the case may be, by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 10 shall constitute presence in person at such meeting.

  Section 11. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Any committee, to the extent allowed by law and as provided in the resolution establishing such committee, shall have and may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall report to the Board of Directors when required.

  Section 12. Management Committee. Reference is made to the Stockholder Agreement and to Article 7 thereof. The Corporation shall have a Management Committee of the Board of Directors which shall have and may exercise the power and authority of the Board of Directors to the extent, and under the circumstances set forth, in said Article 7. The Management Committee shall consist of those members of the Board of Directors designated by Samsung in accordance with the Stockholder Agreement, the Chief Executive Officer of the Corporation, if he shall be a director (or, if he is not then a director, another director who is an employee of the Corporation), and up to a maximum of four (4) directors who are not officers or employees of the Corporation. In the event there shall be more than four directors who were not designated by Samsung and are not officers or employees of the Corporation at a time when the Management Committee is authorized to act in accordance with the foregoing, those directors of the Corporation who were not designated by Samsung shall select the four such directors who shall be members of the Management Committee in addition to the Chief Executive Officer (or, if he is not then a director, another director who is an employee of the Corporation) and the Directors designated by Samsung, and unless and until such selection is made the Management Committee shall consist solely of the directors designated by Samsung and the Chief Executive Officer of the Corporation (or, if he is not then a director, another director who is an employee of the Corporation).

  Section 13. Compensation. The directors may be paid such compensation for their services as the Board of Directors shall from time to time determine.

  Section 14. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or the committee thereof which authorizes the contract or traction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote

                                   Annex H-5
thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE IV

                                    OFFICERS

  Section 1. Executive Officers. The executive officers of the Corporation shall be a President, a Chief Executive Officer, a Chief Financial Officer and a Secretary. The Secretary shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other executive officers, including one or more Vice Presidents, as the Board may in its discretion appoint. The Board of Directors, if it so determines, may appoint a Chairman of the Board and a Vice Chairman of the Board from among its members, but such titles shall not confer upon such Board members executive officer status. Any number of offices may be held by the same person.

  Section 2. Election, Term of Office and Remuneration. The executive officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting or a regular meeting thereof. Each such officer shall hold office at the discretion of the Board of Directors until his successor is elected and qualified, or until his earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

  Section 3. Subordinate Officers. In addition to the executive officers enumerated in Section 1 of this Article IV, the Corporation may have one more assistant treasurers and assistant secretaries and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any executive officer the power to appoint and to remove any such subordinate officers, agents or employees.

  Section 4. Removal. Except as otherwise delegated to an executive officer with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors or by the Management Committee as provided in Article III Section 12. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

  Section 5. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

  Section 6. Powers and Duties. The Board of Directors may designate an officer as the Chief Executive Officer. The Chief Executive Officer shall, subject to the direction and control of the Board of Directors, be the general manager of, and supervise and direct, the business and affairs of the Corporation and the conduct of the officers of the Corporation. The other officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors or the Chief Executive Officer.

                                   Annex H-6

                                   ARTICLE V

                                     STOCK

  Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board of Directors, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

  Section 2. Signatures. Any, or all, of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

  Section 3. Lost Certificates. The Corporation may issue a new certificate to be issued in place of any certificate theretofore issued by the Corporation, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. The Corporation may, in its discretion and as a condition precedent to the issuance of such new certificate, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond (or other security) sufficient to indemnify it against any claim that may be made against the Corporation (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

  Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws or in any agreement with the stockholder making the transfer. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued.

  Section 5. Registered Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                   ARTICLE VI

                            LIMITATION OF LIABILITY

  No person shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director or officer of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal matter, had no reasonable cause to believe that his conduct was unlawful.

                                  ARTICLE VII

                                INDEMNIFICATION

  Section 1. Action Other Than by or in the Right of the Corporation. Subject to Section 3 of this Article VII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether external or internal to the Corporation, (other than a judicial action or suit brought

                                   Annex H-7
by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereafter as an "Agent"), against expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that he had reasonable cause to believe that his conduct was unlawful.

  Section 2. Action by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an Agent (as defined in Section 1) against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.

  Section 3. Determination of Right of Indemnification. Any indemnification under Sections 1 or 2 (unless ordered by a court) shall be made by the Corporation unless a determination is reasonably and promptly made (i) by the Board by a majority vote of a quorum consisting of directors who are or were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

  Section 4. Indemnification Against Expenses of Successful
Party. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, such Agent shall be indemnified against all expenses incurred in connection therewith.

  Section 5. Advances of Expenses. Except as limited by Section 6 of this
Article VII, expenses incurred in defending or investigating any action, suit, proceeding or investigation shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. However, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs) by independent legal counsel in a written opinion, that, based upon the facts known to the Board or counsel at the time such determination is made, such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interest of the Corporation, or, with respect to any criminal proceeding, that

                                   Annex H-8
such person believed or had reasonable cause to believe his conduct was unlawful. In no event shall any advance be made in instances where the Board or independent legal counsel reasonably determines that such person deliberately breached his duty to the Corporation or its stockholders.

  Section 6. Right of Agent to Indemnification Upon Application; Procedure Upon Application. Any indemnification under Sections 2, 3, and 4, or advance under
Section 5 of this Article VII, shall be made promptly and in any event within 45 days, upon the written request of the Agent, unless with respect to applications under Sections 2, 3, or 5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of disinterested directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of disinterested directors is obtainable, the Board of Directors shall promptly direct that independent legal counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article VII shall be enforceable by the Agent in any court of competent jurisdiction if the Board or independent legal counsel denies the claim, in whole or in part, or if no disposition of such claim is made within 45 days. The Agent's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

  Section 7. Other Rights and Remedies. The indemnification provided by this
Article VII shall not be deemed exclusive of any other rights to which an Agent seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors, court order or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, since it is the policy of the Corporation that indemnification of Agents shall be made to the fullest extent permitted by law. The indemnification provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be provided by a contract between the Corporation and the Agent who serves in such capacity at any time while these Bylaws and other relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

  Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

  Section 9. Indemnity Fund. Upon resolution passed by the Board, the Corporation may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article and/or agreements which may be entered into between the Company and its officers and directors from time to time.

  Section 10. Constituent Corporations. For the purposes of this Article, references to "the Corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would had he served such constituent corporation in the same capacity.

  Section 11. Other Enterprises, Fines, and Serving at Corporation's
Request. For purposes of this Article, references to "other enterprise" in Sections 1 and 10 shall include employee benefit plans; references to "fines" shall include any excise taxes assessed a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director or officer of the Corporation

                                   Annex H-9
which imposes duties on, or involves services by, such director or officer with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

  Section 12. Indemnification of Other Persons. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not an Agent (as defined in Section 1), but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise. The Corporation may, in its sole discretion, indemnify an employee, trust or other agent as permitted by the General Corporation Law of the State of Delaware. The Corporation shall indemnify an employee, trustee or other agent where required by law.

  Section 13. Savings Clause. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, or by any other applicable law.

                                  ARTICLE VIII

                                    RECORDS

  Section 1. Maintenance and Inspection of Share Register. The Corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the Board of Directors, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each stockholder.

  A stockholder or stockholders of the Corporation holding at least 5% in the aggregate of the outstanding voting shares of the Corporation or who hold at least l% of such voting shares and have filed a Schedule 14B with the United States Securities and Exchange Commission relating to the election of directors of the Corporation may (i) inspect and copy the records of stockholders' names and addresses and stockholdings during usual business hours on 5 days' prior written demand on the Corporation, or (ii) obtain from the transfer agent of the Corporation, on written demand and on the tender of such transfer agent's usual charges for such list, a list of the stockholders' names and addresses, who are entitled to vote for the election of directors, and their stockholdings, as of the most recent record date for which that list has been compiled or as of a date specified by the stockholder after the date of demand. This list shall be made available to any such stockholder by the transfer agent on or before the later of 5 days after the demand is received or the date specified in the demand as the date as of which the list is to be compiled. The record of stockholders shall also be open to inspection on the written demand of any stockholder or holder of a voting trust certificate, at any time during usual business hours, for a purpose reasonably related to the holder's interests as a stockholder or as the holder of a voting trust certificate. Any inspection and copying under this Section I may be made in person or by an agent or attorney of the stockholder or holder of a voting trust certificate making the demand.

  Section 2. Maintenance and Inspection of Bylaws. The Corporation shall keep at its principal executive office, the original or a copy of these Bylaws, as amended, to date, which shall be open to inspection by the stockholders at all reasonable times during office hours.

                                   Annex H-10

                                   ARTICLE IX

                               GENERAL PROVISIONS

  Section 1. Dividends. Subject to limitations contained in the General Corporation Law of the State of Delaware and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, securities of the Corporation or other property.

  Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

  Section 3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

  Section 4. Corporate Seal. The Corporation shall have a corporate seal in such form as shall be prescribed by the Board of Directors.

  Section 5. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 days nor less than ten days before the date of such meeting, nor more than 60 days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. Stockholders on the record date are entitled to notice and to vote or to receive the dividend, distribution or allotment of rights or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the record date, except as otherwise provided by agreement or by applicable law.

  Section 6. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

  Section 7. Construction and Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the General Corporation law of the State of Delaware shall govern the construction of these Bylaws.

  Section 8. Amendments. Subject to the General Corporation Law of the State of Delaware, the Certificate of Incorporation and these Bylaws, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present amend or repeal these Bylaws, or enact other Bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of the Corporation. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of the combined voting power of the then outstanding shares of capital stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting as a single class, provided that, in the notice of any such special meeting, notice of such purpose shall be given.

  Notwithstanding anything to the contrary herein, no amendment shall be made to the second paragraph of Article III Section 3, Article III Section 7, the second paragraph of Article III Section 8, Article III Section 12, Article IV
Section 4, Article VI, or Article VII hereof, or this Article IX Section 8, except with the approval of a majority of the directors designated by Samsung in accordance with the Stockholder Agreement (or, in the case of amendments to Article VI or Article VII, to the extent required by law or the fiduciary obligations of the Board of Directors as provided in Section 4.6 of the Stockholder Agreement).

                                   Annex H-11

                               AST RESEARCH, INC
PROXY                                                                      PROXY

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AST RESEARCH, INC.

  The undersigned stockholder of AST Research, Inc. ("AST") hereby appoints Richard J. Goeglein, Jack W. Peltason, Carmelo J. Santoro, Ph.D. and Delbert W. Yocam and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse of this card, all the shares of Common Stock of AST held of record by the undersigned on May 10, 1995 at the Special Meeting of Stockholders to be held in the Deauville Central Room of the Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California 92660, on June 30, 1995 at 9:00 a.m., Pacific Standard Time, and at any and all postponements and adjournments thereof, with all the powers the undersigned would possess if personally present, upon all matters proposed by AST and set forth in the Notice of Special Meeting of Stockholders dated June 7, 1995, and the Proxy Statement dated June 7, 1995, receipt of which is hereby acknowledged.

  1. To approve (i) the amendment and restatement of the Certificate of Incorporation to increase the size of the Board of Directors from a range of five to nine members to a range of five to thirteen members and make certain other changes; and (ii) the terms of the Stock Purchase Agreement dated February 27, 1995, by and between AST and Samsung Electronics Co., Ltd. ("Samsung"), and the transactions contemplated thereby, including (A) the issuance and sale by AST to Samsung of (a) 6,440,000 shares of common stock, par value $0.01 per share, of AST (the "Common Stock") at $19.50 per share and
(b) an additional number of shares of Common Stock at $22.00 per share (approximately 5,630,000, assuming no further issuances and full participation in Samsung's cash tender offer to purchase from AST's stockholders up to 5,820,000 shares of Common Stock at $22.00 per share), so that Samsung will own approximately 40.25% of the outstanding Common Stock; and (B) the grant to Samsung of the rights, preferences and privileges and the acceptance and performance by AST of the restrictions and obligations contained in the Stock Purchase Agreement and the exhibits thereto, including the Stockholder Agreement.

(Continued and to be signed and dated on the reverse side and returned promptly in the enclosed envelope)



                   [_] FOR      [_] AGAINST     [_] ABSTAIN

  Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this card and in the discretion of the proxy holders as to any other matter that may properly come before the Special Meeting of Stockholders. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OF STOCKHOLDERS.

                                          DATED: ________________________, 1995


                                          _____________________________________
                                                      Signature(s)


                                          _____________________________________

                                          IMPORTANT: PLEASE SIGN AS NAME(S)
                                          APPEAR HEREON, AND DATE THIS PROXY.
                                          IF A JOINT ACCOUNT, EACH JOINT OWNER
                                          MUST SIGN. IF SIGNING FOR A
                                          CORPORATION OR PARTNERSHIP OR AS
                                          AGENT, ATTORNEY OR FIDUCIARY,
                                          INDICATE THE CAPACITY IN WHICH YOU
                                          ARE SIGNING.